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As filed with the Securities and Exchange Commission on February 13, 2006

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MERRILL CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	5182, 5614, 3231 (Primary Standard Industrial Classification Code Numbers)	41-0946258 (I.R.S. Employer Identification No.)

One Merrill Circle St. Paul, Minnesota 55108 (651) 646-4501 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Steven J. Machov
Executive Vice President, General Counsel and Secretary
Merrill Corporation
One Merrill Circle
St. Paul, Minnesota 55108
(651) 646-4501
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Bruce A. Machmeier, Esq. Amy E. Culbert, Esq. Oppenheimer Wolff & Donnelly LLP Plaza VII, Suite 3300, 45 South Seventh Street Minneapolis, Minnesota 55402 (612) 607-7000	Thomas R. Brome, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019-7475 (212) 474-1000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee

Common stock, par value $.01 per share	$253,000,000	$27,071

(1)
Includes common stock issuable upon exercise of the underwriters' over-allotment option, if any.

(2)
Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

        In connection with the registrant's January 2006 acquisition of WordWave, Inc., the registrant reorganized its operations and realigned its management and financial reporting structure. The registrant has reviewed the impact of this reorganization and realignment on its reporting segments pursuant to applicable accounting standards and believes that a change in its reporting segments is necessary. Commencing in the fourth quarter of its fiscal year ended January 31, 2006, the registrant intends to present four reporting segments: Legal Solutions, Marketing and Communication Solutions, Transaction and Compliance Services and Other Communication Services. Prior periods will be restated to conform to the registrant's new reporting segments. The discussion of the registrant's business in the prospectus included within this registration statement reflects these four segments. However, the consolidated financial statements and management's discussion and analysis of financial condition and results of operations of the registrant included in the prospectus included within this registration statement present historical periods through the registrant's third quarter ended October 31, 2005, and therefore exclude the period in which this change occurred. Accordingly, the consolidated financial statements and management's discussion and analysis of financial condition and results of operations included in the prospectus included within this registration statement reflect the registrant's two former reporting segments that were applicable in the periods presented: Specialty Communication Services and Document Services. The registrant intends to file a pre-effective amendment to this registration statement to include the consolidated financial statements for the registrant's fiscal year ended January 31, 2006 and updated management's discussion and analysis of financial condition and results of operations. In conjunction with this amendment, the registrant intends to restate all previous segment information to reflect the registrant's new four reporting segments.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated February 13, 2006

             Shares

Common Stock

This is the initial public offering of Merrill Corporation. We are offering             shares of our common stock. Selling shareholders, including DLJ Merchant Banking Partners II, L.P. and certain affiliated investors, are offering an additional             shares of our common stock. We will not receive any proceeds from the sale of shares by the selling shareholders. We anticipate that the initial offering price will be between $             and $             per share. We intend to apply to have our common stock traded on                              under the symbol "             ."

Investing in our common stock involves risk. See "Risk Factors" beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to Merrill Corporation	$	$
Proceeds, before expenses, to selling shareholders	$	$

Certain selling shareholders have granted the underwriters a 30-day option to purchase from them up to                    additional shares of common stock on the same terms and conditions set forth above to cover over-allotments.

Deutsche Bank Securities	Credit Suisse

Piper Jaffray

The date of this prospectus is                           , 2006.

        In this prospectus, "Merrill," our "company," "we," "us" or "our" refer to Merrill Corporation and its subsidiaries, except where the context makes clear that the reference is only to Merrill Corporation itself and not its subsidiaries. "Merrill Communications" refers to Merrill Communications LLC, a wholly owned subsidiary of Merrill Corporation. "WordWave" refers to WordWave, Inc., a wholly owned subsidiary of Merrill Corporation. "QMC" refers to Quebecor Merrill Canada, Inc., a wholly owned subsidiary of Merrill Corporation.

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should carefully read the entire prospectus, including "Risk Factors" beginning on page 10 and the financial statements and related notes, before making an investment in our common stock.

Our Business

        We are a leading provider of outsourcing solutions for various complex business communication and information management needs. Our services include document and data management, litigation support, branded communication programs, fulfillment, imaging and printing. Our solutions enable our clients to create, access, control, analyze and communicate critical information for key business initiatives, such as targeted customer marketing, complex regulatory compliance and business decision making. We integrate proprietary technologies, industry-specific processes and outsourced services into flexible, easy-to-use, comprehensive service offerings.

        We target specific markets that have complex information, document and communications requirements, including the legal, financial services, insurance and real estate industries. Our clients in these markets typically value accuracy, confidentiality, reliability and responsiveness. Over time, we believe we have developed a comprehensive understanding of our clients' markets, enabling us to align our technology, processes and services with our clients' business objectives. We believe we have also built strong, long-standing relationships with clients who rely on us to manage and communicate important information. We meet our clients' service requirements on a global basis through over 70 domestic and 15 international offices, as well as through selected affiliate relationships.

        We currently conduct our business in four segments:

  •
  Legal Solutions provides both on-demand and on-site litigation support, information management and electronic and print document management services for law firms, corporate legal departments and professional services firms. Examples of our services include creating searchable litigation document repositories, managing electronic data discovery and providing real-time court reporting and deposition videography.

  •
  Marketing and Communication Solutions supplies brand identity management, customer communication and packaged direct marketing programs for sales professionals in industries such as real estate, mutual funds and insurance. Examples of our services include customizable corporate identity materials, direct mail marketing pieces and promotional programs supported by web-based technologies.

  •
  Transaction and Compliance Services offers document composition, filing, printing, distribution and electronic access services to support our clients' transaction and regulatory compliance activities such as securities offerings, reorganizations, mergers and acquisitions, Securities and Exchange Commission filings and other regulatory filings. Examples of our services include EDGAR filings, prospectus printing and creating and hosting online data rooms for corporate transactions and restructurings.

  •
  Other Communication Services provides language translation, captioning, election services and specialty printing that complement or use the same underlying competencies found in our other segments. Examples of our services include translating product manuals into multiple languages and providing closed captioning for television programming.

        Throughout our 37-year history, we believe we have fostered a culture of technological and process innovation and client-focused and reliable customer service. Our technology team consists of 280 employees focused on improving, maintaining and expanding the scope of our service offering. We also employ 360 sales representatives and 530 customer service professionals to deliver consistent and reliable service and maintain our strong client relationships. Over the past four years, we have grown our sales force and customer service personnel by 27% to increase our market penetration and enhance our responsiveness. In addition, during the past ten years we have acquired and integrated several specialized service and technology companies that have broadened our service offering and augmented our industry expertise. We believe our ability to identify, develop or acquire, and integrate new services and technologies is a significant competitive differentiator and enhances our growth opportunities.

        Our consolidated net revenues have grown at a compound annual growth rate of 9.5% from fiscal 2003 to fiscal 2005. In January 2006, we acquired WordWave, Inc. On a pro forma basis, including WordWave's results, we generated consolidated pro forma net revenue of $697.6 million for the nine months ended October 31, 2005.

Industry Overview

        Global business process outsourcing is an increasingly complex, broad and evolving area encompassing a wide range of outsourcing functions, including customer service, document management, marketing, logistics, procurement, human resources and product engineering. In an August 2005 report, International Data Corporation estimated worldwide spending on business process outsourcing services totaled $382.5 billion in 2004. This report estimated that the total market for these services grew at a rate of 10.8% in 2004 and will continue to grow over the next five years at a 10.9% compound annual growth rate, with worldwide spending increasing to $641.2 billion by 2009.

        We currently focus on the complex information and document management and communication solutions areas of the global business process outsourcing market. The boundaries of this market are constantly changing, presenting new opportunities and challenges for service providers. The development and proliferation of the Internet combined with new software and digital print technologies have led to a transition from a historically fragmented industry, with separate direct mail, printing and fulfillment providers, toward an industry where companies provide a broad range of integrated document and information management services. In addition, technological advances have led to the creation of new products and services, such as online data rooms and digital on-demand customized printing, and have contributed to the convergence of information management and document service providers. We expect the increasing technological complexity of document and information management will drive continued growth opportunities for business process outsourcing solution providers.

Our Competitive Strengths

        We believe we possess a number of competitive strengths that will contribute to our future growth, including the following:

  •
  Comprehensive and Integrated Solutions.    We design, package and deliver our products and services in ways that address our clients' unique challenges, providing integrated solutions to their critical business issues. We apply our operational, technological and customer service expertise to deliver easy-to-use, flexible and comprehensive solutions to our clients. We believe our integrated, problem-solving approach strengthens our relationships with our clients and differentiates us from our competitors.

  •
  Vertical Market Expertise.    We approach our target markets by developing a specific understanding of the industry dynamics and the particular needs of the clients within that industry. Once we identify a new potential market, we study factors affecting it and hire professionals with relevant operational and industry experience, enabling us to develop a deeper level of understanding and insight regarding the industry's business decisions and objectives.

  •
  Tailored Proprietary Technologies.    We believe we have cultivated a strong reputation for innovation through our commitment to tailored and scalable technologies. We apply common technologies across our businesses and then add industry-specific functionality that provides our clients with a flexible platform that can be further tailored to meet their specific needs. We believe our technological innovation, intellectual property and tailored proprietary technologies contribute to the appeal of our offerings for our clients.

  •
  Strong Client Relationships and Customer Service.    We believe our clients associate our brand with client-focused and reliable customer service. Our commitment, discretion and responsiveness, particularly for projects involving highly sensitive information, have enabled us to develop strong, long-standing relationships with our clients, often at senior levels in their organizations. We believe our ability to retain our current client base and to attract new clients is directly related to our sales force and customer service personnel, and we devote extensive resources to recruiting, developing and retaining experienced sales and service professionals. We also employ creative incentive strategies that align our clients' and our company's success with the personal success of our sales professionals.

  •
  Experienced Management Team and Ownership Culture.    Our senior management team averages 15 years of experience with our company. Our Chairman of the Board and Chief Executive Officer, John W. Castro, has been with us since 1978 and our President and Chief Operating Officer, Rick R. Atterbury, has been with us since 1976. As of January 31, 2006, we had over 200 employee shareholders and option holders, who upon completion of this offering will hold over    % of our outstanding common stock on a fully diluted basis assuming the exercise of all outstanding options and warrants. We believe our broad-based ownership culture aligns the interests of our employees with our shareholders, driving significant commitment to the long-term success of our business.

Our Growth Strategy

        We strive to grow our business through the implementation of the following strategies:

  •
  Focus on Selected Growth Markets.    We believe our products and services are well-suited to our targeted growth markets, particularly those markets involving significant amounts of physical and electronic documentation and requiring rapid turnaround of tailored marketing, compliance or business communication materials. We believe these growth markets offer us significant opportunities and we will continue to focus our sales, marketing, research and development resources on providing enhanced and specialized product and service offerings for these markets.

  •
  Expand into New Markets.    We intend to increase our penetration in our existing markets by expanding geographically and to enter new markets that share similar attributes to our existing markets. We believe our existing technology, infrastructure and service capabilities will help us penetrate these new markets.

  •
  Expand the Range of Solutions Provided to Existing Clients.    We seek to capitalize on our technological expertise and operational competencies to broaden the array of services we offer our existing client base. We believe there are opportunities for us to sell additional existing solutions to our current clients. We also anticipate we will continue to develop new services that can be delivered to our existing client base.

  •
  Pursue Selective Strategic Relationships and Acquisition Opportunities.    Over the last ten years, we have acquired 14 companies, expanding our service offering and broadening our market reach. We intend to continue to pursue strategic relationships and acquisitions. Given the relative fragmentation of many of our target markets, we believe we will be able to continue to identify and capitalize on complementary acquisition opportunities in the future.

  •
  Use our Technology and Operational Expertise to Drive Efficiencies.    We believe many of our technology-based services are scalable and require limited incremental capital spending to support additional growth. Since fiscal 2001, we have taken considerable measures to reduce the fixed portion of our cost structure, resulting in increased financial flexibility, higher capital efficiency and enhanced profitability. We plan to continue to identify technology and process improvements that would allow us to become more efficient.

        We are a Minnesota corporation incorporated in 1968. Our principal executive offices are located at One Merrill Circle, St. Paul, Minnesota 55108. Our telephone number is (651) 646-4501, and our website is www.merrillcorp.com. The information contained in or connected to our website is not incorporated by reference into, and should not be considered part of, this prospectus.

The Offering

Common stock offered by us	shares
Common stock offered by the selling shareholders	shares
Total common stock offered	shares
Over-allotment option from certain selling shareholders	shares
Total common stock outstanding after this offering	shares
Use of proceeds	We intend to use the net proceeds from this offering to repay indebtedness under our senior credit facility and for working capital and general corporate purposes. We will not receive any of the proceeds from the sale of common stock by the selling shareholders in this offering. See "Use of Proceeds."
Proposed trading symbol

        The number of shares of our common stock that will be outstanding immediately after this offering is based on the number of shares outstanding as of January 31, 2006, and excludes:

  •
  shares of common stock issuable upon the exercise of outstanding stock options (                           of which were exercisable) as of January 31, 2006 at a weighted average exercise price of $             per share;

  •
  shares of common stock issuable upon the exercise of outstanding warrants as of January 31, 2006 at a weighted average exercise price of $             per share, as adjusted to reflect an anti-dilution event as a result of the issuance of certain additional warrants upon the completion of this offering, as described below;

  •
  shares of common stock issuable upon exercise of certain warrants that will become issuable upon the completion of this offering at an exercise price of $             per share; and

  •
  shares of common stock reserved and available for future issuance under our new stock incentive plan and employee stock purchase plan.

        Except as otherwise indicated, all information in this prospectus is based on the following assumptions:

  •
  no exercise of the underwriters' over-allotment option;

  •
  a         for         stock split of our common stock that will occur immediately prior to the effectiveness of this offering;

  •
  the issuance of warrants to purchase an aggregate of                  shares of common stock that will become issuable upon the completion of this offering; and

  •
  the completion of a plan of recapitalization and adoption of amended and restated articles of incorporation, effective immediately prior to the effectiveness of this offering, pursuant to which, among other things, our outstanding class B common stock will be converted into common stock and a class of undesignated stock will be created.

Summary Consolidated Financial Data

        The following table sets forth our summary historical and pro forma consolidated financial data for the periods ended and at the dates indicated below. This table should be read in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements, the consolidated financial statements of WordWave, Inc. and our unaudited pro forma condensed consolidated financial statements and related notes, all included elsewhere in this prospectus.

        Our fiscal year ends on January 31. References to fiscal 2003, fiscal 2004, fiscal 2005 and fiscal 2006 in this prospectus relate to the fiscal years ended January 31, 2003, January 31, 2004, January 31, 2005 and January 31, 2006, respectively. We have derived the historical financial data set forth below for the fiscal years ended January 31, 2003, January 31, 2004 and January 31, 2005 from our audited financial statements, which are included elsewhere in this prospectus. We have derived the historical financial data shown below for the nine months ended October 31, 2004 and October 31, 2005 from unaudited financial statements included elsewhere in this prospectus that, in our opinion include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the information for the periods presented.

        The pro forma condensed consolidated statement of operations data in the following table gives effect to our January 2006 acquisition of WordWave and our December 2005 debt refinancing, pursuant to which we financed our acquisition of WordWave, redeemed all of our outstanding senior subordinated notes and replaced our then existing senior credit facility with a new senior credit facility, as if the acquisition and refinancing took place as of the beginning of the applicable period presented.

        The pro forma condensed consolidated balance sheet data in the following table gives effect to our acquisition of WordWave and our December 2005 debt refinancing as if the acquisition and refinancing took place at October 31, 2005. The pro forma as adjusted balance sheet information in the following table reflects the pro forma condensed consolidated balance sheet data adjusted for our sale of             shares of common stock in this offering at an assumed initial public offering price of $             per share (the mid-point of the initial public offering price range), after deducting estimated underwriting discounts and commissions and offering expenses, and the application of the net proceeds from those shares.

	Year Ended January 31,			Nine Months Ended October 31,
	2003	2004	2005	2004	2005	Pro forma 2005
	(dollars in thousands)
Statement of Operations Data:
Net revenue	$581,571	$596,215	$697,893	$531,171	$603,159	$697,625
Cost of revenues	398,095	411,783	462,410	346,423	390,484	444,208

Gross profit	183,476	184,432	235,483	184,748	212,675	253,417
Selling, general and administrative expenses (1)	133,318	132,507	166,067	124,906	202,106	238,495
Debt restructuring costs (2)	5,300	—	—	—	—	—
Restructuring costs (3)	932	—	—	—	—	—

Operating income	43,926	51,925	69,416	59,842	10,569	14,922
Interest expense	39,242	34,981	30,543	23,516	25,623	25,495
Other income, net	(95)	(1,879)	(2,191)	(931)	(1,963)	(626)

Income (loss) before income taxes	4,779	18,823	41,064	37,257	(13,091)	(9,947)
Provision for income taxes	3,400	10,402	19,705	17,762	9,017	10,323
Minority interest	13	18	(11)	(13)	1	1

Income (loss) from continuing operations	1,366	8,403	21,370	19,508	(22,109)	$(20,271)

Cumulative effect of change in accounting principle, net of income tax (4)	—	—	—	—	18,619

Net income (loss)	$1,366	$8,403	$21,370	$19,508	$(3,490)

Other Data:
Depreciation and amortization	$14,751	$15,025	$14,786	$10,737	$12,061	$13,024
Amortization of intangible and other assets	287	64	363	78	3,036	9,316
Capital expenditures	13,343	13,890	16,026	10,527	15,094
EBITDA (5)	59,046	68,875	86,767	71,601	27,628
Adjusted EBITDA (5)	59,046	69,240	88,548	72,164	80,746
Non-cash, stock-based compensation	—	365	1,781	563	53,118
	As of October 31, 2005
	Actual	Pro Forma	Pro Forma As Adjusted
	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$6,009	$529
Working capital	91,244	104,971
Total assets	374,513	575,607
Total debt obligations, including capital leases	311,960	484,154
Redeemable preferred stock	24,701	24,701
Puttable class B common stock (6)	60,993	60,993
Total shareholders' deficit	(147,342)	(158,051)

(1)
Selling, general and administrative expenses include non-cash, stock-based compensation expense associated with stock ownership and option plans that are accounted for as variable plans under APB Opinion No. 25 "Accounting For Stock Issued to Employees" and related pronouncements. We recorded non-cash, stock-based compensation of $365 and $1,781 for the years ended January 31, 2004 and 2005, respectively, and $563 and

  $53,118 for the nine months ended October 31, 2004 and 2005, respectively. Net of taxes, these non-cash stock-based compensation charges were $209 and $1,026 for the years ended January 31, 2004 and 2005, respectively, and $278 and $48,887 for the nine months ended October 31, 2004 and 2005, respectively. Also included in selling, general and administrative expenses for the nine months ended October 31, 2005 are $1,286 of advisor fees and other expenses associated with the potential sale of our company to an employee stock ownership plan, which we ultimately chose not to pursue.

(2)
In 2003, we recorded a charge to operations of $5,300 resulting from legal and advisor fees we incurred in connection with debt restructuring activities.

(3)
During fiscal 2003, we recorded $932 of restructuring costs. These restructuring costs were associated with headcount reductions and accruals of lease obligations for facilities that we exited as part of our operational restructuring.

(4)
Effective February 1, 2005, we changed the accounting for our redeemable preferred stock as prescribed by Statement of Financial Accounting Standard ("SFAS") No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." Prior to adopting SFAS No. 150, we classified our redeemable preferred stock as a "mezzanine" instrument. Upon the adoption of SFAS No. 150, our redeemable preferred stock, as of October 31, 2005, is recorded as a liability on our consolidated balance sheets. We recorded the cumulative effect of this change in accounting principle prospectively by initially measuring, on the date of adoption, our redeemable preferred stock at fair value using a discounted cash flow approach. The cumulative effect of change in accounting principle, net of income tax, of $18,619, is reflected on our consolidated statements of operations for the nine months ended October 31, 2005.

(5)
EBITDA is defined as net income (loss) before the cumulative effect of change in accounting principle, interest expense, income tax expense (benefit) and depreciation and amortization. EBITDA is not a presentation made in accordance with generally accepted accounting principles, or GAAP, and is not a measure of financial condition or profitability. It should not be considered as an alternative to, or more meaningful than, amounts determined in accordance with GAAP, including net income (loss) as an indicator of operating performance or net cash from operating activities as an indicator of liquidity. However, we believe that EBITDA is useful to an investor in evaluating our operating performance because:

  •
  this measure is widely used by securities analysts and investors to measure a company's operating performance without regard to items such as interest and debt expense, income tax expense and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired;

  •
  this measure helps investors to evaluate and compare the results of our operations from period to period by removing the impact of our capital structure and our asset base; and

  •
  this measure is used by our management, among other operating measures, for various purposes, including as a measure of operating performance to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.

  EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are:

    •
    EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

    •
    EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

    •
    EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

    •
    Although depreciation and amortization are non-cash charges, the assets being depreciated will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

    •
    EBITDA is not calculated identically by all companies; therefore, our presentation of EBITDA may not be comparable to similarly titled measures of other companies.

  Adjusted EBITDA is defined as EBITDA plus non-cash, stock-based employee compensation expense. Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles, or GAAP, and is not a measure of financial condition or profitability. It should not be considered as an alternative to, or more meaningful than, amounts determined in accordance with GAAP, including net income (loss) as an indicator of operating performance or net cash from operating activities as an indicator of liquidity. However, we believe that Adjusted EBITDA is an important operating measure because:

    •
    it is used by our management, among other operating measures, for various purposes, including measuring our operating performance, assisting in comparing our financial performance from period to period on a consistent basis and presenting our financial performance to our board of directors for strategic planning and forecasting; and

    •
    the financial covenants applicable to our old and new senior credit facilities (interest coverage ratio and leverage ratio) are based on EBITDA, adjusted for non-cash expenses, among other adjustments. Therefore, our management and our lenders use EBITDA, as adjusted for non-cash, stock-based compensation expense, among other adjustments, as a measure of our continuing compliance with our financial covenants.

        The following is a reconciliation of net income (loss) to EBITDA and adjusted EBITDA:

	Year Ended January 31,			Nine Months Ended October 31,
	2003	2004	2005	2004	2005
	(dollars in thousands)
Net income (loss)	$1,366	$8,403	$21,370	$19,508	$(3,490)
Cumulative effect of change in accounting principle, net of income tax	—	—	—	—	(18,619)
Interest expense	39,242	34,981	30,543	23,516	25,623
Provision for income taxes	3,400	10,402	19,705	17,762	9,017
Depreciation and amortization	14,751	15,025	14,786	10,737	12,061
Amortization of intangible and other assets	287	64	363	78	3,036

EBITDA	59,046	68,875	86,767	71,601	27,628
Non-cash, stock-based employee compensation	—	365	1,781	563	53,118

Adjusted EBITDA	$59,046	$69,240	$88,548	$72,164	$80,746

(6)
Our puttable class B common stock, which for corporate law purposes is not considered a separate class of stock, represents shares that are considered "mandatorily redeemable securities" because of the holders' rights to put their shares to us upon termination without cause, death, disability or resignation.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all the other information contained in this prospectus before you decide to buy our common stock. If any of the following risks actually occurs, our business, financial condition and operating results would be adversely affected. The market price of our common stock could decline due to any of these risks and uncertainties, and you may lose part or all of your investment.

Risks Relating to Our Business

Our revenue from printing transaction and compliance documents is subject to volatility in demand due to rules and regulations of the Securities and Exchange Commission and other regulatory bodies, which could adversely affect our operating results and financial results.

        Our Transaction and Compliance Services revenue is primarily derived from the composition, filing, printing and distribution of documents in electronic and printed form. Demand for the printing portion of this business is affected in part by rules and regulations of the Securities and Exchange Commission, or SEC, and other regulatory bodies. The SEC recently has implemented regulatory changes to move toward electronic delivery of documents and disclosure based on company registration rather than transaction registration. Most recently, the SEC's "access equals delivery" rules became effective on December 1, 2005. These rules, among other things, eliminate the requirement to deliver a printed final prospectus unless a prospectus is requested by an investor. We are uncertain as to whether these rules will impact the final prospectus printing practices of issuers, underwriters, broker-dealers and investors, the financial printing industry in general or our business in particular. However, we do expect a decline in the market for final prospectus printing and, as a result, a decline in our revenue from printing transaction documents. The "access equals delivery" rules could lead to a significant decline in the overall market for printing transaction documents over the next several years. Any rulemaking relating to the manner and timing of the delivery of printed transaction documents could affect the printing portion of our Transaction and Compliance Services business, which could adversely affect our operating and financial results.

        Demand for printing compliance documents, like transaction documents, is also driven by rules and regulations issued by the SEC and other regulatory bodies. Under the "notice and access" proposed rules, companies and other persons soliciting proxies would be able to post their proxy materials on an Internet website and send shareholders a "Notice of Electronic Proxy Materials" at least 30 days before the date of the shareholder meeting notifying recipients of the electronic availability of the proxy materials. If a shareholder requested a copy of the proxy materials, only then would a paper copy of the materials be required to be delivered to that shareholder. If adopted, we believe these rules would reduce the demand for printed proxy materials and adversely affect our operating and financial results.

Our recent acquisition of WordWave, Inc. is significantly larger than any other acquisition we have made to date and we may face challenges integrating this new business into our other businesses.

        On January 3, 2006, we completed the acquisition of WordWave, Inc., a provider of litigation support, court reporting, captioning and transcription services for law firms, courts, governmental agencies and corporations worldwide. This acquisition was the largest acquisition we have made to date. WordWave's operations include businesses in which we have no prior experience. There is a risk that, due to the size of the acquisition and the nature of the acquired businesses, we will be unable to integrate WordWave into our operations as effectively as we have with our prior acquisitions. This could result in fewer benefits to us from the acquisition than we anticipated, as well as increased costs. The integration of the WordWave operations and businesses will also require implementation of appropriate operations, management and financial reporting systems and controls, especially since WordWave was a private company and not subject to public company reporting requirements and regulations, including those required by the Sarbanes-Oxley Act. We may experience difficulties in this implementation and integration. In addition, because of WordWave's international presence in countries in which we have no prior operating experience, we may encounter difficulties implementing certain country-specific regulatory requirements. In addition, WordWave has few long-term contracts with clients and thus there is no assurance that WordWave's clients will engage us for future services once a project is completed or that clients will not unilaterally reduce the scope of, or terminate, existing projects. If we are not successful in our implementation and integration of WordWave or if our WordWave operations are less profitable than we currently anticipate, our results of operations and financial condition may be adversely affected.

In addition to WordWave, we have completed four smaller acquisitions during the past 18 months and intend to pursue further growth and diversification of our business through additional acquisitions, which could present integration risks.

        As part of our growth and diversification strategy, we have in the past acquired and intend to acquire in the future other businesses that have technologies and product lines complementary to our core businesses, expand the breadth of our markets, enhance our technical capabilities or offer us other growth and diversification opportunities. In addition to WordWave, we have completed four smaller acquisitions within the past 18 months. We intend to continue to pursue other acquisitions in the future. The benefits of any of these or future acquisitions may take more time than expected to develop, and we cannot guarantee that any of our recent or future acquisitions will in fact produce any intended benefits. In addition, acquisitions and the integration of those acquisitions involve a number of risks, including:

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  diversion of our management's attention from our core businesses;

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  difficulties in assimilating the operations and products of an acquired business or in realizing projected efficiencies, cost savings and revenue synergies;

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  potential loss of key employees or clients of the acquired businesses or adverse effects on existing business relationships with suppliers and clients;

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  reallocation of amounts of capital from operating initiatives and/or an increase in our leverage and debt service requirements to pay the acquisition purchase prices, which could in turn restrict our ability to access additional capital when needed or to pursue other important elements of our business strategy;

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  inaccurate assessment of undisclosed, contingent or other liabilities or problems; and

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  unanticipated costs associated with the acquisition, including additional expenditures related to Sarbanes-Oxley compliance.

        Our ability to continue to grow through acquisitions will depend, in part, on the availability of suitable acquisition candidates at an acceptable cost, our ability to compete effectively for these acquisition candidates and the availability of capital to complete such acquisitions. These risks could be heightened if we complete several acquisitions within a relatively short period of time.

Portions of our revenue from our transaction services business are subject to volatility in demand due to corporate and general economic conditions, which could adversely affect our operating results and financial condition.

        Unfavorable economic conditions adversely impacting the commercial banking and investment banking industries could harm our operating results. For example, our transaction services revenue depends in part on the volume of public financings, particularly debt and equity financings, and mergers and acquisitions, which are influenced by corporate funding needs, stock market fluctuations, prevailing interest rates and other general and economic factors. As has happened in the recent past, any future prolonged period of capital market uncertainty and volatility could reduce transactional activity and consequently adversely affect the operating results of our Transaction and Compliance Services segment and our financial condition.

We did not file a report under the Exchange Act that was required as a result of our prior registration statements under the Securities Act and we did not register under the Exchange Act when we had more than 500 option holders between 2000 and 2003. Each of these events could cause us and our officers and directors to be subject to an enforcement action brought by the SEC that could result in fines and penalties.

        In May 2000, we filed registration statements under the Securities Act to register the resale and exercise of privately issued warrants and to register the issuance of shares to our employees. As a result of these registration statements, we became obligated to file periodic reports pursuant to section 15(d) of the Exchange Act. This reporting obligation was automatically suspended on February 1, 2001, because as of that date we had fewer than 300 holders of our common stock and warrants. We filed the required periodic reports through the third quarter of fiscal 2001, but did not file (and have not filed) a Form 10-K for that year.

        In addition, Section 12(g) of the Exchange Act requires that companies with more than $10 million in assets and more than 500 equity security holders register as a reporting company. We granted stock options to more than 500 persons in January 2000 which, according to the SEC's subsequent interpretation of section 12(g), required us to file a registration statement on Form 10. As a reporting company, we would have been required to file periodic reports under the Exchange Act. We did not file a Form 10, although as a result of complying with our obligations under section 15(d) of the Exchange Act we filed periodic reports for the first three quarters of fiscal 2001 and several Form 8-Ks through October 2001. In January 2003, we reduced the number of our option holders to fewer than 300, which would have permitted us to terminate any section 12(g) registration. Although we will register as a reporting company under the Exchange Act in connection with the completion of this offering, if we were required to register as a result of having more than 500 option holders from 2000 to 2003, then we failed to register as a reporting company in a timely manner.

        Our failure to file a Form 10-K for fiscal 2001 or to comply with the registration requirements of section 12(g) of the Exchange Act as a result of having more than 500 option holders between 2000 and 2003 could subject us and our officers and directors to an enforcement action brought by the SEC and to fines and penalties. In addition, in connection with our failure to register under section 12(g) of the Exchange Act, the SEC could require us to prepare and file a registration statement on Form 10 and all periodic reports that we would have been required to file as a reporting company had we registered in fiscal 2001. Preparing and filing these reports at this time would be costly and time-consuming, and could distract our management from our operations, which could negatively impact our business. It could also cause us to be perceived adversely by the investment community and cause our stock price to decline.

Our international operations require significant management attention and financial resources, expose us to difficulties presented by international economic, political, legal, accounting and business factors, and may not be successful or produce desired levels of revenue.

        We derived approximately 7.6% of our consolidated net revenue for the nine months ended October 31, 2005 from operations outside of the United States. Following our acquisition of QMC and WordWave, we conduct operations in Canada, Europe, Australia, New Zealand and Asia. We have offices and a direct sales force in Canada, the United Kingdom, Germany, France, Asia and Australia and we operate a composition and coding facility through a joint venture in India. In addition, we have affiliations with certain firms providing similar services in other parts of Europe, Asia, Latin America, the Middle East, Africa and Australia. As a result of our international presence, our business is subject to political and economic instability, currency fluctuations in various countries and other risks. We plan to expand our international operations, including those in the United Kingdom, and establish additional facilities in other parts of the world, including possibly Asia. The expansion of our existing international operations and entry into additional international markets would require significant management attention and financial resources. There are many barriers to competing successfully in the international arena and risks in operating in foreign countries, including:

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  costs of customizing products and services for foreign countries;

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  difficulties in managing and staffing international operations;

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  increased infrastructure costs including legal, tax, accounting and information technology;

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  reduced protection for intellectual property rights in some countries;

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  exposure to currency exchange rate fluctuations;

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  potentially longer sales and payment cycles;

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  potentially greater difficulties in collecting accounts receivable;

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  increased burdens of complying with a wide variety of foreign laws, which can be more stringent than U.S. laws;

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  increased licenses, tariffs and other trade barriers;

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  adverse tax consequences;

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  unexpected changes in regulatory requirements; and

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  political and economic instability.

        We cannot assure you that our operations in other countries will produce desired levels of revenue or that one or more of the factors listed above will not harm our business.

Our independent registered public accounting firm brought to our attention a material weakness in our internal controls during the most recent audit of our annual consolidated financial statements. Our failure to maintain effective internal controls could have a material adverse effect on our business, operating results and financial condition and cause our investors, shareholders, lenders, suppliers and others to lose confidence in the accuracy or completeness of our financial reports.

        Presently, we are not an accelerated filer, as such term is defined by Rule 12b-2 of the Securities Exchange Act of 1934, and therefore we are not currently subject to the internal control reporting requirements of the Sarbanes-Oxley Act of 2002. The Sarbanes-Oxley Act requires a company's management to perform an annual assessment of the effectiveness of the company's internal control over financial reporting and for the company's independent registered public accounting firm to express an opinion on management's assessment and on the effectiveness of the company's internal control over financial reporting. Although we are not an accelerated filer, our independent registered public accounting firm identified and communicated to us a material weakness in our internal control over financial reporting as of January 31, 2005. Management has evaluated this communication and has also concluded that a material weakness existed as of that date.

        A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. As of January 31, 2005, our management concluded that we did not maintain a sufficient complement of financial reporting personnel commensurate with our financial reporting responsibilities. Specifically, we did not have a sufficient complement of technically proficient financial reporting personnel to ensure that the valuation and allocation of goodwill and the preparation of our financial statements and financial statement disclosures were prepared in accordance with generally accepted accounting principles. Additionally, this control deficiency was evidenced by errors in the financial statement preparation process, including but not limited to, misclassifications of cash flows from operations and errors in disclosures related to stock compensation and income taxes in the January 31, 2005 consolidated annual financial statements. In addition, this control deficiency could result in a misstatement to the goodwill account or to the financial statements that would result in a material misstatement to annual or interim financial statements that would not be prevented or detected. Accordingly, management has concluded that this control deficiency constituted a material weakness.

        We have taken steps to remediate this control deficiency, including the hiring of a new corporate financial controller in September 2005 and the hiring of a new assistant corporate financial controller in October 2005. In addition, we are making changes in our process for preparation and review of our annual goodwill impairment analysis to be completed as of January 31, 2006 and changes in our process for the preparation and review of our interim and annual financial statements. However, the material weakness will not be considered remediated until our management has developed new or redesigned controls, the controls have been in operation for a sufficient period of time and the controls have been satisfactorily tested. We cannot assure you that the steps we have taken, or may subsequently take, have been or will be sufficient to fully remediate the material weakness identified above or that additional material weaknesses will not be identified in the future, especially in light of our recent WordWave acquisition. Any failure to remediate identified material weaknesses could cause our investors, lenders, suppliers and others to lose confidence in the accuracy or completeness of our financial reports.

        Notwithstanding the existence of the aforementioned material weakness, we believe that, with the processes we established to review our January 31, 2005 goodwill impairment analysis and the preparation and review processes we implemented over our interim and annual financial reporting processes, the consolidated financial statements included in the accompanying financial report fairly present, in all material respects, the company's financial position, results of operations and cash flows for the periods presented.

In the quarterly reports on Form 10-Q and the annual reports on Form 10-K that we will be required to file when we become a reporting company, our management may not be able to conclude that we have effective disclosure controls and procedures, and we or our independent registered public accounting firm may not be able to conclude that we have effective internal control over financial reporting. We will also be exposed to risks relating to evaluations of controls required by Section 404 of the Sarbanes-Oxley Act.

        After the consummation of this offering, we will be subject to the reporting requirements of the Securities Exchange Act of 1934 that require us to file, among other things, quarterly reports on Form 10-Q and annual reports on Form 10-K. Under Section 302 of the Sarbanes-Oxley Act of 2002, as a part of each of these reports, our chief executive officer and chief financial officer will be required to evaluate and report their conclusions regarding the effectiveness of our disclosure controls and procedures and to certify that they have done so. This requirement will apply to our first Form 10-Q for the quarter following effectiveness of the registration statement of which this prospectus is a part. In addition, under Section 404 of the Sarbanes-Oxley Act, we will be required to include a report of management on our internal control over financial reporting in our Form 10-K and the independent registered public accounting firm auditing our financial statements will be required to attest to and report on management's assessment of the effectiveness of our internal control over financial reporting and on the effectiveness of our internal control over financial reporting. This requirement will first apply to our Form 10-K for our fiscal year ending January 31, 2008.

        We are presently performing the system and process evaluation, testing and any necessary remediation required to comply with the management certification and auditor attestation requirements of Section 404. While we anticipate being able to fully implement the requirements relating to internal control and other aspects of Section 404 by our January 31, 2008 deadline, we cannot be certain as to the timing of the completion of our evaluation, testing and remediation actions or their impact on our operations. If we are unable to conclude that our disclosure controls and procedures and internal control over financial reporting are effective, or if our independent registered public accounting firm is unable to conclude that our assessment of our internal control over financial reporting is sufficient or is unable to conclude that our internal controls over financial reporting are effective and therefore issues an adverse opinion, investors may lose confidence in our financial reports and our stock price may decline.

Many of our products and services depend on the reliability of our information technology at all times and if such systems are unavailable or unreliable, they could harm our business.

        Many of our products and services depend on the ability of our information technology to act efficiently and reliably at all times. Our Internet-based document repositories, fulfillment and online data room services are heavily dependent on the reliability of our information technology services. Clients demand trouble-free access to their information at all times. If such access is unavailable for any reason, our reputation and business could be harmed. Certain unexpected attacks, emergencies or contingencies could occur, such as an attack by a hacker, a computer virus attack, a natural disaster, a significant power outage covering multiple cities or a terrorist attack, which could temporarily shut down our facilities and information technology systems. We recognize a need to further improve the redundancy and back-up capacity on a number of our products and services. We are also exploring outsourcing some of our disaster recovery measures for some of our selected products and services. If we do not improve the redundancy and back-up capacity of our systems in a timely manner or if we outsource our disaster recovery measures and this provider fails to perform satisfactorily, our business would be harmed. As with any disaster recovery measures, maintaining redundancy and back-up capacity requires extensive capital expenditures, which could harm our operating results.

We rely on third-party service providers to provide or support some of our products and services and our business and reputation could suffer if these third-party service providers fail to perform satisfactorily or if they are not properly characterized as independent contractors.

        We rely on services provided by third parties to offer some of our products and services. For example, in our Legal Solutions segment we substantially rely on independent contractors to provide court reporting services in the United States, Europe, Asia and Australia. We also outsource a significant portion of our printing to third-party printers. Due to our reliance on third-party service providers, we are unable to directly control the delivery of the final product or service to our customers. Moreover, if these third parties do not perform their services satisfactorily, if they decide not to continue to provide such services to us on commercially reasonable terms or if they decide to compete directly with us, our business could be adversely affected. We could also experience delays in providing our products and services, which could negatively affect our business until comparable third-party service providers, if available, are identified, obtained and integrated. Any service interruptions experienced by our clients could negatively impact our reputation, cause us to lose clients and limit our ability to attract new clients. In addition, we could face increased costs by using substitute third-party service providers.

        Although we believe that our independent contractors providing court reporting services and other services are properly characterized as independent contractors, tax or other regulatory authorities may in the future challenge our characterization of these relationships. If such regulatory authorities or state, federal or foreign courts were to determine that our independent contractors are employees, and not independent contractors, we would be required to withhold income taxes, to withhold and pay social security, Medicare and similar taxes and to pay unemployment and other related payroll taxes. We would also be liable for unpaid past taxes and subject to penalties.

        We also rely on third-party suppliers and key vendors for equipment, maintenance services and supplies, making us vulnerable to supply shortages and price fluctuations. Adverse developments concerning key vendors or our relationships with them could force us to seek alternate sources for our equipment, maintenance services and supplies or to purchase such items on unfavorable terms, leading to deterioration in our financial position.

If we are unable to retain our key employees and attract and retain other qualified personnel, our business could suffer.

        Our ability to grow and our future success will depend to a significant extent on the continued contributions of our senior management, including John W. Castro, our Chairman of the Board and Chief Executive Officer, and Rick R. Atterbury, our President and Chief Operating Officer. Our business also depends on our sales and technical personnel, many of whom would be difficult to replace. We do not have key person life insurance on any of our key personnel.

        Our future success will also depend in large part on our ability to identify, attract and retain additional highly qualified sales, customer service, technical and managerial personnel. Competition for these individuals is intense, especially in the markets in which we operate. We may not succeed in identifying, attracting and retaining these personnel. Further, competitors and other entities have in the past recruited and may in the future attempt to recruit our employees, particularly our sales personnel. Much of our business is dependent on the personal relationships of our sales personnel. The loss of the services of some of our sales personnel could harm our business. In addition, the loss of any of our other key personnel, the inability to identify, attract or retain qualified personnel in the future or delays in hiring qualified personnel, particularly sales and technical personnel, could make it difficult for us to manage our business and meet key objectives, such as the timely introduction of new technology-based products and services. The loss of personnel and our failure to attract new personnel could harm our business, financial condition and operating results.

We have substantial debt, which could increase our vulnerability to general adverse economic and industry conditions and may hinder our growth and put us at a competitive disadvantage.

        As of October 31, 2005, our total debt, excluding capital lease obligations and redeemable preferred stock, was $309.8 million, which included $9.0 million of borrowings under our old revolving credit facility, $158.0 million of borrowings under our other old credit agreements and $142.8 million of outstanding senior subordinated notes net of an unamortized original issue discount of $2.7 million. On December 22, 2005, we refinanced our outstanding indebtedness by redeeming all of our outstanding senior subordinated notes and entering into a new senior secured credit facility, consisting of a $475.0 million term loan and a $60.0 million revolving credit facility.

        Our substantial debt could have negative consequences on our business. For example, it could:

  •
  make it more difficult for us to pay our debts and meet our other financial obligations as they become due during general negative economic and market industry conditions because, if our revenue decreases, we may not have sufficient cash flow from operations to make our scheduled debt and financial obligation payments;

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  require us to dedicate a substantial portion of our cash flow from operations to make principal and interest payments on our outstanding debt, which reduces cash flow available for operations and future business opportunities;

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  limit our ability to obtain additional debt financing in the future for working capital, investments, capital expenditures or acquisitions;

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  increase our vulnerability to competitive and other changes in our industry and economic conditions generally;

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  expose us to risks inherent in interest rate fluctuations because some of our borrowings are at variable rates of interest, which results in higher interest expense in the event of increases in interest rates; and

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  place us at a disadvantage compared to our competitors that may have less debt.

The restrictive covenants in our credit agreement could limit our ability to conduct our business and respond to changing economic and business conditions and may place us at a competitive disadvantage relative to other companies that are subject to fewer restrictions.

        Our credit agreement requires our compliance with a leverage ratio and an interest coverage ratio. Our financial covenants are derived from a calculation based on our earnings before interest, taxes, depreciation and amortization, or EBITDA, as set forth in the credit agreement. Therefore, our failure to maintain a certain minimum EBITDA, as defined in the credit agreement, could adversely affect our financial condition. Our credit agreement also contains a number of limitations that limit our ability and the ability of certain of our subsidiaries to, among other things:

  •
  borrow additional money or issue guarantees;

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  pay dividends or make other distributions to shareholders;

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  make investments;

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  create liens on assets;

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  make capital expenditures;

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  sell assets;

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  enter into transactions with affiliates; and

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  engage in mergers or consolidations.

        These restrictive covenants could limit our ability, and that of certain of our subsidiaries, to obtain future financing, withstand a future downturn in our business or the economy in general or otherwise conduct necessary corporate activities. These restrictions could also adversely affect our ability to respond to changing economic and business conditions and place us at a competitive disadvantage relative to other companies that may be subject to fewer restrictions. Transactions that we may view as important opportunities, such as certain acquisitions, may be subject to the consent of the lenders under our credit agreement, which consent may be withheld or granted subject to conditions specified at the time that may affect the attractiveness or viability of the transaction.

        We cannot assure you that we will be able to comply with all of these restrictions and covenants at all times, especially the financial covenants. Our ability to comply with these restrictions and covenants depends on the success of our business and our operating results and may also be affected by events beyond our control. For example, we failed to meet our financial covenants for a period of time beginning in fiscal 2001 and through our second quarter of fiscal 2003 primarily as a result of the soft and volatile financial market and the adverse effect it had on our operating results at that time. A breach of any of the restrictions and covenants in our credit agreement by us or certain of our subsidiaries could lead to an event of default under the terms of the credit agreement, notwithstanding our ability to meet our debt service obligations thereunder. Upon the occurrence of an event of default under our credit agreement, our lenders have available a range of remedies customary in these circumstances, including declaring all such debt, together with accrued and unpaid interest thereon, to be due and payable, foreclosing on the assets securing the credit agreement and/or ceasing to provide additional revolving loans or letters of credit, which could have a material adverse effect on us. Although it is possible we could negotiate a waiver with our lenders of an event of default, such a waiver would likely involve significant costs.

We have a significant amount of goodwill and intangible assets, the impairment of which may have a significant adverse effect on our future earnings.

        As a result of our past acquisitions, goodwill and intangible assets accounted for approximately 28.0% of our total consolidated assets as of October 31, 2005 and will account for a much higher percentage as a result of our acquisitions of WordWave and QMC during our fourth quarter of fiscal 2006. Goodwill represents the excess of the aggregate purchase price paid for the acquisition of companies accounted for as purchases over the fair value of the net tangible and intangible assets of the acquired companies. We may incur impairment charges related to goodwill in any of our reporting segments or we may incur impairment charges related to intangible assets in the future if the markets in which we operate deteriorate or if we paid more than fair value to acquire these businesses. We may also incur impairment charges if our business deteriorates. The amount of any impairment charges related to previously recorded goodwill or intangible assets and the adverse impact on our earnings will be based on the amount by which the carrying value of our goodwill or intangible assets exceed their fair values. Any such charges would be reflected on our consolidated financial statements as operating expenses, which could reduce our profitability and cause the value of our common stock to decline.

Our industries are highly competitive and we may not be able to compete effectively, which would harm our business and operating results.

        Competition in our industries is intense and varies by segment. Within our Legal Solutions segment, competition varies by type of service. The markets for our on-demand litigation and court reporting services are both very fragmented and we compete with several national and smaller local providers. In our on-site document service center business, our primary competitors are the law firms themselves. For those law firms that choose to outsource their document service needs, we compete with several nationwide services companies, as well as a number of smaller local companies. Within our Marketing and Communication Solutions segment, we compete with clients themselves that continue to perform such services in-house, as well as a wide range of design firms, mailing houses, printers, courier services and data processing companies. In our Transaction and Compliance Services segment, we compete primarily with two or three other large international financial printers. We also compete with many smaller regional companies in the United States. Recently, we have begun to see more competition from public relations firms that have become more active in assisting companies with their Form 8-K filings and could begin to assist companies with free writing prospectuses, especially if the use of free writing prospectuses becomes standard in the offering process.

        Competition in all of our businesses is based principally on price, quality of service, reputation, technological capability and established relationships. Barriers to entry vary from segment to segment and in some areas of our business new competitors could emerge without significant capital investment. Because of increased competition, we may experience pressure to reduce our prices for certain of our services in many of our markets. Some of our competitors have greater financial resources than we do. We cannot assure you that we will be able to compete effectively in all these areas in the future, and our failure to do so could harm our business and operating results.

A breach in our security measures could harm our business and operating results.

        Several of our products and services, such as our Internet-based document repositories, fulfillment and online data room services, require us to capture, transmit, handle and store confidential, personal and sensitive information regarding our clients and our clients' customers. Some of our products and services in the real estate and corporate markets of our

Marketing and Communications Solutions segment involve the use of credit card information. Any breach in our security systems could severely harm our business and result in costly litigation and potential liability for us should information be inadvertently or intentionally disclosed. A compromise of our security or a perceived compromise of our security could also result in negative publicity causing us to lose clients and business. A party who is able to circumvent our security measures could misappropriate proprietary information that could be valuable to competitors or other similar companies or could even result in the perpetration of fraudulent financial transactions for which we may be found liable. Although we attempt to limit these risks contractually, there can be no assurance that our clients will not demand the elimination of limitation of liability provisions and guarantees against such security breaches in our client contracts. To the extent our competitors agree to unlimited liability, it could affect our ability to retain these limitations in our contracts at the risk of losing the business. Although we are insured against various risks, including theft and negligence, our insurance coverage is subject to deductibles, exclusions and limitations that may leave us bearing some or all of any losses arising from a security breach. In addition, we may be required to expend significant capital and other resources to continue to keep our security measures up to date and to protect us against the threat of a security breach. Increasingly, more of our financial services and other clients have been demanding our implementation of increased and more extensive security measures. The performance of these client audits takes time and requires a significant amount of resources. Our failure to comply with or satisfy these audits could cause us to lose business to competitors.

If we fail to keep our clients' information confidential or if we handle their information improperly, our business and reputation could be significantly and adversely affected.

        Through many of our businesses, we manage private and confidential information related to our clients' finances and transactions, often prior to public dissemination. The use of inside information is highly regulated in the United States and abroad, and violations of securities laws and regulations may result in civil and criminal penalties. If we, or any of our employees, fail to keep our clients' proprietary information confidential, we may lose existing clients and potential new clients and may expose them to significant liability and loss of revenue based on the premature release of confidential information. We may also become subject to civil claims by our clients or other third parties or criminal investigations by appropriate authorities.

Privacy concerns, including evolving government regulation in the area of consumer data privacy, could adversely affect our business and operating results.

        The effectiveness of some of our products and services rely on the storage and use of data concerning our clients and our clients' customers, including financial, personal and other sensitive data, such as credit card information. Recent growing public concern regarding privacy and the collection, distribution and use of certain sensitive information has led to increased foreign, federal, state and foreign scrutiny concerning data collection practices. Any failure by us to comply with applicable foreign, federal and state laws and requirements of regulatory authorities may result in, among other things, indemnification liability to our clients or civil and criminal liability.

        The centralized nature of our information systems requires the routine flow of information about our clients and our clients' customers across national borders, particularly into the United States. If this flow of information were to become illegal, or subject to onerous restrictions, our ability to serve our clients could be impaired. Other changes in the regulation of consumer privacy and data security could likewise have a material adverse effect on our business. Privacy and data security are rapidly evolving areas of regulation, and additional regulation in those areas, some of it potentially difficult for us to comply with, is frequently proposed and occasionally adopted. Changes in the worldwide legal and regulatory environment in the areas of consumer privacy, data security and cross-border data flows, or a failure by us to comply with the regulatory environment, could have a material adverse effect on our business.

We must adapt to changes in technology and client requirements to remain competitive and any failure to do so could have harmful consequences for our business.

        The market and demand for our products and services, to a varying extent, has been characterized by technological changes that can occur rapidly, frequent product and service introductions, evolving client requirements and changing client budgetary restraints. We believe that these trends will continue into the foreseeable future. Our success will depend, in part, on our ability to enhance our existing products and services, successfully develop or acquire new products and services that meet increasing client requirements and gain market acceptance of our new and enhanced products and services.

        To achieve these goals, we will need to continue to make substantial investments in the development of products and services and marketing. We may not:

  •
  have sufficient resources to make these investments;

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  be successful in developing or acquiring product and service enhancements or new products and services on a timely basis, if at all; or

  •
  be able to market successfully these enhancements and new products once developed or acquired.

        Further, our products and services may be rendered obsolete or uncompetitive by new industry standards or changing technology, forcing us to ultimately cease offering such products and services, which may harm our business.

As technology continues to advance, our clients may adopt technologies that decrease the demand for some of our services, which could reduce our revenue and adversely affect our business.

        Some of our clients are implementing technologies to enable them to produce and disseminate disclosure documents on their own. The migration from an ASCII-based EDGAR system to an HTML format for SEC public filings may also enable more of our clients to handle all or a portion of their periodic SEC filings without the need for our services. These technological advances and regulatory changes have reduced and may continue to reduce the demand for our transaction and compliance services, which could harm our business and operating results.

        In addition, we target large institutions, such as mutual fund companies, investment banks and law firms for many of our services and we depend on their continued need for our services. However, over time, our clients or their advisors, may acquire, adopt or develop their own technologies that decrease the need for some of our services. For example, it is possible that law firms will develop client extranets that may replace our litigation and repository services. The use of such new client technologies could reduce the demand for our services, pressure our pricing or cause a reduction in our revenue. If we fail to manage these challenges adequately, our results of operations could be adversely affected.

Regulatory changes such as the Sarbanes-Oxley Act of 2002, have in the past and may in the future adversely affect our business.

        Recent regulatory developments in the United States have shortened the time limits for filing periodic compliance reports, such as Form 10-Ks, Form 10-Qs and Form 8-Ks, and increased the disclosure requirements in those reports. The combination of more required filings of Form 8-Ks, shorter deadlines for Form 10-Ks, Form 10-Qs and Form 8-Ks and more content in such reports may adversely affect our ability to meet our clients' needs in times of peak demand. We may also be required to hire more temporary labor during these times, which could increase our costs and compromise the quality of our customer service.

        Several companies believe that in order to comply with the Sarbanes-Oxley Act, they must solicit competitive bids on all major services. We believe this could put pricing pressure on our services, which may adversely affect our net revenues and earnings.

        Finally, due to significant regulatory changes in the corporate governance area and the increased costs associated with compliance with the Sarbanes-Oxley Act and other securities law requirements, several companies have in the past decided and may in the future decide either to remain private or to return to being private to avoid such costs. This has resulted and may continue to result in a smaller number of public companies than otherwise would exist, leading to decreased transaction and compliance related filings and an overall decrease in the demand for printing transaction and compliance documents.

We rely on our management information systems for inventory management, distribution and other functions. If our information systems fail to adequately perform these functions or if we experience an interruption in their operation, our business and results of operations could be adversely affected.

        The efficient operation of our business depends on our management information systems. We rely on our management information systems to effectively manage accounting and financial functions, order entry, order fulfillment and inventory replenishment. The failure of our management information systems to perform could disrupt our business and could result in decreased revenues, increased overhead costs, excess inventory and product shortages, causing our business and results of operations to suffer. In addition, our management information systems are vulnerable to damage or interruption from natural or man-made disasters, terrorist attacks, computer viruses or hackers, power loss, or other computer systems, Internet, telecommunications or data network failures. Any such interruption could adversely affect our business and results of operations.

The future sale of many of our products and services depends upon the quality of our products and services, the level of our customer service and the strength of our relationships with existing clients and professional advisors who often serve as referral sources; if these deteriorated, our business could suffer.

        A significant portion of our net revenues is derived from business and referrals from existing clients and professional advisors. We intend to continue to focus our marketing efforts on these existing clients and these referral sources. If the quality of our products and services, the level of our customer service or our relationships with existing clients and referral sources were to deteriorate, our business and operating results could be adversely affected.

Our reliance on trademark and copyright laws and contractual provisions to protect our proprietary rights may not be sufficient to protect our intellectual property from others who may sell similar products and services.

        We believe that our trademarks, copyrights, trade secrets and proprietary technical know-how are critical to many of our products and services. Proprietary rights relating to our products are protected from unauthorized use by third parties only to the extent that they are covered by valid and enforceable intellectual property rights or are maintained in confidence as trade secrets. In addition, we rely on trade secrets and proprietary know-how that we seek to protect, in part, by confidentiality agreements with our employees, consultants and clients. These agreements may be breached, and we may not have adequate remedies for any such breach. Even if these confidentiality agreements are not breached, our trade secrets may otherwise become known or be independently developed by competitors.

We rely on the software underlying our products and services to perform properly.

        The software underlying our products and services, such as our litigation and online data room services, is complex and can contain undetected errors or faults. Although we have not suffered significant harm from any defects or errors to date, we have from time to time found defects in our products and services and we may discover additional defects in the future. We have in the past issued, and may in the future need to issue, corrective releases of our products and services to correct defects or errors. We may be forced to delay commercial release of our new products and services or improvements to products and services until such problems are corrected and, in some cases, may need to implement enhancements to correct errors that we do not detect until after deployment of our products and services. In addition, problems with the software underlying our products and services could result in damage to our reputation, loss of clients, reduced number of referrals, loss of or delayed revenue, loss of or delayed market acceptance of our services and unexpected expenses and diversion of resources to remedy errors.

Potential anti-outsourcing legislation could harm our business.

        Our joint venture located in India performs some of our composition and coding services. The issue of outsourcing services abroad by American companies remains a topic of political discussion in the United States. Measures aimed at limiting or restricting outsourcing by United States companies are under discussion in Congress. There are active bills to restrict outsourcing in a majority of the 50 state legislatures. Any legislation affecting our ability to outsource our composition and coding services or any of our other services that we may intend to outsource in the future may have an impact on our business and operating results.

We conduct our business from several locations in the United States and abroad. Any disruption at any of these facilities could adversely affect our business and operating results.

        We conduct our business from several facilities located worldwide. Any one or more of our facilities may be affected by natural or man-made disasters. In the event one or more of our facilities were affected by a disaster, we could be forced to shift our operations to one or more of our other facilities. Although we possess insurance for damage to our property and the disruption of our business from casualties, such insurance may not be sufficient to cover all our potential losses. Any disruption in our services could adversely affect our business and operating results. Any disruption or delay at one or more of our facilities could impair our ability to meet the short-term demands of our clients, which could adversely affect our business. Our operating results may also be adversely affected if we are unable to cost-effectively expand our existing facilities and move operations between our facilities as needed from time to time.

Consolidation in the industries we serve could adversely impact our business.

        There has been, and continues to be, merger, acquisition and consolidation activity in the industries we serve. This activity could result in the emergence of larger clients, which could perform for themselves some or all of the services which we currently provide or could provide. A merger of two of our existing clients may also result in the merged entity deciding not to use our services or to purchase fewer of our services than the companies did separately or may result in the merged entity seeking pricing advantages based on its increased size. If that were to occur, it could adversely impact our revenue.

Our business is subject to a number of other miscellaneous risks that may harm our business.

        Our business is subject to a number of other miscellaneous risks that may harm our business, including fluctuations in the cost of paper, ink and other raw materials we use, the financial condition of our clients, the effects of inflation, changes in currency exchange rates, changes in interest rates and the general condition of the U.S. economy and the economies of other countries in which we operate.

Risks Relating to this Offering and Ownership of Our Common Stock

Because there has not been a public market for our common stock and our stock price may be volatile, you may not be able to resell your shares at or above the initial public offering price.

        Prior to this offering, you could not buy or sell our common stock publicly. We cannot predict the extent to which investors' interests will lead to an active trading market for our common stock or whether the market price of our common stock will be volatile following this offering. If an active trading market does not develop, you may have difficulty selling any of our common stock that you buy. The initial public offering price for our common stock was determined by negotiations between representatives of the underwriters, certain selling shareholders and us and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell our common stock at prices equal to or greater than the price you paid in this offering. In addition, the stock market has been volatile. The following factors, most of which are outside of our control, could cause the market price of our common stock to decrease significantly from the price you pay in this offering:

  •
  loss of any of our major clients;

  •
  departure of key personnel;

  •
  variations in our quarterly operating results;

  •
  announcements by our competitors of significant contracts, new products or product enhancements, acquisitions, distribution partnerships, joint ventures or capital commitments;

  •
  changes in governmental regulations and standards;

  •
  decreases in financial estimates by equity research analysts;

  •
  sales of common stock or other securities by us in the future;

  •
  decreases in market valuations of similar companies; and

  •
  fluctuations in stock market prices and volumes.

        In the past, securities class action litigation often has been initiated against a company following a period of volatility in the market price of the company's securities. If class action litigation is initiated against us, we would incur substantial costs and our management's attention would be diverted from our operations. All of these factors could cause the market price of our stock to decline, and you may lose some or all of your investment.

If equity research analysts do not publish research or reports about our business or if they issue unfavorable research or downgrade our common stock, the price of our common stock could decline.

        The trading market for our common stock will rely in part on the research and reports that equity research analysts publish about us and our business. We do not control these analysts. The price of our stock could decline if one or more equity research analysts downgrade our stock or if those analysts issue other unfavorable commentary or cease publishing research or reports about us or our business.

Future sales of our common stock by our existing shareholders could cause our stock price to decline.

        If our shareholders sell substantial amounts of our common stock in the public market, the market price of our common stock could decrease significantly. The perception in the public market that our shareholders might sell shares of our common stock could also depress the market price of our common stock. All of our existing shareholders prior to this offering are subject to a lock-up provision in our investors' agreement that restricts their ability to transfer their shares of our common stock for 180 days after the date of this prospectus. Holders of outstanding options to purchase our common stock granted prior to this offering will also be subject to this 180-day lock-up provision upon any exercise of their options during that time period. In addition, we expect that each of our officers and directors, each of the selling shareholders and substantially all of our other shareholders and optionholders will agree to a similar lock-up with the underwriters. Upon expiration of the 180-day lock-up period,                            shares of our common stock may be eligible for sale in the public market. In addition to these transfer restrictions, we have entered into an agreement providing for additional transfer restrictions with our executive officers and some of our other employees holding approximately    % of our common stock on a fully diluted basis, assuming the exercise of all outstanding options and warrants after the offering. This agreement restricts transfers of all shares held by such persons and shares issuable to such persons upon the exercise of options outstanding as of the date of effectiveness of this offering for up to four years following the offering. The restrictions terminate as to one-quarter of such shares on each of the first, second, third and fourth anniversaries of the completion of this offering. The transfer restrictions contained in this agreement may be waived by our board of directors. In addition, we intend to file registration statements with the SEC covering all of the shares subject to options outstanding, but not exercised, as of the closing of this offering and all of the shares available for future issuance under our new 2006 stock incentive plan and employee stock purchase plan. The market price of shares of our common stock may decrease significantly when the restrictions on resale by our existing shareholders lapse and our shareholders, warrant holders and option holders are able to sell shares of our common stock into the market. A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities, and may cause you to lose part or all of your investment in our shares of common stock.

We have broad discretion in the use of the proceeds of this offering and may apply the proceeds in ways with which you do not agree.

        A significant portion of our net proceeds from this offering will be used, as determined by management in its sole discretion, for working capital and general corporate purposes, including the possible acquisition of businesses, technologies and products complementary to our existing operations. We have not, however, determined the allocation of uses of the net proceeds to be used for working capital and general corporate purposes. Our management will have broad discretion over the use and investment of these net proceeds, and, accordingly, you will have to rely upon the judgment of our management with respect to our use of these net proceeds, with only limited information concerning management's specific intentions. You will not have the opportunity, as part of your investment decision, to assess whether we use the net proceeds from this offering appropriately.

Our directors and executive officers will continue to have substantial control over us after this offering and could limit your ability to influence the outcome of key transactions, including changes of control.

        We anticipate that our executive officers and directors and entities affiliated with them will, in the aggregate, beneficially own    % of our outstanding common stock following the completion of this offering, assuming the underwriters do not exercise their over-allotment option. In particular, entities affiliated with DLJ Merchant Banking Partners II, L.P., our principal shareholder, will beneficially own    % of our outstanding common stock following the completion of this offering, assuming no exercise of the over-allotment option. In addition, four of our current directors are affiliated with DLJ Merchant Banking Partners II, L.P. and its affiliates, which nominated these directors pursuant to an investors' agreement. Our executive officers, directors and affiliated entities, if acting together, would be able to control or influence significantly all matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other significant corporate transactions. These shareholders may have interests that differ from yours, and they may vote in a way with which you disagree and that may be adverse to your interests. The concentration of ownership of our common stock may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our shareholders of an opportunity to receive a premium for their common stock as part of a sale of our company, and may affect the market price of our common stock. This concentration of ownership of our common stock may also have the effect of influencing the completion of a change in control that may not necessarily be in the best interests of all of our shareholders.

Several of our executive officers and other employees own a significant portion of our outstanding common stock or hold stock options or long-term incentive units under our equity-based compensation plans. After this offering, these employees may not have sufficient financial incentive to stay with us, we may have to incur costs to replace key employees who leave and our ability to execute our business model could be impaired if we are unable to replace departing employees in a timely manner.

        Some of our key employees hold outstanding common stock which they acquired at a purchase price significantly below the initial public offering price in this offering, options to purchase shares of common stock with an exercise price significantly below the initial public offering price in this offering and long-term incentive units with base amounts below the initial public offering price in this offering. If the price of our common stock trades in the secondary market after our initial public offering at a price significantly above the price at which many of our employees purchased their shares of common stock, the exercise price of their options or the base price of their long-term incentive units and if these employees are able to sell their shares at such higher prices, these employees may not have sufficient financial incentive to stay with us. If key personnel leave our company, our ability to successfully operate our business could be impaired. We also may have to incur significant costs in identifying, hiring, training and retaining replacements for departing employees.

Our corporate documents and Minnesota law make a takeover of our company more difficult, which may prevent certain changes in control and limit the market price of our common stock.

        Our charter and bylaws and sections 671 and 673 of the Minnesota Business Corporation Act contain provisions that might enable our management to resist a takeover of our company. Provisions in our amended and restated articles of incorporation and amended and restated bylaws may discourage, delay or prevent a merger or acquisition involving us that our shareholders may consider favorable. For example, our amended and restated articles of incorporation authorize       million undesignated shares. Without shareholder approval, our board of directors has the authority to create a class or series of shares from the undesignated shares and to set the terms of the class or series, including voting and dividend rights. With these rights, it could be more difficult for a third party to acquire us. In addition, our amended and restated articles of incorporation provide for a staggered board of directors, with directors serving for three-year terms, with approximately one-third of the directors coming up for reelection each year. Having a staggered board will make it more difficult for a third party to obtain control of our board of directors through a proxy contest, which may be a necessary step in any acquisition of us that is not favored by our board of directors. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

You will experience immediate and substantial dilution in the net tangible book value of the common stock you purchase in this offering.

        If you purchase shares of our common stock in this offering, you will experience immediate dilution of $         per share, because the price that you pay will be substantially greater than the adjusted net tangible book value per share of common stock that you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the price of the shares being sold in this offering when they purchased their shares of our capital stock. In addition, if outstanding options to purchase our common stock are exercised, you will experience additional dilution. Please read "Dilution" for a more detailed description of how dilution will affect you.

The requirements of being a public company may strain our resources, distract our management and increase our costs.

        As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934 and the Sarbanes-Oxley Act of 2002. These requirements may place a strain on our people, systems and resources and divert management's attention from other business concerns, which could have a material adverse effect on our business, financial condition, operating results and cash flows. In addition, as a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. For example, we will incur additional legal, accounting, and other costs associated with our public company reporting requirements. We may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. It may also be more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage.

We do not intend to declare dividends on our stock after this offering.

        We currently intend to retain all of our future earnings, if any, to repay any existing liabilities and to finance the expansion and growth of our business and, therefore, do not anticipate declaring or paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends on our common stock will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, outstanding indebtedness plans for expansion, restrictions imposed by our lenders, if any, and other factors deemed relevant by our board of directors. Currently, our senior credit facility and the terms of our preferred stock restrict us from paying cash dividends except under certain circumstances. Therefore, you should not expect to receive dividend income from shares of our common stock.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that involve risks and uncertainties. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Forward-looking statements in this prospectus may include statements about:

  •
  the demand for our products and services;

  •
  the effect of technological and regulatory changes on our business;

  •
  our ability to continue to diversify our revenue;

  •
  the competitive environment in our business;

  •
  our ability to successfully integrate the operations of our acquisitions into our existing operations and achieve anticipated earnings and synergies;

  •
  our plans to expand our international operations;

  •
  our cash needs;

  •
  our use of the proceeds from this offering; and

  •
  our financial performance.

        There are a number of important factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements. These important factors include those that we discuss under the heading "Risk Factors." You should read these risk factors and the other cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus. We cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, if at all. The Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933 do not protect any forward-looking statements that we make in connection with this offering.

        You should read this prospectus completely. In some cases, you can identify forward-looking statements by the following words: "may," "will," "should," "expect," "intend," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue," "on-going" or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. We undertake no obligation to update these forward-looking statements, even though our situation may change in the future. We qualify all the forward-looking statements contained in this prospectus by the foregoing cautionary statements.

USE OF PROCEEDS

        We estimate our net proceeds from our sale of             shares of our common stock in this offering will be approximately $             million after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        We intend to use the net proceeds we receive from this offering as follows:

Purpose	Amount
Repay certain indebtedness	$
Working capital and general corporate purposes	$

        We intend to use $             million of the net proceeds of this offering to repay $             of outstanding principal as of January 31, 2006 under our senior credit facility with a syndicate of banks, including an affiliate of DLJ Merchant Banking Partners II, L.P., our principal shareholder that also has representation on our board of directors. Our senior credit facility consists of a $475.0 million term loan and a $60.0 million revolving loan commitment. Our senior credit facility requires that a certain percentage of the net proceeds of this offering, as determined based on our leverage ratio at the time of repayment, be applied to the prepayment of the term loan. We intend to apply the remaining portion of $       million from the offering to repay all borrowings under our revolving credit facility and, once our revolving credit facility is paid in full, we will use any remaining portion of the net proceeds that have been allocated to repayment of indebtedness to make a voluntary prepayment of our term loan. The term loan bears interest, at our option, at the reserve adjusted London Interbank Offering Rate, or LIBOR, plus a maximum of 2.25% or at the alternate base rate plus a maximum of 1.00%. The revolving line of credit bears interest at the reserve adjusted LIBOR plus a maximum of 2.50% or at the alternate base rate plus a maximum of 1.25%. As of January 31, 2006, the annual interest rate on the term loan was 6.81% and on the revolving credit facility was 7.06%. The term loan matures on December 22, 2012 (subject to earlier maturity as described under "Description of Certain Indebtedness") and the revolving line of credit matures on December 22, 2010. The senior credit facility was entered into in December 2005 and was used to (i) redeem the face value of our senior subordinated notes plus a 4.0% call premium plus accrued interest totaling $159.7 million, (ii) refinance $158.0 million of outstanding principal borrowings under our senior credit facilities dated as of July 30, 2004, (iii) acquire WordWave for a purchase price of $157.3 million and (iv) pay transaction costs and expenses in connection with the WordWave acquisition and the redemption of our senior subordinated notes, respectively. See "Description of Certain Indebtedness."

        We intend to use approximately $         million of the net proceeds from this offering for working capital and general corporate purposes, including improving our technology, systems and operating infrastructure, and acquiring or investing in businesses, joint ventures, technologies, products, services or assets that complement our business. We currently do not have any commitments or agreements with respect to any such transactions. Furthermore, we have not determined the amounts we plan to spend on certain of the items listed above or the timing of these expenditures. As a result, we will have broad discretion to allocate the net proceeds from this offering. Until we use the net proceeds, we may invest them in short-term, interest-bearing, investment grade and U.S. government securities.

        The selling shareholders will receive aggregate net proceeds from their sale of shares of approximately $             million after deducting underwriting discounts and commissions and estimated offering expenses payable by them. We will not receive any portion of the net proceeds received by the selling shareholders from the sale of their shares, including any shares sold pursuant to the underwriters' over-allotment option.

DIVIDEND POLICY

        Following the completion of this offering, we intend to retain all of our future earnings, if any, to repay our existing indebtedness, to finance the expansion and growth of our business and satisfy other obligations. We do not expect to pay cash dividends on our common stock in the foreseeable future. Payment of future cash dividends on our common stock, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, outstanding indebtedness, plans for expansion, restrictions imposed by our lenders, if any, and other factors deemed relevant by our board of directors. Currently, our senior credit facility and the terms of our preferred stock restrict us from paying cash dividends except under certain circumstances.

CAPITALIZATION

        The following table sets forth our capitalization as of October 31, 2005 on:

  •
  an actual basis;

  •
  on a pro forma basis to reflect our January 2006 acquisition of WordWave and our December 2005 debt refinancing pursuant to which we financed the WordWave acquisition, redeemed all of our outstanding senior subordinated notes and replaced our 2004 senior credit facility with a new senior credit facility; and

  •
  as adjusted to reflect our sale of                           shares of common stock in this offering at an assumed initial public offering price of $             per share (the mid-point of the initial public offering price range), after deducting estimated underwriting discounts and commissions and offering expenses, and the application of the net proceeds from our sale of common stock in this offering.

        You should read this capitalization table together with our consolidated financial statements and the related notes appearing elsewhere in this prospectus as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included in this prospectus.

	As of October 31, 2005
	Actual	Pro forma	Pro forma as adjusted
	(dollars in thousands)
Debt obligations, including current maturities
2004 senior credit facility	$167,038
Senior subordinated notes, net of discounts	142,802
Capital lease obligations	2,120
Redeemable preferred stock, including accrued dividends	24,701

Total debt obligations and redeemable preferred stock	336,661

Puttable class B common stock (1)	60,993

Shareholders' equity (deficit):
Class B common stock, $0.01 par value per share, shares authorized; shares issued and outstanding actual; shares authorized and shares issued and outstanding as adjusted	52
Common stock, $0.01 par value per share, shares authorized; no shares issued and outstanding actual; shares issued and outstanding as adjusted	—
Additional paid-in capital	98,438
Notes and interest receivable	(22,622)
Accumulated other comprehensive income (loss)	(591)
Accumulated deficit	(222,619)

Total shareholders' deficit	(147,342)

Total capitalization	$250,312

(1)
Our puttable class B common stock, which for corporate law purposes is not considered a separate class of stock, represents shares that are considered "mandatorily redeemable securities" because of the holders' rights to put their shares to us upon termination without cause, death, disability or resignation.

        The number of shares of common stock to be outstanding immediately after this offering excludes the following:

  •
  shares of common stock issuable upon exercise of stock options outstanding as of October 31, 2005 at a weighted average exercise price of $             per share;

  •
  shares of common stock issuable upon exercise of warrants outstanding as of October 31, 2005 at a weighted average exercise price of $              per share, as adjusted to reflect an anti-dilution event as a result of the issuance of certain additional warrants upon the completion of this offering, as described below;

  •
  shares of common stock issuable upon exercise of certain warrants that will become issuable upon the completion of this offering at an exercise price of $             per share; and

  •
  shares of common stock reserved and available for future issuances under our new stock incentive plan and employee stock purchase plan.

DILUTION

        If you invest in our common stock, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the adjusted net tangible book value per share of our common stock immediately after completion of this offering. Our net tangible book value as of October 31, 2005 was $             million, or $             per share, of common stock. Net tangible book value per share is determined by dividing (a) our total tangible assets less our total liabilities (including redeemable preferred stock) by (b) the number of shares of common stock outstanding.

        After giving effect to our sale of             shares of common stock at an assumed initial public offering price of $             per share (the mid-point of the initial public offering price range), after deducting estimated underwriting discounts and commissions and offering expenses, and the application of the net proceeds from such sale, the adjusted net tangible book value of our common stock, as of October 31, 2005, would have been approximately $             million, or $             per share. This amount represents an immediate increase in net tangible book value to our existing shareholders of $             per share and an immediate dilution to new investors of $    per share. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$
Net tangible book value (deficit) per share as of October 31, 2005	$
Increase per share attributable to new investors
Adjusted net tangible book value per share after this offering

Dilution per share to new investors		$

        The following table summarizes as of October 31, 2005, on an as adjusted basis, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by our existing shareholders and by new investors, based upon an assumed initial public offering price of $             per share (the mid-point of the initial public offering price range) and before deducting estimated underwriting discounts and commissions and offering expenses payable by us.

	Shares Purchased			Total Consideration
Average Price Per Share
	Number	Percent		Amount	Percent
Existing shareholders			%	$		%	$
New investors			%	$		%	$
Total		100.0%			$100.0%		$

        The tables and calculations above assume no exercise of:

  •
  stock options outstanding as of October 31, 2005 to purchase                           shares of common stock at a weighted average exercise price of $             per share;

  •
  warrants outstanding as of October 31, 2005 to purchase                           shares of common stock issuable at a weighted average exercise price of $             per share, as adjusted to reflect an anti-dilution event as a result of the issuance of certain additional warrants upon the completion of this offering, as described below; and

  •
  warrants to purchase                           shares of common stock that will become issuable upon the completion of this offering at an exercise price of $             per share.

To the extent any of these options or warrants are exercised, there will be further dilution to new investors.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

        The following unaudited pro forma condensed consolidated financial data are derived from the combination of our historical consolidated financial statements, together with the historical consolidated financial statements of WordWave, Inc., adjusted to give effect to the January 3, 2006 acquisition of all of the outstanding common stock of WordWave and the related refinancing of our debt. The unaudited pro forma condensed consolidated balance sheet gives effect to the transactions as if they occurred on October 31, 2005. The unaudited pro forma condensed statements of operations for the year ended January 31, 2005 and the nine months ended October 31, 2005 give effect to the transactions as if each had occurred at the beginning of the earliest period presented.

        For purposes of presenting pro forma financial statements, we combined WordWave's twelve month period ended December 31, 2004, and nine month period ended September 30, 2005, with our fiscal year ended January 31, 2005, and nine month period ended October 31, 2005, respectively, as these reporting periods are within the 93 day time period prescribed by the pro forma financial information requirements of Article 11 of Regulation S-X.

        The pro forma adjustments are described in the accompanying notes to the financial statements and were applied to our historical consolidated financial statements and the historical consolidated financial statements of WordWave to reflect and account for our acquisition of WordWave and the refinancing of our debt. The unaudited pro forma condensed financial data are based upon estimates, available information and certain assumptions that management believes are reasonable under the circumstances and may be revised as additional information becomes available. Our allocation of the purchase price for WordWave is preliminary and subject to completion of our determination of the estimated fair value of the assets and liabilities acquired.

        The unaudited pro forma condensed consolidated financial data do not purport to represent what our actual results or financial position would have been if the transactions described above had actually occurred on the dates indicated and are not necessarily representative of our results for any future period. The unaudited pro forma condensed consolidated financial data should be read in conjunction with the historical financial statements prepared by us and WordWave, including the notes thereto, our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information appearing elsewhere in this prospectus.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of October 31, 2005

	Merrill	WordWave	Acquisition Adjustments			Debt Refinancing Adjustments (4)	Pro Forma
	(dollars in thousands)
Assets
Current assets
Cash and cash equivalents	$6,009	$1,269		$(4,184	) (1)	$(2,565)	$529
Trade receivables, net	131,402	29,121		—		—	160,523
Work-in-process inventories	18,112	—		—		—	18,112
Other inventories	12,879	—		—		—	12,879
Other current assets	22,716	3,246		—		—	25,962

Total current assets	191,118	33,636		(4,184)		(2,565)	218,005
Property, plant and equipment, net	58,830	4,063		—			62,893
Goodwill	86,050	74,245		(74,245 107,689	) (2) (1)	—	193,739
Other assets	38,515	12,626		(10,476 57,200	) (2) (1)	3,105	100,970

Total assets	$374,513	$124,570		$75,984		$540	$575,607

Liabilities, redeemable preferred stock, puttable class B common stock and shareholders' deficit
Current liabilies
Debt obligations	$1,570	$5,967	$ $	(5,967 1,550	) (3) (1),(4)	$1,630	$4,750
Capital lease obligations	945	123		—		—	1,068
Accounts payable	39,812	6,404		—		—	46,216
Accrued expenses	57,547	9,640		(365	)(1)	(5,822)	61,000

Total current liabilities	99,874	22,134		(4,782)		(4,192)	113,034
Debt obligations, less current obligations	308,270	59,289		(59,289	) (3)	15,441	477,161
				153,450	(1),(4)
Capital lease obligations, less current obligations	1,175	—		—		—	1,175
Redeemable preferred stock	24,701	—		—		—	24,701
Other liabilities	26,842	5,528		24,224	(1)	—	56,594

Total liabilities	460,862	86,951		113,603		11,249	672,665
Puttable class B common stock	60,993	—		—		—	60,993
Preferred stock	—	41,196		(41,196	) (2)	—	—
Shareholders' deficit
Total liabilities, redeemable preferred stock, puttable class B common stock and shareholders' deficit	(147,342)	(3,577)		3,577	(2)	(10,709)	(158,051)

	$374,513	$124,570		$75,984		$540	$575,607

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended January 31, 2005

	Merrill	WordWave	Acquisition Adjustments		Debt Refinancing Adjustments		Pro Forma
	(dollars in thousands except share and per share data)

Net revenue	$697,893	$115,757	$—		$—		$813,650
Cost of revenue	462,410	66,327	1,148 527	(5) (8)	—		530,412

Gross profit	235,483	49,430	(1,675)		—		283,238
Selling, general and administrative expenses	166,067	37,533	8,382	(5)	—		211,455
			(527	)(8)

Operating income	69,416	11,897	(9,530)		—		71,783
Interest expense	30,543	4,888	—		(14,383	) (6)	21,048
Other (income) expense, net	(2,191)	264	—		—		(1,927)

Income (loss) before income taxes	41,064	6,745	(9,530)		14,383		52,662
Provision for (benefit from) income taxes	19,705	2,785	(4,036	) (7)	6,091	(7)	24,545

Income (loss) before minority interest	21,359	3,960	(5,494)		8,292		28,117
Minority interest	(11)	—	—		—		(11)

Net income (loss)	$21,370	$3,960	$(5,494)		$8,292		$28,128

Accretion of preferred stock	(291)	—	—		—		(291)

Net income available to common shareholders	$21,079	$3,960	$(5,494)		$8,292		$27,837

Net income available to common shareholders per share:
Basic	$4.00						$5.28

Diluted	$3.49						$4.61

Weighted average number of shares outstanding:
Basic	5,270,785						5,270,785

Diluted	6,038,188						6,038,188 (9)

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Nine Months Ended October 31, 2005

	Merrill	WordWave	Acquisition Adjustments		Debt Refinancing Adjustments		Pro Forma
	(dollars in thousands except share and per share data)

Net revenue	$603,159	$94,466	$—		$—		$697,625
Cost of revenue	390,484	52,787	533 404	(5) (8)	—		444,208

Gross profit	212,675	41,679	(937)		—		253,417
Selling, general and administrative expenses	202,106	31,046	5,747	(5)	—		238,495
			(404	)(8)

Operating income (loss)	10,569	10,633	(6,280)		—		14,922
Interest expense	25,623	2,811	—		(2,939	)(6)	25,495
Other (income) expense, net	(1,963)	1,337	—		—		(626)

(Loss) income before income taxes	(13,091)	6,485	(6,280)		2,939		(9,947)
Provision for (benefit from) income taxes	9,017	2,721	(2,660	)(7)	1,245	(7)	10,323

(Loss) income before minority interest and cumulative effect of accounting principle	(22,108)	3,764	(3,620)		1,694		(20,270)
Minority interest	1	—	—		—		1

(Loss) income from continuing operations	$(22,109)	$3,764	$(3,620)		$1,694		$(20,271)

Net loss from continuing operations per share:
Basic	$(4.22)						$(3.87)

Diluted	$(4.22)						$(3.87)

Weighted average number of shares outstanding:
Basic	5,237,825						5,237,825

Diluted	5,237,825						5,237,825 (9)

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet
and Statements of Operations

(1)
The table below sets forth the estimated sources and uses of funds related to the acquisition of all of the outstanding common stock of WordWave:

(dollars in thousands)
Sources:		Uses:
Existing cash	$4,184	Cash purchase price	$157,334
Delayed draw term loan	155,000	Transaction costs	1,850

Total funds	$159,184	Estimated purchase price	$159,184

  The estimated total purchase price is allocated to the assets and liabilities of WordWave, as shown in the table below, based on their estimated fair values. The purchase price allocation is preliminary and subject to completion of our determination of the estimated fair value of the assets and liabilities acquired. The actual amounts recorded upon completion of the valuation may differ from the amounts presented below.

	(dollars in thousands)
Preliminary Allocation of Purchase Price:
Current tangible assets	$33,636
Property, plant and equipment	4,063
Non-current tangible assets	2,150
Goodwill	107,689
Identifiable intangible assets	57,200
Current liabilities	(15,802	) (a)
Other liabilities	(5,528)
Deferred tax liabilities	(24,224	) (b)

	$159,184

  (a)
  Includes a $365 write-down of deferred revenue to its estimated fair value.

  (b)
  Represents deferred income tax liability associated with the difference between the book and tax basis of the acquired identifiable intangible assets.

(2)
Reflects the elimination of WordWave goodwill, identifiable intangible assets and shareholders' deficit, including preferred stock. WordWave preferred stockholders converted their preferred stock to common stock immediately prior to the acquisition.

(3)
WordWave outstanding indebtedness on the date of acquisition was repaid in full with proceeds from the purchase price.

(4)
On December 22, 2005, we refinanced our existing senior credit facility and repaid in full our outstanding senior subordinated notes with a new $535.0 million senior credit facility consisting of a $320.0 million initial term loan, a $155.0 million delayed draw term loan that was used for the acquisition of WordWave, and a $60.0 million revolver. The table below sets forth the estimated sources and uses of funds related to the debt refinancing as if it was completed on October 31, 2005:

(dollars in thousands)
Sources:		Uses:
Initial term loan	$320,000	Repay existing senior credit facility	$158,038
New revolver credit facility	9,000	Repay senior subordinated notes	145,539
Existing cash	2,565	Outstanding revolver credit facility	9,000
		Call premium	5,822
		Accrued interest—senior subordinated notes	5,822
		Fees and expenses	7,344

	$331,565		$331,565

  As a result of the refinancing and acquisition of WordWave, our pro forma debt obligations as of October 31, 2005 consist of the following:

	Historical	Refinancing Transaction	WordWave Acquisition	Pro Forma
	(dollars in thousands)
Existing senior credit facility	$158,038	$(158,038)	$—	$—
Existing revolving credit facility	9,000	(9,000)	—	—
Initial term loan (c)	—	317,911	—	317,911
Delay draw loan	—	—	155,000	155,000
New revolving credit facility	—	9,000	—	9,000
Senior subordinated notes (d)	142,802	(142,802)	—	—

Total	309,840	17,071	155,000	481,911
Less amounts due within one year.	1,570	1,630	1,550	4,750

Debt obligations, less current portion	$308,270	$15,441	$153,450	$477,161

  (c)
  Represents an initial term loan of $320,000 less $2,089 of discount based on the fair value of the debt. This discount will be amortized to interest expense over the life of the initial term loan.

  (d)
  Represents senior subordinated note face value of $145,539 less unamortized original issue discount of $2,737. The unamortized original issue discount of $2,737 was written off to loss on debt extinguishment.

  The refinancing resulted in a net loss on debt extinguishment which is comprised of the following:

(dollars in thousands)
Call premium on senior subordinated notes	$5,822
Write-off of senior subordinated notes original issue discount	2,737
Write-off of deferred financing costs	2,514
Non capitalizable fees and expenses	1,725
Less: gain on debt modification	(2,089)

Net loss on debt extinguishment	$10,709

  In conjunction with the debt refinancing, $5,619 of additional deferred financing costs were capitalized, partially offset by a $2,514 write off of deferred financing costs associated with the existing senior credit facility and senior subordinated notes, as previously discussed.

(5)
Reflects amortization of intangible assets on an accelerated basis proportionate to estimated cash flows:

	Amount	Estimated Life	Year Ended January 31, 2005	Nine Months Ended October 31, 2005
	(dollars in thousands)
Customers	$36,300	7 to 11 yrs.	$6,193	$4,604
Trademarks	16,600	15 yrs.	1,817	1,276
Covenants not to compete	1,400	5 yrs.	448	125

			8,458	6,005
Technology	2,900	3 to 5 yrs.	1,148	533

	$57,200		9,606	6,538

Less: WordWave historical intangible amortization			(76)	(258)

Net increase			$9,530	$6,280
Merrill intangible amortization			363	3,036

Total pro forma intangible amortization			$9,893	$9,316

(6)
Reflects a decrease in interest expense attributable to the debt restructuring and WordWave acquisition:

	Year Ended January 31, 2005	Nine Months Ended October 31, 2005
	(dollars in thousands)
Initial and delayed draw term loans (e)	$18,855	$20,171
Revolving credit facility (f)	—	599
Accretion of preferred stock (g)	—	2,533
Other (h)	2,193	2,192

	21,048	25,495
Elimination of historical interest expense	35,431	28,434

Decrease in interest expense	$(14,383)	$(2,939)

  (e)
  Interest expense was calculated at an assumed weighted average interest rate of 3.98% for the year ended January 31, 2005 and 5.68% for the nine months ended October 31, 2005, which are based on the terms of the amended, restated, and combined credit agreement.

  (f)
  Interest expense was calculated at an assumed weighted average interest rate of 5.42% for the nine months ended October 31, 2005, which are based on the terms of the amended, restated, and combined credit agreement using historical revolving credit facility outstanding borrowings. This interest rate was applied to our weighted average borrowings during the period. No revolving credit borrowings were outstanding during the year ended January 31, 2005.

  (g)
  Reflects accreted interest in accordance with Statement of Financial Accounting Standard No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" which we adopted effective February 1, 2005.

  (h)
  Reflects amortization of deferred financing costs adjusted for the debt refinancing, capital lease expense and other fees.

  A 0.125% change in interest rates would impact interest expense for borrowings under the revolving credit facility and the initial and delayed draw term loans, collectively in the amount of approximately $594 for the year ended January 31, 2005 and approximately $454 for the nine months ended October 31, 2005.

(7)
Reflects the income tax effect of all pro forma adjustments at our statutory income tax rates of 42.35% for the year ended January 31, 2005 and the nine months ended October 31, 2005.

(8)
Reflects reclassification of WordWave depreciation expense from selling, general and administrative expenses to cost of revenues for consistency with our historical presentation.

(9)
As part of the WordWave acquisition, we agreed to issue a total of 250,000 stock options to purchase our class B common stock at $72.00 per share. These stock options did not have an impact on the pro forma diluted weighted average number of shares outstanding for the year ended January 31, 2005 and nine months ended October 31, 2005 because their effect would be antidilutive.

(10)
Total pro forma cost of revenues and pro forma selling, general and administrative expenses include the following amounts of depreciation and amortization:

	Year Ended January 31, 2005	Nine Months Ended October 31, 2005
	(dollars in thousands)
Cost of revenues	$10,757	$8,992
Selling, general and administrative expenses	5,308	4,032

Total pro forma depreciation and amortization	$16,065	$13,024

SELECTED CONSOLIDATED FINANCIAL DATA

        The selected consolidated financial data set forth below should be read in conjunction with the financial statements and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information appearing elsewhere in this prospectus. The following data has been derived from financial statements audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. Consolidated balance sheets as of January 31, 2004 and 2005 and the related statements of operations and of cash flows for each of the three years in the period ended January 31, 2005 and notes thereto appear elsewhere in this prospectus. The selected consolidated statement of operations data for the years ended January 31, 2001 and 2002 and the consolidated balance sheet data as of January 31 2001, 2002 and 2003 are derived from audited financial statements not included in this prospectus. The consolidated statement of operations data and statement of cash flow data for the nine months ended October 31, 2004 and 2005 and the consolidated balance sheet data as of October 31, 2005 are derived from unaudited financial statements included elsewhere in this prospectus that, in our opinion, include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the information for the periods presented. Historical results are not necessarily indicative of operating results to be expected in the future.

	Year Ended January 31,					Nine Months Ended October 31,
	2001	2002	2003	2004	2005	2004	2005
	(dollars in thousands except share and per share data)
Statement of Operations Data
Net revenue	$649,450	$602,863	$581,571	$596,215	$697,893	$531,171	$603,159
Cost of revenues	448,172	410,846	398,095	411,783	462,410	346,423	390,484

Gross profit	201,278	192,017	183,476	184,432	235,483	184,748	212,675
Selling, general and administrative expenses (1)	171,882	152,841	133,318	132,507	166,067	124,906	202,106
Merger and debt restructuring costs (2)	181	5,493	5,300	—	—	—	—
Restructuring costs (3)	4,323	1,059	932	—	—	—	—

Operating income, net	24,892	32,624	43,926	51,925	69,416	59,842	10,569
Interest expense	44,487	45,518	39,242	34,981	30,543	23,516	25,623
Other income, net	(3,624)	(970)	(95)	(1,879)	(2,191)	(931)	(1,963)

(Loss) income before income taxes	(15,971)	(11,924)	4,779	18,823	41,064	37,257	(13,091)
(Benefit from) provision for income taxes	(3,366)	(2,030)	3,400	10,402	19,705	17,762	9,017

(Loss) income before minority interest and cumulative effect of change in accounting principle	(12,605)	(9,894)	1,379	8,421	21,359	19,495	(22,108)
Minority interest	166	51	13	18	(11)	(13)	1

(Loss) income before cumulative effect of change in accounting principle, net of income taxes	(12,771)	(9,945)	1,366	8,403	21,370	19,508	(22,109)
Cumulative effect of change in change in accounting principle, net of income taxes (4)	—	—	—	—	—	—	18,619

Net (loss) income	$(12,771)	$(9,945)	$1,366	$8,403	$21,370	$19,508	$(3,490)

Accretion of preferred stock	(6,648)	(7,144)	(4,441)	(243)	(291)	(214)	—

Net (loss) income available to common shareholders	$(19,419)	$(17,089)	$(3,075)	$8,160	$21,079	$19,294	$(3,490)

Net (loss) income per Class B common share:
Basic:
Income (loss) before cumulative effect of change in accounting principle, net of income tax							$(4.22)
Cumulative effect of change in accounting principle, net of income tax							3.55

Net income (loss) available to common shareholders	$(3.59)	$(3.24)	$(0.58)	$1.55	$4.00	$3.66	$(0.67)

Diluted:
Income (loss) before cumulative effect of change in accounting principle, net of income tax							$(4.22)
Cumulative effect of change in accounting principle, net of income tax							3.55

Net income (loss) available to common shareholders	$(3.59)	$(3.24)	$(0.58)	$1.39	$3.49	$3.20	$(0.67)

Weighted average number of shares outstanding:
Basic	5,411,389	5,274,990	5,273,086	5,272,713	5,270,785	5,272,713	5,237,825
Diluted	5,411,389	5,274,990	5,273,086	5,890,166	6,038,188	6,022,570	5,237,825

	As of January 31,					As of October 31,
	2001	2002	2003	2004	2005	2004	2005
	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$22,896	$45,885	$36,480	$36,428	$12,269	$16,130	$6,009
Working capital	(253,576)	(253,491)	75,027	78,695	66,473	77,572	91,244
Total assets	349,238	333,920	308,159	311,709	327,289	326,505	374,513
Debt obligations, including capital leases	360,558	336,383	339,338	331,223	303,667	304,575	311,960
Redeemable preferred stock	42,345	49,489	53,931	54,174	54,465	54,387	24,701
Puttable class B common stock (5)	—	—	—	507	5,564	429	60,993
Total shareholders' deficit	(143,918)	(161,674)	(163,362)	(154,583)	(136,842)	(134,780)	(147,342)
	Year Ended January 31,					Nine Months Ended October 31,
	2001	2002	2003	2004	2005	2004	2005
Statement of Cash Flow Data:
Net cash flow provided by (used in):
Operating activities	$21,910	$60,845	$18,210	$29,921	$57,991	$36,187	$18,199
Investing activities	(22,884)	(11,441)	(13,107)	(15,269)	(45,783)	(22,527)	(29,492)
Financing activities	7,897	(25,967)	(14,059)	(13,603)	(35,074)	(33,269)	3,910
Other Data:
Depreciation and amortization	$17,046	$15,711	$14,751	$15,025	$14,786	$10,737	$12,061
Amortization of intangible and other assets	6,761	6,757	287	64	363	78	3,036
Capital expenditures	14,004	10,869	13,343	13,890	16,026	10,527	15,094
EBITDA (6)	52,157	56,011	59,046	68,875	86,767	71,601	27,628
Adjusted EBITDA (6)	52,157	56,011	59,046	69,240	88,548	72,164	80,746
Non-cash stock-based compensation	—	—	—	365	1,781	563	53,118

(1)
Selling, general and administrative expenses include non-cash, stock-based compensation expense associated with stock ownership and option plans that are accounted for as variable plans under APB Opinion No. 25 "Accounting For Stock Issued to Employees" and related pronouncements. We recorded non-cash, stock-based compensation of $365 and $1,781 for the years ended January 31, 2004 and 2005, respectively, and $563 and $53,118 for the nine months ended October 31, 2004 and 2005, respectively. Net of taxes, these non-cash, stock-based compensation charges were $209 and $1,026 for the years ended January 31, 2004 and 2005, respectively, and $278 and $48,887 for the nine months ended October 31, 2004 and 2005, respectively. Also included in selling, general and administrative expenses for the nine months ended October 31, 2005 are $1,286 of advisor fees and other expenses associated with the potential sale of our company to an employee stock ownership plan, which we ultimately chose not to pursue.

(2)
During fiscal 2001, we recorded a $181 charge to operations related to the merger of Viking Merger Sub. Inc. with us in November 1999. In 2002 and 2003, we recorded charges to operations of $5,493 and $5,300, respectively, resulting from with legal and advisor fees we incurred in connection with debt restructuring activities.

(3)
During fiscal 2001, 2002 and 2003, we recorded $4,323, $1,059 and $932 of restructuring costs, respectively. These restructuring costs were associated with headcount reduction and accruals of lease obligations for facilities that we exited as part of our operational restructuring.

(4)
Effective February 1, 2005, we changed the accounting for our redeemable preferred stock as prescribed by Statement of Financial Accounting Standard ("SFAS") No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." Prior to adopting SFAS No. 150, we classified our redeemable preferred stock as a "mezzanine" instrument. Upon the adoption of SFAS No. 150, our redeemable preferred stock, as of October 31, 2005, is recorded as a liability on our consolidated balance sheets. We recorded the cumulative effect of this change in accounting principle prospectively by initially measuring, on the date of adoption, our redeemable preferred stock at fair value using a discounted cash flow approach. The cumulative effect of change in accounting principle, net of income tax, of $18,619, is reflected on our consolidated statements of operations for the nine months ended October 31, 2005.

(5)
Our puttable class B common stock, which for corporate law purposes is not considered a separate class of stock, represents shares that are considered "mandatorily redeemable securities" because of the holder's rights to put their shares to us upon termination without cause, death, disability or resignation.

(6)
EBITDA is defined as net income (loss) before the cumulative effect of change in accounting principle, interest expense, income tax expense (benefit) and depreciation and amortization. EBITDA is not a presentation made in accordance with generally accepted accounting principles, or GAAP, and is not a measure of financial condition or profitability. It should not be considered as an alternative to, or more meaningful than, amounts determined in accordance with GAAP, including net income (loss) as an indicator of operating performance or net cash from operating activities as an indicator of liquidity. However, we believe that EBITDA is useful to an investor in evaluating our operating performance because:

    •
    this measure is widely used by securities analysts and investors to measure a company's operating performance without regard to items such as interest and debt expense, income tax expense and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired;

    •
    this measure helps investors to evaluate and compare the results of our operations from period to period by removing the impact of our capital structure and our asset base; and

    •
    this measure is used by our management, among other operating measures, for various purposes, including as a measure of operating performance to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.

EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are:

  •
  EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

  •
  EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

  •
  EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

  •
  Although depreciation and amortization are non-cash charges, the assets being depreciated will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

  •
  EBITDA is not calculated identically by all companies; therefore, our presentation of EBITDA may not be comparable to similarly titled measures of other companies.

EBITDA is defined as EBITDA plus non-cash, stock-based employee compensation expense. Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles, or GAAP, and is not a measure of financial condition or profitability. It should not be considered as an alternative to, or more meaningful than, amounts determined in accordance with GAAP, including net income (loss) as an indicator of operating performance or net cash from operating activities as an indicator of liquidity. However, we believe that Adjusted EBITDA is an important operating measure because:

  •
  it is used by our management, among other operating measures, for various purposes, including measuring our operating performance, assisting in comparing our financial performance from period to period on a consistent basis and presenting our financial performance to our board of directors for strategic planning and forecasting; and

  •
  the financial covenants applicable to our old and new senior credit facilities (interest coverage ratio and leverage ratio) are based on EBITDA, adjusted for non-cash expenses among other adjustments. Therefore, our management and our lenders use EBITDA, as adjusted for non-cash, stock-based compensation expense, among other adjustments, as a measure of our continuing compliance with our financial covenants.

The following is a reconciliation of net income (loss) to EBITDA and adjusted EBITDA:

	Year Ended January 31,					Nine Months Ended October 31,
	2001	2002	2003	2004	2005	2004	2005
	(dollars in thousands)
Net income (loss)	$(12,771)	$(9,945)	$1,366	$8,403	$21,370	$19,508	$(3,490)
Cumulative effect of change in accounting principle, net of income tax	—	—	—	—	—	—	(18,619)
Interest expense	44,487	45,518	39,242	34,981	30,543	23,516	25,623
(Benefit from) provision for income taxes	(3,366)	(2,030)	3,400	10,402	19,705	17,762	9,017
Depreciation and amortization	17,046	15,711	14,751	15,025	14,786	10,737	12,061
Amortization of intangible and other assets	6,761	6,757	287	64	363	78	3,036

EBITDA	52,157	56,011	59,046	68,875	86,767	71,601	27,628
Non-cash, stock-based employee compensation	—	—	—	365	1,781	563	53,118

Adjusted EBITDA	$52,157	$56,011	$59,046	$69,240	$88,548	$72,164	$80,746

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of financial condition and results of operations together with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements about our business and operations, based on current expectations and related to future events and our future financial performance, that involve risks and uncertainties. Our actual results may differ materially from those we currently anticipate as a result of many important factors, including the factors we describe under "Risk Factors," "Forward-Looking Statements" and elsewhere in this prospectus.

Overview

        We are a leading provider of outsourcing solutions for various complex business communication and information management needs. Our services include document and data management, litigation support, branded communication programs, fulfillment, imaging and printing. Our solutions enable our clients to create access, control, analyze and communicate critical information for key business initiatives, such as targeted customer marketing, complex regulatory compliance and business decision making. We integrate proprietary technologies, industry-specific processes and outsourced services into flexible, easy-to-use comprehensive service offerings.

        In connection with our January 2006 acquisition of WordWave, Inc., we reorganized our operations and realigned our management and financial reporting structure. We reviewed the impact of this reorganization and realignment on our reporting segments pursuant to applicable accounting standards and we believe that a change in our reporting segments has occurred. Commencing in the fourth quarter of our fiscal year ended January 31, 2006, we intend to present four reporting segments: Legal Solutions, Marketing and Communication Solutions, Transaction and Compliance Services and Other Communication Services. Prior periods will be restated to conform to our new reporting segments. The discussion of our business in this prospectus reflects these four segments. However, our consolidated financial statements and our discussion and analysis of our financial condition and results of operations included in this prospectus, present historical periods through our third quarter ended October 31, 2005, and therefore exclude the period in which this change occurred. Accordingly, the consolidated financial statements and our discussion and analysis of our financial condition and results of operations in this prospectus reflect our two former reporting segments that were applicable in the periods presented: Specialty Communication Services and Document Services. We intend to file a pre-effective amendment to the registration statement of which this prospectus is a part to include the consolidated financial statements for our fiscal year ended January 31, 2006 and an updated management's discussion and analysis. In conjunction with this amendment, we intend to restate all previous segment information to reflect our new four reporting segments.

Specialty Communication Services

Financial Document Services

        Within our former Specialty Communication Services segment, our Financial Document Services business unit encompasses transactional documents that generally reflect the level of deal activity in the capital markets as well as required regulatory compliance and other repetitive work that is less affected by capital market activity. We experienced a significant increase in transactional activity throughout fiscal 2005; however, we experienced a softening of financial transaction activity during the first nine months of fiscal 2006 as our net revenue from financial transactions remained relatively flat when compared to the same period a year ago. We are also monitoring the effect of governmental regulation on our business, including the SEC's new security offering reform rules, which became effective on December 1, 2005. We anticipate a decrease in our net revenue from printing of final prospectuses as a result of the security reform rules, beginning in the fourth quarter of our fiscal 2006.

        Revenue for financial transactional documents and transaction-based composition and print services in our Specialty Communication Services segment has also historically been subject to some seasonality, with stronger demand occurring during the first and second fiscal quarters. This strong demand is primarily the result of clients' budgeting processes and financial reporting calendars. Historically, we have experienced somewhat weaker demand in our third and fourth fiscal quarters.

        We are continuing to focus on diversifying and expanding our service offerings to reduce our exposure to cyclical economic conditions, government regulation and seasonality. For example, our Merrill DataSite revenues have increased from $2.3 million in fiscal 2003 to $9.5 million in fiscal 2005. Merrill DataSite is an online data room that is used for hosting due diligence documents in merger and acquisition transactions. This product reduces our exposure to the print components of the financial transaction market, but we do anticipate that Merrill DataSite will be exposed to similar cyclical conditions and seasonality as already experienced in our transactional document business in our Financial Document Services business unit.

        On February 28, 2005, we acquired P.H. Brink International Corporation (Brink), a provider of a variety of language services, including translation, localization, internationalization and globalization services, for approximately $14.1 million plus additional consideration of up to $5.0 million depending on achievement of certain revenue milestones. This acquisition complements our existing translation business. Effective March 1, 2005, operating results from this acquisition are reflected in our consolidated operating results.

Strategic Communication Services

        Our Strategic Communication Services business unit provides brand identity management, customer communication, packaged direct marketing programs, compliance filing, composition and printing services for mutual funds, including "intelligent print," where we print on-demand documents for individual investors. These services are contractual with agreements generally having one to three year terms, whereas our composition and printing services agreements are often one-time projects. Sales of compliance documentation and marketing materials for our investment fund clients are affected by capital market fluctuations, as well as general economic conditions. We experienced generally positive results in fiscal 2005 and the first nine months of fiscal 2006. This business unit is also affected by government regulation. For example, SEC amendments and rules to improve disclosures by investment management companies may increase the amount of print, composition or fulfillment work in this area.

        We continue to focus on diversifying our Strategic Communication Services product offerings. On January 31, 2005, we acquired Fine Arts Engraving Company (Fine Arts) for a total purchase price of approximately $20.1 million. Fine Arts is a provider of high-quality, engraved printed products, such as stationery and business cards. These products expand our current brand management offering and are marketed to complementary financial, legal and corporate clients. Effective February 1, 2005, operating results from this acquisition are reflected in our consolidated operating results.

Realty Services

        Our Realty Services business unit provides brand identity management, customer communication and packaged direct marketing programs to our real estate customers. We have contracts with most large national residential real estate franchisers. This business is dependent on the overall economic health of the residential real estate market. On September 23, 2004, we acquired Jim Laffey, Inc., Ken Freeberg, Inc, Webcopies.com LLC and The Berkshires Homebuyers Guide, Inc. (collectively CfRE), for a total purchase price of approximately $12.0 million. CfRE is an Internet generated printing business, providing marketing materials for the residential real estate industry, particularly independent real estate agents, complementing our national brands/large franchiser focus. Effective September 23, 2004, operating results from this acquisition are reflected in our consolidated operating results.

Integrated Operations Group

        Our Integrated Operations Group earns most of its revenue from internal transactions, as the print provider for our Specialty Communication Services segment. These inter-company transactions are eliminated from our consolidated results of operations. We include election services results in our Integrated Operations Group. California election services revenue generally occurs in the first and third quarters of even-numbered calendar years. Integrated Operations Group also earns revenue from general commercial printing activities, such as the printing of high-end, glossy annual reports.

Document Services

        Our former Document Services segment includes transactional, one-time reprographics and litigation support services, as well as on-going contractual services generated from our on-site document service centers. Demand for these services has historically been influenced by general economic conditions as well as growth in the market for legal services and trends towards outsourcing document facilities.

Recent Acquisitions

        On December 31, 2005, we completed the acquisition of the remaining 51.0% of the equity ownership of Quebecor Merrill Canada Inc. (QMC) for approximately $16.4 million in cash. QMC is a provider of financial transactional and compliance composition and printing services to Canadian issuers.

        On January 3, 2006, we completed the acquisition of WordWave, Inc. for $157.3 million in cash. In addition, there is a $5.0 million contingent earn-out payment to be made no later than April 30, 2007 if WordWave achieves certain financial objectives for the year ended December 31, 2005 and for our fiscal 2007. WordWave is a global provider of court reporting, litigation support, digital recording and transcription services to law firms, courts, governmental agencies and corporations and complements our existing Document Services product offering and services.

Our New Reporting Segments

        Commencing in our fourth quarter of fiscal 2006, in connection with our then pending acquisition of WordWave, we reorganized our business into four reportable segments:

  •
  Legal Solutions provides both on-demand and on-site litigation support, information management tools and electronic and print document management services for law firms, corporate legal departments and professional services firms. Examples of our services include creating searchable litigation document repositories, managing electronic data discovery and providing real-time court reporting and deposition videography.

  •
  Marketing and Communication Solutions supplies brand identity management, customer communication and packaged direct marketing programs for sales professionals in industries such as real estate, mutual funds and insurance. Examples of our services include customizable corporate identity materials, direct mail marketing pieces and promotional programs supported by web-based technologies.

  •
  Transaction and Compliance Services offers document composition, filing, printing, distribution and electronic access services to support clients' transaction and regulatory compliance activities such as securities offerings, reorganizations, mergers and acquisitions, SEC filings and other regulatory filings. Examples of our services include EDGAR filing, prospectus printing and creating and hosting on-line data rooms for corporate transactions and restructurings.

  •
  Other Communication Services provides language translation, captioning, election services and specialty printing that complement or utilize the same underlying competencies found in our other segments. Examples of our services include translating product manuals into multiple languages and providing closed captioning for television programming.

        Beginning with our fiscal year ended January 31, 2006, our financial statements (and related management's discussion and analysis) will be based upon these four reportable segments.

Results of Operations

        The following table sets forth, for the periods indicated, our results of operations:

	For the Year Ended January 31,			For the Nine Months Ended October 31,
	2003	2004	2005	2004	2005
	(dollars in thousands)
Statement of Operations Data:
Net revenue	$581,571	$596,215	$697,893	$531,171	$603,159
Cost of revenue	398,095	411,783	462,410	346,423	390,484

Gross profit	183,476	184,432	235,483	184,748	212,675
Selling, general and administrative expenses	133,318	132,507	166,067	124,906	202,106
Debt restructuring costs	5,300	—	—	—	—
Restructuring costs	932	—	—	—	—

Operating income, net	43,926	51,925	69,416	59,842	10,569
Interest expense	39,242	34,981	30,543	23,516	25,623
Other income, net	(95)	(1,879)	(2,191)	(931)	(1,963)

Income (loss) before income taxes	4,779	18,823	41,064	37,257	(13,091)
Provision for income taxes	3,400	10,402	19,705	17,762	9,017
Minority interest	13	18	(11)	(13)	1
Cumulative effect of change in accounting principle, net of income taxes	—	—	—	—	(18,619)

Net income (loss)	$1,366	$8,403	$21,370	$19,508	$(3,490)

Accretion of preferred stock	(4,441)	(243)	(291)	(214)	—

Net income (loss) available to common shareholders	$(3,075)	$8,160	$21,079	$19,294	$(3,490)

        The following table sets forth our statements of operations data expressed as a percentage of net revenue for the periods indicated.

	For the Year Ended January 31,			For the Nine Months Ended October 31,
	2003	2004	2005	2004	2005
Net revenue	100.0%	100.0%	100.0%	100.0%	100.0%

Cost of revenue	68.5%	69.1%	66.3%	65.2%	64.7%

Gross profit	31.5%	30.9%	33.7%	34.8%	35.3%
Selling, general and administrative expenses	22.9%	22.2%	23.8%	23.5%	33.5%
Debt restructuring costs	0.9%	0.0%	0.0%	0.0%	0.0%
Restructuring costs	0.2%	0.0%	0.0%	0.0%	0.0%

Operating income, net	7.6%	8.7%	9.9%	11.3%	1.8%
Interest expense	6.7%	5.9%	4.4%	4.4%	4.3%
Other income, net	(0.0)%	(0.4)%	(0.3)%	(0.1)%	(0.3)%

Income (loss) before income taxes	0.8%	3.2%	5.9%	7.0%	(2.2)%
Provision for income taxes	0.6%	1.8%	2.8%	3.3%	1.5%
Minority interest	0.0%	0.0%	(0.0)%	(0.0)%	0.0%
Cumulative effect of change in accounting principle, net of income taxes	0.0%	0.0%	0.0%	0.0%	(3.1)%

Net income (loss)	0.2%	1.4%	3.1%	3.7%	(0.6)%

Accretion of preferred stock	(0.7)%	(0.0)%	(0.1)%	(0.1)%	—

Net income (loss) available to common shareholders	(0.5)%	1.4%	3.0%	3.6%	(0.6)%

        The following table sets forth, for the periods indicated, our net revenues by segment:

	For the Year Ended January 31,			For the Nine Months Ended October 31,
	2003	2004	2005	2004	2005
	(dollars in thousands)
Net Revenue by Segment:
Specialty Communications Services	$457,507	$465,164	$562,608	$430,043	$486,947
Document Services	124,064	131,051	135,285	101,128	116,212

Total Consolidated Net Revenue	$581,571	$596,215	$697,893	$531,171	$603,159

Nine months ended October 31, 2005 compared to nine months ended October 31, 2004

Net revenue

        Overall net revenue increased $72.0 million, or 13.6%, to $603.2 million for the nine months ended October 31, 2005, from $531.2 million for the nine months ended October 31, 2004. Of the $72.0 million increase in net revenue, approximately $23.4 million was contributed by our acquisitions of CfRE, Fine Arts and Brink. The remaining growth in net revenue of $48.6 million was attributable to our Specialty Communication Services segment in the amount of $33.5 million and by our Document Services segment in the amount of $15.1 million. These increases reflect continued stable general economic conditions despite decreased financial transaction activity.

        Net revenue in the Specialty Communication Services segment increased $56.9 million, or 13.2%, to $486.9 million for the nine months ended October 31, 2005 from $430.0 million for the nine months ended October 31, 2004. A significant portion of this revenue growth for the nine months ended October 31, 2005 when compared to the nine months ended October 31, 2004 was attributable to acquisitions completed in the last year in three of our business units. Our acquisitions of Fine Arts, CfRE and Brink contributed approximately $11.9 million, $5.9 million and $5.6 million of the net revenue growth to our Strategic Communication Services, Realty Services and Financial Document Services business units, respectively. The remaining growth in revenue came from organic sources. Our Merrill DataSite product contributed revenue growth of $9.4 million and our regulatory compliance revenue increased $2.7 million, reflecting a continuing strong demand for these products offered by our Financial Document Services business unit. We also experienced net revenue gains of approximately $23.5 million primarily from existing and new financial services clients in our Strategic Communications Services business unit, particularly from strong demand for our fulfillment services, as well as from increased demand for marketing programs that are directed to our brand management service clients. We also experienced $8.0 million growth in net revenue from our Realty Services business unit from the introduction of several new products, a strong domestic real estate market and successful marketing programs. All of these revenue gains were partially offset by a $9.9 million decrease in revenues from our Integrated Operations Group as fiscal 2006 was not a California general election year from which we generated election services revenue.

        We also experienced some changes to the mix of our revenues generated within our Specialty Communications Services segment as net revenue generated by financial transactions accounted for 50.9% of our total Financial Document Services business unit net revenue for the nine months ended October 31, 2005 compared to 55.4% for the nine months ended October 31, 2004. Our language translation and Merrill DataSite services accounted for 13.6% of Financial Document Services net revenue for the nine months ended October 31, 2005 compared to 7.3% for the nine months ended October 31, 2004.

        Net revenue in the Document Services segment increased $15.1 million, or 14.9%, to $116.2 million for the nine months ended October 31, 2005 from $101.1 million for the nine months ended October 31, 2004. Approximately $11.0 million of this net revenue growth is attributable to our litigation support business with our reprographic and document services center operations contributing $2.5 million and $1.6 million to the net revenue growth, respectively. The net revenue growth for litigation support, reprographics and document services centers is attributable to a general increase in market penetration.

Gross profit

        Gross profit increased $27.9 million, or 15.1%, to $212.7 million for the nine months ended October 31, 2005 from $184.7 million for the nine months ended October 31, 2004. Gross profit from our Specialty Communication Services segment increased $15.9 million, including approximately $7.3 million in gross profit from our acquisitions, of CfRE, Fine Arts and Brink, and a $12.0 million increase from our Document Services segment for the nine months ended October 31, 2005 when compared to the same period one year ago. Gross profit, as a percentage of net revenue, was 35.3% for the nine months ended October 31, 2005 compared to 34.8% for the nine months ended October 31, 2004. The stable gross profit, as a percentage of net revenue, was attributable to significant improvement in gross profit, as a percentage of net revenue, from our Document Services segment, partially offset by a decline from Specialty Communications Services segment gross profit, as a percentage of net revenue.

        Our Specialty Communication Services segment gross profit increased $15.9 million, including $7.3 million related to the operations of recently acquired businesses, as previously discussed, for the nine months ended October 31, 2005 when compared to the same period one year ago. Specialty Communication Services gross profit, as a percentage of net revenue, was 37.0% for the nine months ended October 31, 2005 compared to 38.2% for the nine months ended October 31, 2004. The increase in Specialty Communication Services gross profit was primarily attributable to increased net revenue, as previously discussed. The decrease in gross profit, as a percentage of net revenue, reflected the decrease in financial transaction revenue, as a percentage of Specialty Communication Services net revenue, as previously discussed. Financial transaction revenue is presently generating higher gross margins than other products or services in the Specialty Communication Services segment.

        Our Document Services segment gross profit increased $12.0 million, or 58.8%, to $32.4 million for the nine months ended October 31, 2005 from $20.4 million for the nine months ended October 31, 2004. The increase in Document Services gross profit was primarily the result of gross profit in our litigation support business for the nine months ended October 31, 2005. Our litigation support and reprographic businesses posted significantly improved gross profit and gross profit, as a percentage of net revenue, for the nine months ended October 31, 2005 when compared to the same period a year ago as we benefited from increased volume of work and better cost management. These factors drove Document Services segment gross profit, as a percentage of net revenue, to 27.9%, for the nine months ended October 31, 2005, from 20.2% for the nine months ended October 31, 2004.

Selling, general and administrative expenses

        Selling, general and administrative expenses increased $77.2 million, or 61.8%, to $202.1 million for the nine months ended October 31, 2005 from $124.9 million for the nine months ended October 31, 2004. The increase in selling, general and administrative expenses was primarily driven by non-cash stock compensation. We have significant stock ownership and option plans that are accounted for as variable plans under APB No. 25, "Accounting for Stock Issued to Employees" and related pronouncements. For the nine months ended October 31, 2005 and 2004, we recorded $53.1 million and $0.6 million of non-cash stock compensation expense under the intrinsic method as prescribed by APB No. 25 and related pronouncements, respectively. Additionally, approximately $7.1 million of the increase in selling, general and administrative expenses was directly related to our recent acquisitions, of which $2.8 million related to the amortization of acquired identifiable intangible assets. A significant driver of the remaining increase in selling, general and administrative expenses related to a $14.5 million increase in compensation expense related to additional sales positions, variable sales compensation and increased marketing and promotion activities, particularly in our Financial Document Services business unit, as we continued to focus on obtaining additional market share for Merrill DataSite, translation services and traditional financial transactional and compliance business.

        Selling, general and administrative expenses, as a percentage of net revenue, were 33.5% for the nine months ended October 31, 2005 compared to 23.5% for the nine months ended October 31, 2004. The increase in selling, general and administrative expenses, as a percentage of net revenue, was primarily due to the $52.6 million increase in non-cash stock compensation expense, as previously discussed. Additionally, the increase in selling, general and administrative expenses, as a percentage of net revenue, was attributable to investments in expanding our sales force and increasing marketing and promotion activities for which we did not experience significantly increased net revenue during the period.

Operating income

        Operating income was $10.6 million, or 1.8%, of net revenues, for the nine months ended October 31, 2005 compared to $59.8 million, or 11.3%, of net revenues, for the nine months ended October 31, 2004. The decrease in operating income was primarily due to the increase in non-cash stock compensation expense of $52.6 million, as previously discussed. This decrease was partially offset by an increase in gross profit. Operating income from our Speciality Communications Services segment was $31.6 million for the nine months ended October 31, 2005 compared to $59.9 million for the nine months ended October 31, 2004. This decrease was primarily due to the stock compensation charges. Operating income from our Document Services segment was $2.0 million for the nine months ended October 31, 2005 compared to a $0.1 million operating loss for the nine months ended October 31, 2004. This increase was primarily due to the growth in our litigation support business, as discussed above. Operating income in our Specialty Communications Services segment was significantly higher than operating income in our Document Services segment as a result of significantly greater revenue and higher operating income margins.

Interest expense

        Interest expense increased $2.1 million, or 9.0%, to $25.6 million for the nine months ended October 31, 2005 compared to $23.5 million for the nine months ended October 31, 2004. Approximately $2.5 million of this increase related to the accretion of fair value of our redeemable preferred stock towards its liquidation value in accordance with SFAS No. 150. Partially offsetting this increase was a $0.4 million decrease in interest expense as our weighted average debt balance was $318.2 million and the weighted average interest rate was 9.0% for the nine months ended October 31, 2005 compared to weighted average debt balance of $325.5 million and weighted average interest rate of 8.9% for the nine months ended October 31, 2004.

Other income, net

        Other income, net was $1.9 million for the nine months ended October 31, 2005 compared to $0.9 million for the nine months ended October 31, 2004. Other income, net of $1.9 million for the nine months ended October 31, 2005 was primarily a result of recording our earnings from an equity method investment and interest income. Other income, net of $0.9 million for the nine months ended October 31, 2004 was primarily a result of recording our earnings from an equity method investment, realizing a $1.0 million profit from the one-time sale of stock of a private company we acquired in fiscal 2002 as consideration for a product line disposition and interest income, partially offset by a write off of $1.4 million of unamortized debt issuance costs in connection with our July 2004 refinancing of our then existing senior credit facility.

Provision for income taxes

        Provision for income taxes decreased $8.7 million to $9.0 million for the nine months ended October 31, 2005, from $17.8 million for the nine months ended October 31, 2004. The provision for income taxes of $9.0 million resulted from a loss before income taxes of $13.1 million for the nine months ended October 31, 2005. As previously discussed, the significant driver for the loss before income taxes resulted from $53.1 million of non-cash stock compensation expense being recorded during the nine months ended October 31, 2005 of which approximately $43.2 million will not be deductible for tax purposes. The $17.8 million provision for income taxes resulted from $37.3 million of income before income taxes for the nine months ended October 31, 2004. Our effective tax rate of (68.9)% for the nine months ended October 31, 2005 differs from the federal statutory tax rate of 35.0% as a result of the non-deductible stock compensation charge previously discussed, non-deductible business meeting and entertainment expenses, foreign operating losses for which no income tax benefit was recorded and state income taxes. Our effective tax rate of 47.7% for the nine months ended October 31, 2004 was higher than the federal statutory tax rate as a result of non-deductible business meeting and entertainment expenses, foreign operating losses for which no income tax benefit was recorded and state income taxes.

Cumulative effect of change in accounting principle

        Effective February 1, 2005, we changed the accounting for our redeemable preferred stock as prescribed by Statement of Financial Accounting Standard No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement requires that certain financial instruments be classified as liabilities rather than equity or "mezzanine" instruments under previous standards. This statement also requires that we record the cumulative effect of this change in accounting principle prospectively by initially measuring, on the date of adoption, the financial instruments at fair value or by other measurements as prescribed by the statement. In accordance with this standard, our redeemable preferred stock, as of October 31, 2005, was recorded as a component of liabilities. The cumulative effect of change in accounting principle, net of income tax, was $18.6 million, representing the total gain upon initial adoption of $32.3 million, less income taxes of $13.7 million. The $13.7 million income tax was recorded as a deferred income tax liability. Effective February 1, 2005, we began accreting the value of preferred stock to its liquidation value through periodic charges to interest expense. For the nine months ended October 31, 2005, we recorded interest expense associated with the accretion to liquidation of approximately $2.5 million.

Net (loss) income

        Net loss was $3.5 million, a decrease of $23.0 million, for the nine months ended October 31, 2005 compared to net income of $19.5 million for the nine months ended October 31, 2004. This decrease was driven by significant increase in selling, general and administrative expenses, primarily related to non-cash stock compensation expense, offset partially by increased gross profit and decreased provision for income taxes, as previously discussed.

Net (loss) income available to common shareholders

        Net loss available to common shareholders was $3.5 million for the nine months ended October 31, 2005 compared to $19.3 million for the nine months ended October 31, 2004. The decrease was for the same reasons as the decrease in net loss, including $0.2 million of accretion of our preferred stock.

Fiscal year ended January 31, 2005 compared to fiscal year ended January 31, 2004

Net revenue

        Overall net revenue increased 17.1% to $697.9 million for fiscal 2005 from $596.2 million for fiscal 2004. This increase was due primarily to continued improved general economic conditions and financial market activity, especially creating significant revenue growth in our Specialty Communication Services segment.

        Net revenue in the Specialty Communication Services segment increased $97.4 million, or 20.9%, to $562.6 million for fiscal 2005 from $465.2 million for fiscal 2004. The majority of our growth in net revenue was from growth of existing product offerings, with only approximately $4.2 million of our growth resulting from our acquisitions of Watchdog Print Media and CfRE which were integrated with our Realty Services business unit late in 2004. Our Financial Document Services business unit experienced net revenue growth of $53.6 million in fiscal 2005 compared to fiscal 2004. This increase resulted largely from increased demand in the financial transaction markets, primarily as a result of strong worldwide capital markets. Net revenue in the financial transaction markets for fiscal 2005 increased 42.6%, or $45.8 million, from fiscal 2004 to $153.4 million in fiscal 2005. Corporate regulatory compliance net revenue decreased $2.5 million, or 2.8%, for fiscal 2005 compared to fiscal 2004, due to a slight decrease in the number of compliance jobs in the marketplace. Similar growth was experienced by our Strategic Communication Services business unit where net revenues in fiscal 2005 increased $24.8 million when compared to fiscal 2004. This increase was driven primarily by our increased penetration and business attained from several large financial services clients, reflecting the improved condition in the mutual fund industry, and increased spending on marketing programs among our brand management clients. Higher volumes of business with existing clients and initiation of marketing programs by several clients, in both our financial services and brand management businesses, either because of improved financial markets or because of their internal marketing program implementations, contributed to the overall increase in fiscal 2005. In addition to the impacts of the acquisitions discussed above, our Realty Services business unit experienced $4.1 million of net revenue growth in fiscal year 2005 compared to fiscal 2004, primarily due to the introduction of several new products, a strong domestic real estate market and successful marketing programs with our existing clients. Primarily because 2005 was a statewide election year in California, which occurs every other year, we experienced a $10.7 million increase in net revenues generated by our Integrated Operations Group. Additionally, redistricting in California caused the number of voter information guides to increase significantly in fiscal 2004. We expect net revenues generated by our Integrated Operations Group business unit to decrease significantly in fiscal 2006 since it is not a statewide election year in California and we will not generate much, if any, revenues from election services.

        We also experienced some changes in the mix of the revenues generated within our Specialty Communications Services segment as net revenue generated by financial transactions accounted for 57.8% of our total Financial Document Services business unit net revenue for fiscal 2005 compared to 50.8% for fiscal 2004. Language translation net revenue for fiscal 2005 increased $2.6 million, or 29.2%, compared to fiscal 2004. Merrill DataSite net revenue increased $4.8 million, or 203.9%, compared to fiscal 2004. Together these two new products' net revenue increased $7.5 million, or 54.7%, to $21.2 million for fiscal 2005 from $13.7 million in fiscal 2004.

        Net revenue in the Document Services segment increased $4.3 million, or 3.3%, to $135.3 million for fiscal 2005 from $131.0 million for fiscal 2004. This increase resulted from net revenue growth in our reprographics business and document service centers as demand for reproduction services grew. Our litigation support business revenue decreased 7.6% in fiscal 2005 compared to fiscal 2004. Our fiscal 2004 performance led us to focus on operational process and management changes in fiscal 2005, which decreased our selling efforts in this business unit.

Gross profit

        Gross profit increased $51.1 million, or 27.7%, to $235.5 million for fiscal 2005 from $184.4 million for fiscal 2004. The increase in gross profit was due largely to the 20.9% higher net revenue in our Specialty Communication Services segment, which tends to command higher gross profit margins than the Document Services segment. As a percentage of net revenue, gross profit increased to 33.7% for fiscal 2005 compared to 30.9% for fiscal 2004. We experienced a significant shift in our product mix to our higher gross profit financial transaction and financial fulfillment revenues, which in the case of financial transaction revenue tend to be more cyclical and carry higher gross profits. We also experienced increased margins in our Strategic Communication Services business unit in fiscal 2005 compared to fiscal 2004.

        Gross profit in the Specialty Communication Services segment increased $48.2 million, or 30.4%, to $207.0 million for fiscal 2005 from $158.8 million for fiscal 2004. Gross profit, as a percentage of net revenue, was 36.8% for fiscal 2005 compared to 34.1% for fiscal 2004. The fiscal 2005 increase in gross profit in total and as a percentage of net revenue was directly attributable to the $97.4 million increase in the reportable segment's net revenue, the shift in our product mix, as previously discussed, and the associated operating efficiencies achieved with higher business volumes.

        Gross profit in the Document Services segment increased $2.8 million, or 10.9%, to $28.5 million for fiscal 2005 from $25.7 million for fiscal 2004. Gross profit, as a percentage of net revenue, was 21.1% for fiscal 2005 compared to 19.6% for fiscal 2004. The increase in gross profit as a percentage of net revenue in fiscal 2005 was primarily due to our ability to leverage our labor and equipment resources across a higher net revenue base.

Selling, general and administrative expenses

        Selling, general and administrative expenses increased $33.6 million, or 25.4%, to $166.1 million for fiscal 2005 from $132.5 million for fiscal 2004. Selling, general and administrative expenses as a percentage of net revenue were 23.8% for fiscal 2005 compared to 22.2% for fiscal 2004. The increase in selling, general and administrative expenses in total, and as a percentage of net revenue, was driven primarily by: (i) increased stock and long-term incentive compensation expense of $2.3 million as a result of an increase in the fair value of our class B common stock resulting from our improved operating results, (ii) increased investments we made in selling and marketing of $19.8 million, including the addition of approximately 30 sales and marketing employees during fiscal 2005 and (iii) increased performance-based incentive compensation of $5.1 million resulting from our improved operating results. These increases were partially offset by a $1.1 million reduction in bad debt expense in fiscal 2005 compared to fiscal 2004.

Operating income

        Operating income for fiscal 2005 was $69.4 million compared to $51.9 million for fiscal 2004. Most of the $17.5 million increase in operating income resulted from the incremental margin realized on the higher revenues, partially offset by the higher selling, general and administrative expenses, as discussed above. Our Specialty Communication Services segment operating income was $68.3 million for fiscal 2005 compared to $47.8 million in fiscal 2004. This increase was primarily for the same reasons that our total operating income increased. Document Services segment operating income was $1.3 million for fiscal 2005 compared to $5.0 million in fiscal 2004. This decrease was primarily attributable to the decrease in our litigation support revenues, as discussed above. Operating income in our Specialty Communications Services segment was significantly higher than operating income in our Document Services segment as a result of significantly greater revenue and higher operating income margins.

Interest expense

        Interest expense decreased $4.5 million, or 12.9%, to $30.5 million for fiscal 2005, compared to $35.0 million for fiscal 2004. The decrease in interest expense is attributable to lower outstanding principal balances. On July 30, 2004, we entered into a $210.0 million senior credit facility with a syndicate of banks and financial institutions. A significant portion of the proceeds from the 2004 senior credit facility, along with excess cash generated from operations, was used to repay $142.9 million of borrowings outstanding under our previous senior credit facility and $38.2 million of borrowings outstanding under our previous 13.0% senior discount notes with related parties. Increasing London Interbank Offering Rates (LIBOR) during the year offset the benefits of lower outstanding principal balances. The weighted average interest rates on our borrowings were 8.82% and 9.43% in fiscal years 2005 and 2004, respectively.

Other income, net

        Other income, net was $2.2 million for fiscal 2005 compared to $1.9 million for fiscal 2004. In fiscal 2005, we realized $1.0 million of profit from the one-time sale of stock of a private company we received in a fiscal 2002 product line disposition. In addition, our earnings from an equity method investment were $1.7 million in fiscal 2005 compared to $0.5 million in fiscal 2004 and our net gain from foreign currency transactions was $0.4 million in fiscal 2005 compared to a net loss of $0.3 million in fiscal 2004. Finally, in fiscal 2005 we recorded a charge of $1.4 million in connection with our July 2004 senior credit facility refinancing, representing the write off of a portion of our previously capitalized debt financing costs.

Provision for income taxes

        The provision for income taxes was $19.7 million in fiscal 2005, compared to $10.4 million in fiscal 2004. This increase was caused primarily by an increase in pre-tax income to

$41.1 million in fiscal 2005 from $18.8 million in fiscal 2004. Our effective income tax rate was 48% compared to the federal statutory rate of 35%. The primary causes for the higher effective income tax rate includes the impact of incurring approximately $3.7 million of non-deductible business meeting and entertainment expenses, $4.3 million of foreign net operating losses for which we provided a valuation allowance for the entire amount due to uncertainty about realization, and state income taxes. During fiscal 2005, we utilized the remainder of our domestic net operating losses and included a benefit of $0.7 million from the resolution of the Internal Revenue Service audits of our fiscal years 2001 and 2002 federal income tax returns. We believe that the realization of all net deferred tax assets, excluding deferred tax assets associated with our foreign net operating loss carryforwards and domestic capital loss carryforwards, is more likely than not, and, accordingly, there are no valuation allowances associated with these items.

Net income

        Net income for fiscal 2005 was $21.4 million compared to $8.4 million for fiscal 2004. The increase in net income resulted from increased gross profit and lower interest expense, offset partially by the increased selling, general and administrative expenses and higher provision for income taxes, all of which are discussed above.

Net income available to common shareholders

        Net income available to common shareholders in fiscal 2005 and fiscal 2004 was $21.4 million and $8.2 million, respectively. These amounts included $0.3 million and $0.2 million of accretion of our preferred stock, respectively. The increase in income available to common shareholders was attributable to the same factors as those impacting net income.

Fiscal year ended January 31, 2004 compared to fiscal year ended January 31, 2003

Net revenue

        Overall net revenue increased $14.6 million, or 2.5%, to $596.2 million for fiscal 2004 from $581.6 million for fiscal 2003. The increase in revenue was due primarily to improved general economic conditions in fiscal 2004, and a marked improvement in financial transaction market activity in the fourth quarter of fiscal 2004, which positively impacted our net revenue in both our Specialty Communication Services segment, including in particular our Financial Document Services business unit, and our Document Services segment.

        Net revenue in the Specialty Communication Services segment increased $7.7 million, or 1.7%, to $465.2 million for fiscal 2004 from $457.5 million for fiscal 2003. The majority of our growth in net revenue was from growth of existing product offerings, with only approximately $0.6 million of our growth resulting from our acquisition of Watchdog Print Media which was integrated with our Realty Services business unit late in 2004. Our Financial Document Services business unit experienced net revenue growth of $13.0 million in fiscal 2004 compared to fiscal 2003. This increase resulted from higher net revenue in both the financial compliance and transaction markets. Net revenue in the corporate regulatory compliance market increased $7.2 million in fiscal 2004 and net revenue in the financial transaction market increased $1.8 million, compared to fiscal 2003. Corporate regulatory compliance net revenue increased primarily due to the larger number of overall compliance jobs in the marketplace and our successful selling efforts. The increase in financial transaction net revenue was due primarily to the improvement in the capital markets, most notably in the fourth quarter of fiscal 2004 when we realized a $13.4 million, or 61.4%, increase in financial transaction net revenue compared to the same quarter of fiscal 2003. Net revenues contributed by our

Strategic Communication Services business unit increased $2.0 million in fiscal 2004 compared to fiscal 2003, including a $2.7 million increase in our brand management services where we continued to experience competitive pricing but added new clients. Flat volumes of business with existing clients in our financial services business, due to the softness and competitiveness in the business, led to only a $0.5 million increase in financial services net revenue in fiscal 2004. In addition to the impacts of the acquisitions discussed above, our Realty Services business unit experienced $2.8 million of net revenue growth in fiscal year 2005 compared to fiscal 2004, primarily due to the strong domestic real estate market and successful marketing programs with our clients in fiscal 2004. Primarily because 2005 was not a statewide election year in California, which occurs every other year, we experienced a $10.1 million decrease in net revenues generated by our Integrated Operations Group.

        We also experienced some changes in the mix of the revenues generated within our Specialty Communications Services segment, as net revenue generated by financial transactions accounted for 51.3% of our total Financial Document Services business unit net revenues for fiscal 2004 compared to 55.1% for fiscal 2003. Language translation and Merrill DataSite revenue increased $4.2 million, or 44.2%, to $13.7 million in fiscal 2004 from $9.5 million for fiscal 2003.

        Net revenue in the Document Services segment increased $6.9 million, or 5.6%, to $131.0 million for fiscal 2004 from $124.1 million for fiscal 2003. This increase resulted largely from $5.0 million of net revenue growth in our document service center business, including the addition of three large document service center clients in fiscal 2004.

Gross profit

        Gross profit increased $0.9 million, or 0.5%, to $184.4 million for fiscal 2004 from $183.5 million for fiscal 2003. This increase was due largely to the higher net revenue in our Specialty Communication Services segment, and in particular our Financial Document Services business unit, which tends to command higher gross profit margins than the Document Services segment. As a percentage of net revenue, gross profit decreased to 30.9% for fiscal 2004 compared to 31.6% for fiscal 2003. Decreased net revenue in our Integrated Operations Group business unit as a result of our decreased election services business in fiscal 2004 and continued competitive pricing pressures in the Strategic Communication Services business unit were the primary causes of the decline in our gross profit as a percentage of net revenue. Additionally, the net revenue mix in fiscal 2004 included a slightly larger portion of lower margin Document Services revenue that also contributed to the decline in gross profit percentage.

        Gross profit in the Specialty Communication Services segment increased $2.4 million, or 1.5%, to $158.8 million for fiscal 2004 from $156.4 million for fiscal 2003. Gross profit, as a percentage of net revenue, was 34.1% for fiscal 2004 compared to 34.2% for fiscal 2003. The fiscal 2004 increase in total gross profit was largely attributable to the increase in gross profit realized in our Financial Document Services business. The gross profit increase in Financial Document Services in the fourth quarter of fiscal 2004 compared to the fourth quarter of fiscal 2003 exceeded the full year gross profit increase for this business. This increase was attributable to a higher level of transactional activity in the financial markets.

        Gross profit in the Document Services segment decreased $1.5 million, or 5.5%, to $25.6 million for fiscal 2004 from $27.1 million for fiscal 2003. Gross profit, as a percentage of net revenue, was 19.5% for fiscal 2004 compared to 21.8% for fiscal 2003. The decrease in gross profit in fiscal 2004 was directly attributable to lower gross profit in both the reprographics and litigation support businesses where fiscal 2003 results included several large litigation projects that did not repeat in fiscal 2004.

Selling, general and administrative expenses

        Selling, general and administrative expenses decreased $0.8 million, or 0.6%, to $132.5 million for fiscal 2004 from $133.3 million for fiscal 2003. Selling, general and administrative expenses, as a percentage of net revenue, were 22.2% for fiscal 2004 compared to 22.9% for fiscal 2003. The decrease in selling, general and administrative expenses in total, and as a percentage of net revenue, was driven by: (i) a $2.4 million decrease in bad debt expense due primarily to our continued improvements in collections and improved credit review of potential new clients and (ii) a $1.2 million decrease in workers' compensation expense, due primarily to a change in the type of program and favorable claim experience. These decreases more than offset the $3.9 million labor cost increase related to the 5.6% increase in the number of our full-time-equivalent employees at the end of fiscal 2004 compared to the end of fiscal 2003.

Debt restructuring costs

        Debt restructuring costs of $5.3 million in fiscal 2003 consisted largely of financial and legal advisory fees related entirely to the negotiation and completion of our debt restructuring. These negotiations began in early 2001 and were successfully completed in August 2002. There were no comparable charges in fiscal 2004.

Restructuring costs

        Restructuring costs, consisting of severance and related costs, of $0.9 million in fiscal 2003 related to our significant efforts to control costs in recognition of the soft demand in the capital markets and the slow economic recovery. We reduced headcount, due in part to technology improvements and decreased sales volume, by 97 employees across all business units in fiscal 2003. There were no comparable charges in fiscal 2004 or thereafter. All severance amounts were fully paid prior to January 31, 2004.

Operating income

        Operating income for fiscal 2004 was $51.9 million compared to $43.9 million for fiscal 2003. Most of the $8.0 million increase in operating income resulted from $6.2 million of debt restructuring and restructuring costs that we incurred in fiscal 2003 with no comparable charges in fiscal 2004. Additionally, the increased revenues achieved in fiscal 2004 drove an additional $0.9 million in gross profit, while total selling, general and administrative expenses decreased $0.8 million in fiscal 2004 compared to fiscal 2003. Specialty Communication Services segment operating income was $47.8 million in fiscal 2004 compared to operating income of $36.1 million in fiscal 2003. This increase was primarily for the same reasons that our total operating income increased. Document Services segment operating income was $5.0 million in fiscal 2004 compared to operating income of $7.8 million in fiscal 2003. This decrease was primarily attributable to the decrease in gross profit described above. Operating income in our Specialty Communications Services segment was significantly higher than operating income in our Document Services segment as a result of significantly greater revenue and higher operating income margins.

Interest expense

        Interest expense decreased $4.2 million, or 10.7%, to $35.0 million for fiscal 2004 compared to $39.2 million for fiscal 2003. The decrease in interest expense resulted from lower interest rates during fiscal 2004 compared to fiscal 2003 and lower principal amounts outstanding under our term loans due to scheduled principal payments made in fiscal 2004.

Interest rates were lower in fiscal 2004 because, after our debt restructuring in August 2002, we were no longer required to pay interest at higher default rates, and we were able to resume borrowing using variable rates based on LIBOR, as opposed to the higher alternative base rates which significantly impacted fiscal 2003 interest rates. The weighted average interest rates on our borrowings were 9.43% and 10.48% in fiscal years 2004 and 2003, respectively.

Other income, net

        Other income, net was $1.9 million for fiscal 2004 compared to $0.1 million for fiscal 2003. Our fiscal 2004 other income was primarily related to $1.6 million of interest income earned on our cash and cash equivalents.

Provision for income taxes

        Our provision for income taxes was $10.4 million in fiscal 2004, compared to $3.4 million in fiscal 2003. This increase was caused primarily by an increase in pre-tax income to $18.8 million in fiscal 2004 from $4.8 million in fiscal 2003. In addition, the fiscal 2003 provision for income taxes included a $2.0 million benefit that resulted from the resolution of an Internal Revenue Service audit of our fiscal years 1999 and 2000 federal income tax returns. Our effective income tax rate for fiscal 2004 was 55.3% compared to the federal statutory rate of 35.0%. The primary causes for the higher effective income tax rate include the impact of incurring approximately $3.8 million of non-deductible business meeting and entertainment expenses, $2.6 million of foreign net operating losses for which we provided a valuation allowance for the entire amount due to uncertainty about realization, and state income taxes. During fiscal 2004, we utilized all but $0.2 million of our domestic net operating loss carryforwards.

Net income

        Net income for fiscal 2004 was $8.4 million compared to $1.4 million for fiscal 2003. The increase in net income resulted from small percentage increases in net revenue and gross profit, the absence of debt restructuring and restructuring costs in fiscal 2004, decreased selling, general and administrative expenses and decreased interest expense, offset partially by higher provision for income taxes, all of which are discussed above.

Net income (loss) available to common shareholders

        The net loss available to common shareholders of $3.1 million in fiscal 2003 included $4.4 million of accretion of our preferred stock, whereas our net income available to common shareholders of $8.2 million in fiscal 2004 included only $0.2 million of preferred stock accretion. The decrease in accretion resulted primarily from the fact that our preferred stock accrued dividends at 14.5% until our August 2002 debt and preferred stock restructuring at which time our preferred stock ceased to accrue dividends.

Quarterly Results of Operations

        The following tables set forth certain unaudited quarterly consolidated statement of operations data for the eleven most recent quarters. The information for each of these quarters has been prepared on a basis consistent with the audited consolidated financial statements appearing elsewhere in this prospectus and, in the opinion of management, includes all adjustments necessary for the fair statement of the results of operations for such periods. This data should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of our operating results for any future period.

	Three Months Ended,
	April 30, 2003	July 31, 2003	Oct. 31, 2003	Jan. 31, 2004	April 30, 2004	July 31, 2004	Oct. 31, 2004	Jan. 31, 2005	April 30, 2005	July 31, 2005	Oct. 31, 2005
	(dollars in thousands except per share data)
Statement of Operations Data:
Net revenue	$153,861	$153,337	$144,229	$144,788	$189,419	$179,523	$162,229	$166,722	$206,711	$209,935	$186,512
Cost of revenue	104,229	106,697	102,485	98,372	119,475	119,099	107,849	115,987	132,057	135,512	122,915

Gross profit	49,632	46,640	41,744	46,416	69,944	60,424	54,380	50,735	74,654	74,423	63,597
Selling, general and administrative expenses	33,361	33,159	30,322	35,665	42,881	42,002	40,023	41,161	49,888	50,440	101,778

Operating income (loss), net	16,271	13,481	11,422	10,751	27,063	18,422	14,357	9,574	24,766	23,983	(38,181)
Interest expense	8,917	8,746	8,481	8,837	8,488	8,380	6,648	7,027	7,839	8,798	8,986
Other (income) expense, net	(594)	(927)	(537)	179	(1,355)	1,221	(797)	(1,260)	(1,080)	(435)	(448)

Income (loss) before income taxes	7,948	5,662	3,478	1,735	19,930	8,821	8,506	3,807	18,007	15,620	(46,718)
Provision (benefit) for income taxes	4,372	2,990	2,029	1,011	8,712	4,688	4,362	1,943	9,312	7,415	(7,710)

Income (loss) before minority interest and cumulative effect of change in accounting principle, net of income taxes	3,576	2,672	1,449	724	11,218	4,133	4,144	1,864	8,695	8,205	(39,008)
Minority interest	8	7	(4)	7	(13)	—	—	2	1	—	—

Income (loss) before cumulative effect of change in accounting principle, net of income tax	3,568	2,665	1,453	717	11,231	4,133	4,144	1,862	8,694	8,205	(39,008)
Cumulative effect of change in accounting principle, net of income tax	—	—	—	—	—	—	—	—	18,619	—	—

Net income (loss)	$3,568	$2,665	$1,453	$717	$11,231	$4,133	$4,144	$1,862	$27,313	$8,205	$(39,008)

Accretion of preferred stock	(57)	(59)	(62)	(65)	(68)	(71)	(74)	(78)	—	—	—

Net income available to common shareholders	$3,511	$2,606	$1,391	$652	$11,163	$4,062	$4,070	$1,784	$27,313	$8,205	$(39,008)

Net income (loss) available to Class B common shareholders per share:
Basic	$0.67	$0.50	$0.26	$0.12	$2.12	$0.77	$0.77	$0.34	$5.21	$1.57	$(7.45)
Diluted	$0.60	$0.44	$0.24	$0.11	$1.85	$0.67	$0.68	$0.29	$4.53	$1.36	$(7.45)

Liquidity and Capital Resources

        Our principal sources of liquidity are cash balances and cash equivalents, cash flows from operations, borrowings under our senior credit facility and lines of credit. Our principal uses of each are interest and debt service, capital expenditures, acquisitions and working capital needs.

        In conjunction with our acquisition of WordWave, we entered into a new $535.0 million senior credit facility in December 2005 that we used to refinance our then existing senior credit facility, finance the acquisition of WordWave and redeem our senior subordinated notes. The material terms of this new credit facility are described below under the headings "—Financing Sources—New Senior Credit Facility" and "Description of Certain Indebtedness." The material terms of our 2004 senior credit facility are described below under the heading

"—2004 Senior Credit Facility." Our senior subordinated notes are described below under the heading "—Senior Subordinated Notes."

        We believe that we will continue to require working capital consistent with past experience and that our current levels of liquidity will be sufficient to meet expected interest and debt service payments, capital expenditures, acquisitions and other working capital needs for at least the next 12 months, although there can be no assurance that our liquidity requirements will not change.

Analysis of cash flow

Nine months ended October 31, 2005 compared to nine months ended October 31, 2004

        Cash and cash equivalents decreased $6.3 million to $6.0 million at October 31, 2005 from $12.3 million at January 31, 2005. Our operating activities generated $18.2 million of cash for the nine months ended October 31, 2005 compared to $36.2 million of cash provided by operating activities for the same period one year ago. This change was due to a $31.4 million increase in cash usage for operating assets and liabilities partially offset by a $13.4 million increase in (loss) income before cumulative effect of change in accounting principle net of non-cash items, including stock-based compensation. The $31.4 million increase in cash usage for operating assets and liabilities was driven by a $20.0 million decrease in accounts payable and accrued expenses, an $8.5 million increase in trade receivables and a $3.8 million increase in inventories, for the nine months ended October 31, 2005 when compared to the same period one year ago. The $8.5 million increase in accounts receivable and $3.8 million increase in inventories is primarily a result of increased business activities. At October 31, 2005, accounts payable and accrued expenses increased from the January 31, 2005 balances by $4.2 million and $4.1 million, respectively. The increase in accounts payables was driven by increased business activity. The increase in accrued expenses was driven by an increase in accrued interest expense of $4.4 million, which is primarily due to the timing of the June and December semi-annual senior subordinated notes' interest payment.

        We used $29.5 million of cash in investing activities during the nine months ended October 31, 2005 compared to using $22.5 million for the nine months ended October 31, 2004. Significant uses of cash in investing activities during the nine months ended October 31, 2005 included $14.1 million for the completion of the Brink acquisition, and $15.1 million of property, plant and equipment purchases. Significant uses of cash in investing activities during the nine months ended October 31, 2004 included $10.8 million for the acquisition of CfRE, and $10.5 million of property, plant and equipment purchases. The increase in expenditures for property, plant and equipment for the nine months ended October 31, 2005 versus the same period a year ago was the result of the purchase of new production equipment for our new products, such as Merrill DataSite. We expect capital expenditures to approximate $7.0 million during the remainder of fiscal 2006.

        Financing activities provided $3.9 million of cash for the nine months ended October 31, 2005. Net borrowings under our revolving line of credit provided $9.0 million of cash during the nine months ended October 31, 2005. We made $1.3 million of scheduled principal and capital lease obligations payments during the nine months ended October 31, 2005.

        Financing activities used $33.3 million of cash for the nine months ended October 31, 2004, which was primarily driven by our July 30, 2004 debt refinancing. On July 30, 2004, we entered into a $210.0 million senior credit facility (2004 senior credit facility) with a syndicate of banks and financial institutions. Proceeds from our 2004 senior credit facility, along with approximately $23.8 million of excess cash generated from operations, were used to (i) repay $142.9 million of term loan borrowings outstanding under our previous senior credit facility,

(ii) repay $38.2 million of borrowings outstanding under our previous senior discount notes with related parties and (iii) pay approximately $3.2 million of closing fees. The remaining use of cash related to financing activities for the nine months ended October 31, 2004 related to pre-refinancing scheduled principal and capital lease obligations payments.

Fiscal year ended January 31, 2005 compared to January 31, 2004

        Cash and cash equivalents decreased $24.1 million to $12.3 million as of January 31, 2005 from $36.4 million at January 31, 2004. Our operating activities provided $58.0 million of cash for fiscal year 2005 compared to $29.9 million for fiscal year 2004. This change was due to a $13.0 million increase in net income and a $19.5 million net improvement in cash flow from operating assets and liabilities, offset by a decrease in non-cash operating expenses of $4.4 million. Operating assets and liabilities changes in fiscal year 2005 included an $8.2 million increase in accrued expenses and other liabilities driven primarily from an increase of performance-based incentive compensation and payroll related liabilities for our increased headcount and a $6.2 million increase in accounts payable resulting from increased fourth quarter activity. The related increases in accrued expenses, other liabilities and accounts payable totaled $1.4 million in fiscal year 2004. In 2005, an increase in trade receivables of $2.1 million and inventories of $2.7 million offset the positive cash impact of increased accounts payable and accrued expenses and other liabilities. The increase in trade receivables and inventories in fiscal year 2005 is a direct result of increased activity, even though our overall days sales outstanding continued to decrease, reflecting our continued focus on collection efforts. For fiscal year 2004, increases in trade accounts receivables and inventories resulted in a use of cash of $7.2 million and $4.0 million, respectively. Non-cash operating expenses in fiscal year 2005 were $29.0 million compared to $33.3 million in fiscal year 2004. Significant non-cash operating expenses for fiscal year 2005 included $15.1 million of depreciation and amortization, $5.4 million of deferred income taxes and $4.6 million of non-cash interest costs. Significant non-cash operating expenses in fiscal year 2004 included $15.1 million of depreciation and amortization, $9.9 million of deferred income taxes and $7.1 million of non-cash interest costs. The decrease in non-cash interest costs in fiscal year 2005 versus fiscal year 2004 is due to the payment of our senior discount notes as part of our July 2004 refinancing.

        We used $45.8 million in investing activities for fiscal year 2005 compared to $15.3 million for fiscal year 2004. The major reason for the increase in cash used in investing activities was the completion of the acquisitions previously discussed. Cash used for the purchase of property, plant and equipment was $16.0 million and $13.9 million for fiscal years 2005 and 2004, respectively. The increase in expenditures for property, plant and equipment was due primarily to the growth of the volume of our business.

        We used $35.1 million in financing activities for fiscal year 2005 compared to $13.6 million for fiscal year 2004. During fiscal year 2005, we received proceeds of $160.0 million from our 2004 senior credit facility and used those proceeds and excess cash to repay our previous senior credit facility and senior discount notes and to pay closing fees and legal costs. The remaining use of cash in financing activities for fiscal year 2005 primarily resulted from $10.0 million of scheduled principal and capital lease payments. Scheduled principal and capital lease payments amounted to $13.6 million for fiscal year 2004. The decrease in principal and capital lease payments experienced during fiscal year 2005 versus fiscal year 2004 was due primarily to lower scheduled quarterly principal payments under the 2004 senior credit facility.

Fiscal year ended January 31, 2004 compared to January 31, 2003

        Cash and cash equivalents decreased $0.1 million to $36.4 million at January 31, 2004 from $36.5 million at January 31, 2003. Our operating activities provided $29.9 million for fiscal year 2004 compared to $18.2 million for fiscal year 2003. Significant drivers causing the increase in cash generated from operating activities during fiscal year 2004 were an increase in net income of approximately $7.0 million, increased non-cash operating expenses of $2.9 million and improved cash flow from operating assets and liabilities of $3.0 million. The non-cash operating expense increase was driven by a $3.5 million increase in our deferred tax provision and a $1.4 million increase in non-cash interest charges, offset by a $2.4 million decrease in the provision for losses on trade receivables, due to our continued improvements in collections and improved credit review of potential new customers. Increased accounts receivable and inventory balances at January 31, 2004 used $11.2 million of cash for fiscal year 2004, whereas for fiscal year 2003, net decreases in accounts receivable and inventory balances generated cash of $7.4 million. The increase in cash usages to fund accounts receivable and inventory balances for fiscal year 2004 versus fiscal year 2003 was attributable to more robust economic conditions. A decrease in accrued expenses and other liabilities of $19.0 million for fiscal year 2003 significantly reduced cash generated from operating activities for the year. The decrease in accrued expenses from January 31, 2002 to January 31, 2003 was primarily a result of decreased accrued interest payable to our senior subordinated noteholders. As of January 31, 2002, we had accrued over one year's worth of interest due under the senior subordinated noteholders because of the default of our old senior credit facility. As a result of the debt restructuring completed in August 2002, all interest due the senior subordinated noteholders was either paid in cash or refinanced as principal by the end of December 2002.

        We used $15.3 million and $13.1 million for investing activities for fiscal years 2004 and 2003, respectively. Expenditures for property, plant and equipment accounted for the majority of our investing activities during these years.

        We used $13.6 million and $14.1 million in financing activities for fiscal years 2004 and 2003, respectively. Scheduled principal and capital lease payments represented the entire cash usage for financing activities for fiscal year 2004. Cash used in financing activities for fiscal year 2003 included $20.0 million in accelerated principal payments associated with the successful August 2002 restructuring of our old senior credit facility, $10.4 million of scheduled principal and capital lease payments and $2.2 million of debt issuance costs, also associated with the August 2002 debt restructuring. As part of the August 2002 debt restructuring, we received proceeds of $18.5 million in the form of senior discount notes from our major shareholder and from our chief executive officer.

Financing Sources

        New senior credit facility.    In conjunction with acquisition of WordWave, on December 22, 2005, we closed on a $535.0 million new senior credit facility with a syndicate of banks and financial institutions. Proceeds from the new senior credit facility were used to: (i) amend, restate and combine approximately $158.0 million of outstanding borrowings and letters of credit under our two 2004 credit agreements, (ii) redeem the face value of our senior subordinated notes plus a 4.0% call premium plus accrued interest totaling $159.7 million, (iii) purchase all of the outstanding common stock of WordWave for $157.3 million and (iv) pay $6.8 million in fees and other expenses. Our new senior credit facility consists of a $475.0 million term loan and a $60.0 million revolving line of credit. At January 31, 2006, Credit Suisse, an affiliate of our major shareholder, was one of the banks in the syndicate holding approximately 16.7% of the revolving loan commitment amount. The new senior credit facility is secured by substantially all of our assets and is subject to mandatory prepayments if certain events occur. Also, the new senior credit facility allows for a potential, although, uncommitted, increase of $50.0 million in term loans subject to certain terms. The new senior credit facility contains a maximum leverage ratio and a minimum interest coverage ratio and various negative covenants, such as limitations on amounts of certain transactions, incurrence of additional indebtedness or payment of dividends and other distributions.

        The $475.0 million term loan matures on December 22, 2012, however the term loan will mature on the earlier date of May 15, 2011 unless we have (i) extended the mandatory redemption date of our preferred stock to at least June 22, 2013, (ii) refinanced the preferred stock with the proceeds of common equity or new preferred stock with no mandatory redemption date prior to June 22, 2013 or (iii) redeemed the preferred stock pursuant to a transaction permitted by the credit agreement. Borrowings under the term loan bear interest, at our option, at the reserve adjusted LIBOR plus a maximum of 2.25% or at the alternate base rate plus a maximum of 1.00%. The interest rate spreads above LIBOR or the alternate base rate may decrease if the leverage ratio, as defined in the credit agreement, is less than 2.75:1. The term loan requires scheduled quarterly principal payment of approximately $1.2 million through our fiscal quarter ending January 31, 2012, with the remaining balance due on December 22, 2012. At January 31, 2006, there were $475.0 million of borrowings outstanding under the term loan.

        The $60.0 million revolving line of credit matures on December 22, 2010. Borrowings under the revolving line of credit bear interest, at our option, at the reserve adjusted LIBOR plus a maximum of 2.50% or at the alternate base rate plus a maximum of 1.25%. The interest rate spread above LIBOR or the alternate base rate may decrease if the leverage ratio, as defined in the agreement, is less than 3.25:1. We are also required to pay annual commitment fees at a per annum rate of 0.50% on any undrawn portions of the revolving line of credit. At January 31, 2006, there were no borrowings outstanding under the revolving line of credit. The revolving line of credit also provides for a $15.0 million letter of credit sub limit. At January 31, 2006, we had $5.8 million of letters of credit outstanding.

        Assuming no unscheduled prepayments of the term loan, we are required to make principal payments under the term loan in the following amounts:

Fiscal Year	Amount
(amounts in thousands)
2007	$4,750
2008	4,750
2009	4,750
2010	4,750
2011	4,750
2012	451,250

        We expect to comply with all of the debt covenants in our new senior credit facility for the foreseeable future, although there can be no assurance that we will actually be able to do so. EBITDA, or earnings before interest, income taxes, depreciation and amortization, as defined in the new senior credit facility, for the preceding 12-month period, is a critical financial measurement as it is a major factor in computing the financial covenant ratios. Failure to meet any of our new financial covenants could result in the lenders under our new senior credit facility declaring our senior credit facility indebtedness immediately due and payable. An alternative consequence could be the negotiation of a waiver and/or amendment of the covenants, which is reasonably likely to require us to pay a significant amount of fees to the lenders and legal counsel and might further limit our ability to make cash disbursements, such as for capital expenditures. However, there can be no assurance that our lenders would agree to such a waiver or amendment of our covenants and our loans may be made immediately due and payable.

        Please see "Description of Certain Indebtedness" for further information regarding our new credit facility.

        2004 senior credit facility.    Our 2004 senior credit facility consisted of a $115.0 million term B loan, a $45.0 million senior discount term loan and a $50.0 million revolving line of credit. At October 31, 2005, an affiliate of Credit Suisse, an affiliate of our major shareholder, was one of the banks in the syndicate holding 20.0% of the revolving line of credit commitment. Our 2004 senior credit facility was collateralized by substantially all of our assets and was subject to mandatory prepayments if certain events occurred. Also, the 2004 senior credit facility allowed for a potential, although uncommitted and unused, increase of $50.0 million in term loans subject to certain terms. The 2004 senior credit facility contained maximum leverage ratio and minimum interest coverage ratio covenants and various negative covenants, such as limitations on amounts of certain transactions incurrence of additional indebtedness, payment of dividends and other distributions.

        The $115.0 million term B loan and $45.0 million senior discount term loan (collectively, the 2004 term loans) were scheduled to mature on July 30, 2009, provided that if the senior subordinated notes were still outstanding on February 9, 2009, the 2004 term loans would have matured on that date. Borrowings under the 2004 term loans bore interest, at our option, at the reserve adjusted LIBOR plus 2.50% or at the alternate base rate plus 1.25%. The 2004 term loans required scheduled quarterly principal payments of approximately $0.4 million through our fiscal quarter ending July 31, 2008, at which time the quarterly principal payment increased to approximately $38.4 million through maturity. The $50.0 million revolving line of credit was scheduled to mature on July 30, 2008. Subsequent to January 31, 2005, borrowings under the revolving line of credit bore interest, at our option, at the reserve adjusted LIBOR plus a maximum of 2.75% or at the alternate base rate plus a maximum of 1.50%. At October 31, 2005, borrowings under our previous revolving line of credit bore interest, at our option, at the reserve adjusted LIBOR plus 2.50% or at the alternate base rate plus 1.25%. We were also required to pay annual commitment fees at a per annum rate of 0.50% of any undrawn portions of the revolving line of credit. At October 31, 2005, there were $9.0 million of outstanding borrowings under the revolving line of credit. The revolving line of credit also provided for a $15.0 million letter of credit sub limit. At October 31, 2005, we had $5.7 million of letters of credit outstanding. The reserve adjusted LIBOR at October 31, 2005, was 4.08% and the alternate base rate was 6.75%. On December 22, 2005, approximately $158.0 million of outstanding borrowings and letters of credit under the 2004 senior credit facility were refinanced with the new senior credit facility.

        Senior subordinated notes.    On November 23, 1999, we sold 140,000 units consisting of 12.0% senior subordinated notes due 2009 and warrants to purchase 172,182 shares of our common stock for $140.0 million. In March 2000, we repurchased $5.0 million of principal amount of these notes and related warrants to purchase 6,149 shares of our common stock for $4.7 million in cash. Interest on the notes was payable semi-annually in cash. As part of our August 2002 debt restructuring, all of the old notes were exchanged for:

  •
  an aggregate of $25.0 million in principal amount of 12.0% class A senior subordinated notes due 2009,

  •
  an aggregate of $120.5 million in principal amount of 12.0% class B senior subordinated notes due 2009, and

  •
  an aggregate of 245,500 series A warrants to purchase our common stock at a purchase price of $0.01 per share.

        The class A senior subordinated notes and class B senior subordinated notes were scheduled to mature on May 1, 2009 and were guaranteed by each of our existing wholly owned domestic subsidiaries. In accordance with the call option in the series A warrant agreement, we repurchased all 245,500 series A warrants for an aggregate repurchase price of approximately $3.8 million in August 2005. In December 2005, we redeemed all of our outstanding class A and class B senior subordinated notes at face value plus a 4.0% call premium, for an aggregate redemption price of approximately $151.4 million, plus accrued interest of approximately $8.3 million.

        Preferred stock.    On November 23, 1999, we issued 500,000 shares of 14.5% senior preferred stock due 2011 to affiliates of our major shareholder and to institutional investors. Together with the issuance of this preferred stock, we issued warrants to purchase 344,263 shares of our common stock at a purchase price of $0.01 per share. As part of our August 2002 debt restructuring, this preferred stock was amended as follows:

  •
  all future dividends were eliminated,

  •
  the per share liquidation preference was changed to $117.72,

  •
  the liquidation preference ceased to accrete after August 9, 2002, when the aggregate liquidation value was $58.9 million, and

  •
  the holders of the preferred stock were granted the right to receive approximately 189,000 warrants if the minimum equity value, as defined in the agreement, exceeds $15.00 per share of our common stock and an additional 189,000 warrants if the minimum equity value exceeds $22.00 per share of our common stock.

        In accordance with SFAS No. 150, effective February 1, 2005, we began recording our preferred stock as a liability at its fair value and recorded a gain of $18.6 million, net of income taxes, as a cumulative effect of change in accounting principle. We will accrete the value of our preferred stock to its liquidation value of $58.9 million through November 15, 2011 when we are required to redeem the preferred shares or such earlier date that we elect to redeem the preferred shares. We will accrete the value of the preferred stock through periodic charges to interest expense which will approximate $0.8 million per quarter in fiscal 2007.

Contractual Obligations and Commercial Commitments

        Our contractual obligations and commercial commitments as of January 31, 2005 are summarized below:

	Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	4-5 Years	After 5 Years
	(amounts in thousands)
Long-term debt obligations (1)	$363,614	$1,570	$3,140	$300,044	$58,860
Debt interest obligations (2)	107,648	26,178	52,097	29,373	—
Capital lease obligations (3)	3,005	1,308	1,616	81	—
Operating lease obligations	74,518	21,944	29,252	14,559	8,763
Purchase obligations (4)	2,014	1,048	700	266	—

Total contractual cash obligations (5)	$550,799	$52,048	$86,805	$344,323	$67,623

(1)
Long-term debt obligations consist of the term loans under the 2004 senior credit facility ($159.2 million), 12.0% senior subordinated notes due 2009 ($145.5 million), and mandatorily redeemable preferred stock due 2011 ($58.9 million), all as previously described.

(2)
Interest expense related to our long-term debt obligations was estimated using an interest rate of approximately 5.5% on the term loans and 12.0% on the senior subordinated notes. Because certain debt obligations have variable interest rates, actual payments could differ.

(3)
Represents the future payments that we are required to make for an office and production facility and certain equipment under leases that are accounted for as capital leases.

(4)
Represents contractual obligations committed to under certain contracts with our customers and vendors. In accordance with accounting principles generally accepted in the Unites States of America, these obligations are not reflected in our Consolidated Balance Sheet.

(5)
There are other long-term liabilities on our Consolidated Balance Sheet as of January 31, 2005, including deferred compensation and related items, totaling approximately $10.5 million. The timing of payment of these liabilities is either contingent on some other event or otherwise undeterminable as of January 31, 2005 and, as such, they have been excluded from the above summary.

Off-Balance Sheet Arrangements

        We have standby letters of credit committed to in the ordinary course of business. As of October 31, 2005, we had standby letters of credit totaling $5.7 million, which expire on various dates through fiscal 2007. We also have various lease lines of credit with third-party lease financing companies, which totaled approximately $6.0 million as of October 31, 2005 and which expire at various dates through July 2006. In addition, we have certain commitments under selected client and vendor contracts, none of which we believe are material to our financial condition, results of operations or cash flows.

        We do not use special purpose entities or any other form of off-balance sheet financing other than operating leases for certain equipment and historically had not used derivative instruments. Following our December 2005 senior debt refinancing, which had the effect of exposing all of our debt to interest rate risk, we entered into a five-year fixed interest rate swap arrangement on February 7, 2006, as described under the heading "—Quantitative and Qualitative Disclosures about Market Risk." We are involved in certain joint venture arrangements that are intended to complement our core services and markets. We do not believe that any of our joint venture arrangements has had or is reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources. We are not the primary beneficiary of any of our joint venture arrangements or any other variable interest entity, as defined in Financial Accounting Standards Board ("FASB") Interpretation No. 46R, "Consolidation of Variable Interest Entities."

Critical Accounting Policies and Estimates

        The preparation of our consolidated financial statements requires us to make estimates, assumptions and judgments that affect amounts reported therein. Our estimates, assumptions and judgments, including those related to bad debts and sales credits, inventories, goodwill and intangibles, sales incentives, income taxes and legal proceedings, revenue recognition, allowance for doubtful accounts, inventory reserves, accounting for goodwill and certain intangibles, incentive plan accruals, deferred taxes and stock-based compensation, are updated as appropriate, which, in most cases, is at least quarterly. We use our technical accounting knowledge, cumulative business experience, judgment and other factors in the selection and application of our accounting policies. While we believe our estimates, assumptions and judgments we use in preparing our consolidated financial statements are appropriate, these estimates, assumptions and judgments are subject to a number of factors and uncertainties regarding their outcome; and therefore, actual results may materially differ from these estimates.

        Our significant accounting policies are described in Note 1 to our consolidated financial statements. Some of those significant accounting policies require us to make difficult, subjective or complex judgments or estimates. An accounting estimate is considered to be critical if it meets both of the following criteria: (1) the estimate requires assumptions about matters that are highly uncertain at the time the accounting estimate is made and (2) different estimates that reasonably could have been used, or changes in the estimate that are reasonably likely to occur from period to period, would have a material impact on the presentation of our financial condition, results of operations, or cash flows. We believe the following are our critical accounting policies and estimates:

Revenue recognition

        We recognize revenue in accordance with SEC Staff Accounting Bulletin (SAB) No. 104, "Revenue Recognition," which requires that persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the sales price is fixed or determinable, and collectibility is reasonably assured. Generally, we recognize revenues related to financial and other printing arrangements when the services are completed or the products are shipped to our clients. Where we have revenue arrangements with multiple deliverables, we utilize Emerging Issues Task Force Issue No. 00-21 "Accounting for Revenue Arrangements with Multiple Deliverables," and recognize each element as it is earned. For our mutual fund clients, for example, we recognize revenue from base print runs we create for our clients and record separately the fulfillment revenues we realize as we store and/or distribute the products. Where we have invoiced clients or collected cash from clients for products or services to be completed in the future, these revenues are deferred and recognized as revenue over the period as earned or when completed. In circumstances where we provide hosting services to clients, revenue is recognized ratably over the term of the arrangement. We record a sales allowance based on estimates derived from historical trends. The allowance is made up of specific reserves, as deemed necessary, on client account balances and a reserve established using our historical sales adjustment allowance experience.

Allowance for doubtful accounts

        We conduct business and extend credit based on a limited review of our clients' financial conditions generally without requiring collateral. We monitor exposure to credit losses and maintain allowances for doubtful accounts for anticipated losses resulting from the inability to collect all amounts due to us from our clients. We estimate our allowance needs based on a detailed review of the specific business unit accounts receivable agings, past experience in collecting these receivables, information about the specific clients and their ability to pay, any existing product or service issues with the client and current economic conditions. Our bad debt allowance is made up of specific reserves, as deemed necessary, on specific client accounts and an additional general reserve based on a percentage of the aging categories of the receivables, which we establish based on our historical collection and allowance experience. A change in the financial condition of specific clients or in overall trends experienced or other reasons may result in future adjustments of our allowance for doubtful accounts. In the event we determine that an adjustment is necessary, we record a credit or charge to selling, general and administrative expenses in the period that we make such a determination. As of October 31, 2005, we had $4.7 million reserved against our trade receivables as an allowance for doubtful accounts.

Inventory reserves

        We have inventories that are significantly comprised of capitalized labor and overhead for work to be completed and invoiced to clients. Under certain circumstances, we are unable to invoice and collect for projects, such as when a client is not successful in completing a related, underlying financial transaction. Additionally, we maintain paper inventories as well as semi-finished or finished products in our Strategic Communication Services fulfillment business. We closely monitor inventories and write down carrying values if circumstances are determined to warrant such a write down. Generally, inventories over one-year old are written down to a zero carrying value. We also write down our inventories as we become aware of any situation where the carrying value exceeds the estimated realizable value based on assumptions about future demands and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write downs may be required.

Accounting for goodwill and certain intangibles

        We are required to make judgments and estimates in connection with the valuation of acquired assets and liabilities for initial purchase price allocations and ongoing evaluations for impairment of goodwill and intangible assets. We continue to actively pursue the acquisition of businesses as part of our overall growth and diversification strategy.

        In accordance with SFAS No. 141 "Business Combinations," we allocate the cost of acquired companies to the identifiable tangible and intangible assets and liabilities acquired, with the remaining purchase consideration, if any, classified as goodwill. Our future operating results will be impacted by amortization of identifiable intangible assets and potential impairment charges related to goodwill. Accordingly, the allocation of the purchase price to intangible assets and goodwill has a significant impact on our future operating results. The allocation of the purchase price of acquired companies to intangible assets and goodwill requires our management to make significant estimates and assumptions, including estimates of future cash flows expected to be generated by the acquired assets and the appropriate discount rate to value these cash flows. Should different conditions prevail, material write downs of net intangible assets and/or goodwill could occur. We acquired certain identifiable intangible assets in connection with our recent acquisitions, including client relationships, trademarks and tradenames and covenants not to compete. The valuation of these identifiable intangible assets is subjective and requires significant judgment. While we believe that the valuation methods we selected and the assumptions we used were appropriate for each asset analyzed, different amounts would have been reported had we used different methods or assumptions.

        We assess the impairment of goodwill and other identifiable intangible assets whenever events or changes in circumstances indicate the carrying value may not be recoverable. Factors which trigger an impairment review include, but are not limited to: i) significant negative industry or economic trends, ii) current, historical or projected losses that indicate continuing losses and iii) a significant decline in our estimated company value. SFAS No. 142, "Goodwill and Other Intangible Assets" also requires us to assess goodwill for impairment at least annually using a two-step process beginning with an estimation of the fair value of each of our five reporting units. The most recent annual calculations performed as of January 31, 2005 indicated no impairment of our goodwill balances. We estimate reporting unit fair value amounts by discounting estimated future operating cash flows. The first step screens for impairment and the second step, if required, then measures the amount of any goodwill impairment by estimating the fair value of all identifiable assets and liabilities of the reporting unit in a manner similar to a purchase price allocation for an acquired business. Accordingly, the process of evaluating the potential impairment of goodwill is highly subjective and requires significant judgment in the analysis. A decline in expected future cash flows, the estimated terminal values or an increase in the weighted average cost of capital could cause reporting unit valuations to change significantly and could result in a non-cash goodwill impairment charge to our net earnings. The carrying value of our goodwill at October 31, 2005 was $86.1 million.

Incentive plan accruals

        We record sales incentives, bonuses and management incentive expenses based on the best information available at the close of the financial reporting period, including estimates of the related liabilities. Some of these accruals are based on actual activity, while others are further refined, as possible, by considering the full-year estimate of related revenues, margins or profits. These accruals are then adjusted based on new data that becomes available during subsequent reporting periods. Total sales incentives, bonuses and management incentives accrued at October 31, 2005 were $17.7 million.

Deferred tax assets

        We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized in each applicable tax jurisdiction. We consider future taxable income estimates, ongoing prudent and feasible tax planning strategies and related tax exposures in assessing the need for valuation allowances. In the event we were to determine that we would be able to realize an amount higher or lower than the net amount of deferred tax asset recorded, a related adjustment to the valuation allowance and to the tax provision (benefit) would be made in the period such determination was made. At October 31, 2005, we maintained a $7.4 million valuation allowance primarily related to uncertainty regarding realization of certain international net operating loss carryforwards.

Stock-based compensation value of common stock

        The valuation of our common stock is a critical factor in determining our stock-based compensation expense. Because there has been no public market for our common stock, we have determined the fair value of our common stock by considering a number of factors, including our operating and financial performance and discounted future cash flows from projected operating plans. We have options and other stock-based plans that are considered variable and as such, the amount of stock-based compensation expense to be recorded in fiscal 2006 and thereafter may continue to vary significantly, depending on the then-estimated value of our common stock. We recorded total stock-based compensation expense of $53.1 million during the nine months ended October 31, 2005.

Redeemable preferred stock

        Effective February 1, 2005, we changed the accounting for our redeemable preferred stock as prescribed by Statement of Financial Accounting Standard ("SFAS") No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." Prior to adopting SFAS No. 150, we classified our redeemable preferred stock as a "mezzanine" instrument. Upon the adoption of SFAS No. 150, our redeemable preferred stock is recorded as a liability on the accompanying consolidated balance sheets. We recorded the cumulative effect of this change in accounting principle prospectively by initially measuring, on the date of adoption, our redeemable preferred stock at fair value using a discounted cash flow approach. The cumulative effect of change in accounting principle, net of income tax, of $18.6 million, as reflected on the accompanying consolidated statements of operations for the nine month periods ended October 31, 2005, represents the total gain upon initial adoption of $32.3 million less income taxes of $13.7 million. The $13.7 million of income tax was recorded as a deferred income tax liability and is included in other liabilities on the accompanying consolidated balance sheets as of October 31, 2005. On February 1, 2005, we began accreting the value of our redeemable preferred stock to its liquidation value through periodic charges to interest expense. This accretion will be recorded until the carrying value of the redeemable preferred stock reaches its liquidation value in November 2011 or upon a change in control, as defined under the heading "Description of Capital Stock—Redeemable Preferred Stock," at which time we will be required to redeem all outstanding preferred shares. For the nine months ended October 31, 2005, we recorded interest expense associated with the accretion of approximately $2.5 million.

Recent Accounting Pronouncements

        In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment," which revises SFAS No. 123, and supersedes Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Among other items, SFAS No. 123R eliminates the use of the intrinsic value method of accounting, and requires companies to recognize compensation expense for share-based payment awards with employees, based on the grant date fair value of those awards, in the financial statements. The effective date is the first reporting period beginning after December 15, 2005, which would be our fiscal year beginning February 1, 2006. We have not yet determined which of the adoption methods prescribed by SFAS No. 123R we will elect, nor have we determined the impact of adopting this statement. However, we do expect that adoption of this standard will reduce the volatility of our stock-based compensation expense, because certain instruments accounted for as "variable" under APB No. 25 will not be considered variable under the new standard. In March 2005, the SEC issued SAB No. 107, "Topic 14: Share-Based Payment," which addresses the interaction between SFAS No. 123R and certain SEC rules and regulations and provides views regarding the valuations of shared-based payment arrangements for public companies.

        In November 2004, the FASB issued SFAS No. 151, "Inventory Costs—an amendment of ARB No. 43, Chapter 4." This statement clarifies that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and requires the allocation of fixed production overheads to inventory be based on normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005, which would be our fiscal year beginning February 1, 2006. We have not yet determined the impact of adopting this statement.

        In September 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections—a replacement of APB No. 20 and SFAS No. 3." SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. SFAS 154 also provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective applicable is impracticable. The correction of an error in previously issued financial statements is not an accounting change. However, the reporting of an error correction involves adjustments to previously issued financial statements similar to those generally applicable to reporting an accounting change retrospectively. Therefore, the reporting of a correction of an error by restating previously issued financial statements is also addressed by SFAS 154. SFAS 154 is required to be adopted in fiscal years beginning after December 15, 2005. Accordingly, we will adopt SFAS 154 in our fiscal year beginning February 1, 2006. Adoption of SFAS 154 is not expected to have a material effect on our financial position, results of operations or cash flows.

Quantitative and Qualitative Disclosures about Market Risk

        Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of fluctuations in interest rates and foreign exchange rates. We do not hold or issue financial instruments for trading purposes.

Interest Rate Risk

        We are exposed to interest rate risk, which can be measured as the potential negative impact on earnings, cash flows or fair values resulting from a hypothetical change in interest rates over time. Interest paid on our debt and interest earned on our cash equivalents and short-term investments are sensitive to changes in interest rates. We have historically managed our interest rate risk by maintaining a combination of fixed and variable rate debt and most recently using interest rate swap arrangements as described below. Borrowings under our senior credit facility accrue interest at variable rates. We regularly fix the interest rate, for periods not exceeding six months, for a significant portion of amounts borrowed under the term loans by exercising the LIBOR pricing options available under the senior credit facility. Based on outstanding borrowings under the senior credit facility at October 31, 2005, a 0.125% change in interest rates would impact interest expense by approximately $0.2 million annually. As of October 31, 2005, we had $158.0 million in outstanding term loan borrowings under our 2004 credit facility and $9.0 million in outstanding borrowings under our revolving line of credit. We regularly invest excess operating cash in short-term certificates of deposits, commercial paper, or overnight repurchase agreements that are subject to changes in short-term interest rates. We believe that the market risk arising from fixing the interest rate under the LIBOR pricing options and holding cash in short-term certificate of deposits, commercial paper, or overnight repurchase agreements is minimal. On February 7, 2006, we entered into a five-year fixed interest rate swap arrangement that converted $200.0 million of borrowings under our new credit facility from floating rate debt into fixed-rate debt at 5.03% plus the applicable margins, as defined in the new senior credit facility.

Foreign Currency Exchange Risk

        We derived 7.6% and 6.5% of our total net revenues for the nine months ended October 31, 2005 and 2004, respectively, from various foreign sources. To date, we have not experienced significant gains or losses as a result of fluctuations in the exchange rates of the related foreign currencies. However, if we grow and expand our global presence, this may change. Our international operations are impacted by foreign currency fluctuations since our labor costs in those operations are predominantly denominated in foreign currencies. This exposure is mitigated by the fact that a large portion of the related revenues are also denominated in those same foreign currencies. To date, we have not used foreign currency hedging instruments to manage our exposure to foreign exchange fluctuations. The primary foreign currencies we do business in are the euro, pound sterling and Canadian dollar.

BUSINESS

Company Overview

        We are a leading provider of outsourcing solutions for various complex business communication and information management needs. Our services include document and data management, litigation support, branded communication programs, fulfillment, imaging and printing. Our solutions enable our clients to create, access, control, analyze and communicate critical information for key business initiatives, such as targeted customer marketing, complex regulatory compliance and business decision making. We integrate proprietary technologies, industry-specific processes and outsourced services into flexible, easy-to-use, comprehensive service offerings.

        We target specific markets that have complex information, document and communications requirements, including the legal, financial services, insurance and real estate industries. Our clients in these markets typically value accuracy, confidentiality, reliability and responsiveness. Over time, we believe we have developed a comprehensive understanding of our clients' markets, enabling us to align our technology, processes and service approach with our clients' business objectives. In the process, we have built strong, long-standing relationships with clients who rely on us to manage and communicate their important information. We meet our clients' service requirements on a global basis through over 70 domestic and 15 international offices, as well as through affiliate relationships.

        We conduct our business in four segments:

  •
  Legal Solutions provides both on-demand and on-site litigation support, information management tools and electronic and print document management services for law firms, corporate legal departments and professional services firms. Examples of our services include creating searchable litigation document repositories, managing electronic data discovery and providing real-time court reporting and deposition videography.

  •
  Marketing and Communication Solutions supplies brand identity management, customer communication and packaged direct marketing programs for sales professionals in industries such as real estate, mutual funds and insurance. Examples of our services include customizable corporate identity materials, direct mail marketing pieces and promotional programs supported by web-based technologies.

  •
  Transaction and Compliance Services offers document composition, filing, printing, distribution and electronic access services to support our clients' transaction and regulatory compliance activities such as securities offerings, reorganizations, mergers and acquisitions, Securities and Exchange Commission filings and other regulatory filings. Examples of our services include EDGAR filings, prospectus printing and creating and hosting online data rooms for corporate transactions.

  •
  Other Communication Services provides language translation, captioning, election services and specialty printing that complement or use the same underlying competencies found in our other segments. Examples of our services include translating product manuals into multiple languages and providing closed captioning for television programming.

        Throughout our 37-year history, we believe we have fostered a culture of technological and process innovation and client-focused and reliable customer service. Our technology team consists of 280 employees focused on improving, maintaining and expanding the scope of our service offering. We also employ 360 sales representatives and 530 customer service professionals to deliver consistent and reliable service and maintain our strong client relationships. Over the past four years, we have grown our sales force and customer service personnel by 27% to increase our market penetration and enhance our responsiveness. In addition, during the past ten years we have acquired and integrated 14 specialized service and technology companies that have broadened our service offering and augmented our industry expertise. We believe our ability to identify, develop or acquire, and integrate services and technologies is a significant competitive differentiator, and enhances our growth opportunities.

        Our consolidated net revenues have grown at a compound annual growth rate of 9.5% from fiscal 2003 to fiscal 2005. In January 2006, we acquired WordWave, Inc. On a pro forma basis, including WordWave's results, we generated consolidated pro forma net revenue of $697.6 million for the nine months ended October 31, 2005.

Industry Overview

        Global business process outsourcing is an increasingly complex, broad and evolving area encompassing a wide range of outsourcing functions, including customer service, document management, marketing, logistics, procurement, human resources and product engineering. In an August 2005 report, International Data Corporation estimated worldwide spending on business process outsourcing services totaled $382.5 billion in 2004. This report estimated that the total market for these services grew at rate of 10.8% in 2004 and will continue to grow over the next five years at a 10.9% compound annual growth rate, with worldwide spending increasing to $641.2 billion by 2009.

        We currently focus on the complex information and document management and communication solutions areas of the global business process outsourcing market. The boundaries of this market are constantly changing, presenting new opportunities and challenges for service providers. The development and proliferation of the Internet combined with new software and digital print technologies have led to a transition from a historically fragmented industry, with separate direct mail, printing and fulfillment providers, toward an industry where companies provide a broad range of integrated document and information management services. In addition, technological advances have led to the creation of new products and services, such as online data rooms and digital on-demand customized printing, and have contributed to the convergence of information management and document service providers. We expect the increasing technological complexity of document and information management will drive continued growth opportunities for business process outsourcing solution providers.

        In addition to the broad outsourcing trends described above, each of our four business segments has its own unique industry dynamics:

  •
  Legal Solutions.  According to a study we commissioned, the market for litigation services in the U.S. is approximately $50 billion, based on 2004 revenues, of which outsourced litigation and legal document management services represent $8 billion. These studies show U.S. case volume has grown substantially over the past 25 years, growing from approximately 2.6 million cases in 1976 to 6.3 million cases in 2004. Additionally, trial complexity and average trial length have grown in recent years with larger cases typically involving more parties and in certain instances international considerations. This increase in complexity has resulted in more activity throughout the litigation cycle, including an increase in average depositions per case and pages per deposition. We believe the ability to analyze large amounts of information effectively and integrate multimedia evidence into trial strategy provides attorneys with a distinct advantage. Based on the study we commissioned, in the U.S., large law firms (defined as firms with over 150 attorneys nationwide) represent approximately 30% of civil case volume, but over half of legal services revenue. We believe these industry trends, coupled with a fragmented competitive landscape, make the legal market an outstanding opportunity for a sophisticated service provider.

  •
  Marketing and Communication Solutions.  The global marketing and communication market includes a number of specialized services for a variety of industries. Within this broad area, we target the financial services, real estate, corporate and professional services industries. Our experience is that demand in these industries is driven primarily by common customer needs, including protecting and growing brands, managing geographically dispersed sales or service organizations, tailoring messages to target customers and meeting regulatory and corporate requirements for communications. In addition, we find that demand is driven by industry-specific factors such as the growth in mutual fund assets in the financial services industry and the use of the Internet for property listings in the real estate industry. We believe each of these trends has led to an increase in demand for packaged direct marketing programs.

  •
  Transaction and Compliance Services.  We estimate the market for transaction-related and regulatory compliance services is in excess of $1.0 billion annually. The market for transaction and compliance services is primarily driven by regulatory disclosure requirements established by governing regulatory agencies as well as by the level of securities offerings, corporate restructurings and merger and acquisition activity. According to Thomson Financial Securities Data Company, LLC, the number of equity securities offerings in the U.S. increased 25% from 2001 to 2005. We have experienced increases in the number and length of compliance-related filings. In addition, Securities and Exchange Commission rulemaking has increased the disclosure requirements for filing companies. Digital disclosure technologies are becoming an increasingly important part of the transaction and compliance processes. For example, in 2005 the number of pages processed through our Merrill DataSite online data room was over 18.2 million pages. Comparing the fourth quarter of 2004 to the fourth quarter of 2005, we have seen a 176% increase in the number of pages processed. Our average number of pages processed per day in the fourth quarter of 2004 was 21,125 and in the fourth quarter of 2005 was 58,404. The number of active users has increased from 15,538 to 87,506 from February 1, 2005 to February 1, 2006.

  •
  Other Communication Services.  Within this segment, we compete in the translation, captioning, election services and specialty printing industries. According to a third party report, the current worldwide translation and localization market was $8.8 billion, in 2005, with no single provider capturing more than 5% of the total. We focus on product documentation translations for clients primarily in the life sciences, information technology, automobile and manufacturing industries. We also provide language translations for clients in the legal and financial services industries. According to a study we commissioned, the domestic market for captioning services (including sub-titling) is just under $200 million. We believe the greatest growth in the captioning business will be in international markets. We also currently provide election services in California, where election laws require the distribution of voter guides to explain propositions and other information to voters during election periods. Finally, within the broad commercial print market, we provide services in the niche, high-quality, four-to-eight-color sheet-fed printing market.

Our Competitive Strengths

        We believe we possess a number of competitive strengths that will contribute to our future growth, including the following:

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  Comprehensive and Integrated Solutions.  We design, package and deliver our products and services in ways that address our clients' unique challenges, providing integrated solutions to their critical business issues. As a result, we believe we enjoy a strong reputation for quality and innovation. We apply our operational, technological and customer service expertise to deliver easy-to-use, flexible and comprehensive solutions to our clients. For example, in the insurance and variable annuity industry, Merrill Build-A-Book provides our clients with a comprehensive and integrated solution to create, edit and distribute personalized information, enrollment forms and booklets for 401ks and other plans. We believe our integrated, problem-solving approach strengthens our relationships with our clients and differentiates us from our competitors.

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  Vertical Market Expertise.  We approach our target markets by developing a specific understanding of the industry dynamics and the particular needs of our clients within that industry. Once we identify a new potential market, we study factors affecting it and hire professionals with relevant industry experience, enabling us to develop a deeper level of understanding and insight regarding the industry's business decisions and objectives. This research-based approach enables us to provide industry-specific solutions. For example, our solutions in the legal industry support our clients' needs for confidentiality, accuracy and speed, while our solutions in the real estate and direct selling markets focus on revenue generation, brand control and inventory management.

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  Tailored Proprietary Technologies.  We believe we have cultivated a strong reputation for innovation through our commitment to tailored and scalable technologies. We apply common technologies across our businesses and then add industry-specific functionality that provides our clients with a flexible platform that can be further tailored to meet their specific needs. For example, in the litigation solutions area, we adapted proprietary digital content management technologies used in a number of our other applications to create a litigation discovery management system, now known as Merrill Discovery Navigator. We then redeployed the base technology of this system to create our Merrill DataSite online data room service. Both of these technologies are reliable and highly scalable to accommodate client growth. This scalability allows us to accommodate incremental client volume without incurring significant incremental costs. In addition, using our technology for collaborative Internet-based work environments, we have developed a variety of industry-specific applications that enable our clients to design marketing materials through the Merrill e:Store platform. We believe our technological innovation, intellectual property and tailored proprietary technologies contribute to the appeal of our offerings for our clients.

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  Strong Client Relationships and Customer Service.  We believe our clients associate our brand with client-focused and reliable customer service. Our commitment, discretion and responsiveness, particularly for projects involving highly sensitive information, have allowed us to develop strong, long-standing relationships with our clients, often at senior levels in their organizations. For example, in our Marketing and Communication Solutions business, we have maintained a relationship with one of our national franchisor clients for over 27 years and in our Legal Solutions business seven of our top 10 clients have been with us for over five years. We believe our ability to retain our current client base and attract new clients is directly related to our sales force and customer service personnel, which is why we devote extensive resources to recruiting, developing and retaining experienced sales and service professionals and employ creative incentive strategies that align our clients' and our company's success with the personal success of our sales professionals.

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  Experienced Management Team and Ownership Culture.  Our senior management team averages 15 years of experience with our company. Our Chairman of the Board and Chief Executive Officer, John W. Castro, has been with us since 1978 and our President and Chief Operating Officer, Rick R. Atterbury, has been with us since 1976. As of January 31, 2006, we had over 200 employee shareholders and option holders, who upon completion of this offering will hold over        % of our outstanding common stock on a fully diluted basis, assuming exercise of all outstanding options and warrants. In addition, over 300 employees participate in a long-term incentive plan which is directly linked to our performance. We believe our broad-based ownership culture aligns the interests of our employees at all levels with our shareholders, driving significant commitment to the long-term success of our business.

Our Growth Strategy

        We strive to grow our business through the implementation of the following strategies:

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  Focus on Selected Growth Markets.  We believe our products and services are well-suited to our targeted growth markets, particularly those markets involving significant amounts of physical and electronic documentation and requiring rapid turnaround of tailored marketing, compliance or business communication materials. We believe these growth markets offer us significant opportunities and we will continue to focus our sales, marketing, research and development resources on providing enhanced and specialized product and service offerings for these markets. We plan to continue focusing our business on our growing markets, such as our Legal Solutions and Merrill DataSite businesses.

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  Expand into New Markets.  We intend to increase our penetration in our existing markets by expanding geographically and to enter new markets that share similar attributes to our existing markets. We believe our existing technology, infrastructure and service capabilities will help us penetrate these new markets. For example, many of the services we provide to national franchise-based residential real estate brokers are also relevant for other national franchise businesses. Based on our work with national real estate brokerage firms, we believe there is an opportunity to serve direct sellers and other national franchise businesses by assisting them with brand identity strategies (such as standardizing marketing materials), procurement cost reduction (such as giving individual brokers corporate rates) and marketing analysis (such as data collection on relationships between marketing materials and home sales). We also believe we can grow geographically. For example, in our Transaction and Compliance Services business we operate in 15 of the top 50 metropolitan areas in the U.S. and in our Legal Solutions business we operate in 16 of the top 50 metropolitan areas in the U.S. We believe we have the infrastructure and capabilities in place to enter other major metropolitan markets. Internationally, we believe we have the opportunity to leverage our existing relationships with multi-national organizations to further expand globally.

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  Expand the Range of Solutions Provided to Existing Clients.  We seek to capitalize on our technological expertise and operational competencies to broaden the array of services we offer our existing client base. We seek to accomplish this in two ways. First, we believe there are opportunities for us to sell additional existing solutions to our current clients. For example, for one of our top ten Legal Solutions clients we provide on-site services at four of its 12 locations and document reproduction for three locations. However, we provide this client either no or very limited litigation support, including discovery, deposition, litigation management, production and trial presentation services, as well as Merrill Datasite and brand management. We believe we have an opportunity to provide them with these additional services. In addition, the client relationships we have developed in our Transaction and Compliance Services segment have increasingly led to sales of products and services in our other segments. Second, we anticipate we will continue to develop additional services that can be delivered to our existing client base. For example, over the past ten years, we have introduced more than 20 technology and process solutions to help our clients in a variety of areas.

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  Pursue Selective Strategic Relationships and Acquisition Opportunities.  We intend to continue to pursue strategic relationships and acquisitions that enhance our service offerings. As an example, we created a joint venture operation in India with a provider of processing services. Over the last ten years, we have acquired 14 companies, expanding our service offering and broadening our market reach. Given the relative fragmentation of many of our target markets, we believe we will be able to continue to identify and capitalize on complementary acquisition opportunities in the future.

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  Use our Technology and Operational Expertise to Drive Efficiencies.  We believe many of our technology-based services are scalable and require limited incremental capital spending to fund additional growth. Since fiscal 2001, we have taken considerable measures to reduce the fixed portion of our cost structure, resulting in increased financial flexibility, higher capital efficiency and enhanced profitability. We have consolidated printing, scanning and coding operations, reduced head count in our domestic operations by creating our joint venture in India and focused on using independent contractors and temporary labor in our project-oriented businesses. We plan to continue to identify technology and process improvements that we believe will allow us to become more efficient.

Legal Solutions

        Legal Solutions provides both on-demand and on-site litigation support, information management and electronic and print document management services for law firms, corporate legal departments and professional service firms. We believe our ability to improve the effectiveness of our legal clients' operations by increasing their speed, accuracy and thoroughness with respect to information retrieval, review and delivery provides our clients with a distinct competitive advantage. We believe we are one of a handful of organizations offering support for all phases of the litigation process within the U.S. litigation outsourcing and legal information management market.

On-Demand Services

        We provide technology-enabled information management and document solutions to litigators throughout the entire litigation process, from initial complaint and pre-trial work through the trial and any subsequent appeals. Our service platform includes electronic data discovery, high-volume digital document reproduction, transcription of court depositions, electronic information repository services for litigation management and in-trial presentation solutions. The litigation process can take years to complete, providing us the opportunity to assist our clients and become an integral part of their case management over an extended period of time. Our services allow our clients to review and analyze information either in printed, electronic or video form. We operate domestically and internationally. Our on-demand services support all phases of the litigation process, including:

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  In the discovery phase, we offer electronic discovery, scanning and large scale reproduction of discovery documents. In electronic discovery we capture e-mail files and their attachments, automatically extracting bibliographic information (including dates, sender and all recipients) and textual content for full-text searches. In addition, we scan, image, code and index paper documents, convert them to electronic form and either distribute them on a CD/DVD to the client, or host the content in our Internet-based repository. We also provide large-scale reproduction of discovery documents, including oversize and color reproduction, either at our off-site service centers or on-site at our clients' locations for short-term projects.

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  In the deposition phase, we provide court reporting services, where we schedule and staff depositions, utilizing over 1,200 independent court reporters, videographers and transcribers. We provide real-time court reporting, videography and transcript preparation both in electronic and paper forms. In the United States, we currently provide these services under the brand LegaLink.

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  In the litigation management phase, we provide an Internet-based litigation repository product, Merrill Discovery Navigator, which enables our clients to access a unique repository for their specific case and to analyze, sort, share, annotate, edit, print and distribute documents, including video and audio files, anywhere in the world via our secure network. As of January 31, 2006, we hosted over 215 million pages in our repository, an increase of 103% over the number of pages hosted as of the same date one year ago. Our typical project is approximately 1.6 million pages and lasts from one to two years. We believe the length of the projects keeps client relationships in place for extended periods of time, provides recurring revenue from repository services and positions us to provide additional services throughout an engagement.

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  In the production phase, we create and distribute printed or electronic blowbacks, which are annotated and organized sets of the potentially relevant documents from the repository. We also provide searchable deposition transcripts, exhibits and videography services, which may be linked and synchronized. Videography preserves testimony, illustrates witness demeanor, may help in impeaching witnesses at trial and reduces trial costs by eliminating the need for in-person testimony.

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  In the trial presentation phase, we provide presentation strategy services, including recommendations for software, equipment and management of the courtroom technology.

On-Site Services

        We provide our clients with services in their own offices ranging from document reproduction and scanning to complex, technology-based document services, such as desktop publishing and document storage, retrieval and distribution. Typically we offer these services over a three- to five-year contractual period, and generally contract for these services on an office-by-office basis, although we continue to see examples where law firms are consolidating their services on a firm-wide basis. We operate approximately 170 on-site document service centers located across the United States and the United Kingdom. In addition to our document service centers, we offer law firms and the court systems in the United Kingdom, Ireland, Australia, Singapore and Hong Kong, on-site, in-court reporting services. We schedule and staff depositions, including contracting court reporters and provide real-time court reporting, videography and all transcript preparation both in electronic and paper form. Through our on-site service offering we provide law firms and the courts with document creation and management and related services that are designed to increase the efficiency, timeliness and quality of their work products.

Sales and Marketing

        We principally target the 250 largest law firms, which represent a total of 115,000 attorneys nationwide according to The National Law Journal. We tend to focus on complex litigation, where our full-service offering, geographical reach, large-scale operations and technology platforms position us well against small or regional competitors.

        Our sales efforts are generally relationship-driven through our direct sales force and supported by our on-site personnel who can gain an in-depth knowledge of our clients' total document and information management needs and are able to sell other services. We believe we are uniquely positioned to sell our court reporting services to clients who have already chosen us as their litigation document provider. In addition to direct sales efforts, we actively participate in industry trade shows by providing speakers and sponsoring events. We also conduct limited advertising in directory and trade publications and offer lawyers free seminars on various legal topics that provide continuing legal education credits.

        For both on-site and on-demand services, our sales initiatives include expanding into new locations and continuing to capitalize on the outsourcing trend among law firms and other professional service firms. Our sales initiatives also capitalize on the overall trends in the litigation market such as increasing trial complexity, increasing settlement sizes and the migration from paper to digital media.

Case Study

        The following case study provides an example of how a single transaction can require a range of our legal services.

        A large United States based company agreed to acquire another large company in the same industry. The transaction faced review by various U.S. state and federal agencies as well as international regulators. In addition, the acquired company was subject to concurrent extensive litigation. We initially were hired by the selling company to provide document reproduction services on a limited basis. However, through the course of the project our role expanded and ultimately we assisted the company and its litigation team in addressing the following information and document management challenges:

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  Meeting the government's requirement for electronic document production;

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  Developing an electronic processing solution that could pass the government's validation tests;

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  Collecting documents from locations in 22 states;

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  Imaging 750,000 archived documents for a U.S. regulatory agency;

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  Imaging 500,000 working documents in 18 locations on a rolling 24-hour timeframe;

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  Collecting, categorizing and hosting 6.5 million pages of electronic data from 70 custodians;

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  Supporting 450 attorney-reviewers from two law firms in 15 different cities;

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  Producing documents for 20 different entities in four formats totaling nearly four million pages; and

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  Meeting government requests to print 800,000 pages in 24 hours.

        Our work on this project generated significant revenue in 2005, and has led to a strong and continuing relationship with the merged company and its top law firms.

Competition

        For a number of the services in our Legal Solutions segment, our primary competitor is in-house operations at the law firms themselves. We also compete with other service providers. While we believe no one market competitor offers the full range of services we provide, those competitors that offer some of our services include: Esquire Deposition Services, LLC; IKON Office Solutions, Inc.; Kroll Ontrack, Inc.; Lexis (Applied Discovery, Inc.); Oce-USA Holding Inc.; Pitney Bowes Inc.; Williams Lea and Xerox Corporation. We compete primarily on the reliability and flexibility of our technology platforms, our long-standing relationships with our clients, the quality of our on-site and off-site staff, our reputation for maintaining confidentiality, our ability to offer a national and global operational footprint and the competitiveness of our pricing.

Marketing and Communication Services

        We provide brand identity management, customer communication and packaged direct marketing programs to many different types of clients. We have targeted customer markets, such as financial services, real estate, corporate and professional services, that have a significant direct sales element, and require a balance between controlling the brand at the corporate level and providing customized marketing solutions at the individual sales representative level.

        Our service offerings are designed to service our clients at both the corporate and individual sales professional levels:

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  At the corporate level, we assist corporations, brokerages, franchises, professional service firms and other distributor organizations in building their brand and revenue. We provide our clients control of and consistency in their brand, inventory management solutions and fulfillment of marketing and regulatory document requirements through our comprehensive services.

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  At the individual sales professional level, we provide real estate agents, financial advisors, individual franchisees and direct sellers, whom we view as individual entrepreneurial "small businesses", with outsourced marketing, technology and service solutions tailored for their individual needs. We believe one of our competitive advantages is our ability to maintain order profiles and histories of the individual sales professional needs which facilitate ease of ordering for the individual sales professional.

        Our clients share common needs, including protecting and growing their brand, managing a geographically dispersed sales or service organization, tailoring messages for target customers and meeting regulatory and corporate communications requirements.

        We believe our products and services provide our clients with outsourced solutions to manage their branded marketing programs. Our competencies in the Marketing and Communication Services segment include strategic consulting, design, digital and conventional print management, fulfillment, inventory management, direct marketing and sales analysis. Our technologies, such as our Merrill Connect and e:Stores products, are shared across our client markets and are packaged to solve the unique marketing challenges they face. For example, real estate agents use our e:Store technology to order business cards customized with their pictures and brand-approved designations. The same base technology used in e:store is also used by our franchise clients to create, edit and order corporate brand-approved advertisements for their particular markets. These technologies can typically be tailored to our clients' individual needs and enable them to access, create, edit and control products and services we provide via web-based technology programs, including:

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  Corporate identity materials such as business cards, stationery, presentation folders, direct marketing pieces and other branded specialty products;

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  Filing, composition and printing services for mutual funds, including "intelligent print", where we print on-demand documents for individual investors;

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  Fulfillment, which includes digital printing, complex kitting and distributing marketing documents and other materials from strategically located warehouse facilities, most often on a same-day basis, along with follow-on reports detailing order history, inventory and distribution activity; and

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  Promotional programs, which incorporate the distribution of incentive merchandise and award and recognition programs.

        For some of our corporate level clients, we have exclusive or preferred contracts to supply branded promotional and communications materials, mailing distribution, fulfillment and web-enabled technology products. Because of the nature of the services we provide, our sales agreements are typically multi-year contracts. When we manage a client's entire inventory and fulfillment needs, we generally charge a fee based on the number and type of items fulfilled, together with storage, destruction and other inventory management fees.

Sales and Marketing

        Our sales professionals are trained in our marketing and communication service offering and in the operations and specific needs of our clients and the markets in which they operate. For example, many of our financial services sales professionals have significant prior experience at fund companies or other financial institutions and have knowledge of the operations and regulatory issues of the investment company industry. In the real estate and corporate markets, a direct sales force markets the overall package of services to the parent company or franchiser, with the goal of becoming its preferred vendor for branded promotional materials. For example, we have preferred supplier contracts with five of the top six real estate brands in the United States. After establishing this relationship, we then market directly to sales professionals of the organization through the Internet, direct mail and, occasionally, through direct sales presentations.

        Consistent with our corporate growth strategies, we focus on leveraging our existing products, services and technology into new markets. We target clients with large, geographically dispersed selling organizations that value one-to-one marketing communications. We also intend to increase our marketing directly to independent sales professionals.

Case Study

        The following case study provides an example of our tiered marketing approach at both the corporate and sales professional level.

        One of our real estate clients consists of an international corporate headquarters, 27 U.S. regional offices, 3,800 U.S. brokerages and 87,000 U.S. sales associates. We offer this client and its individual offices, brokerages and sales associates the opportunity to purchase over 300 consumable product line items. In this relationship, we developed a contractual relationship at the corporate level that allows us to develop branded products that incorporate proprietary trademarks used at all levels of the organization. The corporate office purchases their proprietary materials, which may include identity materials, policy and procedure manuals, corporate and capabilities brochures, supplier manuals, advertising specialties and awards programs. Regional offices purchase these products, as well as items such as franchise sales materials, training materials and stationery products. Brokerage offices purchase office branded materials, recruiting and retention materials and a wide assortment of stationery, forms, awards and promotional and incentive merchandise. Sales associates often purchase business cards, stationery items, presentation materials, personal promotion, property promotion, signage and advertising specialties.

Competition

        Competitors in the Marketing and Communications Solutions markets range from advertising agencies and direct mail firms to digital communication providers and traditional printers. Our major competitors include: ALL-STATE International, Inc.; Bowne & Co., Inc.; Farrell Grant Sparks; Harte-Hanks, Inc.; Ligature Ltd.; The Personal Marketing Company; R.R. Donnelley & Sons Co. and Quantum Corporation. We compete against many smaller regional competitors as well. We compete primarily on the breadth of our products and services, technology, industry knowledge and the overall quality of our customer service (particularly the ability to consistently and quickly produce high-quality products that incorporate the client's special design, brand and informational requirements), price and relationships.

Transaction and Compliance Services

        We are a global leader in providing transaction and compliance services to corporations. We use our technology to facilitate document creation, production and distribution (both electronic and printed) in support of our clients' high-profile, critical activities, such as securities offerings, reorganization transactions (bankruptcy and corporate reorganizations), merger and acquisition activity and periodic compliance requirements. We are a leading provider of online data room services. We provide these services to corporations, investment banks, law firms and private equity firms, typically on a project basis. Our pricing is dependent on factors such as the time frame, size and complexity of the project. We believe we enjoy brand recognition in the markets we serve.

Transaction Services

        We manage the confidential workflow of time-critical transaction documents for corporations, underwriters and lawyers. These electronic and printed documents include registration statements, offering circulars, offering memoranda and other materials that are part of securities offerings, corporate reorganizations and mergers and acquisitions. Our services include composition, editing, filing, management and distribution of documents, electronically and in printed form. To support our clients' needs, we provide conference facilities and high-quality customer service 24 hours per day, seven days per week to facilitate the creation, production and distribution of documents. We also provide web-based collaborative work environments, such as MyWorkspace.

        Our newest transaction services offering is Merrill DataSite, which enables clients to access and review documents from anywhere in the world, via a secure website. It is designed to make activities such as the due diligence process in mergers and acquisitions more cost effective and efficient. Specifically, we believe it helps reduce the time to close a transaction by facilitating concurrent due diligence efforts, eliminates costly and inefficient travel time, provides robust file organization and search functions and allows for auditing of data room activity. Other features include multiple levels of security and access, self- or full-service document loading capability and in-house around-the-clock client support.

Compliance Services

        Our services include the composition, editing, filing, management and distribution of documents, such as annual and quarterly reports and proxy statements, in electronic and printed form. A key element of our service is our ability to manage and distribute documents in a timely manner. As with our transaction services, we offer client support and web-based collaborative work environments.

Sales and Marketing

        We market our transaction and compliance services primarily through direct one-on-one contact with our clients. Our contacts often include senior management of corporations, investment banks and private equity firms, securities attorneys and other financial professionals involved in corporate transactions. The client relationships we have developed in our Transaction and Compliance Services segment have led to the sale of additional products and services by our other segments.

        Within our transaction and compliance business we employ approximately 130 sales executives and approximately 200 customer service professionals, both domestically and internationally. Because the compensation of many of our sales professionals is tied to profitability, we believe they are highly motivated to achieve profitable operating results. Additionally, many members of our sales force have long-standing tenure with us, with our top 25 sales executives (by revenue) averaging over nine years of service with us. Our customer service personnel serve as the primary interface with our clients and are also important in delivering our services.

Case Study

        The following case study provides an example of how our transaction and compliance relationships have led to the sale of additional products and services.

        A large U.S. company was confronted with a Chapter 11 bankruptcy filing and other significant legal challenges. It was required to review more than 30 million pages of data to assemble filings and respond to requests from the Securities and Exchange Commission, various bankruptcy courts, the Justice Department and other regulatory agencies. This client also had to prepare for litigation and prepare due diligence materials to facilitate the sale of the company. As a result of our existing relationship with this client in which we provided compliance services, we were given the opportunity to introduce our additional service capabilities. Over a twelve month period, our revenue from this client grew over ten times, reaching over $10 million, as we:

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  provided multiple online data rooms exceeding 400,000 pages that provided access for multiple parties representing potential buyers of the company, for the purpose of reviewing and analyzing critical information on the company;

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  created a fully searchable, online litigation repository of over a million pages of data to fulfill challenging discovery requests;

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  converted and migrated over 24 million pages from the repository of a competitor to our own repository;

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  facilitated the printing and mailing of the disclosure statement and plan of reorganization to over 100,000 of the company's creditors and interested parties; and

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  provided real-time deposition services during the subsequent litigation.

Competition

        We compete primarily against Bowne & Co., Inc. and R.R. Donnelley & Sons Company in most elements of our transaction and compliance services business and Intralinks Inc. with respect to our Merrill DataSite product. We compete primarily on the strength of our brand, the quality and accuracy of our work, our ability to meet strict time requirements, the knowledge and relationships of our sales and service staff and the strength of our technology, security and product features.

Other Communication Services

        In addition to the products and services offered by our other three business segments, we also offer various services that complement or utilize the same underlying competencies found in our other segments. The services in this segment are language translation, captioning, election services and specialty printing.

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  Translation Services—We focus on two areas of the translation services market, which are product documentation, primarily for the life sciences, information technology, automobile and manufacturing industries and on-demand language translation for legal and financial services firms. Product documentation includes items such as brochures, product fact sheets, web content and white papers, as well as user, service, training, installation, parts and operations manuals. Our on-demand language translation services include translations of litigation, corporate and other time-sensitive documents. We have translation operations centers in the United States and Ireland. As part of our operations, we have an automated workflow system that can interface with language databases and the client's content management system. We sell our translation services through a direct sales force, and through our other business segments' sales forces. Competition in this market is highly fragmented and we compete primarily with approximately 20 other companies located in the United States and overseas, including LionBridge Technologies, Inc. and SDL International.

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  Captioning Services—We provide language captioning services, under the brand name VITAC, to a wide variety of producers, broadcasters, webcasters and syndicators in the entertainment, governmental and educational fields both domestically and internationally. Our services include live and automated English and Spanish captioning, multi-language subtitling in over 45 languages, Internet captioning and video description. We have also established a joint venture, which has allowed us to penetrate the international market. In the captioning business, technology is critical to offering quality service, faster turnarounds, lower cost and accuracy and we are equipped with the latest technologies for both live and pre-recorded captioning as well as multi-language subtitling. Competition in this industry is highly fragmented. We believe our primary competitors are National Captioning Institute and Caption Colorado and our biggest differentiators are the accuracy of our finished product, the speed and reliability of our service and the expertise of our staff that are supported by our technology.

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  Election Services—We are a leader in producing voter information guides required by law in California. These voter information guides are printed booklets ranging in size from eight to over 100 pages containing general election information, candidate and proposition listing, candidate self-promotion and arguments and rebuttals to proposed propositions. Various California counties add differing format and language requirements that make the preparation, production and distribution of voter information booklets require intensive labor, data management and technology resources. Currently we have exclusive contracts to provide services to nine of the largest counties in California and the city of Los Angeles, which together represent over 50% of the county-specific voter guides distributed in California. Our competitors are Sequoia Pacific AVC Advantage, Diebold Inc. and Consolidated Printers, Inc. We believe we are well positioned to capitalize on this opportunity through our strong technology platform, and our expertise in fast turn around, multi-version, multi-language, large-volume printing.

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  Specialty Printing Services—We own a single sheet-fed printing facility that competes in the four-to-eight-color printing market. This facility offers pre-press, scanning, color manipulation, sheet-fed printing and bindery services. We specialize in printing time-sensitive, complex, high quality marketing and sales communications. Our primary competitors in this market include Millennium Graphics, Inc. and W.E. Andrews (R.R. Donnelley & Sons Company).

Clients

        We believe our revenue is well diversified and that no single client represents a significant portion of our net revenue. We serve diverse industries including financial services, real estate, legal, hospitality, insurance, communications, food service and retail.

        For the nine months ended October 31, 2005, 7.6% of our revenue was generated from our operations outside of the United States. With our recent acquisitions of QMC and WordWave, we believe our percentage of international revenue will increase.

        Much of our revenue is under multi-year contracts. For example, in our Legal Solutions segment, for the fiscal 2005, seven of our top ten customers were subject to contracts greater in length than one year. In our Marketing and Communication Solutions segment in fiscal 2005, we had preferred partner contractual relationships with five of the top six domestic real estate brands. In our Other Communication Services segment in fiscal 2005, all of our Election Services business was contractual.

Information Technology

Solutions Management, Technology Operations and Application Development

        Technology development is an integral part of our continued growth and success. Our technology team consists of over 280 personnel in our solutions management, application development and technology operations departments. Our solutions management and application development personnel are concentrated in each of our major business segments, allowing them to maintain a specific business focus.

        Our solutions management group works with our other information technology teams, our internal operations, our sales and customer service staff, various market and industry leaders and our clients to determine development and service priorities for all our product offerings. This group also provides competitive and market analysis to assist us in evaluating and promoting new product and market opportunities.

        Our application development group develops the applications used in our products and services. In addition to our domestic operations, we have personnel in Chennai, India, that we believe enables us to provide a cost-effective and continuous development and testing environment. We use a wide range of best-of-breed programming and database technologies, including Microsoft.NET, ASP, Java, Perl, Oracle, SQL and DB2 running on Microsoft, UNIX and Linux platforms.

        Our technology operations group supports all of our technology applications across our company. As part of the growth plans for our products and services, our technology operations group continuously evaluates ways to consolidate and integrate our technology platforms.

Core Technologies

        Our technologies support our core competencies in electronic and printed document management, imaging, composition, rapid fulfillment and data management. We believe these technological capabilities provide us with important competitive advantages. We develop, integrate and host systems for:

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  dynamic data-driven publishing;

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  digital printing;

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  e-commerce;

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  imaging, indexing and searching;

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  document repository and retrieval;

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  text processing, conversion and formatting;

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  electronic data discovery;

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  business process workflow; and

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  transcription, analysis and presentation.

Data Center and Network

        Our technologies are developed and supported at two facilities, located in St. Paul and St. Cloud, Minnesota. Most of our offices also have distributed hardware, software and technology support personnel that are coordinated from these two facilities. Our global network allows us to digitally distribute work between offices, production centers and our clients. Our open architecture enables us to establish client extranets and third party systems to meet the communications and ordering requirements of our clients. We also use some third-party data hosting facilities to enhance our capabilities and back-up capacity.

        Our systems and physical infrastructure are designed to provide security, reliability and back-up capability. For example, the physical infrastructure of our facilities includes continuously available power through redundant uninterruptible power supply systems, fire detection systems, surveillance cameras and multiple security checkpoints to limit access to our data centers. Data is regularly backed up and saved on a rotating set of media, which are taken off-site to a secure storage facility on a regularly scheduled basis. Critical wide area network links are redundant to allow for continuous connectivity in the event of any one telecommunications carrier outage.

Security and Data Privacy

        We are committed to protecting the safety of our clients' and their customers' highly sensitive information and maintain an information security team responsible for implementing and maintaining controls to limit unauthorized access to our network. These controls include the implementation of information security policies and procedures, security monitoring software, encryption, access and password policies, physical access limitations and detection and monitoring of fraud from internal staff. We use a combination of off-the-shelf and proprietary authentication technology designed to ensure that the integrity of our data is not compromised. External audits are conducted regularly and at our client's request, or by potential clients prior to contract negotiations. We use an outside specialist to conduct external penetration testing on an annual basis for selected critical systems.

Scalable Architecture

        Our software applications are designed and engineered to meet the diverse needs of our clients and to grow as our business grows. For example, when we began to implement our legal repository system five years ago, we saw the need to develop the system based on a storage area network architecture that would provide capacity for hundreds of terabytes of data as our legal repository business grew. We have maintained that architecture and added capacity as the amount of data stored has grown to over 100 terabytes. In addition, we have a proprietary grid computing solution for our document capture operation, allowing us to use capacity on computers in our network as document volume fluctuates.

Operations

        We have operations centers both domestically and internationally that service our business segments. These operations centers include:

  •
  Fulfillment operations, which consist primarily of warehousing, pick and pack, collating, digital printing, mailing and shipping services. These operations handle the fulfillment of customer literature and premium items along with on-demand digital print production. Our fulfillment functions are located in four domestic operations centers.

  •
  Composition operations, which include the typesetting and preparation of Securities and Exchange Commission filings and other documents and occur primarily in two core hubs, as well as 15 offices. Like most of our operations, these facilities operate in a networked environment enabling us to meet time-sensitive deadlines while maximizing the utilization of our operation.

  •
  Document reproduction operations, which produce and copy documents with high volume, multifunction scan/print equipment and supporting servers. We also perform similar functions within our document service centers that are housed within our clients' offices. These facilities are connected via our global network to our national litigation and document operations center. This center contains technology used to convert and store documents, including scanners, workstations, printers, storage area networks and servers. We believe this networked approach enables us to manage workflows in a cost-effective way.

  •
  Print operations, which print a wide variety of documents, such as transaction and compliance documents and direct marketing materials. We seek to maximize utilization of our own facilities by balancing workloads between our operations centers and a preferred list of outside print providers. We have negotiated discount agreements and established efficient workflows with these outside print providers that enable us to meet the time and quality requirements of our clients. Printed documents are produced using digital or conventional presses located in eight domestic operations centers.

        Our operations centers are located throughout the United States. Internationally, we also have operations centers in Canada, England, Ireland, Australia, New Zealand and Chennai, India. These centers are fully networked with our locations in North America. In addition, our translation operations are headquartered in Minneapolis, Minnesota, we have a second operating facility in Galway, Ireland and our captioning business operates from Pittsburgh, Pennsylvania.

        Our joint venture in India provides us with additional access to a well-trained, English-speaking workforce at attractive compensation costs. This joint venture provides us with increased coverage to meet time-sensitive turnaround requirements and flexible capacity to meet peak workload demands.

        We have centralized our purchasing functions to optimize our significant corporate spending on paper, transportation, printing, finishing, office equipment and supplies, reduce costs and improve quality, service and technology.

Intellectual Property

        We rely on a combination of copyright, trade secret and trademark laws and non-disclosure and other contractual arrangements to protect our proprietary rights. We seek to protect our trade secrets and proprietary know-how, in part, with confidentiality agreements with clients, consultants, vendors and employees.

        Our material registered trademarks include: Delivering Marketing Solutions to Real Estate, Merrill Discovery Navigator, Wordshare, Cotton Fibre Plus, Laser Perfect, Shore Bond, Bond Green LP, Shore Bond LP & Design and Sparkle White. Our material registered service marks include: Merrill Corporation, Merrillconnect, Merrill Net:Prospect, Millions of Pages. One Solution., Ottomed, Ottoweb, Ottodoc, Ottocms, Brand on Demand., Fine Arts, Fine Arts Engraving Company, Fragos, Stationeers, Web to Plate, Docuserve, V and design, Depowave, Information Minded, L and design, LegaLink, Miscellaneous Design (Arrow Design), Total Transcript, VITAC, W and design and WordWave. All other trademarks or service marks appearing in this prospectus are trademarks or service marks of others. We have additional service mark applications pending with the U.S. Patent and Trademark office and certain foreign jurisdictions.

        We hold one United States patent- Patent No. 6,065,026. "Multi-use electronic document authoring system with prompted updating of shared language." This patent is incorporated into our WordShare product, which is a stand alone product used to produce common elements in mutual fund prospectuses, allowing similar information to be shared across fund family documents.

        We license the use of certain our products to our clients, including MerrillConnect, Merrill DataSite, Merrill DPA, Merrill Discovery Navigator and Web hosting. These licenses provide for restrictions on the transfer, use and access of our products to protect their proprietary nature. We also license intellectual property from third parties and incorporate such intellectual property into our products. These relationships are generally non-exclusive and have a limited duration. Moreover, we have certain obligations with respect to non-use and non-disclosure of such intellectual property. We cannot assure you that the steps we have taken to adequately monitor these obligations or prevent infringement or misappropriation of our licensed intellectual property.

        Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our technology. In addition, innovation by our competitors may provide them with technology equivalent or superior to that contained in our products. We will continue to assess appropriate occasions for seeking intellectual property protections for those aspects of our technology that we believe constitute innovations providing us with significant competitive advantages.

Employees

        As of January 31, 2006, we had 5,644 employees, of which 257 were classified as temporary employees. We have never had a work stoppage and none of our employees are represented by labor unions. We believe that relations with our employees are good. Our workforce is supplemented by approximately 1,200 independent court reporters and over 600 independent translators.

        We compete with others in the industry to attract and retain qualified technical and sales personnel. To date, we believe we have provided incentives sufficient to minimize the loss of key personnel and to attract additional staff for both replacement and expansion. Many of our sales personnel are under employment contracts of varying terms with us.

Facilities

        As of January 31, 2006, we provide our services through a network of over 70 domestic and 15 international offices. We believe that our facilities are adequate for our current operations. The following are the locations of our significant facilities as of January 31, 2006:

Location	Segment Served	Owned or Leased
Boston, Massachusetts	Legal Solutions and Transaction and Compliance Services	Leased
Birmingham, Alabama	Legal Solutions	Leased
Burr Ridge, Illinois	Marketing and Communication Solutions	Leased
Chicago, Illinois	Legal Solutions and Transaction and Compliance Services	Leased
Dallas, Texas	Legal Solutions, Marketing and Communication Solutions, Transaction and Compliance Services and Operations	Leased
Denver, Colorado	Transaction and Compliance Services	Leased
Everett, Massachusetts	Operations	Owned
Frankfurt, Germany	Transaction and Compliance Services	Leased
Galway, Ireland	Other Communication Services	Leased
Golden Valley, Minnesota	Other Communication Services	Leased
Grove City, Ohio	Operations	Leased
Houston, Texas	Legal Solutions and Transaction and Compliance Services	Leased
Lee, Massachusetts	Marketing and Communication Solutions	Owned
La Mirada, California	Marketing and Communication Solutions and Operations	Leased
London, England	Legal Solutions and Transaction and Compliance Services	Leased
Los Angeles, California	Legal Solutions and Transaction and Compliance Services	Leased
Monroe, Washington	Marketing and Communication Solutions	Leased
Mt. Prospect, Illinois	Operations	Leased
New York, New York	Legal Solutions and Transaction and Compliance Services	Leased
Paris, France	Transaction and Compliance Services	Leased
Pittsburgh, Pennsylvania	Other Communication Services	Leased
Rockville, Maryland	Legal Solutions	Leased

San Francisco, California	Legal Solutions and Transaction and Compliance Services	Leased
Sartell, Minnesota	Operations	Owned
St. Cloud, Minnesota	Marketing and Communication Solutions and Operations	Owned
St. Cloud, Minnesota	Operations	Leased
St. Paul, Minnesota	Operations	Owned
St. Paul, Minnesota	Headquarters	Owned
Toronto, Canada	Transaction and Compliance Services	Leased
Union, New Jersey	Operations	Leased
Washington, DC	Legal Solutions and Transaction and Compliance Services	Leased
White Plains, New York	Legal Solutions	Leased
Willowbrook, Illinois	Operations	Leased
Woburn, Massachusetts	Marketing and Communication Solutions	Leased

Environmental Matters

        Our printing operations and properties are subject to many laws and regulations relating to the protection of the environment and human health and safety. While we believe we are in material compliance with these requirements, we could incur significant fines, penalties, costs or liabilities in the event we violate these requirements or the permits required for our operations. In addition, because these laws may become more stringent and our processes may change, the amount and timing of expenditures in the future may vary substantially from those currently anticipated.

        Some environmental laws may impose liability for the investigation and cleanup of environmental contamination on current or former property owners or occupants, regardless of knowledge or the legality of the disposal practices at the time they occurred. Although we are not currently aware of any such material obligations at properties we now or previously owned, leased, or operated or at sites we sent our waste for disposal, we may be required to conduct remedial activities in the future which may be material to our business and we also may be subject to claims for property damage, personal injury, natural resource damages or other issues as a result of these matters.

Legal Proceedings

        From time to time we are involved in legal proceedings arising in the ordinary course of our business. We believe that there is no litigation currently pending that could have a material adverse effect on our financial position, results of operations or cash flows.

MANAGEMENT

Directors and Executive Officers

        The name, age and position of our directors and executive officers as of January 31, 2006 are as follows:

Name	Age	Position
John W. Castro	57	Chairman of the Board and Chief Executive Officer
Rick R. Atterbury	52	President, Chief Operating Officer and Director
Robert H. Nazarian	55	Executive Vice President and Chief Financial Officer
B. Michael James	49	President, Transaction and Compliance Services and Director
Perry L. Solomon	55	President, Legal Solutions
Steven J. Machov	54	Executive Vice President, General Counsel and Secretary
John R. Stolle	58	Executive Vice President and Chief Technology Officer
Brenda J. Vale	43	Executive Vice President, Human Resources
Craig P. Levinsohn	43	Executive Vice President, Marketing
Dale S. Kopel	42	Treasurer
Thompson Dean	47	Director
David A. Durkin	37	Director
Mark D. Edwards	35	Director
Kamil Marc Salame	37	Director

(1)
Member of audit committee.
(2)
Member of compensation committee.
(3)
Member of nominating and corporate governance committee.

        John W. Castro has served as our Chairman of the Board since August 2004, Chief Executive Officer since 1984 and a member of our board of directors since 1981. Mr. Castro also served as our President through September 2002. Mr. Castro serves as a director of Minnesota Life Insurance Company.

        Rick R. Atterbury has served as our President and Chief Operating Officer since September 2002 and a member of our board of directors since 1989. From February 1999 to September 2002, Mr. Atterbury served as our Executive Vice President and Chief Technology Officer. From 1996 to January 1999, Mr. Atterbury served as our Executive Vice President and, prior to that time, he served as our Vice President of Operations.

        Robert H. Nazarian has served as our Executive Vice President and Chief Financial Officer since April 2000. Prior to joining us, Mr. Nazarian served as Executive Vice President and Chief Financial Officer of Florida East Coast Industries, a diversified transportation and real estate company, from July 1999 to April 2000. From August 1998 to April 1999, he served as Treasurer of Northwest Airlines, Inc., a commercial airline company. From October 1995 to July 1998, he served as Chief Financial Officer of Air New Zealand Limited, a commercial airline company. Prior to joining Air New Zealand Limited, Mr. Nazarian served as Group Financial Controller for Lion Nathan Limited, a beverage company in Australia and New Zealand, from October 1989 to September 1995.

        B. Michael James has served as our President, Transaction and Compliance Services since December 2005 and was appointed to our board of directors in May 2005. Mr. James served as our President of Financial Document Services from February 1999 until December 2005. From January 1996 to February 1999, Mr. James served as our Vice President of our East Region and International Operations. Prior to that time, Mr. James served as our Vice President, Human Resources. Mr. James joined us in June 1989.

        Perry L. Solomon has served as our President, Legal Solutions since January 2006. Mr. Solomon came to our company from WordWave, Inc. where he served as President and Chief Executive Officer from January 1999 until the acquisition of WordWave by us in January 2006. He previously served as Chairman of HR Logic, Inc., an outsourced human resources company, which he helped found in 1997. Mr. Solomon has over 25 years of business management experience, with much of that time spent at Fidelity Capital, the private investment arm of Fidelity Investments. While at Fidelity, Mr. Solomon was President of BostonCoach Corporation.

        Steven J. Machov has served as our Executive Vice President since January 2006, our Vice President since 1993, our Secretary since 1990 and our General Counsel since 1987.

        John R. Stolle has been our Executive Vice President since January 2006 and Chief Technology Officer since March 2004. From May 2001 to February 2004, Mr. Stolle served as our Director of Corporate Information Technology and from June 1993 to April 2001, as Vice President of Information Technology. Prior to joining us, Mr. Stolle was Vice President of Information Technology for Jostens, Inc., a company that provides products, programs and services that help people celebrate important moments, recognize achievements and build affiliations, and Director of Management Information Services for Land O'Lakes, Inc.

        Brenda J. Vale has served as our Executive Vice President since January 2006 and our Vice President, Human Resources since December 2003. Prior to December 2003, Ms. Vale served as our Vice President of Strategic Sourcing and Director of Compensation and Benefits. Ms. Vale joined us with over 17 years of human resources experience.

        Craig P. Levinsohn has served as our Executive Vice President, Marketing since December 2005. Immediately prior to joining us, Mr. Levinsohn served as Chief Marketing Officer of Paisley Consulting, Inc., a provider of corporate governance software. From 2000 to December 2005, he served as Vice President of Marketing and Strategic Alliances of HighJump Software, a 3M Company, a company in the supply chain software industry.

        Dale S. Kopel has been our Treasurer since May 2000 and held other financial positions since he joined us in May 1996. Prior to joining us, Mr. Kopel was a director of audit at St. Jude Medical, Inc. and a manager at Coopers & Lybrand.

        Thompson Dean has served as one of our directors since March 2004. Mr. Dean is the Co-Managing Partner and Chief Executive Officer of Avista Capital Partners, a private equity firm focused on investments primarily in growth-oriented energy, healthcare and media companies that has been engaged by Credit Suisse's asset management business to serve as a consultant to assist in the monitoring of certain DLJ Merchant Banking Partners portfolio companies. Prior to joining Avista Capital Partners in 2005, Mr. Dean was the Head of Leveraged Corporate Private Equity, Managing Partner and Investment Committee Chairman of DLJ Merchant Banking Partners. Mr. Dean continues to serve as Investment Committee Co- Chairman of DLJ Merchant Banking Partners. Mr. Dean joined DLJ Merchant Banking Partners in 1988 and became the Managing Partner in 1995. Following the merger of Donaldson, Lufkin & Jenrette and Credit Suisse, he became the Head of Leveraged Corporate Private Equity, responsible for Credit Suisse's asset management and worldwide leveraged buyout business. Prior to joining Donaldson, Lufkin & Jenrette, he was a Vice President in the Special Finance Group (Leveraged Transactions) at Goldman, Sachs & Co. Mr. Dean is the Chairman of the Board of DeCrane Aircraft Holdings, Inc., and is a director of BioPartners, NextPharma Technologies, Nycomed Holdings, Safilo S.p.A. and Visant Corporation.

        David A. Durkin has served as one of our directors since September 2002. Mr. Durkin is currently a Partner of Avista Capital Partners, a private equity firm focused on investments primarily in growth-oriented energy, healthcare and media companies that has been engaged by Credit Suisse's asset management business to serve as a consultant to assist in the monitoring of certain DLJ Merchant Banking Partners portfolio companies, a position he has held since July 2005. From January 2003 to June 2005, he served as a Partner with DLJ Merchant Banking Partners and a Director in Credit Suisse's asset management business. Mr. Durkin joined Credit Suisse in November 2000 upon the merger with Donaldson, Lufkin & Jenrette, where he was a Principal of DLJ Merchant Banking Partners since 2000. Prior to that, he served as a Vice President in the Leveraged Finance Group at Donaldson, Lufkin & Jenrette and other roles within investment banking since 1996. Earlier in his career, Mr. Durkin worked in public accounting with Arthur Andersen as a CPA. Mr. Durkin serves on the board of directors of Frontier Drilling ASA and Prometheus Laboratories, Inc. He previously served on the board of directors of AKI, Inc./AKI Holdings, Inc. and Seabulk International Inc.

        Mark D. Edwards has served as one of our directors since August 2004. Mr. Edwards currently serves as a Principal with DLJ Merchant Banking Partners and a Director in Credit Suisse's asset management business. Mr. Edwards joined Credit Suisse in November 2000 upon the merger with Donaldson, Lufkin & Jenrette. Mr. Edwards joined Donaldson, Lufkin & Jenrette's Investment Banking division in August 1998 and DLJ Merchant Banking Partners in January 2000.

        Kamil Marc Salame has served as one of our directors since May 2005. Mr. Salame currently serves as a Partner with DLJ Merchant Banking Partners and a Managing Director in Credit Suisse's asset management business. Mr. Salame joined Donaldson Lufkin & Jenrette's Investment Banking division in 1995 and shortly thereafter joined the Leveraged Finance Group. In 1997, he joined DLJ Real Estate Capital Partners, a real estate private equity firm. He joined DLJ Merchant Banking Partners in 2000. Mr. Salame serves as a director of Aspen Insurance Holdings Ltd., Montpelier Re Holdings Ltd., Professional Career Development Institute and U.S. Express Leasing Inc.

        There are no family relationships among any of our directors or our executive officers. Each executive officer is elected or appointed by, and serves at the discretion of, our board of directors.

Board of Directors

        Our board of directors has responsibility for our overall corporate governance and meets regularly throughout the year. Our bylaws permit our board of directors to establish by resolution the authorized number of directors. Seven directors are currently authorized, all of whom were elected as directors pursuant to the terms of an investors' agreement described in more detail under the heading "Certain Relationships and Related Party Transactions." The investors' agreement requires our board of directors to consist of seven directors, three of whom (including the Chairman) are to be nominated by DLJ Merchant Banking Partners II, L.P., three of whom are to be nominated by Messrs. Castro and Atterbury and one of whom is to be nominated by DLJ Investment Partners II, L.P. so long as its beneficial ownership of our common stock exceeds 10% of its initial ownership of our common stock. Each designated director will remain a member of our board of directors following the completion of this offering until his successor is duly elected and qualified or until his death, resignation, retirement, disqualification, removal or otherwise. DLJ Merchant Banking Partners II, L.P. and DLJ Investment Partners II, L.P.'s current designees to our board of directors are Messrs. Dean, Durkin, Edwards and Salame. Messrs. Castro and Atterbury have designated themselves and Mr. James as directors.

        Upon the completion of this offering, we expect to have at least eight authorized directors. Our board of directors has determined that all of the expected directors comprising the board upon completion of the offering, other than Messrs. Castro and Atterbury, are "independent directors" as defined under the rules of                                                      . We expect that one or more additional directors will be added to our board of directors in the near future and will be "independent directors" as defined under the rules of                                                      . The composition of our board of directors and its committees will comply, when required, with the applicable rules of                                                      , the Sarbanes Oxley Act of 2002, the SEC and applicable law.

        Upon completion of this offering, our board of directors will be divided into three classes. One class will be elected at each annual meeting of shareholders for a term of three years. The Class I directors, whose term will expire at the 2006 annual meeting of shareholders, are Messrs.                            and                            . The Class II directors, whose term will expire at the 2007 annual meeting of shareholders, are Messrs.                            ,                            and                            . The Class III directors, whose term will expire at the 2008 annual meeting of shareholders, are Messrs.                            and                            . At each annual meeting of shareholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election or special meeting held in lieu thereof and until their successors are duly elected.

Board Committees

        Upon completion of this offering, our board of directors will have an audit committee, a compensation committee and a nominating and corporate governance committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues. We will adopt new charters for the audit committee, compensation committee and nominating and corporate governance committee prior to the completion of this offering.

Audit Committee

        Upon completion of this offering, the audit committee will consist of Messrs.                            ,                            and                            . Mr.                            will serve as the chairman of this committee. Our board of directors has determined that Messrs.                            and                            are "independent directors" as defined under the rules of                                                      and that Mr.                            is financially sophisticated as required by the rules of                                                      and Rule 10A-3 of the Securities Exchange Act of 1934, as amended, and is an "audit committee financial expert" as defined by the rules and regulations of the SEC and any similar requirements of                                                      . The functions of this committee will include:

  •
  meeting with our management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;

  •
  appointing the independent auditors, determining the compensation of the independent auditors and pre-approving the engagement of the independent auditors for audit or non-audit services;

  •
  having oversight of our independent auditors, including reviewing the independence and quality control procedures and the experience and qualifications of our independent auditors' senior personnel that are providing us audit services;

  •
  meeting with the independent auditors and reviewing the scope and significant findings of the audits performed by them, and meeting with management and internal financial personnel regarding these matters;

  •
  reviewing our financing plans, the adequacy and sufficiency of our financial and accounting controls, practices and procedures, the activities and recommendations of our auditors and our reporting policies and practices, and reporting recommendations to our full board of directors for approval;

  •
  establishing procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

  •
  having oversight of the integrity of our financial statements; and

  •
  following the completion of this offering, preparing the reports required by the rules of the SEC to be included in our annual proxy statement.

        Each of our independent auditors and our financial personnel will have regular private meetings with this committee and will have unrestricted access to this committee.

Compensation Committee

        Upon completion of this offering, the compensation committee will consist of Messrs.                            .                            and                            . Mr.                            will serve as the chairman of this committee. Our board of directors has determined that Messrs.                            and                            are "independent directors" as defined under the rules of the                                                      . The functions of this committee will include:

  •
  establishing overall employee compensation policies and recommending to our board major compensation programs;

  •
  reviewing and approving the compensation of our executive officers and directors, including salary and bonus awards;

  •
  administering our various employee benefit and equity incentive programs;

  •
  reviewing executive officer and director indemnification and insurance matters; and

  •
  following the completion of this offering, preparing an annual report on executive compensation for inclusion in our proxy statement.

Nominating and Corporate Governance Committee

        Upon completion of this offering, the nominating and corporate governance committee will consist of Messrs.                            ,                            and                            . Mr.                            will serve as the chairman of this committee. Our board of directors has determined that Messrs.                            and                            are "independent directors" as defined under the rules of the                                                      . The functions of this committee will include:

  •
  assisting the board of directors in selecting new directors;

  •
  evaluating the overall effectiveness of the board of directors; and

  •
  reviewing developments in corporate governance compliance.

Compensation Committee Interlocks and Insider Participation

        The members of our compensation committee have no interlocking relationships as defined under SEC regulations and the listing requirements of                           .

Board Compensation

        Since our merger and recapitalization in November 1999, we have not provided compensation to our directors, although we have reimbursed the out-of-pocket expenses they have incurred to attend board meetings. Following the completion of this offering, we expect to pay our outside directors (other than those who serve pursuant to our investors' agreement) an annual retainer of $             and board and committee meeting fees of $             . We also expect that we would grant stock options from time to time to our outside directors.

Corporate Governance

        We believe that we will comply with all corporate governance and listing requirements of                           upon the closing of this offering.

Executive Compensation

        The following table sets forth the cash and non-cash compensation for services rendered in all capacities during the fiscal year ended January 31, 2006 awarded to, earned by or paid to our chief executive officer, each of the four other most highly compensated executive officers serving as executive officers at the end of fiscal 2006 and one individual who would have been one of the four other most highly compensated executive officers had he been an executive officer at the end of 2006. We refer to these persons as our "named executive officers."

Summary Compensation Table

	Annual Compensation			Long-Term Compensation
Name and Principal Position	Salary	Bonus	Other Annual Compensation (1)	Securities Underlying Options	All Other Compensation
John W. Castro Chairman of the Board and Chief Executive Officer	$570,833	(2)	$12,000	—	$102,938	(3)
Rick R. Atterbury President and Chief Operating Officer	400,000	(2)	7,200	—	63,028	(4)
B. Michael James President, Transaction and Compliance Services	360,000	(2)	13,863	22,000	55,829	(5)
Robert H. Nazarian Executive Vice President and Chief Financial Officer	300,000	(2)	11,814	—	34,709	(6)
Steven J. Machov Executive Vice President, General Counsel and Secretary	228,500	(2)	2,957	—	23,252	(7)
Mark A. Rossi (8) President, Financial Services and Brand Management	360,000	(2)	7,650	—	41,055	(9)

(1)
Represents perquisites and other personal benefits, including a car allowance in the case of Messrs. Castro, Atterbury and Rossi, club dues in the case of Messrs. James, Nazarian and Rossi, financial and tax planning services in the case of Messrs. James and Machov and physicals in the case of Mr. Nazarian.

(2)
Annual bonus for fiscal 2006 has not yet been determined.

(3)
Represents (i) 401(k) contributions of $14,700, (ii) an estimated payment of $45,900 to a supplemental executive retirement plan ("SERP") because of limitations imposed by the Internal Revenue Code of 1986, as amended (the "Code"), (iii) $41,931 of total earnings on the SERP and the Merrill Income Deferral Plan ("IDP") and (iv) premium payments under a life insurance policy on the life of the executive at an incremental cost of $407. The estimated SERP contribution reflected was earned during the fiscal year ended January 31, 2006 but will be paid during the subsequent fiscal year.

(4)
Represents (i) 401(k) contributions of $14,700, (ii) an estimated payment of $30,500 to the SERP, (iii) $17,605 of total earnings on the SERP and (iv) premium payments under a life insurance policy on the life of the executive at an incremental cost of $223.

(5)
Represents (i) 401(k) contributions of $14,700, (ii) an estimated payment of $25,900 to the SERP and (iii) $15,229 of total earnings on the SERP and the IDP.

(6)
Represents ((i) 401(k) contributions of $14,700, (ii) a payment of $16,300 to the SERP and (iii) $3,709 of total earnings on the SERP.

(7)
Represents (i) 401(k) contributions of $14,700, (ii) an estimated payment of $6,700 to the SERP and (iii) $1,852 of total earnings on the SERP.

(8)
Mr. Rossi was President, Strategic Communication Services, which we no longer consider to be one of our business units.

(9)
Represents (i) 401(k) contributions of $14,700, (ii) an estimated payment of $15,300 to the SERP and (iii) $11,055 of total earnings on the SERP.

Option Grants in Fiscal 2006

        The following table summarizes option grants during the fiscal year ended January 31, 2006 to each of our named executive officers.

Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Individual Grants (1)
	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year
Name			Exercise Price ($/Share)	Expiration Date
					5% ($)	10% ($)
John W. Castro	—	—	$—	—	$—	$—
Rick R. Atterbury	—	—	—	—	—	—
B. Michael James	22,000	38.9%	26.37	02/11/15	319,847	787,800
Robert H. Nazarian	—	—	—	—	—	—
Steven J. Machov	—	—	—	—	—	—
Mark A. Rossi	—	—	—	—	—	—

(1)
All of the options granted to the individuals in this table were granted under our 1999 stock option plan. Under the individual option agreements, all options vest upon a change in control, as defined in such plan, and remain exercisable for the remainder of their respective terms.

Option Exercises in Fiscal 2006

        None of our named executive officers exercised any stock options during the fiscal year ended January 31, 2006.

Option Values

        The following table provides information regarding the number and value of exercisable and unexercisable options to purchase shares of our common stock outstanding as of January 31, 2006 by each of our named executive officers. There was no public market for our common stock as of January 31, 2006. Accordingly, as permitted by the rules of the SEC, we have calculated the value of the unexercised in-the-money options at fiscal year end on the basis of an assumed initial public offering price of $             per share, less the applicable exercise price multiplied by the number of shares that may be acquired upon exercise.

Aggregated Fiscal Year-End Option Values

	Number of Securities Underlying Unexercised Options at January 31, 2006
			Value of Unexercised In-the-Money Options at January 31, 2006
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
John W. Castro	—	—	$	$
Rick R. Atterbury	—	58,200
B. Michael James	6,000	69,300
Robert H. Nazarian	8,000	43,600
Steven J. Machov	900	19,100
Mark A. Rossi	5,000	43,300

Employment Agreements

        We have entered into employment agreements with Messrs. Castro and Atterbury. Under these agreements, Messrs. Castro and Atterbury are entitled to payments in the event we terminate their employment without cause, which means other than as a result of (1) their willful refusal substantially to perform their duties, (2) their conviction of a felony arising from any act of fraud, embezzlement, or willful dishonesty in relation to our business or affairs, (3) any other felonious conduct on their part that is materially detrimental to our best interests, (4) being repeatedly under the influence of illegal drugs or alcohol while performing their duties or (5) any other willful act which is materially injurious to our financial condition or business reputation. If terminated for reasons other than those listed above, each would be entitled to receive:

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  a lump sum payment equal to 2.99 times his annual base salary;

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  a lump sum payment equal to 2.99 times his average bonus over the three consecutive years immediately before his termination; and

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  continuation of all insurance and other benefits for a period of three years.

        In addition, the executives' entire account balance and all accrued benefits under our Supplemental Executive Retirement Plan, as described in more detail under the heading "—Supplemental Executive Retirement Plan" below, and those under our other plans or arrangements providing similar benefits will vest and become non-forfeitable as of the termination date. Should either Mr. Castro or Mr. Atterbury receive any payments under his employment agreement in connection with a change of control he would be entitled to a gross-up payment intended to offset the effect of any excise tax owed under Section 4999 of the Internal Revenue Code of 1986, as amended. Messrs. Castro and Atterbury have also agreed in their employment agreements to certain confidentiality, non-competition and non-solicitation provisions. We intend to amend these employment agreements, if necessary, prior to the end of 2006 to satisfy either the requirements of an exception to, or the provisions of, Section 409A of the Internal Revenue Code relating to the taxation of deferred compensation.

        We have also entered into an employment agreement with Perry L. Solomon, our President, Legal Solutions. Under this agreement, Mr. Solomon is entitled to a base salary of $325,000 per year, subject to possible increase from time to time based on performance, and is eligible to receive an annual bonus, with a target of 75% of his base salary. Mr. Solomon is also entitled to receive certain benefits in the event we terminate his employment without cause, which means other than as a result of (1) dishonesty, fraud or gross or willful misconduct, (2) breach of any material provision of his employment agreement or (3) neglect of duties. If terminated without cause, Mr. Solomon would be entitled to receive upon execution of a release of all claims against us a cash payment equal to the lesser of 12 months' base salary or base salary until he commences employment with another organization, any bonus accrued through the date of termination and a lump sum amount equal to the grossed-up cost of 12 months' medical insurance premiums, not to exceed $20,000 net, to offset post-employment medical costs. Mr. Solomon has agreed to certain confidentiality, non-competition and non-solicitation provisions. Additionally, in connection with our acquisition of WordWave, we entered into a five-year non-competition agreement with Mr. Solomon.

        We have also entered into a letter agreement with Craig P. Levinsohn, our Executive Vice President, Marketing pursuant to which we agreed to pay Mr. Levinsohn a base salary of $230,000 and provide him the opportunity to receive an annual bonus, with a target of 50% of his base salary. In the event we terminate Mr. Levinsohn's employment for any reason other than for cause, which is defined as (1) dishonesty, fraud or gross or willful misconduct, (2) breach of any material provision of the employment agreement or (3) neglect of duties, we agreed to pay Mr. Levinsohn four months of base salary, conditioned upon his execution of a release of all claims against us. Mr. Levinsohn has agreed to certain confidentiality, non- competition and non-solicitation provisions.

Management Incentive Plan

        Our executive officers and certain other employees are eligible to participate in our annual management incentive plan that is designed to provide competitive total cash compensation that is closely tied to overall company and business unit performance. Under the plan, participants can earn an incentive payout based on company financial performance and accomplishment of individual objectives. Financial performance measures include earnings before interest, taxes, depreciation, amortization and a non-cash, stock-based employee compensation expense for the management incentive plan, on both a consolidated and a business unit basis. A participant's incentive payout is calculated based on the participant's base salary at the end of the fiscal year multiplied by a target bonus percentage and achievement of a goal percentage. Bonuses earned under the plan are generally paid out within 90 days of the end of the fiscal year.

Change in Control Agreements

        We have entered into change in control agreements with the following named executive officers and other executive officers: B. Michael James, Robert H. Nazarian, Steven J. Machov, Mark A. Rossi and Brenda J. Vale. These executives are entitled to receive the benefits described below if they are terminated in connection with a change in control, which means any of the following:

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  the sale, lease, exchange or other transfer by us of substantially all of our assets;

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  any person or entity, other than a bona fide underwriter, becomes the beneficial owner of 20% or more of the voting power of our outstanding securities;

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  a merger or consolidation to which we are a party, if our shareholders do not own at least 80% of the voting power of the stock of the surviving corporation;

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  our "continuing directors" cease for any reason to constitute at least a majority of our board ("continuing directors" include members of our current board as well as any future director who is nominated or elected to the board with the approval of a majority of directors who themselves are "continuing directors"); or

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  a change in control of a type that is determined by our outside legal counsel, in a written opinion, to be required to be reported on a Form 8-K, 10-K or 10-Q, whether or not we are subject to those reporting requirements.

        In order to receive the benefits, the executive must be terminated either within 24 months of the occurrence of one of the events listed above or prior to the occurrence of one of the events listed above if the termination was either a condition to the change in control or was at the request or insistence of a person related to the change in control.

        The executives will not receive the benefits if they die or are terminated for cause, which means as a result of the executive's (1) gross misconduct, (2) willful and continued failure to substantially perform his or her duties after demand is given by the Chairman of the Board or (3) conviction of a felony or gross misdemeanor that is materially and demonstrably injurious to us or that impairs the executive's ability to substantially perform his or her duties. The executive will, however, receive the benefits if the executive voluntarily leaves our employ as a result of:

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  an adverse and material change in title, status, position, authority, duties or responsibilities as an executive;

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  a reduction in base salary or an adverse change in the form or timing of an executive's compensation;

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  a failure to cover the executive under similar benefit plans at a substantially similar total cost to the executive (including equity based plans);

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  a relocation to more than 30 miles from the executive's existing office;

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  a failure to obtain a successor's consent to the change in control agreement;

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  any termination of employment not properly noticed; or

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  our refusal to allow the executive to continue to attend to matters or engage in activities not directly related to our business.

        The executive is entitled to receive the following payments and benefits upon the triggering of these agreements:

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  a cash payment equal to two times the sum of the executive's (1) base salary and (2) target cash bonus for the year during which the change in control occurs or the average of the cash bonus for the three fiscal years ending immediately prior to the change in control, whichever is greater;

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  medical, dental and vision benefits to the executive, his or her family members and dependents for two years after the date the executive's employment is terminated, at a substantially similar total cost to the executive;

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  the account balance under our Supplemental Executive Retirement Plan, as described in more detail under the heading "—Supplemental Executive Retirement Plan" below, will become fully vested and non-forfeitable and we will cause all distributions under this plan to be made regardless of the provisions of the plan that permit these distributions to be deferred; and

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  an additional cash payment, if any, sufficient to cover all tax obligations arising from excise taxes.

        These change in control agreements automatically renew for additional 12-month periods unless we give the executive 90 days' advance notice of our intent to terminate the agreements. In addition, if a change in control occurs during the term of the agreements, the agreements will continue for an additional 24 months. We intend to amend these change in control agreements, if necessary, prior to the end of 2006 to satisfy either the requirements of an exception to, or the provisions of, Section 409A of the Internal Revenue Code relating to the taxation of deferred compensation.

2006 Stock Incentive Plan

General

        Our 2006 Stock Incentive Plan, which we refer to as the 2006 plan, will become effective upon the consummation of this offering. The 2006 plan allows us to award eligible recipients incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock, stock units, performance units and stock bonuses. The 2006 plan will replace our 1999 Stock Option Plan, which will be terminated with respect to future awards. All of our employees, consultants, advisors and independent contractors will be eligible to receive incentive awards under the 2006 plan.

        The maximum number of shares reserved for issuance under the 2006 plan is                           . The number of shares available for issuance under the 2006 plan is subject to increase to the extent that we issue shares or incentive awards under the 2006 plan in connection with certain merger and acquisition transactions, or assume any plan in a merger or acquisition transaction. However, any available shares in an assumed plan may only be utilized to the extent permitted under the rules and regulations of the                  . Under the terms of the 2006 plan:

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  no participant may be granted options or stock appreciation rights relating to more than                           shares of common stock in the aggregate during any calendar year;

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  no participant may be granted restricted stock awards, stock unit awards, performance awards and stock bonuses relating to more than                           shares of common stock in the aggregate during any calendar year; and

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  no more than                           shares of common stock may be issued pursuant to the exercise of incentive stock options.

        These individual award limits, however, will be                           shares and                           shares, respectively, as to a participant who, during the calendar year, is first appointed or elected as an officer, hired as an employee, elected as a director or retained as a consultant by us or who receives a promotion that results in an increase in responsibilities or duties. All of the share limitations in the 2006 plan may be adjusted to reflect changes in our corporate structure or shares, as described below. In addition, the limits on individual equity awards and on the number of shares that may be issued as incentive stock options will not apply to certain incentive awards granted upon our assumption or substitution of like awards in any merger or acquisition.

        Shares of common stock that are issued under the 2006 plan or that are potentially issuable pursuant to outstanding incentive awards reduce the number of shares remaining available. The total number of shares that may be issued under the 2006 plan will be reduced by                           additional share for each share issued pursuant to a restricted stock award, stock unit award or performance award, or potentially issuable pursuant to an outstanding restricted stock award, stock unit award or performance award. All shares so subtracted from the amount available under the 2006 plan with respect to an incentive award that lapses, expires, is forfeited or for any reason terminates unexercised or unvested and any shares of common stock that are subject to an incentive award that is settled or paid in cash or any other form other than shares of common stock will automatically again become available for issuance under the 2006 plan. However, any shares not issued due to the exercise of an option by a "net exercise" or the tender or attestation as to ownership of previously acquired shares (as described below), as well as shares covered by a stock appreciation right, to the extent exercised, will not again become available for issuance under the 2006 plan.

        In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off) or any other change in our corporate structure or shares, we may adjust the number and kind of securities available for issuance under the 2006 plan, the limits on the numbers of shares that may be granted to a participant within any calendar year or that may be granted as incentive stock options under the 2006 plan, and in order to prevent dilution or enlargement of the rights of participants, the number, kind and, where applicable, the exercise price of securities subject to outstanding incentive awards.

Administration

        The 2006 plan will be administered by our board of directors or by a committee of the board. Any such committee will consist of at least two members of the board, all of whom are "non-employee directors" within the meaning of Rule 16b-3 under the Securities Exchange Act, who are "independent" as required by the listing standards of the                                                      and are "outside directors" under Section 162(m) of the Internal Revenue Code. We expect the compensation committee of our board of directors to administer the 2006 plan. The committee may delegate its duties, power and authority under the 2006 plan to any of our officers to the extent consistent with applicable Minnesota corporate law, except with respect to participants subject to Section 16 of the Securities Exchange Act of 1934.

        The committee will have the authority to determine all provisions of incentive awards consistent with terms of the 2006 plan, including the eligible recipients who will be granted one or more incentive awards under the 2006 plan, the nature and extent of the incentive awards to be made to each participant, the time or times when incentive awards will be granted, the duration of each incentive award and the restrictions and other conditions to which the payment or vesting of incentive awards may be subject. In addition, the committee will have the authority to pay the economic value of any incentive award in the form of cash, common stock or any combination of both, and may amend or modify the terms of outstanding incentive awards (except for any prohibited "re-pricing" of options, discussed below) so long as the amended or modified terms are permitted under the 2006 plan and any adversely affected participant has consented to the amendment or modification.

        Except in connection with certain specified changes in our corporate structure or shares, the committee may not, without prior approval of our shareholders, seek to effect any re-pricing of any previously granted "underwater" option or stock appreciation right. For purposes of the 2006 plan, an option or stock appreciation right is deemed to be "underwater" at any time when the fair market value of the common stock is less than the exercise price.

Change in Control

        In the event of a "change in control" (as defined in the plan), if approved by the committee in its sole discretion either at the time of the grant of the incentive award or at any time after such grant, all options and stock appreciation rights will become immediately exercisable in full and will remain exercisable for the remainder of their terms, all outstanding restricted stock awards will become immediately fully vested and non-forfeitable and any conditions to the payment of stock unit awards and performance awards will lapse. The committee may condition acceleration on subsequent events, including the failure of any successor to assume the incentive awards, or the participant's involuntary termination, other than for "cause" (as defined in the 2006 plan), or voluntary termination for "good reason" (also as defined in the 2006 plan), within a specified period of time following a change in control.

        In addition, the committee in its sole discretion may determine that some or all participants holding outstanding options will receive cash in an amount equal to the excess of the fair market value of such shares immediately prior to the effective date of such change in control over the exercise price per share of the options (or, in the event that there is no excess, that such options will be terminated), and that some or all participants holding performance awards will receive, with respect to some or all of the shares subject to the performance awards, cash in an amount equal to the fair market value of such shares immediately prior to the effective date of such change in control.

Effect of Termination of Employment or Other Services

        If a participant ceases to be employed by or perform other services for us and all subsidiaries, all incentive awards held by the participant will be treated as set forth below unless provided otherwise in the agreement evidencing the incentive award or modified by the committee in its discretion.

        Upon termination due to death, disability or retirement, all outstanding, exercisable options and stock appreciation rights then held by the participant will remain exercisable for a period of 12 months thereafter (but in no event after the expiration date of any such option or stock appreciation rights), all unvested restricted stock awards then held by the participant will be terminated, and all outstanding stock unit awards and performance awards then held by the participant will be terminated and forfeited.

        Upon termination for any reason other than death, disability or retirement, all rights of the participant under the 2006 plan and any award agreements will immediately terminate without notice of any kind, and no options and stock appreciation rights then held by the participant will thereafter be exercisable, all unvested restricted stock awards will be terminated and forfeited, and all outstanding stock unit awards and performance awards then held by the participant will be terminated and forfeited; provided, however, that if a termination is for any reason other than "cause" (as defined in the 2006 plan), all outstanding, exercisable options and stock appreciation rights then held by the participant will remain exercisable for a period of 12 months thereafter (but in no event after the expiration date of any such option or stock appreciation rights).

Amendment or Termination

        Unless terminated earlier, the 2006 plan will terminate at midnight on the tenth (10th) anniversary of its approval by our shareholders. Incentive awards outstanding at the time the 2006 plan is terminated may continue to be exercised, earned or become free of restriction, according to their terms. Our board of directors may suspend or terminate the 2006 plan or any portion of the plan at any time. In addition to the committee's authority to amend the 2006 plan with respect to participants resident outside of the United States or employed by a non-U.S. subsidiary, the board may amend the 2006 plan from time to time in order that incentive awards under the 2006 plan will conform to any change in applicable laws or regulations or in any other respect that the board may deem to be in our best interests; provided, however, that no amendments to the 2006 plan will be effective without shareholder approval, if it is required under Section 422 of the Internal Revenue Code or the rules of the                  or if the amendment seeks to increase the number of shares reserved for issuance under the 2006 plan (other than as a result of a permitted adjustment upon certain corporate events, such as stock splits) or to modify the prohibitions on underwater option re-pricing discussed above.

        Termination, suspension or amendment of the 2006 plan will not adversely affect any outstanding incentive award without the consent of the affected participant, except for adjustments in the event of changes in our capitalization or a "change in control" of our company.

1999 Stock Option Plan

        Under our 1999 stock option plan, which we refer to as our 1999 plan, we may grant incentive and non-statutory stock options to purchase shares of our common stock to our employees, non-employee directors, consultants and independent contractors. Our compensation committee administers the 1999 plan. Upon completion of this offering, no future option grants will be made under the 1999 plan. We intend to amend the 1999 plan prior to the end of 2006 as necessary to satisfy either the requirements of an exception to, or the provisions of, Section 409A of the Internal Revenue Code relating to the taxation of deferred compensation.

Shares Available for Issuance

        We have reserved                           shares of our common stock for issuance under our 1999 plan. As of January 31, 2006, we had outstanding options to purchase                           shares of our common stock at a weighted average exercise price of $             per share, held by an aggregate of 227 current and former employees and independent contractors of our company. Some of the outstanding options granted under the 1999 plan are subject to time-vesting schedules, which generally are for a period of five to six years, and others are subject to time- and performance-vesting schedules, which are linked to certain corporate milestones.

Effect of Termination of Employment or Other Service

        Options granted under our 1999 plan generally terminate either immediately or within a certain period after an optionee's employment or other service with our company terminates.

Unless otherwise provided in the optionee's stock option agreement, if an optionee is terminated for cause, which means as a result of:

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  dishonesty, fraud, misrepresentation, embezzlement or other act of dishonesty with respect to us or any of our subsidiaries;

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  any serious unlawful or criminal activity;

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  any intentional and deliberate breach of a duty that is material in relation to the optionee's overall duties;

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  any material breach of any employment, service, confidentiality or non-compete agreement the optionee has entered into with us; or

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  any action the compensation committee determines to be adverse to us or any of our subsidiaries, such as the disclosure of any of our confidential information to any person not authorized by us to receive it, the engagement in any commercial activity that in the judgment of the compensation committee competes with our business, or the interference with our relationships with employees or clients;

his or her options will immediately terminate and no longer be exercisable. In addition, we will have the right to repurchase from the optionee all shares of common stock the optionee previously acquired upon the exercise of any options at a price equal to the exercise price paid by the optionee to acquire these shares of common stock.

        Unless otherwise provided in an optionee's stock option agreement, if an optionee's employment or other service with us terminates for any other reason whatsoever, whether due to voluntary resignation, death, disability, retirement or termination by us without cause, the options that were exercisable as of the optionee's termination date will remain exercisable for one year.

Limitations on Our Right to Repurchase

        In connection with any repurchase of an optionee's shares, we will only be required to pay the optionee for these shares as rapidly as permissible without violating any of our loan covenants or other contractual restrictions applicable to and binding upon us. Any amounts not paid to an optionee on the repurchase date will bear interest at a fixed annual rate of 8.0%. In addition, we will only be required to repurchase any shares to the extent that the repurchase does not violate any applicable laws.

Effect of an Adverse Action

        Our compensation committee may immediately terminate all of an optionee's rights under the 1999 plan and his or her options if the optionee engages in any action the compensation committee determines to be adverse to us or any of our subsidiaries, such as:

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  the disclosure of any of our confidential information to any person not authorized to receive it;

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  the engagement in any commercial activity that in the judgment of the compensation committee competes with our business; or

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  the interference with our relationships with employees or clients;

before or within 12 months after the termination of the optionee's employment or other service with us. In addition, if an optionee takes this type of action during the 12 months before or within 12 months after his or her termination, the compensation committee may rescind any option exercises that occurred during this period and require the optionee to pay to us within 10 days of receipt of notice of the rescission the amount of any gain the optionee realized as a result of the rescinded exercise.

Effect of a Change in Control

        If any one of the following events occurs, an optionee's options may become immediately exercisable in full and remain exercisable for the remainder of their terms or may be "cashed out" pursuant to the terms of the 1999 plan:

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  a sale or other transfer by DLJ Merchant Banking Partners II, L.P. and its affiliated entities of 90% or more of its shares of common equity in us (including all common equity originally purchased by DLJ Merchant Banking Partners II, L.P. and such affiliates and any additional common equity purchased by DLJ Merchant Banking Partners II, L.P. and such affiliates thereafter) to one or more persons or entities (in one transaction or in a series of related transactions) other than in connection with a public offering of our common equity;

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  the sale, lease, exchange or other transfer of substantially all of our assets; or

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  a merger or consolidation to which we are a party, if our shareholders own at least 50% of the voting power of the surviving corporation.

        An exhibit to the optionee's option agreement states whether or not the vesting of his or her option will accelerate upon the occurrence of one of these events. To the extent the acceleration of the vesting of an option, together with any other payment the optionee has the right to receive from us would constitute a parachute payment subject to an excise tax under the Internal Revenue Code of 1986, as amended, the payments will be reduced so they will not be subject to any excise tax imposed by the Internal Revenue Code. The payments will not be reduced, however, if the optionee is subject to a separate agreement with us that provides otherwise.

Transfer Restrictions

        An optionee may not assign or transfer any of his or her options prior to their exercise to any person, including trusts for estate planning purposes. Furthermore, the optionee may not subject any of his or her options to any lien during the optionee's lifetime. Upon the exercise of an option, an optionee will automatically become a party to and be bound by all the terms and conditions of the investors' agreement, as described in "Certain Relationships and Related Party Transactions."

Employee Stock Purchase Plan

        On                                       , our board of directors approved our Employee Stock Purchase Plan. Our board has reserved                   shares of our common stock for issuance under the plan. We intend to submit the plan to our shareholders for their approval within the next twelve months.

        Under this plan, eligible employees have the right to purchase shares of our common stock through payroll deductions made during consecutive offering periods. The plan has two six-month offering periods each year. The plan is intended to qualify under the provisions of Section 423 of the Code. Subject to certain restrictions imposed by the Code, persons eligible to participate in the plan are those who are employed by us or one of our designated subsidiaries for at least 20 hours per week and for more than five months in a calendar year. Eligible employees participate voluntarily and may withdraw from any offering period at any time before they purchase stock. Participation terminates automatically upon termination of employment.

        We will sell shares under the plan to participants at a discount from their fair market value. The purchase price per share of common stock in an offering period will not be less than        % of the lesser of its fair market value at the beginning of an offering period or at the end of an offering period. To accumulate the purchase price for the shares, each participant executes an agreement which authorizes payroll deductions up to a maximum of       % of the participant's eligible compensation. The plan restricts the maximum number of shares we may issue to a participant during a single offering period, and provides that no participant will be permitted to subscribe for shares if, immediately after the sale, that participant would own more than 5% of the combined voting power or value of all classes of our stock.

        The plan provides for adjustments in the number of shares subject to purchase under the plan, and in the purchase price per share, if there is a change in our capitalization that results in an increase or decrease in the number of outstanding shares of our common stock. The plan also gives our board the authority to shorten an offering period, and thereby accelerate a participant's right to purchase shares, in the event of a proposed sale of all or substantially all of our assets or a proposed merger with another company.

Direct Investment Plan

        In December 1999, our board of directors and shareholders adopted the direct investment plan, which was subsequently amended twice and restated, pursuant to which we offered our employees, non-employee directors, consultants and independent contractors the opportunity to purchase reinvestment and coinvestment shares of our common stock. Our compensation committee administers the direct investment plan. Upon completion of this offering, no additional shares will be issued under the direct investment plan. We intend to amend the direct investment plan prior to the end of 2006 as necessary to satisfy either the requirement of an exception to, or the provisions of, Section 409A under the Internal Revenue Code relating to the taxation of deferred compensation.

Number of Shares Reserved for Issuance

        We have reserved                           shares of our common stock for issuance under the direct investment plan, of which                           shares are designated for reinvestment shares and                           shares are designated for coinvestment shares. As of January 31, 2006,                           reinvestment shares and                           coinvestment shares had been issued under the direct investment plan, held by an aggregate of 189 current and former employees and independent contractors of our company. We have not offered any employees the opportunity to purchase reinvestment or coinvestment shares since 2000.

Reinvestment Shares

        The reinvestment shares are the shares of common stock participants are permitted to purchase out of their own funds. Participants are solely responsible for paying the entire amount of the purchase price of reinvestment shares, and unlike the coinvestment shares, we do not lend participants any funds to purchase their reinvestment shares. Not all participants in the direct investment plan are given the opportunity to purchase reinvestment shares. As of January 31, 2006, 66 current and former employees and independent contractors held an aggregate of                           reinvestment shares.

Coinvestment Shares

        The coinvestment shares are the shares of common stock participants are permitted to purchase with our financial assistance. We loan participants 65% of the total purchase price of the coinvestment shares a participant elects to purchase. The participant is solely responsible for paying the remaining 35% or more balance of the purchase price. The proceeds of the loan must be used solely to assist the participant with the purchase of his or her coinvestment shares. As a condition to us making the loan, all of a participant's coinvestment shares must be pledged as collateral for the loan. As of January 31, 2006, 179 current and former employees and independent contractors held an aggregate of                           coinvestment shares, substantially all of which were vested as of that date. Each participant became immediately vested with respect to 35% of his or her coinvestment shares, because this portion was purchased by the participant without financial assistance. The remaining 65% of the coinvestment shares, have vested over a five-year period. Once coinvestment shares vest, the participant is able to transfer these shares to the extent permitted by the direct investment plan and the investors' agreement. In the event we repurchase vested coinvestment shares, the participant is entitled to receive the fair market value of the shares at a specified valuation date during the fiscal year of transfer plus an adjustment which is based on changes, positive or negative, in the fair market value of the coinvestment shares between that valuation date and the date we exercise our right to repurchase.

Non-Recourse Promissory Notes

        All loans we have made to assist participants in purchasing coinvestment shares are evidenced by non-recourse promissory notes, which accrue interest at a fixed annual rate. In April 2003, we reduced the original 8% interest rate on the loans of our then current employees and independent contractors who executed amended participation agreements to a fixed annual rate of 2.97%. Participants are not required to pay any interest during the term of the notes, but all accrued but unpaid interest and the principal balance must be paid within 120 days following an initial public offering of any of our equity securities.

        Pursuant to an agreement we entered into with our executive officers and certain other employees holding coinvestment shares, we paid each of these employees a bonus in an amount equal to the outstanding principal amount under his or her loan and any accrued but unpaid interest and an additional amount to pay for the estimated federal, state and local income tax the employee would incur as a result of the receipt of such bonus. Pursuant to this agreement, in exchange for this bonus, these employees repaid all outstanding principal and accrued interest under the loans. They also agreed to the terms of an amended and restated investors' agreement described under the heading "Certain Related Parties and Related Party Transactions—Investors' Agreement" and to the imposition of a four-year staggered lock-up with us covering their outstanding shares of our common stock and shares of our common stock issuable upon exercise of options outstanding as of the effectiveness of this offering. The transfer restrictions terminate as to one-quarter of such shares on each of the first, second, third and fourth anniversaries of the completion of this offering. The transfer restrictions may be waived by our board of directors.

Pledge of Shares

        Participants who purchased coinvestment shares were required to grant to us a security interest in all of the participant's coinvestment shares by executing a pledge agreement. If the collateral for a participant's note exceeded the outstanding balance of the loan and all accrued interest, we had the right, upon the participant's request and in our discretion, to release some of the participant's shares. If we repurchase a participant's pledged coinvestment shares, the proceeds will be applied against the outstanding balance of the participant's loan and all accrued interest before the participant receives any proceeds. So long as a participant's coinvestment shares are pledged to us, they may not be subject in any manner to alienation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind nor in any manner be subject to the debts or liabilities of any person, except as permitted under the investors' agreement. If the participant is unable to pay his or her note when it becomes due, we will have the right under the pledge agreement to reacquire the participant's shares. The note is a non-recourse note, which means that if the proceeds of the repurchase do not exceed the outstanding balance of the participant's loan and all accrued interest, we will not have the right under the terms of the note to hold the participant personally responsible for the remaining amount he or she owes under the note.

Right of Repurchase

        If a participant's employment or other service with us terminates for any reason whatsoever prior to the occurrence of one of the following events, we will have the right to repurchase all or any portion of the participant's shares:

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  a sale or other transfer by DLJ Merchant Banking Partners II, L.P. and certain of its affiliates of 60% or more of its shares of common equity in us (including all common equity originally purchased by DLJ Merchant Banking Partners II, L.P. and such affiliates and any additional common equity purchased by DLJ Merchant Banking Partners II, L.P. and such affiliates thereafter) to one or more persons or entities (in one transaction or in a series of related transactions) other than in connection with a public offering of our common equity;

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  the sale, lease, exchange or other transfer of substantially all of our assets; or

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  a merger or consolidation to which we are a party, if our shareholders own at least 50% of the voting power of the surviving corporation.

        The price we will pay for these shares depends on the reason for the participant's termination.

        If the participant's employment or other service with us is terminated by us for cause, which means as a result of (1) dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, (2) any unlawful or criminal activity of a serious nature, (3) any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to the participant's overall duties, (4) any material breach of any employment, service, confidentiality or non-compete agreement entered into with us or any of our subsidiaries or (5) an action the compensation committee determines to be adverse to us or any of our subsidiaries, we will pay for each share owned by the participant (whether it is a reinvestment share or a coinvestment share or is vested or unvested) the lesser of:

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  an amount equal to:

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  the fair market value of each share as determined on a predefined valuation date in the fiscal year in which the participant's employment or other service is terminated;

  •
  plus or minus any adjustment in the fair market value of the participant's shares from the valuation date in the fiscal year in which the participant's employment or other service is terminated until the date of the participant's termination; or

  •
  the purchase price the participant paid for each share, without any accrued and unpaid interest on the loan relating to the coinvestment shares being paid.

        If a participant's employment or other service with us terminates for any other reason whatsoever other than for cause, we will pay the participant:

  •
  for each coinvestment share and all of the participant's reinvestment shares, an amount equal to:

  •
  the fair market value of each share as determined on the valuation date in the fiscal year in which the participant's employment or other service is terminated;

  •
  plus or minus any adjustment in the fair market value of the participant's shares from the valuation date in the fiscal year in which the participant's employment or other service is terminated until the date of the participant's termination;

  •
  for each coinvestment share that has not vested at the time of termination, an amount equal to the lesser of:

  •
  the fair market value of each coinvestment share as determined on the valuation date in the fiscal year in which the participant's employment or other service is terminated, plus or minus any adjustment in the fair market value of the participant's shares from the valuation date in the fiscal year in which the participant's employment or other service is terminated until the date of the participant's termination; or

  •
  the purchase price the participant paid for each unvested coinvestment share plus all accrued and unpaid interest on the loan relating to the unvested coinvestment share.

        Regardless of the reason for the termination of the participant's employment, the compensation committee may in its sole discretion determine to pay a higher, but not lower, price for the participant's shares. In the event we repurchase any of the participant's coinvestment shares, our compensation committee, in its sole discretion, will on the repurchase date make an appropriate adjustment to the purchase price paid on this date to repay any interest that has accrued on the participant's loan from the date of the termination of the participant's employment or other services with us until the date we repurchase the participant's coinvestment shares.

Put Right

        So long as a participant's employment or other service with us terminates by reason of voluntary resignation, death, disability, retirement or terminated by us without cause, which means other than as a result of (1) dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, (2) any unlawful or criminal activity of a serious nature, (3) any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to the participant's overall duties, (4) any material breach of any employment, service, confidentiality or non-compete agreement entered into with us or any of our subsidiaries or (5) an action the compensation committee determines to be adverse to us or any of our subsidiaries, the participant will have the right to "put" all or any portion of his or her reinvestment shares and coinvestment shares to us and require us to repurchase these shares in the event neither we nor anyone to whom we may assign our right of repurchase decides to repurchase the participant's shares.

        The per share price at which we must purchase these shares will be equal to:

  •
  the fair market value for each share as determined on the valuation date in the fiscal year in which the participant's employment or other service is terminated;

  •
  plus or minus any adjustment in the fair market value of the participant's shares from the valuation date in the fiscal year in which the participant's employment or other service is terminated until the date of the participant's termination.

Hardship Repurchases

        In the event a participant feels he or she has an immediate and heavy financial need, the participant may request that the compensation committee repurchase his or her shares. A repurchase under these circumstances will be permitted only if the compensation committee determines in its sole discretion that the repurchase is made on account of the participant's immediate and heavy financial need and is necessary to satisfy this financial need.

        A hardship repurchase will be deemed to be necessary only if the compensation committee determines in its sole discretion that the aggregate purchase price we must pay is not more than the sum of the amount of the participant's immediate and heavy financial need plus the amount necessary to pay any estimated federal, state or local taxes or penalties that the participant will incur in connection with the repurchase. The compensation committee will pay the participant the fair market value for each share as determined on the most recent valuation date prior to the hardship repurchase.

Limitations on Our Right to Repurchase

        In connection with any repurchase of a participant's shares, we will only be required to pay the participant for these shares as rapidly as permissible without violating any of our loan covenants or other contractual restrictions applicable to and binding upon us. Any amounts not paid to a participant on the repurchase date will bear interest at a fixed annual rate equal to 8.0%. In addition, we will only be required to repurchase any shares to the extent that the repurchase does not violate any applicable laws.

Effect of Adverse Action

        If a participant engages in any adverse action before or within 12 months after the participant's employment or other service with us terminates by reason of voluntary resignation, death, disability, retirement or is terminated by us without cause, which means other than as a result of (1) dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, (2) any unlawful or criminal activity of a serious nature, (3) any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to the participant's overall duties, (4) any material breach of any employment, service, confidentiality or non-compete agreement entered into with us or any of our subsidiaries or (5) an action the compensation committee determines to be adverse to us or any of our subsidiaries, we will have the right to repurchase all of the participant's shares for the lesser of:

  •
  the fair market value for each share as of the most recent valuation date prior to the participant's termination of employment or other service plus or minus any adjustments in the fair market value of the participant's shares from the valuation date in the fiscal year in which the employment or other service is terminated until the date of the participant's termination; or

  •
  the purchase price the participant paid for his or her shares.

        In addition, if the participant received an amount in excess of this purchase price in connection with a prior repurchase by us or the sale or other transfer of these shares during the 12 months before or 12 months after the date the participant's employment or other service with us terminates, the participant will be required to pay us in cash any of this excess within 10 days of receipt of notice from us.

Long-Term Incentive Plans

        In December 2002, our board of directors adopted the 2003 long-term incentive plan to provide certain employees opportunities to receive additional compensation and benefit from the growth of the company and its subsidiaries. During the fourth quarter of fiscal 2003, previously granted stock options to purchase                           shares were cancelled and the holders were issued             long-term incentive units under the 2003 long-term incentive plan on a one-for-one basis together with a cash payment of $             per share subject to each option cancelled.

        Under the 2003 long-term incentive plan, our board of directors may grant "potential units" to employees from time to time with terms and conditions established pursuant to the plan. Potential units become "earned units" based upon vesting terms established at the time of the grant. The amount payable to a participant employee shall be determined upon the earlier of a change in control (which is identical to the definition of a change in control in our 1999 plan), April 1, 2009 or at the discretion of our board of directors. The amount payable to the participant employee in either case is the excess of the value of each earned unit over the base amount for each earned unit, as set by the board of directors at the time the potential unit was granted. The maximum number of potential units to be granted under this plan is                           . As of January 31, 2006, approximately 292 current and former employees held potential units under the long term incentive plan, all units had a base amount of $             per unit and all units had been earned.

        A second 2003 long-term incentive plan (the second 2003 plan), with terms similar to the 2003 long-term incentive plan described above, was adopted in December 2003, and                           potential units were immediately granted, all with base amounts of $             per unit. The amount payable to a participant employee under the second 2003 plan shall be determined upon the earlier of a change in control (which is identical to the definition of a change in control in our 1999 plan), December 1, 2009 or at the discretion of our board of directors. The amount payable to the participant employee in either case is the excess of the value of each earned unit over the base amount for each earned unit, as set by the board of directors at the time the potential unit was granted. The maximum number of potential units to be granted under the second plan is             . As of January 31, 2006,                            potential units remained outstanding, held by approximately 59 current employees.

        We intend to amend both 2003 long-term incentive plans prior to the end of calendar 2006 as necessary to satisfy either the requirements of an exception to, or the provisions of, Section 409A of the Internal Revenue Code relating to the taxation of deferred compensation.

Merrill Income Deferral Plan

        We adopted the Merrill Income Deferral Plan, a non-qualified retirement plan effective August 1995. Since calendar 2001, however, the deferral plan has been frozen with respect to new participants and no additional deferrals and/or employer credits have been made on behalf of existing participants, although existing accounts continue to receive earnings credits. Under the deferral plan, until calendar 2001, participants (a select group of management and highly compensated employees) could elect to defer a portion of earned salary, bonus and/or commissions and received additional employer credits under the deferral plan. As of the last day of each semi-monthly payroll period, we credit each participant's account with an earnings credit that is based on the Moody's Corporate Bond Yield Averages—Avg. Corp. As

of January 31, 2006, 15 employees participated in the deferral plan, including Messrs. Castro and James. Mr. Castro received $13,393 and Mr. James received $3,354 in earnings credits under the plan during fiscal 2006. Mr. James received a $121,840 distribution (including his $3,354 in earnings credits) under the plan during fiscal 2006.

        We established the Merrill Corporation Benefit Protection Trust Agreement, or a "rabbi trust," in 1995 to pay out benefits owed under the deferral plan and the supplemental executive retirement plan discussed below and we have contributed certain assets to that rabbi trust. Under the terms of the deferral plan, upon a change in control we must transfer to the rabbi trust an amount not less than the amount by which 125% of the aggregate balance of all participant's accounts as of the last day of the month immediately preceding the effective date of the change in control exceeds the value of the rabbi trust assets attributable to amounts previously contributed by us as of the most recent date as of which such value was determined. In connection with the change in control we experienced in November 1999, we transferred funds to the trust at that time. If another change of control occurred on January 31, 2006, we would be obligated to transfer an additional $225,155 to the trust.

Retirement Benefits

        We sponsor the Merrill Corporation 401(k) Incentive Savings Plan, a tax-qualified retirement plan under Section 401 of the Internal Revenue Code. Eligible employees may elect to defer compensation under the 401(k) plan, subject to certain plan and statutory limits, on a pre-tax or after-tax basis. We add to employee's retirement savings by contributing: (1) basic matching contributions (100% of the employee's pre-tax contributions up to a maximum of 4% of the employee's eligible earnings), (2) supplemental matching contributions (made only for non-highly compensated employees, employees earning less than $95,000 per year, (25% of the employee's pre-tax contributions up to a maximum of $200) and (3) employer contributions (3% of eligible earnings). Our contributions to the 401(k) plan for the plan year ended January 31, 2005 were $10.7 million. Our contributions to the 401(k) plan for the plan year ending January 31, 2006 have not yet been determined.

        We adopted the Merrill Supplemental Executive Retirement Plan, or "SERP," a non-qualified retirement plan, effective August 1995. The SERP provides additional retirement benefits to participants (a select group of management and highly compensated employees) to make up for employer contributions they could not receive under our 401(k) plan due to limitations on compensation imposed by Section 401(a)(17) of the Internal Revenue Code. Each year eligible participants receive credit under the SERP for an amount, if any, by which the amount of compensation that would have been taken into account to determine such participant's employer contribution under our 401(k) plan for the year (but for the participant's deferral election pursuant to the deferral plan described above and the Code Section 401(a)(17) limitation) exceeds the limitation in effect under Code section 401(a)(17) for such year. As of January 31, 2006, 14 employees participate in the plan, including Messrs. Castro, Atterbury, James, Nazarian, Machov, Rossi, Stolle and Kopel and Ms. Vale. As of the last day of each month, each participant's account is credited with an earnings credit that is based on the Standard & Poor's 500 Index and the Moody's Corporate Bond Yield Averages—Avg. Corp. The following named executive officers received the following earnings credits during fiscal 2006: Mr. Castro ($28,538), Mr. Atterbury ($17,605), Mr. James ($11,875), Mr. Nazarian ($3,709), Mr. Machov ($1,852) and Mr. Rossi ($11,055). Benefits under the SERP may be paid as a single lump sum cash payment or in five annual installments. As discussed above, we formed a rabbi trust in 1995 to pay out benefits owed under the SERP and we have contributed certain assets to that rabbi trust. Under the terms of the SERP, upon a change in control we must transfer to the rabbi trust an amount not less than the amount by which

125% of the aggregate balance of all participant's accounts as of the last day of the month immediately preceding the effective date of the change in control exceeds the value of the rabbi trust assets attributable to amounts previously contributed by us as of the most recent date as of which such value was determined. In connection with the change in control we experienced in November 1999, we transferred funds to the trust at that time. If another change of control occurred on January 31, 2006, we would be obligated to transfer an additional $1.0 million to the trust.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Since February 1, 2002, we have entered into or maintained the following transactions or relationships with our directors, officers and holders of more than five percent of our voting securities and affiliates of our directors, officers and five percent shareholders.

Investors' Agreement

        In November 1999, we effected a merger and recapitalization pursuant to which we became a privately-held company. As a result of the merger, John W. Castro, our Chairman of the Board and Chief Executive Officer, and Rick R. Atterbury, our President and Chief Operating Officer, retained an equity interest in our company representing 23.4% of our then outstanding capital stock (excluding warrants).

        In connection with the merger and recapitalization in November 1999, we entered into an investors' agreement with DLJ Merchant Banking Partners II, L.P. and certain of its affiliates, Messrs. Castro and Atterbury and our preferred shareholders. Our preferred warrant holders are also parties to the agreement, but the holders of the warrants we issued in November 1999 to the holders of our senior subordinated notes are not. Subsequent to November 1999, all of the individuals who purchased reinvestment or coinvestment shares under our direct investment plan also became parties to the investors' agreement. In addition, under the terms of our 1999 stock option plan, all holders of stock options granted under that plan will become parties to the investors' agreement upon exercise of their options.

        The investors' agreement contains provisions regarding board composition, transfer restrictions, tag-along and drag-along rights, preemptive rights and registration rights. It is expected that the investors' agreement will be amended and restated to revise the notice requirements for piggyback registration rights applicable to this offering as described below. The amended and restated investors' agreement would also eliminate, effective as of the effectiveness of this offering, the restrictions on transfer, tag-along and drag-along rights and preemptive rights.

        Pursuant to the board composition provisions in the investors' agreement, our board of directors is required to consist of at least seven directors, three of whom (including the Chairman) are to be nominated by DLJ Merchant Banking Partners II, L.P., three of whom are to be nominated by Messrs. Castro and Atterbury and one of whom is to be nominated by DLJ Investment Partners II, L.P. so long as its beneficial ownership of our common stock exceeded 10% of its initial ownership of our capital stock. The parties to the investors' agreement have agreed to vote their common shares so that the composition of our board remains as set forth above.

        Pursuant to the amended and restated investors' agreement, the notice requirement for the piggyback registration rights applicable to this offering would be amended to provide for a post-filing notice requirement. The investors' agreement also contains a lock-up provision, which we expect to amend in the amended and restated investors' agreement to clarify that the lock-up provision will apply to all parties to the agreement in connection with this offering and will only apply with respect to future public offerings. We also intend that the lock-up provisions in the amended and restated investors' agreement will not apply to shelf registrations. The amended and restated investors' agreement would also revise the registration rights provisions under which the shareholders who are parties to the agreement may have the right to request that we register their shares under the Securities Act, either pursuant to a demand registration, a shelf registration or in conjunction with shares we intend to register. These rights are described in more detail under the heading "Description of Capital Stock—Registration Rights" appearing elsewhere in this prospectus.

Issuance of Preferred Stock and Outstanding Redemption Rights

        In November 1999, at the time of our merger and recapitalization in which we became a privately-held company, we issued and sold an aggregate of 500,000 shares of 14.5% senior preferred stock due 2011 to affiliates of our major shareholder and institutional investors, including funds affiliated with DLJ Merchant Banking Partners II, L.P. for an aggregate purchase price of $40.0 million. We also issued to these investors at that time warrants to purchase an aggregate of 344,263 shares of our common stock at an exercise price of $0.01 per share. These warrants expire on November 15, 2011.

        In August 2002, we completed a debt restructuring in which, among other things, we entered into an agreement with the holders of our preferred stock pursuant to which the preferred stock was amended as follows:

  •
  all future dividends were eliminated;

  •
  the per share liquidation preference was changed to $117.72;

  •
  the liquidation preference ceased to accrete after August 9, 2002, when the aggregate liquidation value was approximately $58.9 million; and

  •
  the holders of the preferred stock were granted the right to receive additional warrants to purchase approximately 378,202 shares of our common stock at a purchase price of $0.01 per share under certain circumstances.

        The completion of this offering will trigger the issuance of the additional warrants to purchase 378,202 shares of our common stock at a purchase price of $0.01 per share to holders of our preferred stock. These additional warrants will expire on August 8, 2012.

        The following table sets forth the number of shares of preferred stock held by our affiliates, the aggregate redemption price plus accumulated and unpaid dividends as of October 31, 2005, and the number of additional warrants to be issued to these entities upon completion of this offering:

Name of Preferred Shareholder	Number of Shares of Preferred Stock	Aggregate Redemption Price Plus Accumulated and Unpaid Dividends	Number of Warrants	Number of Warrants to be Issued
DLJIP II Holdings, L.P.	38,080	$4,527,430	26,218	28,803
DLJ Investment Partners, L.P.	53,662	6,380,014	36,947	40,590
DLJ Investment Partners II, L.P.	120,758	14,357,231	83,146	91,341

Financial Advisory Fees and Agreements

        Donaldson, Lufkin & Jenrette Securities Corporation, an affiliate of DLJ Merchant Banking Partners II, L.P., acted as financial advisor to us and as the initial purchaser of the units we sold in connection with our recapitalization in November 1999. We paid customary fees to Donaldson, Lufkin & Jenrette Securities Corporation as compensation for its services as a financial advisor and initial purchaser. DLJ Capital Funding, Inc., an affiliate of DLJ Merchant Banking Partners II, L.P., received customary fees and reimbursement of expenses in connection with the arrangement and syndication of our credit facility. It also received fees as a lender under our November 1999 credit facility, as well as the subsequent replacement credit facilities put in place in July 2004 and December 2005 through its current parent company, Credit Suisse Securities (USA) LLC. The aggregate amount of all fees paid to the DLJ related entities in connection with the July 2004 and December 2005 transactions was approximately $3.6 million, plus out-of-pocket expenses. A portion of these fees were in turn disbursed to lenders during the syndication of these credit facilities.

        Credit Suisse, an affiliate of DLJ Merchant Banking Partners II, L.P., is the joint lead arranger and joint bookrunner under our senior secured credit facility. Pursuant to the terms of the senior secured credit facility, Credit Suisse is entitled to certain fees for its services as joint lead arranger and joint bookrunner. Credit Suisse, as one of the banks in the syndicate holding $10 million of the $60 million revolving loan commitment, will receive a fee of 0.50% per annum on amounts not outstanding under its portion of the revolving loan commitment. Credit Suisse will also receive interest payments at the then applicable rate on borrowings outstanding under its portion of the revolving loan commitment.

        Pursuant to the terms of the original investors' agreement described above, we were required to use Donaldson, Lufkin & Jenrette Securities Corporation as our exclusive financial and investment banking advisor from November 23, 1999 through November 23, 2004. Pursuant to this arrangement, we paid or accrued an annual advisory fee of $300,000 to Donaldson, Lufkin & Jenrette Securities Corporation (or its successor).

Sale of Shares to Executive Officers

        In May 2000, pursuant to our direct investment plan, we sold an aggregate of             coinvestment shares to our executive officers at a price of $             or $             per share and an aggregate of             reinvestment shares to our executive officers at a price of $             per share. We financed 65% of the purchase price of the coinvestment shares through an 8% non-recourse promissory note secured by the coinvestment shares. We refer you to the section called "Direct Investment Plan—Non-Recourse Promissory Notes" for the terms and conditions of the notes.

        In July 2000, we also sold an aggregate of             shares of our common stock to Rick Atterbury for $             per share on substantially similar terms to our direct investment plan. We financed 100% of the purchase price for these shares through an 8% non-recourse promissory note secured by all of the coinvestment shares purchased by Mr. Atterbury, plus an additional             shares of our common stock previously acquired by Mr. Atterbury. The terms and conditions of the note held by Mr. Atterbury are identical to the terms and conditions of the coinvestment share notes.

        In April 2003, our board of directors amended the terms of all outstanding notes held by our then current employees, including our executive officers and Mr. Atterbury, to provide that on April 15, 2008, we would pay a bonus to all participants in the amount of the outstanding principal and interest owed by each participant as of the date the bonus is paid, as well as an amount to cover any personal tax liability of the bonus, as long as:

  •
  The individual has continuously been our employee between April 2003 and April 15, 2008;

  •
  A change of control sales event has not occurred and either our EBITDA for fiscal 2008 is at least $85.0 million or our cumulative EBITDA for fiscal years 2005 through 2008 is at least $372.0 million;

  •
  The payoff of the notes and payment of the cash bonuses does not cause any defaults under our existing debt agreements; and

  •
  The individual uses the bonus to payoff his or her outstanding note.

        If the first two conditions are met, but the third is not, the note and bonus payments would be made to the maximum extent possible so as to not trigger defaults, with the remaining note and bonus payments made in the earliest subsequent period that the third condition is met. In addition, the interest rate on all outstanding notes was reduced in the amendment to 2.97%.

        Mr. Atterbury assumed an outstanding promissory note from one of our former executive officers, Joseph Petirossi, in connection with Mr. Atterbury's purchase of Mr. Petirossi's coinvestment shares. This note was also amended to include these bonus provisions and to provide for an interest rate of 3.83%.

        In February 2006, we entered into an agreement with our executive officers and certain other employees holding coinvestment shares pursuant to which we paid each of these employees a bonus in an amount equal to the outstanding principal amount under their loan and any accrued but unpaid interest and an additional amount to pay for the estimated federal, state and local income tax the employee would incur as a result of the receipt of such bonus. This bonus was intended to replace any bonus the employee would otherwise have received as a result of the April 2003 note amendment. In exchange for this bonus, pursuant to this agreement, these employees repaid the entire outstanding principal balance and accrued but unpaid interest under their notes. They also agreed to the amended and restated investors' rights agreement described under the heading "—Investors' Agreement" and to the imposition of a four-year staggered lock-up covering their outstanding shares of our common stock and shares of our common stock issuable upon exercise of options outstanding as of the date of the effectiveness of this offering. The transfer restrictions under the four-year staggered lock-up will terminate as to one-quarter of such shares on each of the first, second, third and fourth anniversaries of the completion of this offering. The transfer restrictions may be waived by our board of directors.

        The following table illustrates the number of coinvestment shares and reinvestment shares that were held by our executive officers as of January 31, 2006, the principal amount outstanding under their non-recourse promissory notes as of such date and the total amount of bonus received by such individuals in February 2006 prior to the filing of the registration statement of which this prospectus forms a part:

	Coinvestment Shares				Reinvestment Shares
Name of Current or Former Executive Officer	Number of Coinvestment Shares		Total Purchase Price	Purchase Price Financed (1)	Number of Reinvestment Shares		Total Purchase Price	Bonus Amount
John W. Castro Chairman of the Board and Chief Executive Officer	—		$—	$—	4,286	(2)	$113,022	$—
Rick R. Atterbury, President and Chief Operating Officer	150,800	(3)	3,270,800	2,926,820	—		—	7,069,966
B. Michael James, President, Transaction and Compliance Services	60,000		1,260,000	819,000	—		—	1,956,242
Robert H. Nazarian, Executive Vice President and Chief Financial Officer	39,000		858,000	557,700	—		—	1,322,329
Dale S. Kopel, Treasurer	—		—	—	—		—	—
Craig P. Levinsohn, Executive Vice President, Marketing	—		—	—	—		—	—
Steven J. Machov, Executive Vice President, General Counsel and Secretary	57,081		1,200,576	780,374	1,100		24,200	1,865,211
John R. Stolle, Executive Vice President and Chief Technology Officer	6,425		141,350	91,878	—		—	223,667
Brenda J. Vale, Executive Vice President, Human Resources	5,175		113,850	74,003	—		—	180,152
Perry L. Solomon President, Legal Solutions	—		—	—	—		—	—
Kathleen A. Larkin Vice President, Operations, Legal Solutions	31,200		655,200	425,880	—		—	1,017,246
Allen J. McNee, President, Legal Solutions Sales	46,800		982,800	638,820	—		—	1,525,869
Mark A. Rossi President, Financial Services and Brand Management	62,400		1,310,400	851,760	5,714		119,994	2,034,492
Raymond J. Goodwin, President, Integrated Operations	27,211		571,431	371,430	—		—	887,188

(1)
All promissory notes issued by the individuals named in the table above were repaid in full in February 2006 prior to the filing of the registration statement of which this prospectus is a part.

(2)
Mr. Castro purchased his reinvestment shares from Joseph Petirossi, a former executive officer of ours, in February 2005.

(3)
We financed 100% of the purchase price for 104,000 shares issued to Mr. Atterbury. Mr. Atterbury holds these shares outside of our direct investment plan. Mr. Atterbury purchased the remaining 46,800 coinvestment shares from Joseph Petirossi, a former executive officer of ours, in February 2005. In connection with this transaction, Mr. Atterbury assumed Mr. Petirossi's outstanding promissory note. Mr. Atterbury has subsequently repaid such note in full.

Director and Executive Compensation

        Please see "Management—Director Compensation" and "—Executive Compensation" for information regarding the compensation of our non-employee directors and executive officers. For information regarding employment agreements and change in control agreements with our executive officers, see "Management—Employment Agreements" and "—Change in Control Agreements."

DESCRIPTION OF CERTAIN INDEBTEDNESS

Overview

        We are a party to a senior secured credit agreement with Credit Suisse, Banc of America Securities LLC, Deutsche Bank Securities Inc., Calyon New York Branch, National City Bank and LaSalle Bank, N.A., the other lenders party thereto and Merrill Communications LLC, our wholly owned subsidiary, as the borrower. This agreement provides for:

  •
  a $475.0 million combined term loan; and

  •
  a $60.0 million revolving loan commitment

        The $475.0 million term loan is scheduled to mature on December 22, 2012, provided that the term loan will mature on May 15, 2011 unless we have (a) extended the mandatory redemption date of our preferred stock to at least June 22, 2013, or (b) refinanced the preferred stock with proceeds of common stock or other preferred stock which is not mandatorily redeemable before June 22, 2013, or (c) redeemed the preferred stock pursuant to a transaction permitted under the senior secured credit facility. Amounts under the term loan repaid or prepaid may not be re-borrowed. As of January 31, 2006, we had $475.0 million of outstanding borrowings under the term loans.

        Amounts drawn under the revolving loan may be borrowed, prepaid and re-borrowed until the final maturity date of the revolving loan, which is December 22, 2010. Up to $15.0 million of the revolving loan commitment is available for the issuance or renewal of standby or commercial letters of credit. Maturities for letters of credit may not exceed twelve months or extend beyond the date that is seven days prior to the final maturity date for the revolving loan. As of January 31, 2006, we had $5.8 million of outstanding borrowings and letters of credit under the revolving credit facility.

Interest Rate and Fees

        Interest accrues on outstanding principal under the term loan, at our option, (a) at the reserve-adjusted LIBOR plus a margin of 2.25%, if the leverage ratio (defined as the ratio of (x) our total debt minus cash and cash equivalents of all restricted subsidiaries (as defined in the senior secured credit agreement) and us as of the end of a fiscal quarter, to (y) EBITDA, as defined in the senior secured credit facility, (for the four fiscal quarters then ended)) is greater than or equal to 2.75:1.00, and a margin of 2.00%, if the leverage ratio is less than 2.75:1.00, or (b) at the alternate base rate plus a margin of 1.00%, if the leverage ratio is greater than or equal to 2.75:1.00, and a margin of 0.75%, if the leverage ratio is less than 2.75:1.00.

        Interest accrues on principal under the revolving loan, at our option, (a) at the reserve-adjusted LIBOR plus a margin, which ranges from 1.75% if the leverage ratio is less than 2.25:1.00, and increasing in increments of 0.25% for each 0.50 increase in the leverage ratio, up to 2.50% when the leverage ratio is equal to or greater than 3.25:1.00, or (b) at the alternate base rate plus a margin ranging from 0.50% if the leverage ratio is less than 2.25:1.00 and increasing in increments of 0.25% for each 0.50 increase in the leverage ratio up to 1.25% when the leverage ratio is equal to or greater than 3.25:1.00.

        The leverage ratio for purposes of determining the interest rate margins is deemed to be 3.25:1.00 until delivery of the first compliance certificate delivered with the first quarter-end financial statements required to be delivered after December 22, 2005.

        We are required to pay a commitment fee at a per annum rate of 0.50% on any un-drawn portions of the revolving line commitment, payable at the end of each of our fiscal quarters.

        We are required to pay a letter of credit fee on the maximum amount available to be drawn under letters of credit issued under the revolving credit facility at a rate per annum equal to the interest rate margin then applicable for revolving loans based on LIBOR. We are also required to pay an additional fronting fee to the issuer of letters of credit at the rate of 0.25% per annum, on the maximum amount available to be drawn under letters of credit. The letter of credit fees and fronting fees are payable quarterly in arrears on the first business day after the end of each of our fiscal quarters. We are also required to pay on demand customary transaction charges in connection with any letter of credit and a fee to the administrative agent as specified in the agent's confidential fee letter.

Repayments and Prepayments

        Accrued interest on all of the loans is payable on the last day of each of our fiscal quarters, except for LIBOR-based loans, with respect to which interest is payable on the last day of the applicable interest period, or if the interest period exceeds three months, at three-month intervals after the first day of the interest period.

        Subject to certain required payments, described below, all the loans are required to be paid by us in full, including all accrued interest and fees, on the corresponding scheduled maturity date.

        We may also voluntarily prepay any of the loans in whole or in part, subject to minimum payment and notice requirements, without premium or penalty except to reimburse Lenders for losses incurred with respect to LIBOR loans.

        The senior secured credit facility also requires us to repay the principal on the outstanding term loan, as follows:

  •
  0.25% of the aggregate principal amount of the term loans borrowed under the credit facility on the last day of each fiscal quarter from April 30, 2006 to and including January 31, 2012;

  •
  100% of the then-outstanding principal amount on the scheduled maturity date of the term loan.

        The senior secured credit facility is also subject to mandatory prepayment by us:

  •
  with 50% of excess cash flow (as defined in the senior secured credit agreement) or 25% of excess cash flow to the extent the pro forma leverage ratio (as defined in the senior secured credit agreement) after giving effect to such prepayment would be less than 3.00:1.00, minus the aggregate amount of all voluntary prepayments of principal of term loans actually made in such fiscal year, except that such prepayment will be required only to the extent the pro forma leverage ratio after giving effect to such prepayment, would be greater than or equal to 2.00:1.00;

  •
  with 100% of the net cash proceeds of certain sales or other dispositions of property or assets of Borrower or restricted subsidiaries or net proceeds of any debt (other than debt permitted to be incurred or issued under the senior secured credit facility) incurred or issued by us or our restricted subsidiaries if such proceeds exceed $2.0 million with respect to any single transaction or series of related transactions, except if any such proceeds from a disposition are intended in good faith to be applied to the acquisition of other assets related to our business and are so applied within 365 days of receipt thereof;

  •
  with 50% of the net cash proceeds received by us or our restricted subsidiaries from the issuance of equity securities by us if such proceeds exceed $2.0 million with respect to any single transaction or series of related transactions (or 25% of such proceeds to the extent the pro forma leverage ratio after giving effect to such prepayment would be less than 3.00:1.00), except that such prepayment will be required only to the extent the pro forma leverage ratio after giving effect to such prepayment would be greater than or equal to 2.00:1.00; and

  •
  100% of any casualty proceeds received by us or our restricted subsidiaries if such proceeds exceed $2.0 million in the aggregate in any fiscal year, except if any such proceeds are intended in good faith to be applied to rebuild or replace assets subject to the corresponding casualty event which were damaged or condemned or to the acquisition of other assets consistent with our business and are so applied within 365 days of receipt.

        Voluntary and mandatory prepayments will be applied to the remaining amortization payments of the term loan facility in the direct order of maturity of the remaining scheduled payments.

Guarantee and Security

        All our obligations under the senior secured credit facility are unconditionally guaranteed by us and each of our existing and future domestic direct and indirect subsidiaries that are restricted subsidiaries, referred to, collectively, as domestic guarantors.

        All our obligations under the senior secured credit facility are secured by substantially all the assets of each of us and each domestic guarantor, including, but not limited to, the following:

  •
  subject to certain exceptions, a pledge of 100% of the capital stock of Merrill Communications LLC and the capital stock of each domestic guarantor and 65% of the voting capital stock of each foreign subsidiary that is a restricted subsidiary;

  •
  all promissory notes evidencing intercompany indebtedness payable to us or any domestic guarantor; and

  •
  subject to certain exceptions, a security interest and lien in substantially all of the other tangible and intangible assets owned by us and each domestic guarantor.

Certain Covenants and Events of Default

        The senior secured credit facility contains a customary restriction on the ability, subject to certain exceptions, of us and our restricted subsidiaries to, among other things:

  •
  change the business conducted by us and our subsidiaries;

  •
  incur additional indebtedness;

  •
  create liens on assets;

  •
  make investments, loans or advances;

  •
  pay dividends and distributions or repurchase capital stock;

  •
  prepay, redeem or repurchase subordinated indebtedness;

  •
  make capital expenditures;

  •
  make certain acquisitions or engage in mergers or consolidations;

  •
  make certain asset dispositions;

  •
  amend our charter documents or certain material agreements;

  •
  engage in certain transactions with affiliates;

  •
  make any agreement prohibiting (a) liens to secure the credit facility or (b) the ability to modify the credit facility;

  •
  enter into agreements that restrict dividends or other payments from restricted subsidiaries; and

  •
  enter into sale and lease-back transactions.

        In addition, the senior secured credit facility requires us to maintain the following financial covenants:

  •
  a maximum leverage ratio of 4.50:1.00, which generally decreases over the term of the loan to 3.00:1.00; and

  •
  a minimum interest coverage ratio (generally defined as the ratio as of the end of each fiscal quarter of (a) EBITDA for the four fiscal quarters then ending to (b) the cash portion of interest expense (net of interest income) for such four fiscal quarter period). This ratio begins at 3.00:1.00, and increases over the course of the loan to 3.50:1.00.

The senior secured credit facility also contains certain customary affirmative covenants and events of default with which we must comply, and representations and warranties we must make in order to borrow or request letters of credit.

PRINCIPAL AND SELLING SHAREHOLDERS

        The following table sets forth information known to us regarding beneficial ownership of our common stock as of January 31, 2006, and as adjusted to reflect the sale of shares of common stock in this offering, by:

  •
  each person or entity who beneficially owns more than five percent of our common stock;

  •
  each of our directors;

  •
  each of our executive officers;

  •
  all of our directors and executive officers as a group; and

  •
  each selling shareholder participating in the offering and/or in the over-allotment option.

        Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and generally includes shares over which the indicated beneficial owner exercises voting and/or investment power. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that could be issued upon the exercise of outstanding options and warrants held by that person that are currently exercisable or exercisable within 60 days are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of each other person.

        Except as indicated in the footnotes to this table and pursuant to state community property laws, each shareholder named in the table has sole voting and investment power for the shares shown as beneficially owned by such person. Percentage of ownership is based on 5,234,833 shares of our common stock outstanding and             shares of common stock to be outstanding after completion of this offering. This table assumes no exercise of the underwriters' over-allotment option. Unless otherwise indicated, the address for each of the shareholders in the table below is c/o Merrill Corporation, One Merrill Circle, St. Paul, Minnesota 55108.

	Shares Beneficially Owned Before Offering			Shares Beneficially Owned After Offering
Name of Beneficial Owner			Shares to be Sold in Offering
	Number	Percent		Number	Percent
Beneficial Owners of 5% or More
Entities affiliated with DLJ Merchant Banking Partners II, L.P. (1)	3,100,856	57.6%
Executive Officers and Directors
John W. Castro (2)	913,377	17.5
Rick R. Atterbury	220,800	4.2
Mark A. Rossi (3)	76,239	1.5
B. Michael James (4)	69,750	1.3
Robert H. Nazarian (5)	52,000	1.0
Steven J. Machov (6)	59,644	1.1
Thompson Dean (7)	—	—
David A. Durkin (7)	—	—
Mark D. Edwards (7)	—	—
Kamil Marc Salame (7)	—	—
All directors and executive officers as a group (14 persons) (8)	1,336,798	25.4
Selling Shareholders

*
Less than 1% of the outstanding shares.

(1)
Consists of shares held directly by DLJ Merchant Banking Partners II, L.P. and the following affiliated investors: DLJ Merchant Banking Partners II-A, L.P.; DLJ Offshore Partners II, C.V.; DLJ Diversified Partners, L.P.; DLJ Diversified Partners-A, L.P.; DLJ Millennium Partners, L.P.; DLJ Millennium Partners-A, L.P.; DLJMB Funding II, Inc.; DLJ First ESC L.P.; DLJ EAB Partners, L.P.; and DLJ ESC II, L.P. See "Related Party Relationships and Transactions." Includes 146,311 shares of common stock issuable upon the exercise of outstanding warrants which are owned by DLJ Investment Partners II, L.P., DLJ Investment Partners L.P. and DLJIP II Holdings L.P. Does not include 212,500 shares of nonvoting preferred stock which are owned by DLJIP II Holdings, L.P., DLJ Investment Partners, L.P. and DLJ Investment Partners II, L.P. Shares beneficially owned before the offering do not include 160,734 shares of common stock issuable upon the exercise of warrants to be issued upon completion of this offering. The address of each of these investors is 11 Madison Avenue, New York, New York 10010, except that the address of Offshore Partners is John B. Gorsiraweg 14, Willemstad, Curaçao, Netherlands Antilles.

(2)
These shares are held by Mr. Castro's trust.

(3)
Includes 8,125 shares issuable upon exercise of outstanding options.

(4)
Includes 9,750 shares issuable upon exercise of outstanding options.

(5)
Includes 13,000 shares issuable upon exercise of outstanding options.

(6)
Includes 1,463 shares issuable upon exercise of outstanding options.

(7)
Does not include shares beneficially owned by DLJ Merchant Banking Partners II, L.P. and its affiliated entities. Mr. Dean is the Co-Managing Partner and Chief Executive Officer of Avista Capital Partners, a private equity firm that has been engaged by an affiliate of Credit Suisse Securities (USA) LLC to serve as a consultant to assist in the monitoring of certain DLJ Merchant Banking Partners portfolio companies. Mr. Dean disclaims beneficial ownership of these shares. Mr. Durkin currently serves as a partner of Avista Capital Partners. Mr. Durkin disclaims beneficial ownership of these shares. Mr. Edwards currently serves as a director at Credit Suisse Securities (USA) LLC where he is a Principal with DLJ Merchant Banking Partners. Mr. Edwards disclaims beneficial ownership of these shares. Mr. Salame currently serves as a partner with DLJ Merchant Banking Partners and as a Managing Director of Credit Suisse Securities (USA) LLC. Mr. Salame disclaims beneficial ownership of these shares. See footnote (1).

(8)
Includes 33,840 shares issuable upon exercise of outstanding options. Does not include shares beneficially owned by Mark A. Rossi since he is no longer an executive officer. Does not include 146,311 shares of common stock issuable upon the exercise of outstanding warrants and 2,954,545 shares held by affiliates of directors. In addition, does not include 212,500 shares of nonvoting preferred stock which are owned by DLJIP II Holdings, L.P., DLJ Investment Partners, L.P. and DLJ Investment Partners II, L.P. Shares beneficially owned before the offering do not include 160,734 shares of common stock issuable upon the exercise of warrants to be issued upon completion of this offering.

DESCRIPTION OF CAPITAL STOCK

        The following summarizes important provisions of our capital stock and describes all material provisions of our articles of incorporation and bylaws, each of which will become effective immediately prior to the effectiveness of this offering. This summary is qualified by our articles of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, and by the provisions of applicable law.

        Our authorized capital stock currently consists of 25 million shares of voting common stock, par value $0.01 per share, 10 million shares of voting class B common stock, par value $0.01 per share, and 500,000 shares of undesignated stock, all of which are currently designated as 14.5% senior preferred stock due 2011. As of January 31, 2006, there were no shares of our voting common stock issued and outstanding, 5,234,833 shares of our class B common stock issued and outstanding, held of record by 203 shareholders, and 500,000 shares of our preferred stock issued and outstanding, held of record by eight shareholders. Our class B common stock is identical in all respects to our voting common stock and has equal rights and privileges, except that the class B common stock, with respect to rights on liquidation, winding up or dissolution of our company, ranks prior to the voting common stock. Subject to the preferential rights of our preferred stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of the outstanding shares of our class B common stock are entitled to receive out of our assets available for distribution to shareholders, before any distribution of assets will be made to the holders of shares of common stock, an amount equal to $1.00 per outstanding share of class B common stock. After amounts payable with respect to the holders of our class B common stock of the full preferential amount in connection with any liquidation, winding up or dissolution of our company, the holders of our class B common stock and voting common stock will share on a pro rata basis in any distribution of our assets, subject to the preferential rights of the preferred stock.

        Effective immediately prior to the effectiveness of this offering, we will amend our articles of incorporation to change our authorized capital stock to consist of              million shares of common stock, par value $0.01 per share,             million shares of undesignated stock, par value $0.01 per share, the rights and preferences of which may be designated by our board of directors, and 500,000 shares of preferred stock. In connection with these amendments, we will effect a plan of recapitalization pursuant to which all of our issued and outstanding shares of class B common stock will be converted into issued and outstanding shares of common stock on a one-for-one basis. After the recapitalization, we will effect a     for       stock split that will also occur immediately prior to the effectiveness of this offering.

        The following is a summary of the material terms of our common stock, preferred stock and undesignated stock, giving effect to the amendments to our articles of incorporation to be filed immediately prior to the effectiveness of this offering. Please see our amended and restated articles of incorporation, filed as an exhibit to the registration statement of which this prospectus is a part, for more detailed information.

Common Stock

        The holders of our common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of shareholders and will not be entitled to cumulate votes. Subject to preferences that may be applicable to our preferred stock and any future class or series of our shares created from our undesignated stock, holders of our common stock will be entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. Upon the liquidation, dissolution or winding up of our company, the holders of our common stock will be entitled to share ratably in all assets that are legally available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of our preferred stock, and, possibly, any future class or series of our shares created from our undesignated stock. The holders of our common stock will have no preemptive, subscription, redemption, sinking fund or conversion rights. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

        In November 1999, our board of directors designated and authorized the issuance of 500,000 shares of our redeemable preferred stock, all of which are outstanding. We amended and restated the terms of our certificate of designation for the preferred stock in August 2002.

        Under our amended and restated certificate of designation, the rights of our preferred stock rank prior to all classes and series of our capital stock upon any liquidation, dissolution and winding up of our company. Under the original certificate of designation, each share of preferred stock was entitled to cumulative, quarterly dividends at a compound rate of 14.5% and a liquidation preference of $80.00 plus accrued dividends. The amended and restated certificate of designation provides that the preferred stock is entitled to a liquidation preference of $117.72 per share, but is not entitled to any future dividends.

        We may redeem our preferred stock at any time, in whole or in part on a pro rata basis (subject to the legal availability of funds), at a redemption price per share of $118.90. We are required to redeem any then outstanding shares of our preferred stock on November 15, 2011, at a price per share of $117.72. If we are unable to redeem our preferred stock when required, we will be prohibited from directly or indirectly redeeming, purchasing or otherwise acquiring any securities that rank on par with or are subordinate to our preferred stock. We are required to offer to redeem our preferred stock at a redemption price per share equal to $118.90 per share in the event of a "change of control", which is defined to include:

  •
  the sale, lease, exchange or other transfer by us of substantially all of our assets;

  •
  any person or entity, other than a bona fide underwriter, becomes the beneficial owner of 20% or more of the voting power of our outstanding securities;

  •
  a merger or consolidation to which we are a party, if our shareholders own at least 80% of the voting power of the stock of the surviving corporation;

  •
  our "continuing directors" cease for any reason to constitute at least a majority of our board ("continuing directors" include members of our current board as well as any future director who is nominated or elected to the board with the approval of a majority of directors who themselves are "continuing directors"); or

  •
  a change in control of a type that is determined by our outside legal counsel, in a written opinion, to be required to be reported on a Form 8-K, 10-K or 10-Q, whether or not we are subject to those reporting requirements.

        Shares of our preferred stock are non-voting, except as otherwise permitted by the amended and restated certificate of designation, by Minnesota corporate law or the investors' agreement. The amended and restated certificate of designation provides that the holders of a majority of the outstanding shares of preferred stock, together with the holder of any parity securities, voting as a single class, will be entitled to elect two additional directors under certain circumstances, including our failure to redeem the preferred stock when required or our adoption of certain amendments to our articles of incorporation or sale of the company without the consent of holders of a majority of the preferred stock. The terms of our preferred stock also limit our ability to enter into certain transactions with affiliates and require us to deliver reports to the holders of our preferred stock until such time as there are no shares of preferred stock outstanding.

Undesignated Stock

        Effective immediately prior to the effectiveness of this offering, we will amend and restate our articles of incorporation to create a class of                             shares of undesignated stock. Our board of directors has the authority, without any further vote or action by our shareholders, to establish and to designate the name of classes or series of shares from the undesignated stock and to set the terms of such shares (including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive conversion and voting rights and preferences). Our board of directors can issue shares of such class or series to the holders of another class or series of undesignated stock or to the holders of our common stock, among others. Accordingly, our board of directors, without shareholder approval, could use the undesignated stock to issue preferred stock or other classes or series of stock with dividend, voting and conversion rights that could adversely affect the rights of the holders of our common stock. The undesignated stock may have the effect of discouraging an attempt, through acquisition of a substantial number of shares of our common stock, to acquire control of our company with a view to effecting a merger, sale or exchange of assets or a similar transaction. We have no present plans to create any class or series of stock from the undesignated stock.

Options

        As of January 31, 2006, we had outstanding options to purchase an aggregate of                           shares of our common stock at a weighted average exercise price of $             per share under our 1999 stock option plan. All outstanding options provide for anti-dilution adjustments in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other similar change in our corporate structure. We have reserved             shares for issuance under our 2006 stock option plan.

Warrants

        As of January 31, 2006, we had outstanding warrants to purchase an aggregate of                            shares of our common stock at a weighted average exercise price of $             per share, as adjusted to reflect an anti-dilution event as a result of the warrants to be issued upon completion of this offering as described below. Warrants were issued to the holders of our senior subordinated notes and preferred shareholders in November 1999. These warrants are to purchase an aggregate of             shares, have an exercise price of $             and expire on May 1, 2009. Warrants to purchase an aggregate of             shares issued to the holders of our preferred stock have an exercise price of $             and expire on November 15, 2011. Upon completion of this offering, additional warrants to purchase             shares of our common stock at an exercise price of $0.01 per share will be issued to the holders of our preferred stock. These warrants will expire on August 9, 2012. All outstanding warrants provide for anti-dilution adjustments in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other similar change in our corporate structure.

Registration Rights

Amended and Restated Investors' Agreement

        Under an amended and restated investors' agreement among us and all of our shareholders as of the date of this prospectus, which we expect to become effective upon completion of this offering, certain of our shareholders and warrant holders have demand registration rights and all of our shareholders have piggyback registration rights. See "Certain Relationships and Related Party Transactions—Investors' Agreement." The following shareholders and warrant holders will have the right to make a "demand" for registration pursuant to the amended and restated investors' agreement:

  •
  in the case of the holders of common stock, (i) DLJ Merchant Banking Partners II, L.P. and certain of its affiliates, and (ii) the holders of 35% or greater of the warrant shares issued in connection with our preferred stock (with such demand being for the registration of the common stock underlying the warrants); and

  •
  in the case of the holders of preferred stock, holders of 35% or greater of such preferred shares.

        Upon such demand for registration, we will provide notice of such demand to all other shareholders party to this agreement holding the same type of security (and, if a demand is made by holders of common stock, we will also provide notice to all holders of warrants exercisable for common stock) to allow them the opportunity to elect to participate in the registration subject to certain limitations. We will not be obligated to effect more than four demand registrations for DLJ Merchant Banking Partners II, L.P. and certain of its affiliates, two demand registrations for the holders of preferred shares or one demand registration by the warrant holders for the warrants issued in connection with our preferred stock. In the case of shares issuable upon the exercise of the warrants, we will not be obligated to effect a demand registration before the date that is six months after the first public offering, or if such shares are subject to restrictions due to any lock-up agreements. In addition, we will not be obligated to effect a demand registration unless the aggregate proceeds from the sale of common shares equals or exceeds $20.0 million, except there is no minimum threshold in the event of a warrant holder demand. We will pay all registration expenses in connection with any demand or shelf registration. We have the right to defer a demand registration for up to 90 days if, within 30 days of our receipt of such demand, we furnish a certificate stating that (i) we already have a present plan (approved by our board of directors) to commence preparation of a registration statement for a registered public offering and to file such registration statement within 90 days or (ii) in the good faith judgment of our board of directors it that would be detrimental to us and our shareholders for such registration statement to be filed on or before the date filing would otherwise be required under the investors' agreement. We may delay a request for registration in such circumstances not more than twice in any one year period. At any time following the date when we become eligible to use Form S-3 for secondary sales of our securities, upon the request of DLJ Merchant Banking Partners II, L.P. and certain of its affiliates, we will use our reasonable best efforts to file a shelf registration statement and to cause such registration statement to become effective with respect to all or any portion of the securities held by DLJ Merchant Banking Partners II, L.P. and such affiliates.

        Under the amended and restated investors' agreement all of our current shareholders and holders of warrants issued in connection with the sale of our preferred shares have piggyback registration rights. In the event we propose in the future to register any of our equity securities we will be required under the terms of the agreement to provide notice to all shareholders to allow them the opportunity to elect to participate in the registration subject to certain limitations. We will not be obligated to extend this right in the event we are registering securities on a Form S-8 or S-4 or like form, for common stock issuable upon the exercise of employee stock options, benefit plans or similar plans, in connection with the issuance of securities in exchange for existing securities in connection with an acquisition by us of another company, or relating to the warrants issued in November 1999 to the holders of our senior subordinated notes or common stock issuable upon the exercise of such warrants.

        In connection with our first public offering, each shareholder who is a party to the investors' agreement has agreed not to effect any public sale or distribution of any common stock or warrants other than as part of such offering during the 14 days prior to the effective date of the registration statement or during the period after the effective date of the registration statement for a period of 180 days, or a shorter period agreed by us and the managing underwriter. Shareholders who sell common shares in a subsequent public offering may not effect any public sale or distribution of any common shares or any warrants, other than as part of such public offering, during the 14 days prior to the effective date of the registration statement (except as part of such registration) or during the 90 days after such effective date, or a shorter period agreed between us and the managing underwriter.

        Upon the closing of this offering, the holders of our preferred stock will be issued warrants for the purchase of             shares of our common stock (due to the fact that the price paid for our common stock exceeds $             per share) and additional warrants for the purchase of                           shares of our common stock (due to the fact that the price paid for our common stock exceeds $             per share). These warrants will be subject to and have piggyback registration rights under the amended and restated investors' agreement.

Warrant Registration Rights Agreement

        In connection with the sale of our senior subordinated notes in November 1999, we issued warrants for the right to purchase an aggregate of                            shares of common stock. In March 2000, we repurchased warrants to purchase                           shares of our common stock for $4.7 million in cash, leaving warrants to purchase                            shares of our common stock outstanding as of January 31, 2006. Under the warrant agreement and warrant registration rights agreement for these warrants, we agreed to file a registration statement within 120 days of November 23, 1999 and to use our reasonable best efforts to cause the registration statement to become and remain effective, subject to some exceptions, until the later of:

  •
  two years following the effective date of the registration statement; and

  •
  the earlier of May 1, 2009 and the first date as of which all warrants had been exercised.

        Although we filed a registration statement as required under the agreement, we failed to maintain the effectiveness of it in compliance with the agreement.

Provisions with Potential Anti-Takeover Effect

Minnesota Law

        We are subject to the provisions of sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. These anti-takeover provisions may eventually operate to deny our shareholders the receipt of a premium on their capital stock. In general, section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved by the shareholders in a prescribed manner. A "control share acquisition" is defined as an acquisition of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. Section 302A.673 prohibits a public corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions. An "interested shareholder" is a person who is the beneficial owner of 10% or more of the corporation's voting stock. Reference is made to the detailed terms of sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act.

Amended and Restated Articles of Incorporation and Bylaws

        Certain provisions of our amended and restated articles of incorporation and bylaws that will be in effect upon the effectiveness of this offering could make the acquisition of us through a tender offer, proxy contest or other means, or the removal of incumbent officers and directors, more difficult. These provisions may discourage certain types of coercive takeover practices and takeover bids and encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of retaining the ability to negotiate with a proponent of an unfriendly or unsolicited proposal outweigh the potential disadvantages of discouraging such a proposal. These provisions may make it more difficult for shareholders to take specific corporate actions and could have the effect of delaying or preventing a change in our control.

        In particular, our amended and restated articles of incorporation or bylaws provide for the following:

        Staggered Board of Directors and Number of Directors.    Our board of directors is divided into three classes of the same or nearly the same number of directors serving staggered three-year terms, which means that only one class of directors may be elected at a particular shareholders meeting. As a result, the replacement of incumbent directors may be more difficult and third parties may be discouraged from seeking to circumvent the anti-takeover provisions of our articles of incorporation and bylaws by replacing our incumbent directors.

        Advance Notice Procedures.    Our bylaws establish an advance notice procedure for shareholder proposals proposed nominations of persons for election to the board of directors to be brought before an annual meeting of our shareholders. At an annual meeting, shareholders may consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors. Shareholders may also consider a proposal or nomination by a person who was a shareholder of record on the record date for the meeting and on the date that notice of the proposal or nomination was given, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of his or her intention to bring that business before the meeting. Our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of us.

        Undesignated Stock.    Our board of directors has the authority, without further vote or action by our shareholders, to establish and to designate the name of classes or series of shares from our authorized shares of undesignated stock and to set the terms of such shares (including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive conversion and voting rights and preferences). The existence of this ability could discourage an attempt to take control of us through a merger, tender offer, proxy contest or other means.

        With the exception of the provision relating to the issuance of undesignated stock, which can be amended with the approval of a majority of the outstanding shares of stock entitled to vote, none of these provisions can be amended without the approval of at least two-thirds of our outstanding shares of stock entitled to vote.

Limitation on Liability of Directors and Indemnification

        Our amended and restated articles of incorporation limit the liability of our directors to the fullest extent permitted by the Minnesota Business Corporation Act. Specifically, our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except liability for:

  •
  any breach of the duty of loyalty to our company or our shareholders;

  •
  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions;

  •
  violations of particular Minnesota securities laws; or

  •
  any transaction from which the director derives an improper personal benefit.

        Our amended and restated articles of incorporation do not limit liability under federal securities law.

        The Minnesota Business Corporation Act requires that we indemnify any director, officer or employee made or threatened to be made a party to proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including a derivative action in the name of the company. We refer you to the detailed terms of section 302A.521 of the Minnesota Business Corporation act for a complete statement of these indemnification rights.

        We maintain directors' and officers' liability insurance, including a reimbursement policy in favor of us.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is                             .

Stock Exchange Listing

        We intend to apply for the listing of our common stock on                           under the symbol "             ."

SHARES ELIGIBLE FOR FUTURE SALE

        Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. Furthermore, since some shares of common stock will not be available for sale shortly after this offering because of the contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

        Prior to this offering, there was no public market for our common stock and we cannot assure you that a liquid trading market for our common stock will develop or be sustained after this offering. If our shareholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options or warrants, in the public market following this offering, the market price of our common stock could decline. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

        Upon completion of this offering, we will have outstanding an aggregate of             shares of our common stock, assuming no exercise of outstanding options or warrants. Of these shares, all                           of the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless those shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining shares of common stock to be outstanding after this offering will be "restricted securities" under Rule 144. Of these restricted securities,             shares will be subject to transfer restrictions for 180 days from the date of this prospectus. Upon expiration of the 180 day transfer restriction period,             shares will be freely tradeable under Rule 144(k) and             shares will be eligible for resale under Rule 144, subject to volume limitations. In addition,                           shares will be subject to additional transfer restrictions for periods extending up to four years after this offering, unless such restrictions are waived by our board of directors.

        Restricted securities may be sold in the public market only if they have been registered or if they qualify for an exemption from registration under Rule 144 or 701 under the Securities Act.

Rule 144

        In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of our common stock then outstanding, which will equal approximately             shares immediately after this offering; or

  •
  the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

        Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

        In general, under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an "affiliate," is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701

        In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchase shares of our common stock from us in connection with a qualified compensatory stock or option plan or other written agreement is eligible to resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. As of                           , the aggregate number of shares eligible for resale under Rule 701 is             .

Lock-up Agreements

Underwriters' Lock-Up

        We expect that each of our officers and directors, each of the selling shareholders, and substantially all of our other shareholders and holders of options to purchase our common stock, will agree that, subject to the exceptions described in "Underwriting," without the prior written consent of Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC on behalf of the underwriters, they will not, during the period ending 180 days after the date of this prospectus (subject to extension in specified circumstances), directly or indirectly:

  •
  offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

  •
  enter into any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any security that includes, relates to or derives any significant part of its value from our common stock.

        Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC do not have any pre-established conditions to waiving the terms of the lock-up agreements. Any determination to release any shares subject to the lock-up agreements would be based on a number of factors at the time of determination, including but not necessarily limited to the market price of the common stock, the liquidity of the trading market for the common stock, general market conditions, the number of shares proposed to be sold and the timing, purpose and terms of the proposed sale.

Company Lock-Up

        In addition to these transfer restrictions, we entered into an agreement providing for a four-year staggered lock-up with our executive officers and some of our other employees holding approximately    % of our common stock on a fully diluted basis assuming the exercise of all outstanding options and warrants after the offering. This agreement restricts transfers of all shares held by such persons and shares issuable to such persons upon the exercise of options outstanding as of the date of the effectiveness of this offering for up to four years following the offering. The transfer restrictions terminate as to one-quarter of such shares on each of the first, second, third and fourth anniversaries of the completion of this offering. The transfer restrictions contained in this agreement may be waived by our board of directors.

Options

        Upon completion of this offering, stock options to purchase a total of             shares of our common stock will be outstanding. These stock options have a weighted average exercise price of $             and a weighted average of             years until expiration.

        Following this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering approximately             shares of our common stock issuable upon the exercise of stock options or reserved for issuance under our equity compensation plans. Accordingly, shares registered under the registration statement will, subject to Rule 144 provisions applicable to affiliates, be available for sale in the open market, except to the extent that the shares are subject to vesting restrictions or the contractual restrictions described above.

Warrants

        Upon completion of this offering, warrants to purchase a total of              shares of our common stock will be outstanding. These warrants have a weighted average exercise price of $                    and a weighted average of     years until expiration. Warrants to purchase             shares of common stock are subject to lock-up agreements with the underwriters, as described above. Holders of warrants to purchase              shares of common stock will be entitled to registration rights with respect to such shares.

Registration Rights

        Upon completion of this offering, the holders of             shares of our common stock will have rights to require or participate in the registration of those shares under the Securities Act. The holders of warrants to purchase                           shares of our common stock will also be entitled to registration rights with respect to shares of our common stock issuable upon the exercise of such warrants. For a detailed description of certain of these registration rights see "Description of Capital Stock—Registration Rights."

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

        The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders of the ownership and disposition of our common stock, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. This summary is applicable only to non-U.S. holders who hold our common stock as a capital asset (generally, an asset held for investment purposes). We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

CIRCULAR 230 DISCLOSURE

        TO COMPLY WITH INTERNAL REVENUE SERVICE CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY YOU, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE INTERNAL REVENUE CODE; (B) ANY SUCH DISCUSSION IS INCLUDED HEREIN BY THE ISSUER IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE ISSUER AND THE UNDERWRITERS OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN BY THE ISSUER; AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

        This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

  •
  banks, insurance companies, or other financial institutions;

  •
  persons subject to the alternative minimum tax;

  •
  tax-exempt organizations;

  •
  dealers in securities or currencies;

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  •
  partnerships or other pass-through entities or investors in such entities;

  •
  "controlled foreign corporations," "passive foreign corporations" and corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  U.S. expatriates or former long-term residents of the United States;

  •
  persons who hold our common stock as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction transaction; or

  •
  persons deemed to sell our common stock under the constructive sale provisions of the Code.

        In addition, if a partnership holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership.

Accordingly, partnerships which hold our common stock and partners in such partnerships should consult their tax advisors.

        This discussion is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

        For purposes of this discussion, you are a non-U.S. holder if you are a holder that, for U.S. federal income tax purposes, is not a U.S. person. For purposes of this discussion, you are a U.S. person if you are:

  •
  an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the "substantial presence" test under Section 7701(b) of the Code;

  •
  a corporation or other entity taxable as a corporation for U.S. tax purposes created or organized in the United States or under the laws of the United States or of any state therein or the District of Columbia;

  •
  an estate whose income is subject to U.S. federal income tax regardless of its source; or

  •
  a trust (1) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (2) which has made an election to be treated as a U.S. person.

Distributions

        If distributions are made on shares of our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock.

        Any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate.

        Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, where a tax treaty applies, are attributable to a U.S. permanent establishment maintained by you) are exempt from such withholding tax. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of any allowable deductions and credits. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

        If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may obtain a refund of any excess amounts currently withheld if you file an appropriate claim for refund with the IRS in a timely manner.

Gain on Disposition of Common Stock

        You generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

  •
  the gain is effectively connected with your conduct of a U.S. trade or business (and, where a tax treaty applies, is attributable to a U.S. permanent establishment maintained by you);

  •
  you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

  •
  our common stock constitutes a U.S. real property interest by reason of our status as a "United States real property holding corporation" for U.S. federal income tax purposes (a "USRPHC") at any time within the shorter of the five-year period preceding the disposition or your holding period for our common stock.

        We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if you actually or constructively hold more than 5% of our common stock.

        If you are a non-U.S. holder described in the first bullet under the heading "Non-U.S. Holders Defined," you will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and corporate non-U.S. holders described in the first bullet above may be subject to the branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above you will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses. You should consult any applicable income tax treaties that may provide for different rules.

Backup Withholding and Information Reporting

        Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report is sent to you. These information reporting requirements apply even if withholding was not required. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in your country of residence.

        Payments of dividends made to you will not be subject to backup withholding if you establish an exemption, for example by properly certifying your non-U.S. status on a Form W-8BEN or another appropriate version of Form W-8. Notwithstanding the foregoing, backup withholding at a current rate of 28%, may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

        Payments of the proceeds from a disposition of our common stock effected outside the United States by a non-U.S. holder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) will apply to such a payment if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period, or a foreign partnership with certain connections with the United States, unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and specified conditions are met or an exemption is otherwise established.

        Payments of the proceeds from a disposition of our common stock by a non-U.S. holder made by or through the U.S. office of a broker are generally subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. holder status under penalties of perjury or otherwise establishes an exemption from information reporting and backup withholding.

        Backup withholding is not an additional tax. Rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the IRS in a timely manner.

UNDERWRITING

        Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC, have severally agreed to purchase from us and the selling shareholders the following respective number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

Underwriters	Number of Shares
Deutsche Bank Securities Inc.
Credit Suisse Securities (USA) LLC
Piper Jaffray & Co.

Total

        The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of common stock offered by this prospectus, other than those covered by the over-allotment option described below, if any of these shares are purchased.

        We have been advised by the representatives of the underwriters that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $             per share under the public offering price. The underwriters may allow, and these dealers may re-allow, a concession of not more than $             per share to other dealers. After the initial public offering, representatives of the underwriters may change the offering price and other selling terms.

        The selling shareholders have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to              additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus. The selling shareholders will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the             shares are being offered.

        The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and commissions are       % of the initial public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters' over-allotment option:

Total Fees
	Fee per share	Without Exercise of Over-Allotment Option	With Full Exercise of Over-Allotment Option
Discounts and commissions paid by us	$	$	$
Discounts and commissions paid by the selling shareholders	$	$	$

        In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $                    .

        We and the selling shareholders have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

        We expect that each of our officers and directors, and substantially all of our shareholders and holders of options to purchase our stock, will agree not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC. This consent may be given at any time without public notice. The foregoing does not prohibit open market purchases and sales of our common stock by such holders after the completion of this offering and transfers or dispositions by our officers, directors and shareholders can be made sooner:

  •
  as a gift or by will or intestacy;

  •
  to immediate family members;

  •
  to any trust for the direct or indirect benefit of the holder or his or her immediate family; and

  •
  as a distribution to partners, members or shareholders of the holder;

in each case, so long as the transferee of such shares agrees to be bound by the lock-up agreement.

        The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

        In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

        Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares of common stock from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

        Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

        Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the                                             , in the over-the-counter market or otherwise.

        A prospectus in electronic format is being made available on Internet web sites maintained by one or more of the lead underwriters of this offering and may be made available on web sites maintained by other underwriters. Other than the prospectus in electronic format, the information on any underwriter's web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

Pricing of this Offering

        Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price of our common stock will be determined by negotiation among us, the selling shareholders and the representatives of the underwriters. Among the primary factors that will be considered in determining the public offering price are:

  •
  prevailing market conditions;

  •
  our results of operations in recent periods;

  •
  the present stage of our development;

  •
  the market capitalizations and stages of development of other companies that we and the representatives of the underwriters believe to be comparable to our business; and

  •
  estimates of our business potential.

        Each underwriter has represented and agreed that (i) it has not offered or sold and, prior to the expiration of the period of six months from the closing date of this offering, will not offer or sell any shares of our common stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the

United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied with and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom, any document received by it in connection with the issue of the shares of our common stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

        Some of the underwriters or their affiliates have provided investment banking and financial advisory services to us for which they have received customary fees and expenses, and the underwriters may from time to time engage in transactions with and perform services for us in the ordinary course of their business. Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC, or their affiliates, are lenders under our new senior credit facility and they have received customary fees for these services.

        An affiliate of Credit Suisse Securities (USA) LLC, an underwriter, is a shareholder and selling shareholder and may receive more than 10% of the net proceeds of this offering as a result of which Rule 2710(h) and 2720 of the National Association of Securities Dealers, Inc. (NASD) will be implicated. Under Rule 2720 of the NASD, when an NASD member participates in the distribution of an affiliated company's equity securities for which a bona fide independent market does not exist, the price at which equity securities are distributed to the public can be no higher than that recommended by a "qualified independent underwriter" within the meaning of Rule 2720. Deutsche Bank Securities Inc. has agreed to act as a "qualified independent underwriter" within the meaning of Rule 2720 with respect to this offering. Accordingly, the price per share of our common stock set forth on the cover page of this prospectus is not higher than that recommended by Deutsche Bank Securities Inc. in its capacity as a "qualified independent underwriter."

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

        The distribution of the shares of common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling shareholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

        By purchasing shares of common stock in Canada and accepting a purchase confirmation, a purchaser is representing to us, the selling shareholders and the dealer from whom the purchase confirmation is received that:

  •
  the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws;

  •
  where required by law, that the purchaser is purchasing as principal and not as agent;

  •
  the purchaser has reviewed the text above under the heading "Resale Restrictions"; and

  •
  the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the common stock to the regulatory authority that by law is entitled to collect the information.

        Further details concerning the legal authority for this information is available on request.

Rights of Action–Ontario Purchasers Only

        Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the common stock, for rescission against us and the selling shareholders in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the common stock. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the common stock. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us or the selling shareholders. In no case will the amount recoverable in any action exceed the price at which the common stock were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we and the selling shareholder will have no liability. In the case of an action for damages, we and the selling shareholders will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the common stock as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

        All of our directors and officers as well as the experts named herein and the selling shareholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those person outside of Canada.

Taxation and Eligibility for Investment

        Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby and certain other legal matters will be passed upon for us by our counsel, Oppenheimer Wolff & Donnelly LLP, Minneapolis, Minnesota. The underwriters have been represented in connection with this offering by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Merrill Corporation as of January 31, 2005 and 2004 and for each of the three years in the period ended January 31, 2005 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of WordWave, Inc. as of December 31, 2004 and 2003 and for each of the two years in the period ended December 31, 2004 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock we are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. For further information pertaining to us and the common stock to be sold in this offering, you should refer to the registration statement and its exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document filed as an exhibit to the registration statement or such other document, each such statement being qualified in all respects by such reference. On the closing of this offering, we will be subject to the informational requirements of the Securities Exchange Act and will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC. We anticipate making these documents publicly available, free of charge, on our website at

www.merrillcorp.com as soon as reasonably practicable after filing such documents with the SEC.

        You can read the registration statement and our future filings with the SEC over the Internet at the SEC's website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Merrill Corporation:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders' equity (deficit) and comprehensive income and cash flows present fairly, in all material respects, the financial position of Merrill Corporation and its subsidiaries at January 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP

March 25, 2005
Minneapolis, Minnesota

Merrill Corporation

Consolidated Balance Sheets

(dollars in thousands, except per share amounts)

	As of January 31,
	2004	2005
Assets
Current assets
Cash and cash equivalents	$36,428	$12,269
Trade receivables, less allowance for doubtful accounts of $8,194 and $3,853, respectively	99,915	104,681
Work in process inventories	14,305	15,764
Other inventories	8,245	9,530
Other current assets	13,942	15,812

Total current assets	172,835	158,056
Property, plant and equipment, net	49,938	55,505
Goodwill	67,224	77,906
Other assets	21,712	35,822

Total assets	$311,709	$327,289

Liabilities, minority interest, redeemable preferred stock, puttable class B common stock and shareholders' deficit
Current liabilities
Debt obligations	$21,435	$1,570
Capital lease obligations	1,097	945
Accounts payable	27,937	35,601
Accrued expenses	43,671	53,467

Total current liabilities	94,140	91,583
Debt obligations, less current obligations	271,271	300,002
Debt obligations, related parties	35,836	—
Capital lease obligations, less current obligations	1,584	1,150
Other liabilities	8,426	11,024

Total liabilities	411,257	403,759
Commitments and contingencies
Minority interest	354	343
Redeemable preferred stock, $0.01 par value, 500,000 shares authorized, issued and outstanding, liquidation value of $58,860	54,174	54,465
Puttable class B common stock	507	5,564
Shareholders' deficit
Common stock, $0.01 par value, 25,000,000 shares authorized, no shares issued or outstanding	—	—
Class B common stock, $0.01 par value, 10,000,000 shares authorized, 5,272,763 and 5,240,443 shares issued and outstanding, respectively	53	52
Additional paid-in capital	108,084	104,208
Notes and interest receivable	(22,337)	(22,283)
Accumulated other comprehensive income	116	310
Accumulated deficit	(240,499)	(219,129)

Total shareholders' deficit	(154,583)	(136,842)

Total liabilities, minority interest, redeemable preferred stock, puttable class B common stock and shareholders' deficit	$311,709	$327,289

The accompanying notes are an integral part of the consolidated financial statements.

Merrill Corporation

Consolidated Statements of Operations

(dollars in thousands except share and per share data)

	For the Years Ended January 31,
	2003	2004	2005
Net revenue	$581,571	$596,215	$697,893
Cost of revenue	398,095	411,783	462,410

Gross profit	183,476	184,432	235,483
Selling, general and administrative expenses	133,318	132,507	166,067
Debt restructuring costs	5,300	—	—
Restructuring costs	932	—	—

Operating income	43,926	51,925	69,416
Interest expense	39,242	34,981	30,543
Other income, net	(95)	(1,879)	(2,191)

Income before income taxes	4,779	18,823	41,064
Provision for income taxes	3,400	10,402	19,705

Income before minority interest	1,379	8,421	21,359
Minority interest	13	18	(11)

Net income	$1,366	$8,403	$21,370

Accretion of preferred stock	(4,441)	(243)	(291)

Net (loss) income available to common shareholders	$(3,075)	$8,160	$21,079

Net (loss) income available to Class B common shareholders per share:
Basic	$(0.58)	$1.55	$4.00
Diluted	$(0.58)	$1.39	$3.49
Weighted average number of shares outstanding:
Basic	5,273,086	5,272,713	5,270,785
Diluted	5,273,086	5,890,166	6,038,188
Unaudited pro forma net (loss) income available to Class B common shareholders per share (see Note 1):
Diluted			$3.29
Unaudited pro forma weighted average number of shares outstanding (see Note 1):
Diluted			6,416,188

The accompanying notes are an integral part of the consolidated financial statements.

Merrill Corporation

Consolidated Statements of Cash Flows

(dollars in thousands)

	For the Years Ended January 31,
	2003	2004	2005
Operating activities:
Net income	$1,366	$8,403	$21,370
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,751	15,025	14,786
Amortization of intangible and other assets	287	64	363
Provision for losses on trade receivables	4,780	2,388	1,280
Deferred income taxes	6,400	9,895	5,375
Non-cash interest expense and amortization of deferred financing costs	5,721	7,099	4,594
Minority interest in earnings (loss) of subsidiary	13	18	(11)
Stock-based compensation	—	365	1,781
Other, net	(284)	(1,535)	794
Changes in operating assets and liabilities, net of effects from business acquisitions:
Trade receivables	7,748	(7,160)	(2,118)
Work in process inventories	(1,260)	(2,118)	(1,416)
Other inventories	931	(1,900)	(1,238)
Other current assets	(638)	(2,063)	(1,959)
Accounts payable	(2,622)	779	6,231
Accrued expenses and other liabilities	(18,983)	661	8,159

Net cash provided by operating activities	18,210	29,921	57,991
Investing activities:
Purchase of property, plant and equipment	(13,343)	(13,890)	(16,026)
Proceeds from disposal of property, plant and equipment	404	7	87
Business acquisitions	—	—	(28,543)
Other investing activities	(168)	(1,386)	(1,301)

Net cash used in investing activities	(13,107)	(15,269)	(45,783)
Financing activities:
Proceeds from issuance of debt to related parties	18,500	—	—
Proceeds from issuance of debt	—	—	160,000
Principal payments on debt and capital lease obligations	(30,379)	(13,603)	(191,110)
Debt issuance costs	(2,180)	—	(3,708)
Repurchase of class B common stock	—	—	(256)

Net cash used in financing activities	(14,059)	(13,603)	(35,074)
Effect of exchange rate changes on cash and cash equivalents	(449)	(1,101)	(1,293)

Decrease in cash and cash equivalents	(9,405)	(52)	(24,159)
Cash and cash equivalents, beginning of year	45,885	36,480	36,428

Cash and cash equivalents, end of year	$36,480	$36,428	$12,269

Supplemental cash flow disclosures:
Income taxes paid	$338	$1,908	$17,369
Interest paid	$40,610	$28,129	$27,680

The accompanying notes are an integral part of the consolidated financial statements.

Merrill Corporation

Consolidated Statements of Shareholders' Equity (Deficit) and Comprehensive Income

(dollars in thousands, except share amounts)

For the Years Ended January 31, 2003, 2004 and 2005

	Class B Common Stock	Additional Paid-In Capital	Notes and Interest Receivable	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)	Total
Balance, January 31, 2002	$53	$110,667	$(20,094)	$(2,032)	$(250,268)	$(161,674)
Accretion of redeemable preferred stock	—	(4,441)	—	—	—	(4,441)
Accrued interest income	—	1,433	(1,433)	—	—	—
Comprehensive income:
Change in cumulative foreign currency translation	—	—	—	1,387	—	1,387
Net income	—	—	—	—	1,366	1,366

Comprehensive income						2,753

Balance, January 31, 2003	53	107,659	(21,527)	(645)	(248,902)	(163,362)
Accretion of redeemable preferred stock	—	(243)	—	—	—	(243)
Accrued interest income	—	810	(810)	—	—	—
Stock-based compensation	—	365	—	—	—	365
Increase in puttable class B common stock obligations	—	(507)	—	—	—	(507)
Comprehensive income:
Change in cumulative foreign currency translation	—	—	—	761	—	761
Net income	—	—	—	—	8,403	8,403

Comprehensive income						9,164

Balance, January 31, 2004	53	108,084	(22,337)	116	(240,499)	(154,583)
Accretion of redeemable preferred stock	—	(291)	—	—	—	(291)
Accrued interest income	—	543	(543)	—	—	—
Stock-based compensation	—	1,781	—	—	—	1,781
Increase in puttable class B common stock obligations	—	(5,057)	—	—	—	(5,057)
Repurchase of class B common stock (32,320 shares)	(1)	(852)	597	—	—	(256)
Comprehensive income:
Change in cumulative foreign currency translation	—	—	—	129	—	129
Unrealized gains on available-for-sale securities (net of income tax expense of $50)	—	—	—	65	—	65
Net income	—	—	—	—	21,370	21,370

Comprehensive income						21,564

Balance, January 31, 2005	$52	$104,208	$(22,283)	$310	$(219,129)	$(136,842)

The accompanying notes are an integral part of the consolidated financial statements.

Merrill Corporation

Notes to Consolidated Financial Statements

1. Nature of Business and Significant Accounting Policies

Nature of Business

        We are a diversified communications and document services company applying advanced information systems and intranet/Internet technology to provide a broad range of services to our financial, legal, corporate and real estate clients. Our services integrate traditional composition, imaging and printing services with document management, distribution, marketing and software solutions.

Principles of Consolidation and Equity Method Investment

        The consolidated financial statements include all majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated. Earnings in our equity method investment were $0.7 million, $0.5 million and $1.7 million for the fiscal years 2003, 2004 and 2005, respectively, and these amounts are included in other income, net in the Consolidated Statements of Operations.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Those assumptions and estimates are subject to revision, and actual results could differ from those estimates.

Cash Equivalents

        We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

        We recognize revenue in accordance with Securities and Exchange Commission (SEC) Staff Accounting Bulleting (SAB) No. 104, "Revenue Recognition," which requires that persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the sales price is fixed or determinable and collectibility is reasonably assured. Generally, we recognize revenues related to financial and other printing arrangements when the services are complete or the products are shipped to our customers. Where we have revenue arrangements with multiple deliverables, we apply Emerging Issues Task Force (EITF) Issue No. 00-21 "Accounting For Revenue Arrangements with Multiple Deliverables", and recognize each element separately as long as we have objective and reliable evidence of the fair value of each element. For our mutual fund clients, for example, we recognize revenue from base print runs we create for our clients and record separately the fulfillment revenues we realize as we store and/or distribute the products. Where we have invoiced customers or collected cash from customers for products or services to be completed in the future, these revenues are deferred and recognized as revenue over the period earned or when completed. Such deferred revenue is included in accrued expenses on the accompanying Consolidated Balance Sheets. In circumstances where we provide hosting services to customers, revenue is recognized ratably over the term of the arrangement.

Trade Accounts Receivables

        Trade accounts receivable are initially recorded at fair value upon the sale of goods or services to customers. They are stated net of reserves and allowances, which primarily represent estimated losses due to expected customer returns, allowances and deductions, or the inability of certain customers to make the required payments. When determining these reserves and allowances, we take several factors into consideration, including prior history of accounts receivable, credit activity and write-offs, the overall composition of accounts receivable aging, the types of customer and our day-to-day knowledge of specific customers. Changes in these reserves and allowances are recorded as reductions of net revenue or bad debt expense (included in selling, general and administrative expenses) in the Consolidated Statements of Operations.

Inventories

        Work-in-process, which includes purchased services, materials, direct labor and overhead, is valued at the lower of cost or net realizable value, with cost determined on a specific job-cost basis. Other inventories consist primarily of paper and printed materials and are valued at the lower of cost or market, with cost determined on a first-in, first-out basis.

Property, Plant and Equipment

        Property, plant and equipment are stated at cost. Significant additions or improvements extending asset lives are capitalized; normal maintenance and repair costs are expensed as incurred. Depreciation is determined using the straight-line method over the estimated useful lives of the assets, which range from three to 30 years. Amortization of leasehold improvements is recorded on a straight-line basis over the estimated useful lives of the assets or the contractual lease term, whichever is shorter. When assets are sold or retired, related gains or losses are included in selling, general and administrative expenses.

Goodwill and Other Intangible Assets

        We account for goodwill and other intangible assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 142 "Goodwill and Other Intangible Assets." Goodwill is not amortized, but instead is tested for impairment at least annually. Intangible assets with definite useful lives are amortized over their respective estimated useful lives using accelerated and straight-line methods (see Note 3 for further information on amortization lives and methods used for our newly acquired intangible assets). The carrying value of our goodwill was determined not to be impaired based on our initial impairment testing as of February 1, 2002 and subsequent annual impairment testing for each of three years in the period ended January 31, 2005.

Long-Lived Assets

        The recoverability of long-lived assets is assessed periodically whenever adverse events or changes in circumstances or business climate indicate that the expected cash flows previously anticipated warrant a reassessment. When such reassessment indicates the potential of impairment, all business factors are considered and, if the carrying value of such long-lived assets is not likely to be recovered from future undiscounted operating cash flows, they will be written down for financial reporting purposes to their estimated fair value.

Income Taxes

        Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the year and the change during the year in deferred tax assets and liabilities.

Stock-Based Compensation

        We account for employee stock-based compensation using the intrinsic value method pursuant to Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Under the intrinsic value method, when the exercise price of an employee stock option equals or exceeds the fair value of the underlying stock on the date of grant and the terms of the options are fixed, no compensation expense is recognized. Any compensation costs resulting from option grants to employees are amortized over the underlying option vesting terms using the method prescribed by Financial Accounting Standards Board (FASB) Interpretation No. 28.

        Some of our stock options are required to be accounted for as fixed awards and others require variable accounting treatment. Fixed awards are those for which the total amount of stock-based compensation expense that will be recorded over the vesting period is calculated and determinable at the date of grant. Variable awards are those for which the ultimate stock-based compensation expense to be recorded is contingent upon future events and the fair value of the underlying stock at the time those events occur, and may vary significantly over the vesting period. We also use variable-award accounting for the majority of shares of our class B common stock sold under the Direct Investment Plan—see Note 11 for additional information regarding this plan. As such, the amount of stock-based compensation expense to be recorded in fiscal year 2006 and thereafter may vary significantly.

        We account for stock-based compensation to non-employees using the fair value method. Compensation costs for stock options granted to non-employees are based on fair value of the option during the period in which the holder of the option provides the related service.

        The table below illustrates the effect on net income if the fair value of options granted to employees and other equity instruments had been recognized as compensation expense over the vesting periods in accordance with the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." See Note 11 for additional information regarding our employee stock plans.

	For the Years Ended January 31,
	2003	2004	2005
	(dollars in thousands except per share data)
Net (loss) income, as reported	$1,366	$8,403	$21,370
Accretion of preferred stock	(4,441)	(243)	(291)
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	—	209	1,026
Deduct: Total stock-based employee compensation expense determined under fair value based method, net of related tax effects	(2,423)	(2,178)	(1,634)

Pro forma net (loss) income available to common shareholders	$(5,498)	$6,191	$20,471

Net (loss) income available to common Class B shareholders:
Per share:
As reported—Basic	$(0.58)	$1.55	$4.00
As reported—Diluted	$(0.58)	$1.39	$3.49
Pro-Forma—Basic	$(1.04)	$1.17	$3.88

Pro-Forma—Diluted	$(1.04)	$1.07	$3.46

Fair Value of Financial Instruments

        Our financial instruments, other than long-term debt, consist principally of cash and cash equivalents, trade receivables and accounts payables, for which their current carrying amounts approximated fair market value. We believe our term loan debt carrying amounts approximate their fair values as they were only recently refinanced in July 2004. We estimate the fair value of our senior subordinated notes to be approximately $10.4 million higher than the $142.4 million current carrying value based on limited recent trading activity of the notes.

Comprehensive Income

        Comprehensive income includes net income, the effects of currency translation and unrealized gains on available-for-sale securities. Comprehensive income for all periods presented is included in the Consolidated Statements of Shareholders' Equity (Deficit) and Comprehensive Income.

Earnings Per Share

        Basic earnings per share is based on the weighted-average number of Class B common shares outstanding during the year. Diluted earnings per share is based on the weighted-average number of Class B common shares outstanding during the year, adjusted to give effect to potential common shares such as stock options and warrants.

        The following table reconciles basic weighted average shares outstanding to diluted weighted average shares outstanding.

	For the Years Ended January 31,
	2003	2004	2005
Basic	5,273,086	5,272,713	5,270,785
Dilutive stock options and warrants	—	617,453	767,403

Diluted	5,273,086	5,890,166	6,038,188

        Potential dilutive shares of common stock excluded from the diluted net (loss) income per share computations were 846,688, 1,042,672 and 705,150 for the years ended January 31, 2003, 2004, and 2005, respectively. Certain potential dilutive shares of common stock were excluded from the diluted earnings per share computation because their exercise prices were greater than the average market price of the common shares during the period and were therefore not dilutive. Potential dilutive shares of common stock were excluded from periods with net loss because they were anti-dilutive.

Unaudited Pro Forma Income Loss Per Share

        In connection with an August 2002 modification of our preferred stock terms we granted our preferred shareholders the right to receive warrants to purchase up to 378,000 shares of our Class B common stock if certain "triggering events" occurred (See Note 11). In connection with our initial public offering we will experience a "triggering event," as defined, pursuant to which we will be required to issue to our preferred shareholders warrants to purchase 378,000 shares of our Class B common stock. The unaudited pro forma net income per share has been presented to give effect to the issuance of all of these warrants as if such issuance occurred on February 1, 2004. For purposes of calculating the unaudited pro forma net income per share, we have included an additional 378,000 Class B common shares in the weighted average shares outstanding.

New Accounting Pronouncements

        In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment," which revises SFAS No. 123 and supersedes APB Opinion No. 25. Among other items, SFAS No. 123R eliminates the use of the intrinsic value method of accounting, and requires companies to recognize compensation cost for share-based payment awards with employees, based on the grant date fair value of those awards, in the financial statements. The effective date is the first reporting period beginning after December 15, 2005, which would be our fiscal year beginning February 1, 2006. We have not yet determined which of the adoption methods prescribed by SFAS No. 123R we will elect, nor have we determined the impact of adopting this statement. In March 2005, the SEC issued SAB No. 107, "TOPIC 14: Share-Based Payment," which addresses the interaction between SFAS No. 123R and certain SEC rules and regulations and provides views regarding the valuation of share-based payment arrangements for public companies. This bulletin is effective immediately.

        In November 2004, the FASB issued SFAS No. 151, "Inventory Costs—an amendment of ARB No. 43, Chapter 4." This statement clarifies that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) should be recognized as current-period charges and requires the allocation of fixed production overheads to inventory be based on normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005, which would be our fiscal year beginning February 1, 2006. We have not yet determined the impact of adopting this statement.

        In December 2003, the FASB issued Interpretation No. 46R, "Consolidation of Variable Interest Entities," which addresses accounting for special-purpose and variable interest entities and which superseded Interpretation No. 46. The provisions of Interpretation No. 46R are required to be adopted by us effective February 1, 2005. We have not yet determined the impact of adopting this interpretation.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement changes the accounting for certain financial instruments that, under previous guidance, could be classified as equity or as "mezzanine" instruments, by now requiring those instruments to be classified as liabilities (or assets in certain circumstances) in the balance sheet. This statement also requires disclosures regarding the terms of those instruments and settlement alternatives. For private companies, financial instruments that are mandatorily redeemable on a fixed date for a fixed amount are subject to the provisions of SFAS No. 150 for fiscal periods beginning after December 15, 2004. SFAS No. 150 requires reporting the cumulative effect of adopting SFAS No. 150 by initially measuring the financial instruments at fair value or other measurement prescribed by SFAS No. 150. We plan to adopt this statement effective February 1, 2005. Upon adoption, we anticipate that all of our redeemable preferred stock will be reported as a liability rather than a "mezzanine" instrument and we expect to record a gain from the cumulative effect of this change in accounting principle of approximately $32 million (before income tax effects, if any). In periods subsequent to our adoption of SFAS No. 150, we expect to accrete the value of preferred stock to its liquidation value of $58.9 million at November 15, 2011 through periodic charges to interest expense.

        In September 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections—a replacement of APB No. 20 and SFAS No. 3. SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. SFAS 154 also provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective applicable is impracticable. The correction of an error in previously issued financial statements is not an accounting change. However, the reporting of an error correction involves adjustments to previously issued financial statements similar to those generally applicable to reporting an accounting change retrospectively. Therefore, the reporting of a correction of an error by restating previously issued financial statements is also addressed by SFAS 154. SFAS 154 is required to be adopted in fiscal years beginning after December 15, 2005. Accordingly, we will adopt SFAS 154 in our fiscal year beginning February 1, 2006. Adoption of SFAS 154 is not expected to have a material effect on our financial position, results of operations or cash flows.

2. Selected Balance Sheet Data

(dollars in thousands)
Rollforward of allowance for doubtful accounts
Balance, January 31, 2002	$14,047
Provision for losses on trade receivables	4,780
Write-offs, net of recoveries	(9,715)

Balance, January 31, 2003	9,112
Provision for losses on trade receivables	2,388
Write-offs, net of recoveries	(3,306)

Balance, January 31, 2004	8,194
Provision for losses on trade receivables	1,280
Write-offs, net of recoveries	(5,621)

Balance, January 31, 2005	$3,853

	As of January 31,
	2004	2005
	(dollars in thousands)
Other current assets
Deferred tax assets	$5,615	$5,430
Income taxes receivable	—	1,028
Other	8,327	9,354

	$13,942	$15,812

Property, plant and equipment, net
Land	$2,481	$2,576
Buildings	20,923	21,904
Equipment	78,278	86,122
Furniture and fixtures	11,405	11,011
Leasehold improvements	26,301	31,374
Construction in progress	1,276	357

	140,664	153,344
Less accumulated depreciation and amortization	(90,726)	(97,839)

	$49,938	$55,505

Other assets
Intangible assets, net (see Note 4)	$521	$15,279
Investments related to compensation and benefit obligations	5,961	5,935
Equity method investment	3,351	5,085
Debt issuance costs	4,505	5,068
Deferred tax assets	4,190	—
Other	3,184	4,455

	$21,712	$35,822

Accrued expenses
Commissions, compensation and benefits	$24,206	$35,934
Benefit plan contributions	5,340	6,037
Income and sales taxes payable	6,354	4,976
Interest	3,186	1,455
Other	4,585	5,065

	$43,671	$53,467

Other liabilities
Compensation and benefits	$8,361	$9,974
Deferred tax liabilities	—	1,050
Other	65	—

	$8,426	$11,024

Accumulated other comprehensive income
Cumulative foreign currency translation	$116	$245
Unrealized gains on available-for-sale securities	—	65

	$116	$310

3. Acquisitions

      On January 31, 2005, we acquired substantially all of the assets, with the exception of inventories, of Fine Arts Engraving Company. The cash portion of the purchase price was $18.7 million, of which $17.5 million was paid at closing. The purchase price also included $1.3 million of assumed liabilities and $0.2 million for our acquisition related costs. Fine Arts Engraving Company is a provider of high quality engraved printed products, such as stationery and business cards. Fine Arts Engraving's product offerings expand our current brand management programs and are marketed to complementary financial, legal and corporate clients. We have allocated the purchase price to the acquired assets and liabilities based upon their relative fair values. The residual purchase price in excess of these fair values has been allocated to goodwill. In conjunction with this acquisition, we did not initially acquire any inventories. We entered into a consignment inventory agreement with the former owners of Fine Arts Engraving Company. Under the consignment agreement, we may elect to purchase inventories from the former owners. A component of any future sales we derive from purchasing and reselling any of these inventories, representing the markup from cost to fair value, will be accounted for as a reduction in the goodwill recorded in this acquisition. The operating results of the acquired assets will be reflected in our consolidated operating results beginning February 1, 2005.

        On September 23, 2004, in exchange for $10.8 million of cash and the assumption of $1.1 million of liabilities, we acquired substantially all of the assets of Jim Laffey, Inc., Ken Freeberg, Inc., Webcopies.com LLC, and The Berkshires Homebuyers Guide, Inc. (collectively "CfRE"). The purchase price also included $0.1 million for our acquisition related costs. The acquired companies focused on marketing materials for the residential real estate industry, particularly in the independent realtor sector. We have allocated the purchase price to the acquired assets and liabilities based upon their relative fair values. The residual purchase price in excess of these fair values has been allocated to goodwill. The operating results of the acquired assets have been reflected in our consolidated operating results since September 23, 2004.

        The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the dates of acquisition (September 23, 2004 for CfRE and January 31, 2005 for Fine Arts Engraving Company).

	CfRE	Fine Arts Engraving Company	Total
	(dollars in thousands)
Trade and other receivables	$—	$2,623	$2,623
Property, plant and equipment	1,853	3,033	4,886
Other assets	—	221	221
Intangible assets
Customer relationships	2,761	5,261	8,022
Trademarks and tradenames	1,788	4,183	5,971
Non-compete agreements	176	100	276
Goodwill	5,411	4,820	10,231

Total assets acquired	11,989	20,241	32,230

Accounts payable	227	1,023	1,250
Accrued expenses	210	61	271
Capital lease obligations	642	—	642
Other liabilities	—	217	217

Total liabilities assumed	1,079	1,301	2,380

Net assets acquired	$10,910	$18,940	$29,850

        The customer relationship and trademark and tradename intangible assets are being amortized on an accelerated basis over ten years, while the non-compete agreement intangible assets are being amortized over five years. All goodwill acquired is expected to be deductible for income tax purposes.

        The following table presents our consolidated results of operations on an unaudited pro forma basis as if these acquisitions had taken place at the beginning of each year presented.

	For the Years Ended January 31,
	2004	2005
	(dollars in thousands except per share data)
Net revenue	$622,263	$723,767
Net income	$8,783	$22,385
Net income available to common shareholders	$8,540	$22,094
Net income per Class B common share:
As reported—basic	$1.55	$4.00
As reported—dilutive	$1.39	$3.49
Pro Forma—basic	$1.62	$4.19
Pro Forma—dilutive	$1.45	$3.66

        The unaudited pro forma results of operations are for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisitions occurred at the beginning of the periods presented or the results which may occur in the future.

4. Goodwill and Other Intangible Assets

        The following table reflects the changes in the carrying amount of goodwill during the years ended January 31, 2003, 2004 and 2005:

(dollars in thousands)
Balance, January 31, 2002	$66,193
Goodwill acquired	167

Balance, January 31, 2003	66,360
Goodwill acquired	864

Balance, January 31, 2004	67,224
Goodwill acquired	10,682

Balance, January 31, 2005	$77,906

        All goodwill acquired during these periods is included in our Specialty Communication Services reportable segment (see Note 12).

        Intangible assets consisted of the following:

	As of January 31, 2004			As of January 31, 2005
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
	(dollars in thousands)
Customer relationships	$521	$—	$521	$9,395	$(292)	$9,103
Trademarks and tradenames	—	—	—	5,971	(64)	5,907
Non-compete agreements	—	—	—	276	(7)	269

	$521	$—	$521	$15,642	$(363)	$15,279

        The estimated future annual amortization expense for these intangible assets over the next five fiscal years is as follows:

(dollars in thousands)
2006	$2,695
2007	2,585
2008	2,284
2009	1,977
2010	1,417

$10,958

5. Financing Arrangements

  Debt obligations consisted of the following:

	As of January 31,
	2004	2005
	(dollars in thousands)
2004 senior credit facility
Senior credit term B loan	$—	$114,440
Senior discount term loan	—	44,775
Senior subordinated notes, net of discount	141,826	142,357
1999 senior credit facility
Term loan A	33,157	—
Term loan B	117,723	—

Subtotal	292,706	301,572
Less current obligations	(21,435)	(1,570)

Long-term obligations	271,271	300,002
Senior discount notes—related parties	35,836	—

Total long-term obligations	$307,107	$300,002

2004 Senior Credit Facility

        On July 30, 2004, we entered into a $210.0 million Senior Credit Facility with a syndicate of banks and financial institutions (2004 Senior Credit Facility). The 2004 Senior Credit Facility consists of a $115.0 million term B loan, a $45.0 million senior discount term loan and a $50.0 million revolving line of credit. At January 31, 2005, an affiliate of our major shareholder was one of the banks in the syndicate and held 20% of the revolving line of credit commitment. Proceeds from the 2004 Senior Credit Facility, along with excess cash generated from operations, were used to repay (i) $142.9 million of term loan borrowings outstanding under our previous senior credit facility; (ii) $38.2 million of borrowings outstanding under our previous senior discount notes with related parties, and (iii) approximately $3.7 million of closing and legal fees.

        The 2004 Senior Credit Facility is collateralized by substantially all of our consolidated assets and is subject to mandatory principal prepayments if certain events occur. Also, the 2004 Senior Credit Facility allows for a potential, although uncommitted, increase of $50.0 million in term loans subject to certain terms. The 2004 Senior Credit Facility contains various financial covenants, including a maximum leverage ratio and a minimum interest coverage ratio, and various negative covenants, such as limitations on certain transactions, incurrence of additional indebtedness, payment of dividends and other distributions.

        The $115.0 million term B loan and $45.0 million senior discount term loan (Term Loans) mature on July 30, 2009, provided that the senior subordinated notes are refinanced with a maturity no earlier than December 30, 2009; otherwise, the maturity is six months prior to the maturity of the senior subordinated notes, or November 1, 2008. Borrowings under the Term Loans bear interest at our option, at the reserve adjusted London Interbank Offering Rate (LIBOR) plus 2.50% or at the alternate base rate plus 1.25%. The Term Loans require scheduled quarterly principal payments of $0.4 million through our fiscal quarter ending July 31, 2008, at which time the quarterly principal payment increases to $38.4 million through maturity. The balances of the term B loan and the senior discount term loan at January 31, 2005 were $114.4 million and $44.8 million, respectively.

        The $50.0 million revolving line of credit matures on July 30, 2008. Borrowings under the revolving line of credit bear interest at our option, at the reserve adjusted LIBOR plus 2.75% or at the alternate base rate plus 1.50%. After January 31, 2005, the interest rate may decrease based on our leverage ratio. We are also required to pay annual commitment fees equal to 0.50% on any undrawn portions of the revolving line of credit. At January 31, 2005, there were no borrowings outstanding under the revolving line of credit.

        The revolving line of credit provides for a $15.0 million letter of credit sub limit. At January 31, 2005, there were $3.8 million of outstanding letters of credit.

        The reserve adjusted LIBOR at January 31, 2005 was 2.58%, and the alternate base rate was 5.25%.

        In conjunction with the refinancing of the 2004 Senior Credit Facility, we wrote off unamortized debt issuance costs of $1.4 million associated with our previous senior credit facility. This charge was included in other expense, net in the Consolidated Statement of Operations. We capitalized approximately $3.7 million of direct and incremental fees and other costs associated with completing the 2004 Senior Credit Facility, of which approximately $1.2 million of these fees were paid to an affiliate of our major shareholder. We are amortizing these costs to interest expense over the term of the 2004 Senior Credit Facility.

Senior Subordinated Notes

        We have $145.5 million, face value, senior subordinated notes outstanding at January 31, 2005 and 2004. The senior subordinated notes consist of $25.0 million of class A senior subordinated notes and $120.5 million of class B senior subordinated notes. The class A and class B senior subordinated notes have substantially the same rights and terms. Prior to the repayment of our senior discount notes, the class A senior subordinated notes ranked equal in right of payment to our guarantee of our senior discount notes. The senior subordinated notes mature in May 2009 and may be redeemed on or after November 1, 2004 at certain percentages of principal. Interest is payable semi-annually in arrears on June 30th and December 31st of each year. Interest is payable in cash at a rate of 12.0%. Prior to the repayment of our senior discount notes, dependent on our EBITDA (earnings before interest, income taxes, depreciation and amortization) for the subscribed periods, as defined in the agreement, the interest rate could have increased to 13.0% with portions required to be satisfied through the issuance of additional new senior subordinated notes. The interest rate has remained at 12.0%, and we did not issue any new senior subordinated notes under this arrangement. The outstanding balances of the senior subordinated notes at January 31, 2004 and 2005 are stated net of $3.7 million and $3.2 million, respectively, of discounts recorded as part of the original senior subordinated note offering, including the unamortized balance of the original $1.7 million of value allocated to the warrants issued to purchase 166,033 shares of our class B common stock and the unamortized balance of the $3.8 million of original issue discount. The senior subordinated notes include various covenants, including limitation on the amounts of certain transactions, including payment of dividends.

        The scheduled aggregate cash maturities of debt obligations at January 31, 2005, including the face value of the senior subordinated notes, are as follows:

(dollars in thousands)
2006	$1,570
2007	1,570
2008	1,570
2009	154,505
2010	145,539

$304,754

1999 Senior Credit Facility

        At January 31, 2004, we had outstanding term loan borrowings of $150.9 million under our 1999 senior credit facility that were due no later than June 1, 2005. The 1999 senior credit facility originally consisted of a $50.0 million revolving credit facility and a $220.0 million term loan facility, including a $65.0 million term loan A and a $155.0 million term loan B. The old senior credit facility agreement was amended as part of the August 2002 debt restructuring. Significant amendments to the facility included the reduction of the revolving credit facility from $50.0 million to $15.0 million, the elimination of an option to increase the credit facility by $30.0 million, increased interest rates, additional restrictions for certain transactions, an annual mandatory clean-down of the revolving credit facility and acceleration of the maturity date for all components of the senior credit facility to June 1, 2005. As part of the 2004 senior credit facility refinancing, all outstanding amounts under our 1999 senior credit facility were repaid in full and the agreement was terminated.

Senior Discount Notes—Related Parties

        In January 2001, Merrill Communications LLC issued senior discount notes with an aggregate principal balance of $23.5 million to our major shareholder and to our chief executive officer in exchange for $9.1 million in cash. The senior discount notes bore interest at 14.0%, compounded semi-annually, with principal and interest scheduled to be due and payable in January 2008. In connection with our August 2002 debt restructuring, the senior discount notes were exchanged for new senior discount notes, and Merrill Communications issued additional new senior discount notes to our major shareholder for $18.5 million in cash. The new senior discount notes bore interest at 13.0%, compounded semi-annually, with accrued interest added to the principal balance. These senior discount notes were scheduled to mature in January 2008 with an aggregate principal balance of $59.0 million. At our option, the notes could be redeemed prior to January 2007 at a premium. As part of the Senior Credit Facility refinancing in July 2004, the then outstanding $38.2 million balance of the senior discount notes was repaid in full. All early redemption premiums were waved by the holders.

Debt Restructuring

        We failed to meet our financial covenants under our old senior credit facility beginning with our third quarter ended October 31, 2000 and continuing through July 31, 2002. In addition, in 2001 and 2002, we did not make certain required semi-annual interest payments on our senior subordinated notes and were in default under these notes as well. As a result of the successful completion of our debt restructuring in August 2002, past defaults under our old senior credit facility and senior subordinated notes were waived. Significant financial terms of the restructuring plan were as follows:

  •
  Our major shareholder loaned us $18.5 million, in the form of 13.0% senior discount notes. Also, the existing 14.0% senior discount notes were exchanged for 13.0% senior discount notes.

  •
  We paid $20.0 million of principal to the old senior credit facility lenders, who agreed to reset covenant levels. We also accelerated the maturity of the senior credit facility to June 1, 2005, and paid amendment fees of approximately $2.2 million in consideration for the fourth amendment to the senior credit facility.

  •
  We paid $8.1 million in cash, representing one past due semi-annual interest payment, to the senior subordinated noteholders, and issued additional notes representing one past due semi-annual interest payment of $8.1 million and default interest on past due coupon payments of $2.4 million. Also, the old senior subordinated notes were exchanged for new class A and class B senior subordinated notes.

  •
  Terms of the redeemable preferred stock were amended to eliminate all future dividends.

        During fiscal year 2003, we recorded $5.3 million as charges to operations for legal and financial fees that related to the debt restructuring efforts.

6. Leases

        We lease an office and production facility and the associated land and equipment under capital leases that terminate at various dates through May 28, 2008. A summary of property, plant and equipment under capital leases is as follows:

	As of January 31,
	2004	2005
	(dollars in thousands)
Land	$333	$333
Buildings	2,439	2,439
Equipment	4,217	4,770
Less accumulated amortization	(3,422)	(4,515)

	$3,567	$3,027

        We also lease office space and equipment under non-cancelable operating leases, which expire at various dates through October 31, 2014. Rental expense charged to operations was

$25.2 million, $25.1 million and $26.7 million for the years ended January 31, 2003, 2004 and 2005, respectively.

        Future minimum rental commitments under non-cancelable leases at January 31, 2005 are as follows:

	Capital leases	Operating leases
	(dollars in thousands)
For the year ended January 31,
2006	$1,308	$21,944
2007	900	16,907
2008	716	12,345
2009	81	8,383
2010	—	6,176
Thereafter	—	8,763

Total	3,005	$74,518

Less imputed interest	(910)

Present value of minimum lease payments	2,095
Less current maturities of capital lease obligations	(945)

Capital lease obligations, net of current maturities	$1,150

7. Income Taxes

      Our income (loss) before income taxes is as follows:

	For the Years Ended January 31,
	2003	2004	2005
	(dollars in thousands)
Domestic	$8,829	$20,924	$43,509
Foreign	(4,050)	(2,101)	(2,445)

Total income before income taxes	$4,779	$18,823	$41,064

        Components of the provision for income taxes are as follows:

	For the Years Ended January 31,
	2003	2004	2005
	(dollars in thousands)
Current
Federal	$(2,900)	$(393)	$9,700
State	500	900	4,630
Foreign	(600)	—	—

Total	(3,000)	507	14,330

Deferred
Federal	4,625	8,475	4,905
State	660	1,210	(260)
Foreign	1,115	210	730

Total	6,400	9,895	5,375

Provision for income taxes	$3,400	$10,402	$19,705

        Temporary differences comprising the net deferred tax asset recognized in the accompanying Consolidated Balance Sheets consist of the following:

	As of January 31,
	2004	2005
	(dollars in thousands)
Deferred tax assets
Deferred compensation and benefits	$4,422	$6,166
Foreign net operating loss carryforwards	5,043	5,820
Accruals and other reserves	2,613	3,624
Allowance for doubtful accounts	2,928	1,536
Deferred financing costs	1,674	1,322
Property, plant and equipment	2,844	618
Other	1,475	1,064

	20,999	20,150

Deferred tax liabilities
Goodwill	(4,543)	(7,069)
Other	(1,329)	(2,158)

	(5,872)	(9,227)

Net deferred tax assets before valuation allowance	15,127	10,923
Less valuation allowance	(5,322)	(6,543)

Net deferred tax assets	$9,805	$4,380

        Significant differences between income taxes for financial reporting purposes and income taxes calculated using the U.S. federal statutory tax rate consist of the following:

	For the Years Ended January 31,
	2003	2004	2005
	(dollars in thousands)
Provision for federal income taxes at the statutory rate	$1,673	$6,588	$14,372
State income taxes, net of federal benefit	845	907	2,750
Non-deductible business meeting and entertainment expenses	1,456	1,324	1,432
Change in valuation allowance	1,920	1,045	1,221
Interest on shareholder notes receivable	502	284	190
Reversal of accrual for income tax contingency	(2,000)	—	(675)
Other	(996)	254	415

	$3,400	$10,402	$19,705

        At January 31, 2005, we had approximately $16.9 million of foreign net operating loss carryforwards, of which a significant portion do not expire. We established a valuation allowance of approximately $6.5 million at January 31, 2005 primarily for our foreign net operating loss carryforwards and our domestic capital loss carryforwards. We believe the realizability of all other net deferred tax assets is more likely than not and accordingly have not established any valuation allowance for these items. The change in the valuation allowance in fiscal years 2003, 2004 and 2005 relates primarily to additional foreign net operating loss carryforwards generated each year.

        Our consolidated federal income tax returns have been examined by the Internal Revenue Service (IRS) through fiscal year 2002. In March 2005, the IRS completed its audits of our fiscal years 2001 and 2002 federal income tax returns. In August 2002, the IRS completed its audits of our fiscal years 1999 and 2000 returns. As a result of the formal resolution of these examinations, we reduced amounts accrued for income taxes payable and the provision for income taxes by $2.0 million and $0.7 million during fiscal years 2003 and 2005, respectively. We believe any additional taxes, which may ultimately result from any federal, state or local agencies' audits, will not be material to our financial position, results of operations or cash flows.

8. Restructuring Costs

        During the first two quarters of fiscal year 2003, we committed to a restructuring program to decrease employee headcount, due in part to operation closures, technology improvements and decreased sales volume. This reduction in work force resulted in the termination of 97 employees crossing all business units, but was concentrated in the Specialty Communications Services reportable segment. Substantially all of these employees were terminated prior to January 31, 2003. As a result, we recorded approximately $0.9 million of employee related restructuring expense during fiscal year 2003. All severance amounts were paid prior to January 31, 2004.

9. Litigation

        We are the subject of various pending or threatened legal actions in the ordinary course of business. All such matters are subject to many uncertainties and outcomes that are not predictable with assurance. However, management believes that the final disposition of these matters will not be material to our financial position, results of operations or cash flows.

10. Defined Contribution Plan and Long-Term Incentive Units

        We sponsor a 401(k) savings plan. Under the plan, our contributions are based on 3.0% of eligible employee compensation and a 100.0% matching contribution up to a maximum of the first 4.0% of a participant's 401(k) contribution to the plan. Substantially all of our employees are covered by the plan. Our contribution expense for our 401(k) savings plan was $9.6 million, $9.7 million and $10.7 million for the years ended January 31, 2003, 2004 and 2005, respectively.

        On December 31, 2002, the 2003 long-term incentive plan was adopted to provide certain employees opportunities to receive additional compensation and benefit from the growth of the company and its subsidiaries. During the fourth quarter of fiscal year 2003, 72,880 of previously granted stock options were cancelled and the holders were issued one long-term incentive unit on a one-for-one basis together with a cash payment of $0.25 per option cancelled. This cash payment was recorded to compensation expense in fiscal year 2003.

        Under the plan, our board of directors may grant "potential units" (as defined in the plan) to employees from time to time with terms and conditions established pursuant to the plan. Potential units become "earned units" (as defined in the plan) based upon vesting terms established at the time of the grant. The amount payable to a participant employee shall be determined upon the earlier of a liquidation event (as defined in the plan), April 1, 2009 or at the discretion of our board of directors. The amount payable to the participant employee in either case is the excess of the value of each earned unit (as defined in the plan) over the base amount for each earned unit, as set by the board of directors at the time the potential unit was granted. The maximum number of potential units to be granted under the plan is 110,000. As of January 31, 2005, there were 68,872 potential units outstanding, all with base amounts of $19.00 per unit.

        A Second 2003 long-term incentive plan (the second plan), with terms similar to the plan described above, was adopted on December 1, 2003, and 75,000 potential units were immediately granted, all with base amounts of $6.30 per unit. The amount payable to a participant employee shall be determined upon the earlier of a liquidation event (as defined in the second plan), December 1, 2009 or at the discretion of our board of directors. The maximum number of potential units to be granted under the second plan is 75,000. As of January 31, 2005, 70,000 potential units remained outstanding.

        Both of these plans are accounted for using a variable accounting model. Compensation expense is recorded over the vesting period whenever the formula value (as defined in the plans) exceeds the base amount of the units awarded. As such, the amount of compensation expense to be recorded in fiscal year 2006 and thereafter may vary significantly. The amount of compensation expense was nominal in fiscal year 2003 and zero in fiscal year 2004. Total compensation expense of $0.9 million for the two plans was recorded in fiscal year 2005.

11. Equity Instruments

Common Stock

        The holders of common stock are entitled to one vote for each share on all matters voted upon by the shareholders and may not cumulate votes for the election of directors. Subject to the preferential rights of the class B common stock and preferred stock, any shares of common stock outstanding will be entitled to participate equally in any distribution of net assets made to the shareholders in liquidation of our company and will be entitled to participate equally in dividends when declared by the board of directors. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of common stock.

Class B Common Stock

        The class B common stock is identical in all respects to the common stock and has equal rights and privileges, except for the put feature of certain class B common stock (see below) and that the class B common stock, with respect to rights on liquidation, winding up or dissolution of our company, ranks prior to the common stock. Subject to the preferential rights of the preferred stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of outstanding shares of class B common stock are entitled to receive out of our assets available for distribution to shareholders, before any distribution of assets to holders of common stock, an amount equal to $1.00 per share of class B common stock. After such payment, the holders of common stock and class B common stock will share on a pro rata basis in any distribution of our assets, subject to the preferential rights of the preferred stock.

        In December 1999, our board of directors and shareholders adopted the direct investment plan, which reserved 1,459,091 shares of our class B common stock for issuance to certain of our employees, non-employee directors, consultants and independent contractors. Of the 1,459,091 shares, 227,272 shares were designated as reinvestment shares and 1,231,819 shares were designated as coinvestment shares. Reinvestment shares represent the shares of our class B common stock that can be purchased by participants with their own funds. Coinvestment shares represent the shares of our class B common stock that can be purchased by participants, for which we lend the participants up to 65% of the total purchase price. As a condition to us making a loan, all of a participant's coinvestment shares must be pledged as collateral for the loan. Under the original plan, all loans were non-recourse promissory notes bearing interest at 8.0%. While interest on a particular loan accrues, the participant is not required to pay any interest during the term of the note. The principal and accrued interest balances are scheduled to be due on the earlier of certain events or eight years from the acquisition date. Coinvestment shares were immediately vested for 35% of the shares, with the remaining shares vesting in three equal installments three, four and five years from the acquisition date. We have the right to repurchase all or any portion of the participant's shares upon their termination, death, disability or resignation. The repurchase price per share varies depending on whether the share is vested and whether the participant was terminated for cause; however, in no event will the repurchase price be greater than fair value. The fair value will be determined by the compensation committee of the board of directors and will be based on a specific formula or such other value the compensation committee determines appropriate. Upon termination without cause, death, disability or resignation, the participant has the right to put all or any portion of their reinvestment shares and vested coinvestment shares to us at fair value.

        During fiscal year 2001, 155,694 reinvestment shares and 1,097,053 coinvestment shares were sold to employees under the direct investment plan for $21.00 to $22.00 per share, which was the estimated fair value of the class B common stock at the time. In addition to the shares sold under the direct investment plan, we sold 104,000 shares of class B common stock to an executive in fiscal year 2001 at $22.00 per share, and we funded the entire purchase price with a non-recourse note (the executive shares). The terms of the executive shares were similar to the terms of the coinvestment shares, as described above, with two exceptions related to vesting and the put option on the shares. None of the executive shares was immediately vested. Instead, all of the shares vest in three equal installments three, four and five years from the acquisition date. Upon termination without cause, death, disability or resignation, all vested and unvested shares can be put to us at a price that will, in no event, be greater than fair value. At January 31, 2005, 150,969 reinvestment shares, 1,051,838 coinvestment shares and the 104,000 executive shares remained outstanding.

        For accounting purposes, the reinvestment shares purchased under the direct investment plan are considered fixed. Because we funded 65% of the purchase price of the coinvestment shares and 100% of the purchase price of the executive shares with non-recourse notes, these shares are being accounted for as stock options, with the cash portion of each coinvestment share's purchase price considered a prepayment of the option's "exercise price." In accordance with EITF Issue No. 95-16, "Accounting for Stock Compensation with Employer Loan Features Under APB Opinion No. 25," the interest due on the non-recourse notes is considered part of the share purchase price, and because the notes are prepayable, the ultimate purchase price is not known until the notes are settled. Therefore, the coinvestment shares and the executive shares are considered variable, and compensation expense will be recorded to the extent the shares have intrinsic value (the excess of the fair value over the "exercise price").

        All shares purchased under the direct investment plan and the executive shares are considered "mandatorily redeemable securities" because of the holders' rights to put their shares to us upon termination without cause, death, disability or resignation. As a result of this put arrangement, our net obligation to holders of class B common stock purchased under the direct investment plan and the holder of the executive shares was $0.5 million and $5.6 million as of January 31, 2004 and 2005, respectively. These amounts are reported as puttable class B common stock on our Consolidated Balance Sheets.

        In April 2003, our board of directors passed a resolution to change the terms of the direct investment plan and the executive shares, as follows. On an individual basis, a bonus will be paid in an amount equal to the outstanding principal and interest balances on the non-recourse notes grossed-up for the impact of estimated personal income taxes resulting from the bonus on April 15, 2008. If all of the following conditions are met:

  •
  The individual remains an employee on April 15, 2008.

  •
  Our EBITDA for fiscal year 2008 is at least $85 million or our cumulative EBITDA for fiscal years 2005 through 2008 is at least $372 million.

  •
  Forgiveness of the notes and payment of the cash bonuses does not cause any defaults under existing debt agreements.

        If the first two conditions are met, but the third is not, the note forgiveness and bonus payments will be made to the maximum extent possible so as to not trigger defaults, with the remaining note forgiveness and bonus payments made in the earliest subsequent period that the third condition is met. In addition, the interest rate on significantly all outstanding notes was reduced from 8.0% to 2.97%.

        For accounting purposes, any forgiveness of the notes and interest receivable will be considered reductions of the "exercise price" of the options. Because the forgiveness of the notes is contingent on certain conditions, as described above, at January 31, 2005, the "exercise price" of the options continues to be the full purchase price ($21.00 to $22.00 per share) plus accrued interest until the actual forgiveness occurs or otherwise becomes probable. The deemed fair value of our class B common stock at January 31, 2005 does not exceed the "exercise price," and as such, no compensation expense has been recognized related to the direct investment plan and the executive shares. Compensation expense will be recorded in the future to the extent the fair value of the class B common stock exceeds the "exercise price." Forgiveness of the notes and payment of cash bonuses to cover individuals' personal tax liabilities, if any, will be recorded as compensation in the period the forgiveness occurs.

Redeemable Preferred Stock

        Prior to August 14, 2002, each share of preferred stock was entitled to cumulative, quarterly dividends at a compound rate of 14.5% and a liquidation preference of $80.00 plus accrued dividends. In connection with the August 2002 debt restructuring discussed in Note 5, the terms of the redeemable preferred stock were amended to eliminate all future dividends. Effective August 14, 2002, each share of preferred stock is entitled to a liquidation preference of $117.72 per share. The preferred stock is subject to redemption at our option at $118.90 per share at any time, and is subject to mandatory redemption (subject to the legal availability of funds) (i) in whole on November 15, 2011, at $117.72 per share; and (ii) upon a change in control (as defined in the certificate of designation) at a price of $118.90 per share. We accreted $4.2 million of redeemable preferred stock dividends during fiscal year 2003.

        Shares of preferred stock are non-voting, except that the holders of a majority of the outstanding shares of preferred stock, together with the holders of any parity securities, voting as a single class, will be entitled to elect two additional directors under certain circumstances. The certificate of designation of the preferred stock includes a limitation on transactions that the Company may engage in with its affiliates, which is identical to the covenant provided to the holders of the senior subordinated notes, and a limitation on restricted payments that, in addition to the protections offered to the holders of the senior subordinated notes, prohibits the Company from making certain additional payments, such as dividends, to its common stockholders, for so long as the preferred stock is outstanding.

        In connection with the August 2002 modification of the preferred stock terms, we granted the holders of the preferred stock the right to receive approximately 189,000 warrants upon certain triggering events if the minimum equity value, as defined in the agreement, exceeds

$15.00 per share of our class B common stock and an additional 189,000 warrants upon certain triggering events if the minimum equity value exceeds $22.00 per share of our class B common stock.

        As discussed in Note 1, effective February 1, 2005 we will begin reporting the fair value of redeemable preferred stock as a liability.

Warrants

        Together with the original issuance of preferred stock, we issued warrants to purchase 344,263 shares of our class B common stock. Each warrant entitles the holder to purchase one share of our class B common stock at an exercise price of $0.01 per share, subject to anti-dilution provisions. The warrants expire if not exercised prior to November 15, 2011. For accounting purposes, $5.5 million of the proceeds of the preferred stock offering was allocated to the estimated value of the warrants and was classified as additional paid-in capital on our Consolidated Balance Sheet. This value was determined using the Black-Scholes option pricing model. As part of the August 2002 restructuring of our debt, holders of our preferred stock are entitled to receive 189,101 series C warrants and 189,101 series D warrants if there is a "triggering event" and if the "current value" (both terms as defined in the preferred stockholders agreement) of our class B common stock, on a fully diluted basis, exceeds (a) $15.00 per share, in the case of the series C warrants, and (b) $22.00 per share, in the case of the series D warrants. Unless exercised, the series C warrants and series D warrants automatically expire on August 8, 2012. Each series C warrant and series D warrant entitles the holder to purchase one share of our class B common stock at an exercise price of $0.01 per share, subject to anti-dilution provisions. As of January 31, 2005, there has been no triggering event to initiate the issuance of these series C and series D warrants.

        Together with the issuance of the original senior subordinated notes, we issued warrants to purchase 172,182 shares of our class B common stock (of which warrants to purchase 6,149 shares of class B common stock are held by us). Each warrant entitles the holder to purchase 1.22987 shares of our class B common stock at an exercise price of $22.00 per share subject to adjustment in certain circumstances. The warrants became exercisable on or after November 1, 2001 and expire May 1, 2009. For accounting purposes, $1.7 million of the proceeds of the issuance of the original senior subordinated notes was allocated to the estimated fair value of the warrants and was classified as additional paid-in capital on our Consolidated Balance Sheet. This value was determined using the Black-Scholes option pricing model.

        In conjunction with the issuance of class A and class B senior subordinated notes, we issued series A warrants to purchase 245,500 shares of our class B common stock. Each warrant entitles the holder to purchase one share of our class B common stock at an exercise price of $0.01 per share, subject to anti-dilution provisions. The warrants are exercisable prior to May 1, 2009. These warrants were determined to have nominal value for accounting purposes, using a Black-Scholes option pricing model. We and our existing holders of class B common stock have the right, exercisable until August 9, 2005, to purchase the series A warrants and any shares of class B common stock issuable upon their exercise, at a price

(subject to adjustment) of $15.27 per series A warrant and $15.28 per share of class B common stock.

Stock Options

        The 1999 stock option plan was adopted by the board of directors and shareholders in December 1999, and it presently reserves 1,225,000 shares of class B common stock for granting incentive and non-statutory stock options to employees, non-employee directors, consultants, and independent contractors. The option plan will terminate on December 19, 2009, unless our board of directors and shareholders decide to terminate it earlier.

        Substantially all options granted thus far under the plan have been to employees and have had a term of ten years. We granted 575,000 options in December 2003 that had intrinsic value as of the date of grant. All other options outstanding did not have intrinsic value as of the date of grant. For each option grant under the plan, 50% of the recipients' options have fixed vesting schedules over five to six year periods and are considered fixed awards. For the fixed-award portion of the December 2003 option grant, approximately $1.7 million in stock-based compensation expense will be recorded over the vesting period from fiscal year 2005 through 2009, with approximately $1.1 million remaining to be recorded as of January 31, 2005. Approximately 485,000 options vest eight years from the grant date, with accelerated vesting if we meet certain targets outlined in the option agreements, generally related to EBITDA performance or attaining an entity valuation based on a formula driven calculation. Because the predefined eight year vesting period is substantially longer than the vesting period of our other options, it is not considered substantive for accounting purposes. As a result, these options are considered variable awards. As such, the amount of stock-based compensation expense to be recorded in fiscal year 2006 and thereafter may vary significantly. The remaining 174,600 of the options vest only if there is a liquidating event at a certain per share price, as defined in the agreement. Stock-based compensation expense resulting from options during the years ended January 31, 2004 and 2005 was approximately $0.4 million and $1.8 million, respectively. No stock-based compensation expense was recorded during the year ended January 31, 2003.

        A summary of selected information regarding all stock options for the three years ended January 31, 2005 follows:

	Number of shares	Exercise price per share	Weighted average exercise price per share
Balance, January 31, 2002	593,945	$22.00	$22.00
Cancelled	(91,520)	22.00	22.00

Balance, January 31, 2003	502,425	22.00	22.00
Granted	575,000	6.30	6.30
Cancelled	(9,119)	22.00	22.00

Balance, January 31, 2004	1,068,306	6.30 - 22.00	13.55
Granted	101,500	17.04 - 22.00	20.05
Cancelled	(26,239)	6.30 - 22.00	12.99

Balance, January 31, 2005	1,143,567	$6.30 - 22.00	$14.14

Options exercisable, January 31, 2003	32,359	$22.00	$22.00
Options exercisable, January 31, 2004	68,272	22.00	22.00
Options exercisable, January 31, 2005	170,364	6.30 - 22.00	16.72

        A summary of options outstanding at January 31, 2005 follows:

Exercise price per share	Number outstanding	Weighted average remaining contractual life in years	Number Exercisable
$ 6.30	559,950	8.8	57,300
$17.04	40,000	9.2	—
$22.00	543,617	5.6	113,064

	1,143,567	7.3	170,364

        No options were granted during fiscal year 2003. The weighted average grant date fair value of options granted during fiscal years 2004 and 2005 was $7.97 and $6.90, respectively. All options granted in fiscal year 2004 have exercise prices that were less than the fair value of our class B common stock on the grant date. All options granted in fiscal year 2005 have exercise prices that exceeded the fair value of our class B common stock on the grant date. The weighted average grant date fair values of options were calculated by using the fair value of each option grant, utilizing the Black-Scholes option pricing model and the following key assumptions:

	For the Years Ended January 31,
	2004	2005
Risk free interest rate	3.2% - 3.7%	3.6% - 4.1%
Expected life	6-8 years	6-8 years
Expected volatility	35.0%	35.0%
Expected dividend yield	0.0%	0.0%

12. Segment and Related Information

      Our business units have been aggregated into two reportable segments, Specialty Communication Services and Document Services.

        Specialty Communication Services    This segment consists of four business units, Financial Document Services, Strategic Communication Services, Realty Services and Integrated Operations Group. This segment provides our financial, investment company, corporate and real estate clients with information technology based solutions for the production and distribution of transactional financial documents, marketing materials, compliance documents and branded promotional materials. The principal markets for this segment include major metropolitan centers in North America, Europe, Latin America and the Far East.

        Document Services    Document Management Services is the sole business unit reported in this segment. It provides law firms, corporate legal departments, investment banks and other professional services firms with information management products and services designed to enhance productivity and reduce costs. This business segment provides a total outsourcing solution to our clients' information management needs, including providing all of the staff, technology and equipment necessary to manage the varying levels of demand associated with this function. These Merrill-managed facilities provide clients with a broad range of value added document services, including litigation copying and support, document imaging, electronic document storage and retrieval, binding and post-production shipping. The principal markets for this segment are major metropolitan areas in North America.

        The accounting policies of the reportable segments are the same as those described in Note 1. We evaluate the performance of our operating segments based on net revenue and operating income (loss), among other operating measures of the respective business units. Intersegment sales and transfers are not significant.

        Summarized financial information concerning our reportable segments is shown in the following table. The "Other" column includes corporate related items and, as it relates to operating income (loss), income and expenses not allocated to reportable segments.

	Specialty Communication Services	Document Services	Other	Total
	(dollars in thousands)
2003
Net revenue	$457,507	$124,064	$—	$581,571
Operating income (loss)	36,179	7,768	(21)	43,926
Purchase of property, plant and equipment	4,177	6,828	2,338	13,343
Depreciation and amortization	8,905	2,119	4,014	15,038
Total assets	194,545	49,483	64,131	308,159
2004
Net revenue	$465,164	$131,051	$—	$596,215
Operating income (loss)	47,778	5,043	(896)	51,925
Purchase of property, plant and equipment	8,178	4,738	974	13,890
Depreciation and amortization	10,940	3,908	241	15,089
Total assets	210,288	50,624	50,797	311,709
2005
Net revenue	$562,608	$135,285	$—	$697,893
Operating income (loss)	68,334	1,314	(232)	69,416
Purchase of property, plant and equipment	9,188	3,413	3,425	16,026
Depreciation and amortization	10,565	4,305	279	15,149
Total assets	253,813	47,594	25,882	327,289

        The reconciliation of total segment income to consolidated income before income taxes and minority interest:

	Year Ended January 31,
	2003	2004	2005
	(dollars in thousands)
Total segment operating income	$43,926	$51,925	$69,416
Interest expense	39,242	34,981	30,543
Other income, net	(95)	1,879	2,191

Income before income taxes and minority interest	$4,779	$18,823	$41,064

        Summarized financial information by geographic area is shown in the following table:

	United States	Foreign	Total
	(dollars in thousands)
2003
Net revenue	$556,661	$24,910	$581,571
Long-lived assets	55,796	2,178	57,974
2004
Net revenue	$566,047	$30,168	$596,215
Long-lived assets	57,458	1,428	58,886
2005
Net revenue	$652,330	$45,563	$697,893
Long-lived assets	63,753	1,028	64,781

13. Supplemental Cash Flow Disclosure

      We accreted the value of redeemable preferred stock by $4.4 million, $0.2 million and $0.3 million for fiscal years 2003, 2004 and 2005, respectively. The dividends on our redeemable preferred stock were eliminated in connection with the August 2002 restructuring of our debt. We acquired $1.3 million and $0.8 million of property, plant and equipment through capital leases in fiscal years 2003 and 2004, respectively. As part of our August 2002 debt restructuring, we capitalized approximately $10.5 million of past due interest on the senior subordinated notes. For fiscal years 2003, 2004, and 2005, the amount of capitalized interest on senior discount notes was $2.7 million, $4.2 million and $2.4 million, respectively.

14. Quarterly Data (unaudited)

        The following is a summary of unaudited quarterly data for the years ended January 31, 2004 and 2005:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(dollars in thousands, except per share data)
2004
Revenue	$153,861	$153,337	$144,229	$144,788	$596,215
Gross profit	49,632	46,640	41,744	46,416	184,432
Net income	3,568	2,665	1,453	717	8,403
Net income available to common shareholders	$3,511	$2,606	$1,391	$652	$8,160
Income available to Class B common shareholders per Class B common share:
Basic	$0.67	$0.50	$0.26	$0.12	$1.55
Diluted	$0.60	$0.44	$0.24	$0.11	$1.39
2005
Revenue	$189,419	$179,523	$162,229	$166,722	$697,893
Gross profit	69,944	60,424	54,380	50,735	235,483
Net income	11,231	4,133	4,144	1,862	21,370
Net income available to Class B common shareholders	$11,163	$4,062	$4,070	$1,784	$21,079
Income available to Class B common shareholders per Class B common share:
Basic	$2.12	$0.77	$0.77	$0.34	$4.00
Diluted	$1.85	$0.67	$0.68	$0.29	$3.49

15. Subsequent Event

      On February 28, 2005, we acquired all of the outstanding stock of P.H. Brink International Corporation for $14.2 million in cash. The stock purchase agreement also requires us to pay up to $5.0 million of additional cash to the former shareholders if revenues exceed certain amounts, as defined in the stock purchase agreement. P.H. Brink International Corporation provides translation services, and is complementary to our current translation business, which is part of our Specialty Communication Services reportable segment. The purchase price will be allocated to the acquired assets and liabilities based upon their relative fair values, with the residual purchase price in excess of these fair values, if any, allocated to goodwill. We have not yet completed the final purchase price allocation. The operating results from the acquired assets will be reflected in our consolidated operating results beginning March 1, 2005.

Merrill Corporation

Unaudited Consolidated Financial Statements

Merrill Corporation

Consolidated Balance Sheets

(dollars in thousands, except per share amounts)

(Unaudited)

	January 31, 2005	October 31, 2005
Assets
Current assets
Cash and cash equivalents	$12,269	$6,009
Trade receivables, less allowance for doubtful accounts of $3,853 and $4,670, respectively	104,681	131,402
Work in process inventories	15,764	18,112
Other inventories	9,530	12,879
Other current assets	15,812	22,716

Total current assets	158,056	191,118
Property, plant and equipment, net	55,505	58,830
Goodwill	77,906	86,050
Other assets	35,822	38,515

Total assets	$327,289	$374,513

Liabilities, minority interest, redeemable preferred stock, puttable class B common stock and shareholders' deficit
Current liabilities
Debt obligations	$1,570	$1,570
Capital lease obligations	945	945
Accounts payable	35,601	39,812
Accrued expenses	53,467	57,547

Total current liabilities	91,583	99,874
Debt obligations, less current obligations	300,002	308,270
Capital lease obligations, less current obligations	1,150	1,175
Redeemable preferred stock (Note 2)	—	24,701
Other liabilities	11,024	26,842

Total liabilities	403,759	460,862
Commitments and contingencies
Minority interest	343	—
Redeemable preferred stock (Note 2)	54,465	—
Puttable class B common stock	5,564	60,993
Shareholders' deficit
Common stock, $.01 par value, 25,000,000 shares authorized; no shares issued or outstanding	—	—
Class B common stock, $.01 par value, 10,000,000 shares authorized; 5,240,443 and 5,234,833 shares issued and outstanding	52	52
Additional paid-in capital	104,208	98,438
Notes and interest receivable	(22,283)	(22,622)
Accumulated other comprehensive income (loss)	310	(591)
Accumulated deficit	(219,129)	(222,619)

Total shareholders' deficit	(136,842)	(147,342)

Total liabilities, minority interest, redeemable preferred stock, puttable class B common stock and shareholders' deficit	$327,289	$374,513

Merrill Corporation

Consolidated Statement of Operations

(dollars in thousands except share and per share data)

(Unaudited)

	For the Nine Months Ended October 31,
	2004	2005
Net revenue	$531,171	$603,159
Cost of revenue	346,423	390,484

Gross profit	184,748	212,675
Selling, general and administrative expenses	124,906	202,106

Operating income (loss)	59,842	10,569
Interest expense	23,516	25,623
Other income, net	(931)	(1,963)

Income (loss) before income taxes	37,257	(13,091)
Provision (benefit) for income taxes	17,762	9,017

Income (loss) before minority interest and cumulative effect of change in accounting principle	19,495	(22,108)
Minority interest	(13)	1

Income (loss) before cumulative effect of change in accounting principle, net of income taxes	19,508	(22,109)

Cumulative effect of change in accounting principle, net of income tax	—	18,619

Net income (loss)	19,508	(3,490)

Accretion of preferred stock	(214)	—

Net income (loss) available to common shareholders	$19,294	$(3,490)

Basic per Class B common share:
Income (loss) before cumulative effect of change in accounting principle, net of income tax		$(4.22)
Cumulative effect of change in accounting principle, net of income tax		3.55

Net income (loss) available to common shareholders	$3.66	$(0.67)

Diluted per Class B common share:
Income (loss) available to common shareholders before cumulative effect of change in accounting principle, net of income tax		$(4.22)
Cumulative effect of change in accounting principle, net of income tax		3.55

Net income (loss) available to common shareholders	$3.20	$(0.67)

Unaudited pro forma net (loss) income available to Class B common shareholders per share (Note 7):
Diluted		$(0.67)

Pro forma amounts assuming the change in accounting principle is applied retroactively:
Net income (loss) available to common shareholders	$17,834	$(22,109)

Pro forma amounts assuming the change in accounting principle is applied retroactively:
Income (loss) available to common shareholders per Class B common share:
Basic	$3.38	$(4.22)
Diluted	$2.96	$(4.22)
Weighted average number of shares outstanding:
Basic	5,272,713	5,237,825
Diluted	6,022,570	5,237,825

Merrill Corporation

Consolidated Statements of Cash Flows

(dollars in thousands)

(Unaudited)

	For the Nine Months Ended October 31,
	2004	2005
Operating activities:
Net income (loss)	$19,508	$(3,490)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,737	12,061
Amortization of intangible and other assets	78	3,036
Cumulative effect of change in accounting principle, net of income tax	—	(18,619)
Provision for losses on trade receivables	1,631	976
Non-cash interest expense and amortization of deferred financing costs	4,140	3,958
Minority interest in (loss) earnings of subsidiary	(13)	1
Stock-based compensation	563	53,118
Other, net	1,057	36
Changes in operating assets and liabilities, net of effect from business acquisitions:
Trade receivables	(19,317)	(27,850)
Work in process inventories	(1,249)	(2,399)
Other inventories	(685)	(3,350)
Other current assets	(881)	91
Accounts payable	3,541	3,613
Accrued expenses and other liabilities	17,077	(2,983)

Net cash provided by operating activities	36,187	18,199
Investing activities:
Purchase of property, plant and equipment	(10,527)	(15,094)
Proceeds from disposal of property, plant and equipment	85	7
Business acquisitions, net of cash acquired	(10,810)	(14,060)
Other investing activities	(1,275)	(345)

Net cash used in investing activities	(22,527)	(29,492)
Financing activities:
Borrowings on revolving credit facility	5,000	205,200
Payments on revolving credit facility	(5,000)	(196,200)
Proceeds from issuance of debt	160,000	—
Principal payments on debt and capital lease obligations	(190,062)	(1,294)
Debt issuance costs	(3,207)	—
Repurchase of Series A warrants	—	(3,796)

Net cash (used in) provided by financing activities	(33,269)	3,910
Effect of exchange rate changes on cash	(689)	1,123

Decrease in cash and cash equivalents	(20,298)	(6,260)
Cash and cash equivalents, beginning of period	36,428	12,269

Cash and cash equivalents, end of period	$16,130	$6,009

Merrill Corporation

Notes to Unaudited Interim Consolidated Financial Statements

1. Basis of Presentation

        The accompanying unaudited interim consolidated financial statements of Merrill Corporation ("the Company") have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information and with Regulation S-X of the Securities Exchange Act of 1934, as if the Company were subject to Regulation S-X. Certain information, accounting policies and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. Accordingly, they do not include all of the information necessary for a fair statement of results of operations, financial position and cash flows in conformity with GAAP. In the opinion of management, the consolidated financial statements reflect all adjustments, consisting of normal recurring items, considered necessary for a fair statement of our results for the periods presented. Operating results for interim periods are not necessarily indicative of results that may be expected for the fiscal year as a whole. For further information, refer to the audited consolidated financial statements and notes thereto included in our Fiscal Year End January 31, 2005 Financial Report.

2. Change in Accounting Principle—Redeemable Preferred Stock

        Effective February 1, 2005, we changed the accounting for our redeemable preferred stock as prescribed by Statement of Financial Accounting Standard ("SFAS") No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." Prior to adopting SFAS No. 150, we classified our redeemable preferred stock as a "mezzanine" instrument. Upon the adoption of SFAS No. 150, our redeemable preferred stock, as of October 31, 2005, is recorded as a liability on the accompanying consolidated balance sheets. We recorded the cumulative effect of this change in accounting principle prospectively by initially measuring, on the date of adoption, our redeemable preferred stock at fair value using a discounted cash flow approach. The cumulative effect of change in accounting principle, net of income tax, of $18.6 million, as reflected on the accompanying consolidated statements of operations for the nine month period ended October 31, 2005, represents the total gain upon initial adoption of $32.3 million less income taxes of $13.7 million. The $13.7 million of income tax was recorded as a deferred income tax liability and is included in other liabilities on the accompanying consolidated balance sheets as of October 31, 2005. On February 1, 2005, we began accreting the value of our redeemable preferred stock to its liquidation value through periodic charges to interest expense. This accretion will be recorded until the carrying value of the redeemable preferred stock reaches its liquidation value in November 2011 or upon a change in control, as defined, at which time we will be required to redeem all outstanding preferred shares. For the nine months ended October 31, 2005, we recorded interest expense associated with the accretion of approximately $2.5 million. The pro forma amount shown on the consolidated statements of operations reflect the historical results of operations assuming retroactive application of SFAS No. 150, including the related income taxes effect.

        As of January 31, 2005 and October 31, 2005, there were 500,000 shares of our redeemable preferred stock, $0.01 par value, authorized, issued and outstanding with an aggregate liquidation value of $58.9 million.

3. Acquisitions

        On February 28, 2005, we acquired all of the outstanding stock of P.H. Brink International Corporation ("Brink") in exchange for $14.1 million in cash. The stock purchase agreement also requires us to pay up to $5.0 million of additional cash to the former stockholders if certain revenues invoiced during the fiscal year ending January 31, 2006 and collected no later than April 30, 2006 exceed certain milestones, as set forth in the stock purchase agreement. Brink provides a variety of language translation services, and is complementary to our current translation service offerings, which is part of our specialty communications services reportable segment. Effective March 1, 2005, operating results from this business are reflected in our consolidated operating results. We recorded approximately $2.3 million of deferred income tax liabilities which are included in other liabilities on the accompanying consolidated balance sheets, as a result of differences between book and tax bases associated with identifiable intangible assets.

        The following table presents our consolidated results of operations on an unaudited pro forma basis as if the Brink acquisition had taken place on February 1, 2005 (for purposes of the nine months ended October 31, 2005 pro forma disclosure), and as if the Brink acquisition, our September 2004 acquisition of substantially all of the assets of Jim Laffey, Inc., Ken Freeberg, Inc., Webcopies.com LLC, and The Berkshires Homebuyers Guide, Inc. (collectively

"CfRE") and our January 2005 acquisition of Fine Arts, had taken place on February 1, 2004 (for purposes of the nine months ended October 31, 2004 pro forma disclosure).

	Nine Months Ended October 31,
	2004	2005
	(dollars in thousands except per share data)
Net revenue	$558,737	$603,673
Income (loss) before cumulative effect of change in accounting principle, net of income tax	$20,027	$(22,347)
Net income (loss)	$20,027	$(3,728)
Net income (loss) available to common shareholders	$19,813	$(3,728)
Basic per Class B common share:
Income (loss) available to common shareholders before cumulative effect of change in accounting principle, net of income tax		$(4.27)
Cumulative effect of change in accounting principle, net of income tax		$3.55

Net income (loss) available to common shareholders	$3.76	$(0.72)

Diluted per Class B common share:
Income (loss) available to common shareholders before cumulative effect of change in accounting principle, net of income tax		$(4.27)
Cumulative effect of change in accounting principle, net of income tax		3.55

Net income (loss) available to common shareholders	$3.29	$(0.72)

        The unaudited pro forma consolidated results of operations do not necessarily reflect the results that would have occurred had the acquisitions occurred when assumed for purposes of this disclosure, nor are the pro forma consolidated results of operations indicative of the results which may occur in the future.

4. Financing Arrangements

        Debt obligations as of January 31, 2005 and October 31, 2005 consisted of the following:

	January 31, 2005	October 31, 2005
	(dollars in thousands)
2004 Senior credit facility:
Revolving credit facility.	$—	$9,000
Senior credit term B loan	114,440	113,600
Senior discount term loan	44,775	44,438
Senior subordinated notes, net of discount	142,357	142,802

Subtotal	301,572	309,840
Less current obligations	(1,570)	(1,570)

Total long-term obligations	$300,002	$308,270

        Letters of credit outstanding under the revolving credit facility at January 31, 2005 and October 31, 2005 approximated $3.8 million and $5.7 million, respectively. The reserve adjusted LIBOR at October 31, 2004 and 2005 was 1.63% and 4.08%, respectively. The alternative base rate at October 31, 2004 and 2005 was 4.00% and 6.75%, respectively.

5. Stock-Based Compensation

        We account for employee stock-based compensation using the intrinsic value method and make the pro forma disclosures regarding the expensing of the fair value of all option grants pursuant to SFAS No. 123, "Accounting for Stock-Based Compensation." We account for stock-based compensation to non-employees using the fair value method.

        We have stock ownership and option plans that are accounted for as variable plans under APB Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB No. 25") and related pronouncements. Variable awards are those for which the ultimate stock-based compensation expense to be recorded is contingent upon future events and the fair value of the underlying stock at the time those events occur, and may vary significantly over the vesting period. We also use variable-award accounting for the majority of shares of our class B common stock sold under the Direct Investment Plan. For the nine months ended October 31, 2004 and 2005, we recorded $0.6 million and $53.1 million of non-cash stock compensation expense under the intrinsic value method, respectively. Non-cash stock compensation expense is recorded as a component of selling, general and administrative expenses on the accompanying consolidated statement of operations.

        Stock compensation expense recorded in the third quarter of 2005 resulted from a significant increase in the estimated fair value of our class B common stock. This increase in estimate fair value resulted from favorable developments in the operations and the continued diversification of the company's operations.

        The table below illustrates the effect on net income had we recognized the fair value of options granted to employees as compensation expense over the vesting periods in accordance with the provisions of SFAS No. 123. The variable award plans discussed above are not variable plans under SFAS No. 123.

	Nine Months Ended October 31,
	2004	2005
	(dollars in thousands)
Net income (loss), as reported	$19,508	$(3,490)
Accretion of preferred stock	(214)	—

Net income (loss) available to common shareholders, as reported	19,294	(3,490)
Add: Stock-based employee compensation expense included in reported net income, net of income tax	278	48,887
Deduct: Total stock-based employee compensation expense determined under fair value based method, net of income taxes	(1,161)	(884)

Pro forma net income available to common shareholders	$18,411	$44,513

Net income (loss) available to common shareholders
As reported—Basic	$3.66	$(0.67)
As reported—Diluted	$3.20	$(0.67)
Pro-Forma—Basic	$3.49	$8.50
Pro-Forma—Diluted	$3.13	$7.36

6. Income Taxes

      Our effective income tax rate for the nine months ended October 31, 2004 was higher than the federal statutory tax rate of 35.0%. Items contributing to our effective income tax rate exceeding the federal statutory tax rate for the nine months ended October 31, 2004 include the impact of non-deductible business meeting and entertainment expenses, foreign operating losses for which no income tax benefit was recorded and state income taxes.

        Our effective income tax rate for the nine months ended October 31, 2005 was higher than the federal statutory tax rate of 35.0%. The primary cause was the recording of $43.2 million of non-cash stock compensation expense during the nine months ended October 31, 2005 associated with stock ownership plans accounted for as variable plans under APB No. 25 and related pronouncements, that will not be deductible for income tax purposes. Other items contributing to our effective income tax rate exceeding the federal statutory tax rate for the nine months ended October 31, 2005 include the impact of non-deductible business meeting and entertainment expenses, foreign operating losses for which no income tax benefit was recorded and state income taxes.

7. Equity Instruments

        During the nine months ended October 31, 2004 and 2005, additional paid-in-capital increased by approximately $0.6 million and $53.1 million, respectively, as a result of recording non-cash stock compensation for variable award plans accounted for under APB No. 25 and related pronouncements.

        For the nine months ended October 31, 2004, additional paid-in-capital increased and puttable class B common stock decreased $0.1 million as a result of a decrease in the estimated fair value of class B common stock. During the nine months ended October 31, 2005, additional paid-in-capital decreased and puttable class B common stock increased $55.4 million as a result of increase in the estimated fair value of class B common stock.

        Pursuant to terms of a call option, in August 2005, we repurchased all 245,500 of our outstanding series A warrants for cash of approximately $3.8 million.

Earnings Per Share

        Basic earnings per share is based on the weighted-average number of Class B common shares outstanding during the year. Diluted earnings per share is based on the weighted-average number of Class B common shares outstanding during the year, adjusted to give effect to potential common shares such as stock options and warrants.

        The following table reconciles basic weighted average shares outstanding to diluted weighted average shares outstanding.

	For the Nine Months Ended October 31,
	2004	2005
Basic	5,272,713	5,237,825
Dilutive stock options and warrants	749,857	—

Diluted	6,022,570	5,237,825

        Potential dilutive shares of common stock excluded from the diluted net income (loss) per share computations were 690,699 and 1,670,508 for the nine months ended October 31, 2004 and 2005, respectively. Certain potential dilutive shares of common stock were excluded from the diluted earnings per share computation because their exercise prices were greater than the average market price of the common shares during the period and were therefore not dilutive. Potential dilutive shares of common stock were excluded from periods with net loss because they were anti-dilutive.

Unaudited Pro Forma Net Loss Per Share

        In connection with an August 2002 modification of our preferred stock terms, we granted our preferred stockholders the right to receive warrants to purchase up to 378,000 shares of our Class B common stock if certain "triggering events" occurred. In connection with our initial public offering we will experience a "triggering event," as defined, pursuant to which we will be required to issue to our preferred shareholders warrants to purchase 378,000 shares of our Class B common stock. The unaudited pro forma net loss per share excludes these potentially dilutive shares because their effect would be anti-dilutive. We have not separately presented the unaudited pro forma net loss per share for the nine months ended October 31, 2005 because it is the same as our net loss per share.

8. Comprehensive (Loss) Income

        We report accumulated other comprehensive (loss) income as a component of shareholders' deficit. The accumulated other comprehensive loss at January 31, 2005 and October 31, 2005 consisted of foreign currency translation adjustments and unrealized gains on available-for-sale securities. Comprehensive (loss) income for the nine months ended October 31, 2004 and 2005 was as follows:

	Nine Months Ended October 31,
	2004	2005
	(dollars in thousands)
Net income (loss), as reported	$19,508	$(3,490)
Change in cumulative foreign currency translation adjustment.	(133)	(1,021)
Unrealized (losses) gains on available-for-sale securities, net of income taxes	—	120

Comprehensive income (loss)	$19,375	$(4,391)

9. Variable Interest Entity

      In January 2003, we entered into a joint venture arrangement with an independent third party. We currently own a 5.0% membership interest of the joint venture with the independent third party owning the remaining 95.0% membership interest. The joint venture owns a wholly-owned subsidiary located in India, that provides certain composition and electronic document coding services to us. The joint venture bills us for these services. Pursuant to the terms of the joint venture agreement, our membership interest in the joint venture can increase based on the volume of business we direct through the joint venture over a period of time. Our maximum exposure to loss is our initial membership contribution which is insignificant. In accordance with FASB Interpretation No. 46R, we are not the primary beneficiary of this variable interest and accordingly, have not consolidated the operating results of the joint venture with ours. However, if our membership interest in the joint venture increases, we may become the primary beneficiary and we may be required to consolidate the joint venture's operating results with ours.

10. Litigation

        We are the subject of various pending or threatened legal actions in the ordinary course of business. All such matters are subject to many uncertainties and outcomes that are not predictable with assurance. However, management believes that the final disposition of these matters will not be material to our financial position, results of operations or cash flows.

11. Segment Information

        Our business units have been aggregated into two reportable segments, Specialty Communication Services and Document Services.

        Specialty Communication Services    This segment consists of four business units, Financial Document Services, Strategic Communication Services, Realty Services and Integrated Operations Group. This segment provides our financial, investment company, corporate and real estate clients with information technology based solutions for the production and distribution of transactional financial documents, marketing materials, compliance documents and branded promotional materials. The principal markets for this segment include major metropolitan centers in North America, Europe, Latin America and the Far East.

        Document Services    Document Management Services is the sole business unit reported in this segment. It provides law firms, corporate legal departments, investment banks and other professional services firms with information management products and services designed to enhance productivity and reduce costs. This business segment provides a total outsourcing solution to our clients' information management needs, which includes providing all of the staff, technology and equipment necessary to manage the varying levels of demand associated with this function. These Merrill-managed facilities provide clients with a broad range of value added document services, including litigation copying and support, document imaging, electronic document storage and retrieval, binding and post-production shipping. The principal markets for this segment are major metropolitan areas in North America.

        We evaluate the performance of our operating segments based on net revenue and operating income among other operating measures of the respective business units.

        Summarized financial information concerning our reportable segments is shown in the following table. The "Other" column includes corporate related items and income and expenses not allocated to reportable segments. Intersegment sales and transfers are not significant. The proportion of total assets by segment has not changed materially since January 31, 2005.

Nine Months Ended October 31,	Specialty Communication Services	Document Services	Other	Total
	(dollars in thousands)
2004
Net revenue	$430,043	$101,128	$—	$531,171
Operating income (loss)	$59,938	$(96)	$—	$59,842
2005
Net revenue	$486,947	$116,212	$—	$603,159
Operating income (loss)	$31,649	$2,043	$(23,123)	$10,569

        The reconciliation of total segment operating income (loss) to consolidated income (loss) before income taxes, minority interest and cumulative effect of change in accounting principle is as follows:

	Nine Months Ended October 31,
	2004	2005
Total segment operating income (loss)	$59,842	$10,569
Interest expense	23,516	25,623
Other income, net	(931)	(1,963)

Income (loss) before income taxes, minority interest and cumulative effect of change in accounting principle	$37,257	$(13,091)

12. Subsequent Events

      On January 3, 2006, we acquired all of the outstanding stock of WordWave for $157.3 million. The agreement contains a $5.0 million contingent earn-out payment to be made no later than April 30, 2007 if WordWave achieves certain financial objectives for the year ended December 31, 2005 and for our fiscal year 2007, as defined in the Agreement. Also, the agreement allows for a working capital adjustment to purchase price based on December 31, 2005 balances as defined in the Agreement. WordWave is a global provider of court reporting, litigation support, digital recording, transcription and services to law firms, courts, governmental agencies and corporations and complements our existing Document Management Services product offering and service.

        As a result of our acquisition of WordWave, during December 2005 and January 2006, we reorganized our operations and re-aligned our management and financial reporting structure. We expect this reorganization and realignment will change our reporting segments in the fourth quarter of fiscal year 2006.

        In conjunction with our acquisition of Wordwave, on December 22, 2005, we closed on our new $535.0 million senior credit facility and redeemed our 2004 senior subordinated notes. The new senior credit facility consisted of a $60.0 million revolving credit facility, a $320.0 million initial term loan and a $155.0 million delayed draw term loan (collectively, the "term loans"). Amounts borrowed under the revolving credit facility mature on December 22, 2010 and bear interest, at our option, at LIBOR plus a maximum of 2.50% or a base rate plus a maximum of 1.25%, subject to reductions based on a leverage ratio as defined in the agreement. The term loan matures on December 22, 2012, unless we fail to extend the mandatory redemption date of our preferred stock, refinance or otherwise redeem our preferred stock as provided in the credit agreement. The term loan bears interest, at our option, at LIBOR plus a maximum of 2.25% or a base rate plus a maximum of 1.00%, subject to reductions based on a leverage ratio as defined in the agreement. An affiliate of our largest shareholder earned approximately $2.6 million of fees and related expenses for partially underwriting the senior credit facility and holds a $10.0 million revolving credit facility commitment.

        On December 31, 2005, we completed an acquisition that increased our equity ownership of Quebecor Merrill Canada (QMC) from 49.0% to 100.0%. We acquired this additional 51.0% equity interest in QMC for approximately $16.4 million. QMC is a provider of financial transactional and compliance composition and printing services to Canadian issuers.

        In February 2006, we entered into an agreement with our executive officers and certain other employees holding coinvestment shares pursuant to which we paid each of these employees a bonus in an amount equal to the outstanding principal amount under their loan and any accrued but unpaid interest and an additional amount to pay for the estimated federal, state and local income taxes the executive officers and other employees would incur as a result of the receipt of such bonus. The total amount of such bonuses will approximate $18.1 million and will be recorded as a charge to operations in our first fiscal quarter ending April 30, 2006.

        On February 7, 2006, we entered into a five-year fixed interest rate swap arrangement that effectively converted $200.0 million of our new senior credit facility from floating rate debt to fixed-rate debt at 5.03% plus the applicable margin, as defined in the new senior credit facility.

13. New Accounting Pronouncements

        In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment," which revises SFAS No. 123, and supersedes Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Among other items, SFAS No. 123R eliminates the use of the intrinsic value method of accounting, and requires companies to recognize compensation expense for share-based payment awards to employees, based on the grant date fair value of those awards, in the financial statements. The effective date for this standard is the first reporting period beginning after December 15, 2005, which would be our fiscal year beginning February 1, 2006. We have not yet determined which of the adoption methods prescribed by SFAS No. 123R we will elect, nor have we determined the impact of adopting this statement. However, we do expect that adoption of this standard will reduce the volatility of our stock-based compensation expense, because certain instruments accounted for as "variable" under APB No. 25 will not be considered variable under the new standard. In March 2005, the SEC issued SAB No. 107, "Topic 14: Share-Based Payment," which addresses the interaction between SFAS No. 123R and certain SEC rules and regulations and provides views regarding the valuations of shared-based payments arrangements for public companies.

        In November 2004, the FASB issued SFAS No. 151, "Inventory Costs—an amendment of ARB No. 43, Chapter 4." This statement clarifies that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and requires the allocation of fixed production overheads to inventory be based on normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005, which would be our fiscal year beginning February 1, 2006. We have not yet determined the impact of adopting this statement, but we do not anticipate a material impact.

        In September 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections—a replacement of APB No. 20 and SFAS No. 3. SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. SFAS 154 also provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective applicable is impracticable. The correction of an error in previously issued financial statements is not an accounting change. However, the reporting of an error correction involves adjustments to previously issued financial statements similar to those generally applicable to reporting an accounting change retrospectively. Therefore, the reporting of a correction of an error by restating previously issued financial statements is also addressed by SFAS 154. SFAS 154 is required to be adopted in fiscal years beginning after December 15, 2005. Accordingly, we will adopt SFAS 154 in our fiscal year beginning February 1, 2006. Adoption of SFAS 154 is not expected to have a material effect on our financial position, results of operations or cash flows.

WordWave, Inc.

Consolidated Financial Statements

December 31, 2003 and 2004
and September 30, 2004 and 2005 (unaudited)

Report of Independent Auditors

To the Board of Directors and Shareholders of WordWave, Inc.

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of redeemable convertible preferred stock, stockholders' deficit and comprehensive income and of cash flows present fairly, in all material respects, the financial position of WordWave, Inc. and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
April 29, 2005
Boston, Massachusetts

WordWave, Inc.

Consolidated Balance Sheets

	December 31,
			September 30, 2005
	2003	2004
			(unaudited)
	(in thousands, except share data)
Assets
Current assets
Cash	$1,824	$1,606	$1,269
Accounts receivable, net of allowance for doubtful accounts of $1,669 and $1,893 at December 31, 2003 and 2004, respectively, and $2,094 at September 30, 2005 (unaudited)	19,984	21,934	29,121
Deferred income taxes	2,755	1,904	1,904
Other current assets	336	1,211	1,342

Total current assets	24,899	26,655	33,636
Property and equipment, net	2,577	2,962	4,063
Goodwill	62,625	63,059	74,245
Other assets	1,840	1,189	12,626

Total assets	$91,941	$93,865	$124,570

Liabilities, Minority Interest, Redeemable Convertible Preferred Stock and Stockholders' Deficit
Current liabilities
Accounts payable	$5,585	$5,554	$6,404
Accrued expenses	7,719	9,175	9,640
Notes payable	217	217	217
Current portion of term notes	4,053	—	5,750
Obligations under capital leases	91	24	123

Total current liabilities	17,665	14,970	22,134
Revolving line of credit, term notes and notes payable, less current maturities	17,516	16,563	59,289
Senior subordinated notes payable	21,747	22,076	—
Deferred income taxes	3,852	4,671	5,528

Total liabilities	60,780	58,280	86,951
Commitments and contingencies
Minority interest	—	42	—
Preferred stock, 10,000,000 shares authorized
Series A Redeemable Convertible Preferred Stock, $.01 par value; 2,916,666 shares authorized, 2,897,107 shares issued and outstanding (aggregate liquidation and redemption value of $16,799 at December 31, 2004)	15,959	16,799	17,429
Series B Redeemable Convertible Preferred Stock, $.01 par value; 1,818,182 shares authorized, issued and outstanding (aggregate liquidation and redemption value of $15,224 at December 31, 2004)	14,424	15,224	15,824
Series C Redeemable Convertible Preferred Stock, $.01 par value; 903,517 shares authorized and 829,230 shares issued and outstanding (aggregate liquidation and redemption value of $7,620 at December 31, 2004)	7,189	7,620	7,943
Stockholders' deficit
Common stock, $.01 par value; 20,000,000 shares authorized; 4,223,798 and 5,968,798 shares issued and outstanding at at December 31, 2003 and 2004, respectively and 5,612,759 shares issued and outstanding at September 30, 2005 (unaudited)	42	59	57
Notes receivable from stockholders	(83)	(83)	(83)
Accumulated other comprehensive income	1,165	1,587	1,188
Accumulated deficit	(7,535)	(5,663)	(4,739)

Total stockholders' deficit	(6,411)	(4,100)	(3,577)

Total liabilities and stockholders' deficit	$91,941	$93,865	$124,570

The accompanying notes are an integral part of these consolidated financial statements.

WordWave, Inc.

Consolidated Statements of Operations

	Years Ended December 31,		Nine-Month Periods Ended September 30,
	2003	2004	2004	2005
			(unaudited)
	(in thousands)
Net revenues	$102,712	$115,757	$84,595	$94,466
Cost of services (excluding depreciation and amortization)	59,372	66,327	48,851	52,787
Selling, general and administrative expenses (excluding depreciation and amortization)	32,977	36,178	26,457	29,825
Depreciation and amortization of property, equipment and intangibles	1,502	1,355	1,049	1,221

	93,851	103,860	76,357	83,833

Operating income	8,861	11,897	8,238	10,633
Interest expense	5,111	4,888	3,642	2,811
Other expense, net	364	264	36	1,337

Income before income taxes	3,386	6,745	4,560	6,485
(Benefit from) provision for income taxes	(936)	2,785	1,886	2,721

Net income	$4,322	$3,960	$2,674	$3,764

The accompanying notes are an integral part of these consolidated financial statements.

WordWave, Inc.

Consolidated Statements of Redeemable Convertible Preferred Stock, Stockholders' Deficit and Comprehensive Income

Years Ended December 31, 2003 and 2004 and the Nine-Month Period Ended September 30, 2005 (unaudited)

	Series A Redeemable Convertible Preferred Stock		Series B Redeemable Convertible Preferred Stock		Series C Redeemable Convertible Preferred Stock
							Common Stock			Notes Receivable from Stockholders	Accumulated Other Comprehensive Income
									Capital in Excess of Par Value			Accumulated Deficit	Total Stockholders' Deficit
	Shares	Value	Shares	Value	Shares	Value	Shares	Par Value
	(in thousands, except share data)
Balance at December 31, 2002	2,897,107	$15,119	1,818,182	$13,624	829,230	$6,758	4,198,798	$42	$—	$(83)	$154	$(9,811)	$(9,698)
Net income												4,322	4,322
Foreign currency translation adjustment											1,011		1,011

Comprehensive income													5,333
Accrual of dividends on redeemable convertible preferred stock		840		800		431			(25)			(2,046)	(2,071)
Issuance of common stock							25,000		25				25

Balance at December 31, 2003	2,897,107	15,959	1,818,182	14,424	829,230	7,189	4,223,798	42	—	(83)	1,165	(7,535)	(6,411)
Net income												3,960	3,960
Foreign currency translation adjustment											422		422

Comprehensive income													4,382
Accrual of dividends on redeemable convertible preferred stock		840		800		431						(2,071)	(2,071)
Issuance of restricted stock							1,745,000	17				(17)

Balance at December 31, 2004	2,897,107	16,799	1,818,182	15,224	829,230	7,620	5,968,798	59	—	(83)	1,587	(5,663)	(4,100)
Net income (unaudited)												3,764	3,764
Foreign currency translation adjustment											(399)		(399)

Comprehensive income													3,365
Accrual of dividends on redeemable convertible preferred stock (unaudited)		630		600		323						(1,553)	(1,553)
Write-off of canceled warrants (unaudited)									(376)				(376)
Shares returned as settlement (unaudited)							(70,000)		(210)				(210)
Issuance of common stock (unaudited)							155,000	2	618			—	620
Repurchase of common stock (unaudited)							(441,039)	(4)	(32)			(1,287)	(1,323)

Balance at September 30, 2005 (unaudited)	2,897,107	$17,429	1,818,182	$15,824	829,230	$7,943	5,612,759	$57	$—	$(83)	$1,188	$(4,739)	$(3,577)

The accompanying notes are an integral part of these consolidated financial statements.

WordWave, Inc.

Consolidated Statements of Cash Flows

	Years Ended December 31,		Nine-Month Periods Ended September 30,
	2003	2004	2004	2005
	(in thousands)
			(unaudited)
Cash flows from operating activities
Net income	$4,322	$3,960	$2,674	$3,764
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization of property, equipment and deferred financing costs	1,357	1,202	824	963
Amortization of intangible assets and other assets	474	466	353	484
Accretion of interest for warrants	263	263	197	47
Provision for allowance for doubtful accounts	541	381	273	417
Noncash write-off of deferred financing costs	—	—	—	892
Noncash interest expense	287	292	210	—
Noncash gain on settlement	—	—	—	(210)
Loss on extinguishment of debt	—	—	—	961
Deferred income taxes	(1,866)	1,664	773	857
Changes in operating assets and liabilities, net of effects from business acquisitions
Accounts receivable	(514)	(2,331)	(644)	(3,916)
Other current assets	(25)	(871)	(429)	(2,081)
Accounts payable	104	(31)	1,501	179
Accrued expenses	(443)	1,557	(1,120)	85

Net cash provided by operating activities	4,500	6,552	4,612	2,442

Cash flows from investing activities
Purchase of property and equipment	(1,248)	(1,438)	(964)	(1,301)
Acquisition of businesses, net of cash acquired	(503)	(465)	(388)	(24,880)

Net (cash) provided by used in investing	(1,751)	(1,903)	(1,352)	(26,181)

Cash flows from financing activities
Payments on capital lease obligations	(156)	(66)	(45)	(10)
Net borrowings (payments) under notes payable to bank	(3,237)	(5,006)	(3,299)	46,259
Payment on subordinated notes	—	(217)	—	(21,176)
Repurchase of common stock	—	—	—	(1,322)

Net cash (used in) provided by financing activities	(3,393)	(5,289)	(3,344)	23,751
Effect of exchange rate changes on cash	1,011	422	28	(349)

Net increase (decrease) in cash	367	(218)	(56)	(337)
Cash at beginning of period	1,457	1,824	1,824	1,606

Cash at end of period	$1,824	$1,606	$1,768	$1,269

Supplemental cash flow information
Income taxes paid	$1,305	$1,313	$954	$1,585
Interest paid	4,224	4,053	3,263	3,162

The accompanying notes are an integral part of these consolidated financial statements.

WordWave, Inc.

Notes to Consolidated Financial Statements

December 31, 2003 and 2004 and September 30, 2004 and 2005 (unaudited)

1. Nature of Business

        WordWave, Inc. (the "Company") is a Delaware corporation, which provides digitized information transcription and related services, primarily to the legal, media and government markets through its subsidiaries and divisions throughout the United States, Europe, Asia and Australia.

2. Summary of Significant Accounting Policies

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts have been eliminated.

Interim Financial Statements (unaudited)

        The balance sheet at September 30, 2005, the statements of operations for the nine months ended September 30, 2004 and 2005, the statements of cash flows for the nine months ended September 30, 2004 and 2005 and the statement of changes in redeemable convertible preferred stock, stockholders' deficit and comprehensive income for the nine months ended September 30, 2005 have been prepared by the Company without audit. The amounts at and for the nine months ended September 30, 2004 and 2005 included within the notes to financial statements have also been prepared by the Company without audit. In the opinion of the Company's management all adjustments (which include only normal recurring adjustments) necessary for a fair statement of the financial position, results of operations, cash flow and changes in redeemable convertible preferred stock, stockholders' deficit and comprehensive income have been made. Interim results are not necessarily indicative of the results that will be achieved for the year.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates its estimates, including those related to revenue recognition, accounts receivable, long-lived and intangible assets, income taxes and accounting for acquisitions. Management bases these estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Risks and Uncertainties

        The Company's future results of operations involve a number of risks and uncertainties that could affect the Company's future operating results and cause actual results to vary materially from expectations.

Cash

        Cash consists of deposits at various banks. At times, the Company may maintain balances in excess of the federally insured limits of $100,000 per account.

Revenue Recognition

        The Company recognizes revenue in accordance with Securities and Exchange Commission (SEC) Staff Accounting Bulletin (SAB) No. 104, "Revenue Recognition," which requires that persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the sales price is fixed or determinable and collectibility is reasonably assured. Generally, the Company recognizes revenue related to providing information transcription services when such services are completed. Where the Company has revenue arrangements with multiple deliverables, we apply Emerging Issues Task Force (EITF) Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliveries, and recognize each element separately as long as the Company has objective and reliable evidence of the fair value of each element. Where the Company has invoiced customers or collected cash from customers for products or services to be completed in the future, these revenues are deferred and recognized as revenue over the period earned or when completed. Such deferred revenue is included in accrued expenses on the accompanying Consolidated Balance Sheets.

        During 2003 the Company reduced revenues by $927,000 to reflect a one-time discount on services to be rendered to a customer in the United Kingdom, related to the resolution of a contract pricing issue.

Property and Equipment

        Property and equipment are recorded at cost. The Company provides for depreciation of furniture and fixtures and equipment using the straight-line method over three to five years. Amortization of leasehold improvements is provided using the straight-line method over the shorter of the lease term or the estimated useful life of the leasehold improvements. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income. Significant additions or improvements extending asset lives are capitalized; normal repairs and maintenance costs are expensed as incurred.

Accounts Receivable and Concentration of Credit Risk

        The Company's accounts receivable consist primarily of amounts owed by law firms and related clients and companies in the entertainment business located throughout the United States of America and in other countries where the Company has operations. The Company performs credit evaluations of its clients to minimize its collection risk and generally does not require collateral. The Company maintains an allowance for doubtful accounts for amounts considered uncollectible. Receivables are written off against these reserves in the period they are determined to be uncollectible.

Accounting for Derivatives and Hedging Activities

        The Company accounts for derivative instruments in accordance with Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133). SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in current earnings. At December 31, 2004 the Company had entered into only one such transaction, an interest rate swap, to minimize the fluctuation of its financing costs pursuant to its bank credit facility agreement, discussed in Note 5.

Income Taxes

        Deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Income tax expense is the tax payable for the year and the change during the year in deferred tax assets and liabilities.

Stock-Based Compensation

        As more fully described in Note 6 to the consolidated financial statements, the Company has a stock option plan authorizing various types of stock-based awards that may be granted to employees. The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25), and related interpretations, in accounting for its stock-based compensation plans for employees, rather than the alternative fair value accounting method provided for under SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123). The exercise price of the stock options, set at the time of the grant, is not less than the fair market value per share at the date of grant. Options have a term of ten years and generally vest over three to five years.

        The following table illustrates the effect on net income as if the minimum value method described in SFAS No. 123 had been applied to the Company's stock option plan.

	Years Ended December 31,		Nine-Month Periods Ended September 30,
	2003	2004	2004	2005
	(in thousands)
			(unaudited)
Net income, as reported	$4,322	$3,960	$2,674	$3,764
Less: Total stock-based employee compensation expense, net of related tax effects	112	89	67	49

Pro forma net income	$4,210	$3,871	$2,607	$3,715

        Pro forma information regarding net income was computed in accordance with SFAS No. 123, and has been determined as if the Company accounted for its employee stock options granted under the fair value methods of that statement. The fair value of these options was estimated at the date of grant using the minimum value option pricing model. The weighted average fair value at date of grant for stock options granted during each of the years ended December 31, 2003 and 2004 was nominal. The following table summarizes the weighted average assumptions used in the minimum value method option pricing model:

	Years Ended December 31,		Nine-Month Periods Ended September 30,
	2003	2004	2004	2005
			(unaudited)
Risk-free interest rate	5.0%	5.0%	5.0%	4.25%
Expected life	7 years	7 years	7 years	5 years
Expected volatility	0%	0%	0%	0%
Expected dividend yield	0%	0%	0%	0%

Foreign Currency Translation

        The Company translates balance sheet amounts of its foreign subsidiaries using year-end exchange rates and statement of operations amounts using average exchange rates for the year. Foreign currency translation gains in the amount of $1,011,000 in 2003 and $422,000 in 2004 and ($399,000) for the nine months ended September 30, 2005 (unaudited) are included in the statement of stockholders' equity.

Goodwill

        The Company accounts for goodwill and other intangible assets in accordance with SFAS No. 142, Goodwill and Other Intangible Assets, which requires, among other things, the discontinuance of goodwill amortization and the requirement to test goodwill and other indefinite-lived intangible assets for impairment at least annually. A two-step impairment test is used to first identify potential impairments and then measure the amount of impairment losses. The Company completed the annual impairment tests during the years ended December 31, 2003 and 2004 and determined that no impairment charge is necessary.

Other Intangible Assets

        The Company has noncompetition agreements with sellers of acquired businesses, which are amortized over the term of the agreements, generally five years.

Deferred Financing Costs

        Deferred financing costs are amortized to interest expense over the term of the related borrowings and are included in other assets in the accompanying financial statements. Accumulated amortization amounted to $1,531,000 and $1,844,000 at December 31, 2003 and 2004, respectively, and $227,000 at September 30, 2005 (unaudited).

Impairment of Long-Lived Assets

        The Company reviews the carrying value of its long-lived assets (primarily property and equipment and goodwill) to assess the recoverability of these assets whenever events indicate that impairment may have occurred; any impairment would be recognized in operating results if a permanent diminution in value were to occur. As part of this assessment, the Company evaluates the realizability of its long-lived assets based on profitability and cash flow expectations for the related asset or operating unit. If an impairment is indicated from this review, the carrying amount of the assets would be reduced to their estimated fair value.

Fair Value of Financial Instruments

        Financial instruments, other than long-term debt, consist principally of cash and cash equivalents, trade receivables and accounts payables, for which their current carrying amounts approximated fair market value. The Company believes our term loan debt carrying amounts approximate their fair values.

Comprehensive Income

        Comprehensive income includes net income and the effects of currency translation. Comprehensive income for all periods presented is included in the consolidated statements of shareholders' equity (deficit) and comprehensive income.

New Accounting Pronouncements

        In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment, which revises SFAS No. 123 and APB No. 25, Accounting for Stock Issued to Employees. Among other items, SFAS No. 123R eliminates the use of the intrinsic value method of accounting, and requires companies to recognize compensation expense for share-based payment awards with employees, based on the grant date fair value of those awards in the financial statements. The effective date for private companies is the first reporting period beginning after December 15, 2005, which would be January 1, 2006 for the Company. The Company has not yet determined which of the adoption methods prescribed by SFAS No. 123R it will elect, nor has it determined the impact of adopting this statement. In March 2005, the SEC issued SAB No. 107, Topic 14: Share-Based Payment, which addresses the interaction between SFAS No. 123R and certain SEC rules and regulations and provides views regarding the valuations of shared-based payment arrangements for public companies.

Reclassifications

        Certain prior year amounts have been reclassified to conform to the current year's presentation.

3. Consolidated Balance Sheet and Statement of Operations Detail

Property and Equipment, Net

	December 31,
			September 30, 2005
	2003	2004
			(unaudited)
Furniture and fixtures	$1,708	$2,018	$2,399
Computer and video equipment	6,473	7,716	9,022
Leasehold improvements	808	606	1,014

	8,989	10,340	12,435
Less: Accumulated depreciation and amortization	(6,412)	(7,378)	(8,372)

Property and equipment, net	$2,577	$2,962	$4,063

        Amortization of property and equipment under capital leases totaled $40,000 and $116,000 for the years ended December 31, 2004 and 2003, respectively and $30,000 and $10,000 for the nine-month periods ended September 30, 2004 and 2005, respectively (unaudited).

        Depreciation and amortization expense for property and equipment was $1,279,000 and $1,327,000 for the years ended December 31, 2004 and 2003, respectively and $1,056,000 and $963,000 for the nine-month periods ended September 30, 2004 and 2005, respectively (unaudited).

Accrued Expenses

	As of December 31,
			As of September 30, 2005
	2003	2004
			(unaudited)
Accrued payroll related	$2,259	$4,140	$3,851
Accrued taxes	1,616	1,826	2,602
Accrued interest	833	694	126
Deferred income	311	375	365
Other accrued expenses	2,700	2,140	2,696

Total accrued expenses	$7,719	$9,175	$9,640

Other Expense, Net

	Years Ended December 31,		Nine-Month Periods Ended September 30,
	2003	2004	2004	2005
			(unaudited)
Loss on extinguishment of senior subordinated notes payable	$—	$—	$—	$(892)
Write-off of unamortized deferred financing costs	—	—	—	(961)
(Loss) gain on foreign currency exchange	(555)	(473)	(167)	132
Interest income	230	314	218	156
Other (expense) income	(39)	(105)	(87)	228

Other expense, net	$(364)	$(264)	$(36)	$(1,337)

4. Goodwill and Other Intangible Assets

(in thousands)
Balance, December 31, 2002	$61,625
Goodwill acquired	1,000

Balance, December 31, 2003	62,625
Goodwill acquired	434

Balance, December 31, 2004	63,059
Goodwill acquired (Note 8)	11,186

Balance, September 30, 2005 (unaudited)	$74,245

        In connection with its adoption of SFAS 142, the Company reassessed the useful lives and the classification of its identifiable intangible assets and determined that they continue to be appropriate. The components of the Company's amortized intangible assets, which are included in other assets in the accompanying balance sheets, are as follows:

	December 31, 2003			December 31, 2004			September 30, 2005
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
							(unaudited)
	(in thousands)
Total other intangible assets	$2,032	$(1,920)	$112	$2,032	$(1,996)	$36	$12,713	$(2,237)	$10,476

        At December 31, 2004 estimated intangible asset amortization expense is expected to be $10,000, $10,000, $10,000 and $6,000 in fiscal year 2005, 2006, 2007 and 2008, respectively.

        At September 30, 2005 estimated intangible asset amortization expense is expected to be $307,000, $1,333,000, $1,333,000, $1,312,000, $1,281,000 and $4,910,000 in year(s) 2005, 2006, 2007, 2008, 2009 and thereafter, respectively (unaudited).

5. Financing Arrangements

Senior Subordinated Notes

        The Company had an agreement to issue up to $25.0 million of 12.75% Senior Subordinated Notes due 2009 and ten-year warrants to purchase shares of common stock at $.01 per share. As of December 31, 2004, $21.7 million of the 12.75% Senior Subordinated Notes were issued and warrants to purchase 1,393,000 shares of common stock had been granted. In connection with this agreement, the Series A and Series B preferred stockholders agreed to waive their redemption rights so long as the Senior Subordinated Notes were outstanding. The Company allocated approximately $2.6 million of the borrowings to the value of the warrants. The reduction in the recorded principal amount of the senior debt was amortized as interest expense over the term of the loans. The unamortized balance approximated $1.3 million at December 31, 2004. For each of the years ended December 31, 2003 and 2004, $263,000 of the value of the warrants was amortized to interest expense.

        In January 2005, the Company repaid the outstanding balance on the Senior Subordinated Notes which approximated $23.3 million. As a result, the Company recognized a loss on the extinguishment of debt of $892,000 and wrote off the related unamortized deferred financing costs of $961,000. These charges are included in other (expense), net on the accompanying consolidated statements of operations.

        The Company was subject to meeting certain operating and financial covenants under the senior subordinated notes, the most restrictive of which required the Company to maintain certain financial ratios and placed restrictions on the level of capital expenditures made and indebtedness incurred. Furthermore, the Company was prohibited from declaring or paying cash dividends. The Company was in compliance with these covenants at time of repayment of the outstanding balance.

Bank Credit Facility

        In September 2002, the Company renegotiated its Bank Credit Facility and converted $22.0 million of Revolving Credit Notes into Term Notes. These Term Notes were collateralized by substantially all of the Company's assets and accrued interest either at the LIBOR rate plus an applicable margin of between 3% to 4% or at the bank's base rate plus an applicable margin of between 0.75% to 1.75% depending upon the Company's leverage ratio. Quarterly redemption payments in varying amounts were scheduled through June 2005. The remaining Term Notes matured in September 2005. At December 31, 2003 and 2004, the outstanding balance on the Term Notes was $19,350,000 and $15,297,000, respectively.

        The Bank Credit Facility allowed for borrowings of up to $13.0 million through a revolving credit agreement which also terminated in September 2005. Borrowings outstanding under this agreement were $2.2 million and $1.3 million at December 31, 2003 and 2004, respectively. The revolving credit agreement was collateralized by substantially all of the Company's assets and accrued interest either at the LIBOR rate plus an applicable margin of between 3% to 4% or at the bank's base rate plus an applicable margin of between 0.75% to 1.75% dependant upon the Company's leverage ratio. At December 31, 2003 and 2004 borrowings under the Revolving Credit Agreement accrued interest at 5.25% and 6.0%, respectively.

        The Company's Bank Credit Facility provides for Term Notes borrowings of up to $28.8 million. At September 30, 2005, the outstanding balance on the Term Notes approximated $28.8 million (unaudited). The Term Notes are collateralized by substantially all the assets of the Company and accrue interest at the LIBOR rate plus an applicable margin of between 2.25% and 3.50% or at the bank's base rate plus an applicable margin of between 0.25% to 1.50% depending upon the Company's leverage ratio. Quarterly redemption payments in varying amounts are scheduled through December 2009. The remaining Term Notes mature and are payable January 2010.

        As part of the renegotiated Bank Credit Facility, the new Revolving Credit Facility allows for borrowings of up to $50.0 million (unaudited). Borrowings outstanding under the Revolving Credit Facility approximately $34.1 million at September 30, 2005 (unaudited). The Revolving Credit Facility is collateralized by substantially all the assets of the Company and accrues interest at the LIBOR rate plus an applicable margin of between 2.25% and 3.50% or at the bank's base rate plus an applicable margin of between 0.25% and 1.50% depending upon the Company's leverage ratio. The revolving credit agreement matures in January 2010.

        The Company is subject to meeting certain operating and financial covenants under the Bank Credit Facility, the most restrictive of which requires the Company to maintain certain financial ratios and places restrictions on the level of capital expenditures made and indebtedness incurred. Furthermore, the Company is prohibited from declaring or paying cash dividends. At September 30, 2005 the Company was in compliance with the covenants (unaudited).

Notes Payable

        In August 2003, the Company acquired Statewide Reporters, Inc. (Statewide). As partial consideration of the purchase price of this acquisition, the Company issued a $650,000 promissory Note to the seller. This Note bears interest at a rate of 7.0% per annum and is due in three, equal, annual installments. The initial annual payment was made in 2004.

2005 (unaudited)

        In April 2005, the Company acquired L.A.D. Reporting Company, Inc. (LAD) (Note 8). As partial consideration of the purchase price of this acquisition, the Company issued a $2,000,000 promissory Note to the seller. This note bears interest at a rate of 6.0% per annum and is due in July 2008.

Maturities

        At December 31, 2004, the aggregate amounts of required minimum principal payments under the Company's Bank Credit Facility and Senior Subordinated Notes Payable in each of the next five years are as follows:

(in thousands)
2005	$16,563
Thereafter (all in 2009)	22,076

38,639

        Although the balance of the Company's bank credit facility is scheduled to mature in 2005, it has been classified as long-term on the Company's consolidated balance sheet as the Company had the ability and intention to refinance this obligation over a period greater than one year, at December 31, 2004.

2005 (unaudited)

        At September 30, 2005, the aggregate amounts of required minimum principal payments under the Company's Bank Credit Facility and Notes Payable in each of the next five years are as follows:

(in thousands)
2005 (remainder of year)	$1,467
2006	6,217
2007	6,000
2008	8,000
2009	7,000
2010	36,572

$65,256

Interest Rate Swap

        In 1999, the Company entered into a three-year fixed interest rate swap agreement which converted a portion of its floating rate debt to a fixed-rate basis. In October 2002, the Company renewed the interest rate swap agreement for another three years.

        The notional amounts and fair market value under the swap agreements are as follows:

	Notional Amount	Estimated Fair Value Asset (Liability)
December 31, 2003	$12,900,000	$(266,000)
December 31, 2004	14,667,000	(25,000)
September 30, 2005 (unaudited)	28,750,000	(131,534)

        The differentials to be paid or received are accrued as interest rate change and are recognized as an adjustment to interest expense. As of December 31, 2003 and 2004 and September 30, 2005, the fixed rate was 2.1%, 3.2% and 3.2% (unaudited), respectively. Under this arrangement, the Company recognized as a component of interest expense losses of $274,000 and $182,000 for the years ended December 31, 2003 and 2004, respectively, and $182,000 and $62,000 for the nine months ended September 30, 2004 and 2005, respectively (unaudited).

6. Stockholders' Equity

Series A Redeemable Convertible Preferred Stock

        Each share of Series A redeemable convertible preferred stock has the same number of votes as a holder of common stock as its conversion rights provide, as defined in the amended Articles of Incorporation. Holders of Series A redeemable convertible preferred stock have preference over common shareholders with respect to payment of dividends and distribution of assets in the event of liquidation. Holders of Series A redeemable convertible preferred stock are entitled to a liquidation value of $3.60 per share, respectively, plus all unpaid dividends (aggregating approximately $6.4 million as of December 31, 2004 based on a rate equal to $0.29 per share per year) as of the liquidation date.

        Unless waived by holders of two thirds of the outstanding Series A shares, the Company is required to redeem at the redemption value, defined as the liquidation value on the redemption date (approximately $16.8 million as of December 31, 2004 and $17.4 million (unaudited) as of September 30, 2005), the outstanding shares of Series A redeemable convertible preferred stock as follows: 33% of the outstanding shares on January 31, 2001, 67% of the outstanding shares on January 31, 2002 and 100% of the outstanding shares on January 31, 2003, provided that no shares shall be redeemed until the earlier of 180 days after the stated 2009 maturity date of the 12.75% Senior Subordinated Notes or on the date such notes are paid in full and until the Company's Bank Credit Facility is repaid.

        Each share of Series A redeemable convertible preferred stock is convertible at any time and also upon a qualified initial public offering with proceeds equal to or in excess of $15 million and a per share price of $15.00. Each share converts into an equal number of shares of common stock which results from dividing the conversion value per share in effect at the time of conversion into $3.60 per share for each share of Series A convertible preferred stock being converted, subject to certain adjustments as defined in the Company's Articles of Incorporation.

Series B Redeemable Convertible Preferred Stock

        Each share of Series B preferred stock has the same number of votes as a holder of common stock as its conversion rights provide, as defined in the amended Articles of Incorporation. Holders of Series B redeemable convertible preferred stock have preference over common stockholders with respect to payment of dividends and distribution of assets in the event of liquidation. Holders of Series B convertible preferred stock are entitled to a liquidation value of $5.50 per share, plus all unpaid dividends (aggregating approximately $5.2 million as of December 31, 2004 based on a rate equal to $0.44 per share per year) as of the liquidation date.

        Unless waived by holders of two thirds of the outstanding Series B shares, the Company is required to redeem at the redemption value, defined as the liquidation value on the redemption date, approximately $15.2 million as of December 31, 2004 and $15.8 million (unaudited) as of September 30, 2005) the outstanding shares of Series B redeemable convertible preferred stock as follows: 33% of the outstanding shares on January 31, 2002, 67% of the outstanding shares on January 31, 2003 and 100% of the outstanding shares on January 31, 2004, provided that no shares shall be redeemed until the earlier of 180 days after the stated 2009 maturity date of the 12.75% Senior Subordinated Notes or on the date such Notes are paid in full and until the Company's Bank Credit Facility is repaid.

        Each share of Series B redeemable convertible preferred stock is convertible at any time and also upon a qualified initial public offering with proceeds equal to or in excess of $15.0 million and a per share price of $15.00. Each share converts into an equal number of shares of common stock which results from dividing the conversion value per share in effect at the time of conversion into $5.50 per share for each share of Series B convertible preferred stock being converted, subject to certain adjustments as defined in the Company's Articles of Incorporation.

Series C Redeemable Convertible Preferred Stock

        Each share of Series C preferred stock has the same number of votes as a holder of common stock as its conversion rights, provide, as defined in the amended Articles of Incorporation. Holders of the Series C preferred stock have preference over common stockholders with respect to payment of dividends and distribution of assets in the event of liquidation. Holders of Series C preferred stock are entitled to a liquidation value of $6.50 per share, plus any unpaid dividends (aggregating approximately $2.2 million as of December 31, 2004 and $2.6 million (unaudited) as of September 30, 2005 based on a rate equal to $0.52 per share per year) as of the liquidation date. The Company may be required to redeem, unless waived by two-thirds of the Series C holders, at redemption value (approximately $7.6 million as of December 31, 2004. Approximately $7.9 million as of September 30, 2005—unaudited) the Series C preferred stock 180 days after the stated 2009 maturity of the 12.75% Senior Subordinated Notes or on the date such Notes are paid in full and until the Company's Bank Credit Facility is repaid.

        Each share of Series C redeemable convertible preferred stock is convertible at any time and also upon a qualified initial public offering with proceeds equal to or in excess of $15.0 million and a per share price of $15.00. Each share converts into an equal number of shares of common stock which results from dividing the conversion value per share in effect at the time of conversion into $6.50 per share for each share of Series C convertible preferred stock being converted, subject to certain adjustments as defined in the Company's Articles of Incorporation.

Common Stock

        During 2003 and 2005, the Company issued 25,000, and 155,000 (unaudited) shares of common stock in connection with acquisitions as discussed in Note 8.

Notes Receivable from Stockholders

        Notes receivable from stockholders in the amount of $83,000 at December 31, 2003 and 2004 and September 30, 2005 (unaudited) accrue interest at the bank's base rate plus 1.50% and are due no later than December 2005. Interest income is received periodically and is included as a component of interest expense, net on the accompanying consolidated statements of operations.

1996 Stock Option Plan

        The Company adopted the 1996 Stock Option Plan (the "Stock Option Plan") which allows for the granting of nonincentive and incentive stock options, as defined by Section 422 of the Internal Revenue Code, and stock appreciation rights to officers, directors and employees of the Company to purchase up to 2,000,000 shares of common stock. The Stock Option Plan terminates in 2006.

        Awards under the Stock Option Plan may be granted as determined by the Board of Directors, which administers the Stock Option Plan. The Board of Directors selects the participants and establishes the terms and conditions of each option or other equity right granted under the Plan, including the exercise price, the number of shares subject to options or other equity rights and the time at which such options become exercisable. All options were granted with an exercise price that was equal to or greater than their fair market value on the date of grant. Information relating to the Stock Option Plan is as follows:

	Number of Options	Weighted Average Exercise Price
	(in thousands, except per share data)
Outstanding at December 31, 2002	1,603	$2.80
Granted	267	4.00
Canceled	(72)	3.33

Outstanding at December 31, 2003	1,798	2.94
Granted	63	4.00
Canceled	(1,219)	2.80

Outstanding at December 31, 2004	642	$3.30
Exercisable at December 31, 2004	511	$3.12

Available for grant at December 31, 2004	1,358

        The following table summarizes information about stock options outstanding under the 1996 Plan at December 31, 2004:

	Options Outstanding
				Options Exercisable
			Weighted Average Remaining Contractual Life (in Years)
Exercise Price	Number Outstanding	Weighted Average Exercise Price		Number Exercisable	Weighted Average Exercise Price
$1.50	154	$1.50	4.5	154	$1.50
3.00	64	3.00	5.6	64	3.00
4.00	424	4.00	7.1	293	4.00

	642			511

        At December 31, 2004, a total of 9,024,000 shares of common stock were reserved for the exercise of options, warrants and the conversion of preferred stock.

Warrants

        The Company has warrants outstanding to purchase 1,393,000 and 1,193,000 shares of common stock outstanding as of December 31, 2004 and September 30, 2005 (unaudited), respectively at $.01 per share, which expire in 2009. These warrants were issued with the Senior Subordinated Notes Payable as discussed in Note 5. In January 2005, warrants to purchase 200,000 shares of common stock were canceled as part of the debt refinancing as discussed in Note 5 (unaudited).

Restricted Stock

        On July 20, 2004, 1,745,000 shares of common stock were issued at $0.01 per share to certain members of management. These shares will vest at various times between the date of issuance and 2008. Each employee who received the restricted stock also agreed to the cancellation of certain previously held stock options. At December 31, 2004 and September 30, 2005, 1,025,000 and 1,197,397 (unaudited) of these shares were vested, respectively. Any unvested shares granted under the 2004 Incentive Plan are subject to repurchase by the Company at the issue price of $0.01 upon termination of the employee.

7. Income Taxes

        The Company's (benefit from) provision for income taxes for the year ended December 31, 2003 and 2004 consists of the following:

	2003	2004
	(in thousands)
Current
Federal	$16	$61
Foreign	630	754
State	284	300

	$930	$1,115

Deferred
Federal	$(1,164)	$1,380
Foreign	(161)	6
State	(541)	284

	$(1,866)	$1,670

Total
Federal	$(1,148)	$1,441
Foreign	469	760
State	(257)	584

(Benefit from) provision for income taxes	$(936)	$2,785

        The components of the net deferred tax asset (liability) are as follows:

	2003	2004
	(in thousands)
Deferred tax assets
Net operating loss carryforwards	$1,334	$296
Allowance for doubtful accounts	693	742
Depreciation	304	381
Other	424	485

Deferred tax assets	2,755	1,904
Deferred tax liabilities
Cash to accrual adjustment	(54)	(32)
Goodwill and intangible assets	(3,794)	(4,639)
Other	(4)	—

Deferred tax liabilities	(3,852)	(4,671)

Net deferred tax liabilities	$(1,097)	$(2,767)

        During 2003, management determined that the available positive evidence carried more weight than the historical negative evidence and concluded it was more likely than not that the net deferred tax assets would be realized in future periods. Therefore, the $3,134,000 valuation allowance was released in the year ended December 31, 2003. As of December 31, 2003 and 2004, there was no valuation allowance.

        At December 31, 2004, the Company had available net operating loss carryforwards for state tax purposes of approximately $4,728,000. These loss carryforwards may be utilized to offset future taxable income, which expire at various dates through 2008.

        The reconciliation of the expected tax (benefit) expense to actual tax expense was as follows:

	2003	2004
Expected federal income tax	34.0%	34.0%
Permanent items	4.5	2.4
Foreign deemed dividends	22.5	4.9
State taxes	8.4	7.2
Foreign taxes	(5.1)	(4.2)
Other	0.4	(3.0)
Change in valuation allowance	(92.3)	—

	(27.6)%	41.3%

8. Acquisitions

2003

        In August 2003, the Company acquired a privately held court reporting firm for a total cost of approximately $1,278,000, including transaction costs of $103,000. In connection with the acquisition, the Company paid $500,000 in cash, issued a Note for $650,000 (Note 5) and issued 25,000 shares in the Company's common stock, valued at $25,000.

        The acquisition has been accounted for as a purchase business combination. Accordingly, the results of operations of the business have been included with those of the Company for the period subsequent to the date of the acquisition. Of the purchase price of $1,278,000, approximately $1,000,000 was allocated to goodwill and $48,000 was allocated to other intangible assets.

        Pro forma data summarizing the combined results have been omitted as the results of this business are immaterial to those of the Company for all prior periods.

2004

        In July 2004, the Company acquired 66.7% of a privately held Australian-based court reporting firm for total cost of approximately $376,000, including transaction costs of $51,000. The Company paid cash for this acquisition. Of the purchase price of $376,000 approximately $318,000 was allocated to goodwill. The Company reflects the other shareholders' interest in the court reporting firm as minority interest in the consolidated financial statements.

        As discussed in Note 10, in March 2005, the Company acquired the remaining 33.3% interest. The Company paid $214,000 in cash for this interest. Pro forma data summarizing the combined results have been omitted as the results of this business are immaterial to those of the Company for all prior periods.

2005 (unaudited)

        On April 19, 2005, the Company acquired substantially all of the assets of Pacific Coast Court Reports (PCCR). The total purchase price of $2,650,000 included $2,400,000 in cash and $250,000 for acquisition related costs. PCCR complements the Company's existing litigation support services. The operating result of the acquired assets are reflected in operating results since April 19, 2005. The Company has preliminarily allocated the purchase price to the acquired assets and liabilities based upon their relative fair value as follows:

Total purchase price	$2,650
Tangible assets acquired	200
Identifiable intangible assets acquired	1,585
Goodwill	865

        On July 27, 2005, the Company acquired substantially all of the assets of LAD Reporting Company, Inc. (LAD). The total purchase price of $10,590,000 included $8,000,000 in cash, a $2,000,000 promissory note, 5,000 shares of the Company's common stock with an estimated fair valued at $20,000, assumed liabilities of $225,000 and $345,000 for acquisition related costs. LAD complements the Company's existing litigation support services and gives the Company a presence in the Mid-Atlantic region. The operating result of the acquired assets are reflected in operating results since July 27, 2005. The Company has preliminarily allocated the purchase price to the acquired assets and liabilities based upon their relative fair values as follows:

Total purchase price	$10,590
Liabilities assumed	(225)
Tangible assets acquired	1,145
Identifiable intangible assets acquired	5,069
Goodwill	4,376

        On August 30, 2005, the Company acquired substantially all of the assets of The Docuserve Group (Docuserve). The total purchase price of $12,394,000 included $11,450,000 cash, 120,000 shares of the Company's common stock with an estimated fair valued at $480,000, assumed liabilities of $109,000 and $355,000 for acquisition related costs. Docuserve will expand the Company's product offerings and complements its existing litigation support services. The operating results of the acquired asset are reflected in operating results since

August 30, 2005. The Company has preliminarily allocated the purchase price to the acquired assets and liabilities based upon their relative fair value as follows:

Total purchase price	$12,394
Liabilities assumed	(109)
Tangible assets acquired	2,631
Identifiable intangible assets acquired	4,028
Goodwill	5,735

        The following table presents results of operations on an unaudited pro forma basis as if these acquisitions had taken place at January 1, 2004.

	Nine-Month Ended September 30,
	2004	2005
Revenue	$101,290	$109,090
Net income	3,581	4,243

        The pro forma results are not necessarily indicative of the results that would have resulted had the acquisition occurred at the beginning of the periods presented, nor is it necessarily indicative of future results.

9. Commitments and Contingencies

        The Company has various operating and capital leases that expire at various dates through 2009. In addition to the base rent relating to the Company's lease of its facilities, the Company is obligated to pay a proportionate share, as defined, of real estate tax and operating cost increases. The Company recorded rental and lease expense of $3,140,000 and $3,222,000 in 2003 and 2004, respectively, and $2,416,000 and $2,594,000 for the nine-month periods ended September 30, 2004 and 2005, respectively (unaudited).

        Future noncancelable minimum lease commitments at December 31, 2004 are as follows:

	Capital Leases	Operating Leases
	(in thousands)
Year Ended December 31,
2005	$24	$2,588
2006		1,998
2007		1,259
2008		829
2009		305

Present value of minimum lease payments	24	$6,979

Less current portion of capital lease obligations	24

Capital lease obligations, net of current portion	$—

Litigation

        We are the subject of various pending or threatened legal actions in the ordinary course of business. All such matters are subject to many uncertainties and outcomes that are not predictable with assurance. However, management believes that the final disposition of these matters will not be material to our financial position, results of operations or cash flows.

10. Joint Ventures

United Kingdom

        In December 2003 the Company entered into a joint venture to provide broadcast captioning services outside of North America, principally in the United Kingdom. The Company owns 50% of the net equity of the joint venture. The joint venture agreement requires each partner to contribute the lesser of $250,000 or 150,000 GBP, in the form of 24-month, interest-free loans. No contributions had been paid at December 31, 2004.

        From January 2005 through May 2005, the Company contributed a net total of 300,000 GBP (approximately $567,000) (unaudited).

Australia

        In July 2004, the Company acquired 66.7% of a privately held Australian-based court reporting firm for total cost of approximately $376,000 including transaction costs of $51,000. The Company paid cash for this acquisition. Of the purchase price of $376,000 approximately $318,000 was allocated to goodwill. The Company reflects the other shareholders' interest in the court reporting firm as minority interest in the consolidated statements.

        In March 2005, the Company acquired the remaining 33.3% interest (Note 8) of the privately held Australian-based court reporting firm that it did not own. The Company paid $214,000 in cash for this interest (unaudited).

11. Defined Contributions Plans

        The Company sponsors a 401(k) savings and retirement plan for certain employees. The Company's contribution expense related to the Plans was approximately $115,000 and $33,000 for 2003 and 2004, respectively, and $24,000 and $26,000 and for the nine months ended September 30, 2004 and 2005, respectively (unaudited).

12. Supplemental Cash Flows Disclosure

        The Company accreted the value of redeemable convertible preferred stock by $2,071,000 for 2003 and 2004 and $1,553,000 for each of the nine months ended September 30, 2004 and 2005 (unaudited).

        The Company issued 155,000 shares of common stock valued at $620,000 in aggregate as partial consideration associated with acquisitions made in 2005 (unaudited) (Note 8).

13. Subsequent Events (unaudited)

        On January 1, 2006, all outstanding shares of common stock of the Company were purchased for total consideration of approximately $158.0 million by Merrill Corporation. The redeemable convertible preferred stock holders converted their shares into common stock as prescribed in the Company's articles of incorporation as discussed in Note 6. In conjunction with the acquisition, the Bank Credit Facility and Notes Payable were paid in full.

You should rely only on the information contained in this prospectus. We and the underwriters have not authorized anyone to provide you with different or additional information. We are offering to sell, and are seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

Until                           , 2006 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

             Shares

Common Stock

Deutsche Bank Securities

Credit Suisse

Piper Jaffray

Prospectus

                           , 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts shown are estimates, except the SEC registration fee, the National Association of Securities Dealers, Inc. filing fee and the                           listing fee.

Amount
SEC registration fee		$27,071
NASD fee		25,800
listing fee		*
Blue sky fees and expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Printing expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous		*

Total	$	*

*To be filed by amendment

Item 14. Indemnification of Directors and Officers.

        The Minnesota Business Corporation Act requires us to indemnify any director, officer or employee made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including a derivative action in the name of the company. Reference is made to the detailed terms of Section 302A.521 of the Minnesota Business Corporation Act for a complete statement of these indemnification rights.

        Our articles of incorporation, as amended, provide that each director, officer, employee and agent, past or present of our company, and persons serving as such of another corporation or entity at our request, shall be indemnified to the fullest extent permitted by applicable state law.

        We also maintain a directors' and officers' insurance policy pursuant to which our directors and officers are insured against liability for actions in their capacity as directors and officers.

Item 15. Recent Sales of Unregistered Securities.

        On                           , we effected a recapitalization pursuant to which all of our issued and outstanding shares of class B common stock were converted into shares of issued and outstanding common stock. In effecting the exchange, we relied upon Section 3(a)(9) of the Securities Act of 1933, as amended.

        Since January 1, 2003, we have granted under our 1999 stock option plan options to purchase an aggregate of             shares of common stock at exercise prices ranging from $             to $             per share to our employees, officers, directors and independent contractors. Since January 1, 2003, no stock options to purchase shares of our common stock have been exercised.

        No underwriting commissions or discounts were paid with respect to the sales of the unregistered securities and grant of stock options described above. At the time of the option grants described above, we believed that each of the grants was exempt from the registration requirements of the Securities Act of 1933 by virtue of a "no-sale" theory under Section 5 of the Securities Act of 1933, since none of the option recipients provided any consideration for the grants (the sale of the underlying option shares will occur only when the option is exercised and the purchase price paid to us). We also believed that each of such grants was exempt from the registration requirements of the Securities Act of 1933 by virtue of the exemption available under Rule 701 of the Securities Act of 1933 for securities offered under compensatory plans. With regard to our reliance upon the Rule 701 exemption, all such option grants were to our employees or independent consultants pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701.

Item 16. Exhibits and Financial Statement Schedules.

(a)   Exhibits

Exhibit No.		Description
1.1	*	Form of Underwriting Agreement.
3.1	*	Form of Amended and Restated Articles of Incorporation of Merrill Corporation to be effective immediately prior to effectiveness of the offering.
3.2	*	Form of Amended and Restated Bylaws of Merrill Corporation to be effective immediately prior to the effectiveness of the offering.
4.1	*	Specimen Certificate representing shares of common stock of Merrill Corporation.
4.2	*	Amended and Restated Investors' Agreement dated as of , 2006 among Merrill Corporation and the investor parties thereto.
4.3		Form of Warrant issued November 23, 1999 to the holders of preferred stock.
4.4		Global Warrant issued November 23, 1999 to the holders of senior subordinated notes.
4.5		Form of Series C Warrant to be issued to the holders of preferred stock.
4.6		Form of Series D Warrant to be issued to the holders of preferred stock.
4.7		Warrant Registration Rights Agreement dated as of November 23, 1999 between Merrill Corporation and Donaldson, Lufkin Jenrette Securities Corporation.
5.1	*	Opinion of Oppenheimer Wolff & Donnelly LLP.
10.1		Merrill Corporation 1999 Stock Option Plan, as amended.
10.2		Form of Participation Agreement (All Awards) under the Merrill Corporation 1999 Stock Option Plan and the Merrill Corporation Direct Investment Plan for awards granted prior to 2003.
10.3		Form of Executive Participation Agreement under the Merrill Corporation 1999 Stock Option Plan for awards granted prior to 2003.

10.4		Merrill Corporation Direct Investment Plan, as amended.
10.5		Form of Participation Agreement (Options Only) under the Merrill Corporation 1999 Stock Option Plan for options granted after 2003.
10.6		Form of First Amendment to Executive Participation Agreement under the Merrill Corporation 1999 Stock Option Plan and Merrill Corporation Direct Investment Plan granted prior to 2003.
10.7		Form of First Amendment to Participation Agreement (All Awards) under the Merrill Corporation 1999 Stock Option Plan and Merrill Corporation Direct Investment Plan granted prior to 2003.
10.8		Merrill Corporation 2003 Long Term Incentive Plan.
10.9		Form of Eligibility Notice under Merrill Corporation 2003 Long Term Incentive Plan.
10.10		Merrill Corporation Second 2003 Long Term Incentive Plan.
10.11		Form of Eligibility Notice under Merrill Corporation Second 2003 Long Term Incentive Plan.
10.12		Merrill Corporation Supplemental Executive Retirement Plan, as amended.
10.13		Merrill Corporation Income Deferral Plan, as amended.
10.14		Merrill Corporation 2006 Management Incentive Plan.
10.15	*	Merrill Corporation 2006 Stock Incentive Plan.
10.16	*	Form of Stock Option Agreement under the Merrill Corporation 2006 Stock Incentive Plan.
10.17	*	Form of Restricted Stock Agreement under the Merrill Corporation 2006 Stock Incentive Plan.
10.18	*	Merrill Corporation 2006 Employee Stock Purchase Plan.
10.19		Employment Agreement dated as of November 23, 1999 between Viking Merger Sub, Inc. and John W. Castro.
10.20		Employment Agreement dated as of November 23, 1999 between Viking Merger Sub, Inc. and Rick R. Atterbury.
10.21		Employment Agreement dated November 18, 2005 between Merrill Communications LLC and Perry L. Solomon.
10.22		Non-Competition Agreement dated November 18, 2005 between Merrill Communications LLC and Perry L. Solomon.
10.23		Letter Agreement dated November 23, 2005 between Merrill Communications LLC and Craig P. Levinsohn.
10.24		Form of Change in Control Agreement between Merrill Corporation and certain of its executive officers.
10.25	*	Summary of Named Executive Officer Compensation.
10.26	*	Summary of Outside Director Compensation.

10.27		Preferred Stockholders Agreement dated as of August 9, 2002 among Merrill Corporation and holders of its preferred stock.
10.28
Amended, Restated and Combined Credit Agreement, dated December 22, 2005, among Merrill Communications LLC, Merrill Corporation, Bank of America, N.A., as the Administrative Agent, and the various financial institutions as the lenders thereunder.
10.29		First Amendment to Credit Agreement dated December 30, 2005 among Merrill Communications LLC, Merrill Corporation, the Lenders party thereto and Bank of America, N.A., as Administrative Agent.
10.30		Agreement and Plan of Merger dated November 18, 2005 by and among Capture Merger Corp., Merrill Communications LLC, WordWave, Inc. and Perry L. Solomon, as stockholder representative.
10.31
Closing Agreement and Amendment No. 1 to the Agreement and Plan of Merger dated November 18, 2005 by and among Capture Merger Corp., Merrill Communications LLC, WordWave, Inc. and Perry L. Solomon, as stockholder representative.
10.32		Stock Transfer Restriction Agreement dated February 10, 2006 by and among Merrill Corporation and certain officers of Merrill Corporation.
21.1		List of Subsidiaries.
23.1		Consent of PricewaterhouseCoopers LLP.
23.2		Consent of PricewaterhouseCoopers LLP.
23.3	*	Consent of Oppenheimer Wolff & Donnelly LLP (included in Exhibit 5.1).
24.1		Power of Attorney (Included on page II-6).

*To be filed by amendment.

(b)   Financial Statement Schedules.

        All schedules are omitted as the required information is inapplicable or the information is presented in the financial statements or related notes.

Item 17. Undertakings.

        (a)   The undersigned registrant undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in denominations and registered in names as required by the underwriters to permit prompt delivery to each purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether this indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

        (c)   The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Merrill Corporation has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota on this 13th day of February, 2006.

MERRILL CORPORATION
By:	/s/ JOHN W. CASTRO John W. Castro Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, John W. Castro, Rick R. Atterbury and Steven J. Machov, and each one of them acting singly, as the person's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the person and in the person's name, place and stead, in any and all capacities (including his capacity as a director and/or officer), to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statements filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 and Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ JOHN W. CASTRO John W. Castro	Chairman of the Board, Chief Executive Officer and Director (principal executive officer)	February 13, 2006
/s/ ROBERT H. NAZARIAN Robert H. Nazarian	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	February 13, 2006
/s/ RICK R. ATTERBURY Rick R. Atterbury	Director	February 13, 2006

/s/ THOMPSON DEAN Thompson Dean	Director	February 13, 2006
/s/ DAVID A. DURKIN David A. Durkin	Director	February 13, 2006
/s/ MARK D. EDWARDS Mark D. Edwards	Director	February 13, 2006
/s/ B. MICHAEL JAMES B. Michael James	Director	February 13, 2006
/s/ KAMIL MARC SALAME Kamil Marc Salame	Director	February 13, 2006

MERRILL CORPORATION

REGISTRATION STATEMENT ON FORM S-1

EXHIBIT INDEX

Exhibit No.		Description
1.1	*	Form of Underwriting Agreement.
3.1	*	Form of Amended and Restated Articles of Incorporation of Merrill Corporation to be effective immediately prior to effectiveness of the offering.
3.2	*	Form of Amended and Restated Bylaws of Merrill Corporation to be effective immediately prior to the effectiveness of the offering.
4.1	*	Specimen Certificate representing shares of common stock of Merrill Corporation.
4.2	*	Amended and Restated Investors' Agreement dated as of , 2006 among Merrill Corporation and the investor parties thereto.
4.3		Form of Warrant issued November 23, 1999 to the holders of preferred stock.
4.4		Global Warrant issued November 23, 1999 to the holders of senior subordinated notes.
4.5		Form of Series C Warrant to be issued to the holders of preferred stock.
4.6		Form of Series D Warrant to be issued to the holders of preferred stock.
4.7		Warrant Registration Rights Agreement dated as of November 23, 1999 between Merrill Corporation and Donaldson, Lufkin Jenrette Securities Corporation.
5.1	*	Opinion of Oppenheimer Wolff & Donnelly LLP.
10.1		Merrill Corporation 1999 Stock Option Plan, as amended.
10.2		Form of Participation Agreement (All Awards) under the Merrill Corporation 1999 Stock Option Plan and the Merrill Corporation Direct Investment Plan for awards granted prior to 2003.
10.3		Form of Executive Participation Agreement under the Merrill Corporation 1999 Stock Option Plan for awards granted prior to 2003.
10.4		Merrill Corporation Direct Investment Plan, as amended.
10.5		Form of Participation Agreement (Options Only) under the Merrill Corporation 1999 Stock Option Plan for options granted after 2003.
10.6		Form of First Amendment to Executive Participation Agreement under the Merrill Corporation 1999 Stock Option Plan and Merrill Corporation Direct Investment Plan granted prior to 2003.
10.7		Form of First Amendment to Participation Agreement (All Awards) under the Merrill Corporation 1999 Stock Option Plan and Merrill Corporation Direct Investment Plan granted prior to 2003.
10.8		Merrill Corporation 2003 Long Term Incentive Plan.
10.9		Form of Eligibility Notice under Merrill Corporation 2003 Long Term Incentive Plan.

Index-1

10.10		Merrill Corporation Second 2003 Long Term Incentive Plan.
10.11		Form of Eligibility Notice under Merrill Corporation Second 2003 Long Term Incentive Plan.
10.12		Merrill Corporation Supplemental Executive Retirement Plan, as amended.
10.13		Merrill Corporation Income Deferral Plan, as amended.
10.14		Merrill Corporation 2006 Management Incentive Plan.
10.15	*	Merrill Corporation 2006 Stock Incentive Plan.
10.16	*	Form of Stock Option Agreement under the Merrill Corporation 2006 Stock Incentive Plan.
10.17	*	Form of Restricted Stock Agreement under the Merrill Corporation 2006 Stock Incentive Plan.
10.18	*	Merrill Corporation 2006 Employee Stock Purchase Plan.
10.19		Employment Agreement dated as of November 23, 1999 between Viking Merger Sub, Inc. and John W. Castro.
10.20		Employment Agreement dated as of November 23, 1999 between Viking Merger Sub, Inc. and Rick R. Atterbury.
10.21		Employment Agreement dated November 18, 2005 between Merrill Communications LLC and Perry L. Solomon.
10.22		Non-Competition Agreement dated November 18, 2005 between Merrill Communications LLC and Perry L. Solomon.
10.23		Letter Agreement dated November 23, 2005 between Merrill Communications LLC and Craig P. Levinsohn.
10.24		Form of Change in Control Agreement between Merrill Corporation and certain of its executive officers.
10.25	*	Summary of Named Executive Officer Compensation.
10.26	*	Summary of Outside Director Compensation.
10.27		Preferred Stockholders Agreement dated as of August 9, 2002 among Merrill Corporation and holders of its preferred stock.
10.28
Amended, Restated and Combined Credit Agreement, dated December 22, 2005, among Merrill Communications LLC, Merrill Corporation, Bank of America, N.A., as the Administrative Agent, and the various financial institutions as the lenders thereunder.
10.29		First Amendment to Credit Agreement dated December 30, 2005 among Merrill Communications LLC, Merrill Corporation, the Lenders party thereto and Bank of America, N.A., as Administrative Agent.
10.30		Agreement and Plan of Merger dated November 18, 2005 by and among Capture Merger Corp., Merrill Communications LLC, WordWave, Inc. and Perry L. Solomon, as stockholder representative.

Index-2

10.31
Closing Agreement and Amendment No. 1 to the Agreement and Plan of Merger dated November 18, 2005 by and among Capture Merger Corp., Merrill Communications LLC, WordWave, Inc. and Perry L. Solomon, as stockholder representative.
10.32		Stock Transfer Restriction Agreement dated February 10, 2006 by and among Merrill Corporation and certain officers of Merrill Corporation.
21.1		List of Subsidiaries.
23.1		Consent of PricewaterhouseCoopers LLP.
23.2		Consent of PricewaterhouseCoopers LLP.
23.3	*	Consent of Oppenheimer Wolff & Donnelly LLP (included in Exhibit 5.1).
24.1		Power of Attorney (Included on page II-I).

*
To be filed by amendment.

Index-3

QuickLinks

EXPLANATORY NOTE
TABLE OF CONTENTS
PROSPECTUS SUMMARY
Our Business
The Offering
Summary Consolidated Financial Data
RISK FACTORS
Risks Relating to Our Business
Risks Relating to this Offering and Ownership of Our Common Stock
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA
Unaudited Pro Forma Condensed Consolidated Balance Sheet As of October 31, 2005
Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Year Ended January 31, 2005
Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Nine Months Ended October 31, 2005
Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet and Statements of Operations
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
Summary Compensation Table
Aggregated Fiscal Year-End Option Values
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS
PRINCIPAL AND SELLING SHAREHOLDERS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS
UNDERWRITING
NOTICE TO CANADIAN RESIDENTS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Merrill Corporation Consolidated Balance Sheets (dollars in thousands, except per share amounts)
Merrill Corporation Consolidated Statements of Operations (dollars in thousands except share and per share data)
Merrill Corporation Consolidated Statements of Cash Flows (dollars in thousands)
Merrill Corporation Consolidated Statements of Shareholders' Equity (Deficit) and Comprehensive Income (dollars in thousands, except share amounts) For the Years Ended January 31, 2003, 2004 and 2005
Merrill Corporation Notes to Consolidated Financial Statements
Merrill Corporation Consolidated Balance Sheets (dollars in thousands, except per share amounts) (Unaudited)
Merrill Corporation Consolidated Statement of Operations (dollars in thousands except share and per share data) (Unaudited)
Merrill Corporation Consolidated Statements of Cash Flows (dollars in thousands) (Unaudited)
Merrill Corporation Notes to Unaudited Interim Consolidated Financial Statements
WordWave, Inc. Consolidated Financial Statements December 31, 2003 and 2004 and September 30, 2004 and 2005 (unaudited)
Report of Independent Auditors
WordWave, Inc. Consolidated Balance Sheets
WordWave, Inc. Consolidated Statements of Operations
WordWave, Inc. Consolidated Statements of Cash Flows
WordWave, Inc. Notes to Consolidated Financial Statements December 31, 2003 and 2004 and September 30, 2004 and 2005 (unaudited)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
MERRILL CORPORATION REGISTRATION STATEMENT ON FORM S-1 EXHIBIT INDEX